As filed with the Securities and Exchange Commission on July 22, 2026.

Registration No. 333-297374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avalanche Treasury Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6199	39-4863126
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

11 W. 42nd Street, 2nd Floor

New York, NY 10036

Telephone: 332-240-1155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Lorenzo Corte, Esq.

Ryan J. Dzierniejko, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate

London EC2N 4BQ

Tel: +44 20 7519 7000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2026

PRELIMINARY PROSPECTUS

AVALANCHE TREASURY CORPORATION

15,690,755 Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling holders identified in this prospectus (collectively, the “Selling Holders”), or their permitted transferees, of (i) up to 15,690,755 shares of our Class A common stock, par value $0.01 (“Class A Common Stock”), held by certain Selling Holders. The shares of Class A Common Stock that may be sold by the Selling Holders and the shares of Class A Common Stock that may be issued by us are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Holders of the Offered Securities.

We will bear all costs, expenses and fees in connection with the registration of Offered Securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of Offered Securities. We are registering the Offered Securities for sale by certain of the Selling Holders pursuant to the Amended and Restated Registration Rights Agreement with certain of the Selling Holders. See the section of this prospectus titled “Selling Holders” for more information.

The Selling Holders may offer and sell the Offered Securities owned by them covered by this prospectus from time to time. The Selling Holders may offer and sell the Offered Securities owned by them covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

The Class A Common Stock being offered for resale in this prospectus represent approximately 39.7% of our total outstanding Class A Common Stock on a fully diluted basis as of July 21, 2026. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Despite such a decline in the public trading prices, the Selling Holders may still experience a positive rate of return on the securities they purchased due to the differences in the trading price and the purchase prices at which they purchased the securities as described herein.

We are a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market, LLC (“Nasdaq”). As a controlled company, we are exempt from certain Nasdaq governance requirements that otherwise apply to the composition and function of our board of directors (the “Company Board”). As a result, (i) our Board does not have a majority of independent directors, (ii) the compensation of our executive officers is not determined by a majority of the independent directors or a committee of independent directors, and (iii) director nominees are not selected or recommended by a majority of the independent directors or a committee of independent directors. As of July 21, 2026, Dragonfly (as defined herein) beneficially owned 100% of the voting power of our outstanding Common Stock. If at any time we cease to be a controlled company, we will take all action necessary to comply with the listing rules of Nasdaq, including appointing a majority of independent directors to the Company Board and ensuring our compensation committee and nominating and corporate governance committee are each composed entirely of independent directors, subject to any permitted “phase-in” periods.

Our Class A Common Stock is listed on The Nasdaq Capital Market under the symbol “AVAT.” On July 21, 2026, the last reported sales price of the Class A Common Stock was $0.512 per share. We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

See “Risk Factors” beginning on page 25 to read about factors you should consider before investing in shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we are hereby filing with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, sell or otherwise distribute the Offered Securities as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the Offered Securities offered by them described in this prospectus.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information.”

On June 11, 2026 (the “Closing Date”), Avalanche Treasury Corporation, a Delaware Corporation (following the consummation of the Business Combination, the “Company”), consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated October 1, 2026 (the “Business Combination Agreement”), by and among the Company, Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“MLAC”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“MLAC Merger Sub”), Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”, and together with MLAC Merger Sub, the “Company Merger Subsidiaries”), Avalanche Treasury Company LLC, a Delaware limited liability company (prior to the consummation of the Business Combination, the “Company”) and Dragonfly Digital Management, LLC, a Delaware limited liability company (together with the Funds and Astral (as defined herein) “Dragonfly”), following approval thereof at an extraordinary general meeting of MLAC’s shareholders on June 4, 2026 (the “Closing”).

Pursuant to the terms of the Business Combination Agreement, on the Closing Date but prior to the Closing, MLAC effected a domestication under Section 388 of the DGCL and Section 206 of the Cayman Islands Companies Act (As Revised) (the “Cayman Act”) (the “Domestication”), pursuant to which MLAC transferred by way of continuation to and became a Delaware corporation.

On the Closing Date, two hours after the Domestication, MLAC Merger Sub merged with and into MLAC in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), with MLAC continuing as the surviving company and a wholly-owned subsidiary of the Company (the “MLAC Merger”), and with MLAC shareholders receiving one share of Class A Common Stock for each Class A ordinary share, par value $0.0001 per share, of MLAC (the “MLAC Class A Ordinary Shares”) held by such shareholder, and with each holder of one right included as part of each MLAC public unit issued by MLAC in the initial public offering of MLAC (the “MLAC IPO”) entitling the holder thereof to receive one-tenth (1/10th) of an MLAC Class A Ordinary Share upon the consummation by MLAC of its business combination (each an “MLAC Right”) receiving one share of Class A Common Stock in exchange for every ten (10) MLAC Rights held by such holder.

Also on the Closing Date, Company Merger Sub merged with and into Avalanche Treasury Company, LLC in accordance with the applicable provisions of the DLLCA, with Avalanche Treasury Company, LLC continuing as the surviving company (the “Company Merger” and, together with the MLAC Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, including the Foundation Transaction, the Dragonfly Contribution and the Company Unit Subscription, in each case as defined herein, the “Business Combination”), and with (i) each Company Member other than Dragonfly receiving one share of Class A Common Stock for each Company Class A unit (each a “Company Unit”) held immediately prior to the effective time of the Company Merger and (ii) Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership and Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership (together, the “Funds”) receiving one share of Class A Common Stock and one share of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Company Stock”) for each Company Unit it held.

References to “AVAT,” the “Company,” “we,” “us” or “our,” prior to the Business Combination refer to Avalanche Treasury Company, LLC, and such references following the Business Combination refer to the Company in its current corporate form as a Delaware corporation called “Avalanche Treasury Corporation” or “AVAT.”

BASIS OF PRESENTATION

Avalanche Treasury Corporation

Avalanche Treasury Corporation was incorporated in Delaware on September 22, 2025, for the purpose of effectuating the Business Combination. The financial statements of Avalanche Treasury Corporation included in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Mountain Lake Acquisition Corp.

The financial statements of MLAC included in this prospectus have been prepared in accordance with U.S. GAAP.

Avalanche Treasury Company, LLC

Avalanche Treasury Company, LLC was formed in Delaware on August 20, 2025, as a Delaware limited liability company. The financial statements of Avalanche Treasury Company, LLC included in this prospectus have been prepared in accordance with U.S. GAAP.

This prospectus contains:

●	the audited financial statements of the Company as of December 31, 2025, and for the period from September 22, 2025 (inception), through December 31, 2025 and the unaudited financial statements of the Company as of March 31, 2026 and for the three months ended March 31, 2026.
●	the audited financial statements of MLAC as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from June 14, 2024 (inception) through December 31, 2024 and the unaudited financial statements of MLAC as of March 31, 2026 and for the three months ended March 31, 2026 and 2025.
●	the audited financial statements of Avalanche Treasury Company, LLC as of December 31, 2025, and for the period from August 20, 2025 (inception) to December 31, 2025 and the unaudited financial statements of Avalanche Treasury Company, LLC as of March 31, 2026 and for the three months ended March 31, 2026.

Unless indicated otherwise, financial data presented in this prospectus has been taken from the audited and unaudited financial statements of the Company, MLAC and Avalanche Treasury Company, LLC, as applicable, included in this prospectus.

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” and “our” refers to Avalanche Treasury Company, LLC prior to the Business Combination and Avalanche Treasury Corporation and its subsidiaries after giving effect to the Business Combination, as the context suggests. In this document the following terms, when capitalized, have the following meanings, unless the context otherwise requires.

●	“$,” “USD,” “US$” and “U.S. dollar” each refer to the legal currency of the United States.
●	“ACPs” means Avalanche community proposals.
●	“Advisory Board” means the board of external consultants and advisors to the Company consisting of Ava Labs founder and co-creator of the Avalanche Network, Emin Gün Sirer, managing partner of Dragonfly Digital Management LLC, Haseeb Qureshi, Blockworks Inc. Chief Executive Officer, Jason Yanowitz and Aave Labs Chief Executive Officer, Stani Kulechov and other members as may be determined from time to time by the Company Board.
●	“Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.
●	“Amended and Restated Bylaws” means the first amended and restated bylaws of the Company adopted at the time of Closing.
●	“Amended and Restated Certificate of Incorporation” means the first amended and restated certificate of incorporation of the Company adopted at the time of Closing.
●	“Amended and Restated Registration Rights Agreement” or “A&R Registration Rights Agreement”means the Amended and Restated Registration Rights Agreement executed at Closing by and among the Company, MLAC, the MLAC Insiders, Dragonfly and the Foundation.
●	“AML” means anti-money laundering.
●	“Anchorage” means Anchorage Digital Bank N.A.
●	“Anchorage Master Custody Service Agreement” means the Master Custody Service Agreement dated as of February 3, 2026, by and between Anchorage and the Company.
●	“Anniversary Release” means 180 days following the date of the Closing, provided that if the VWAP of Class A Common Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day.
●	“Applicable Signing AVAX Price” means the Unrestricted Signing AVAX Price, Short Restricted Signing AVAX Price, or Long Restricted Signing AVAX Price correlating to the type of AVAX invested.
●	“APY” means annual percentage yield.
●	“Astral” means Astral Horizon, L.P., a Delaware limited partnership.

●	“ASU 2023-08” means the updated accounting standards issued by the Financial Accounting Standards Board to address accounting and disclosure of certain crypto assets.
●	“ATS(s)” means alternative trading system.
●	“Avalanche” or “Avalanche Network” means the decentralized application platform as described in the platform paper produced by Ava Labs, Inc., a Delaware corporation, that describes various implementation details of the Avalanche Network, located at https://www.avalabs.org/whitepapers, as amended or restated from time to time.
●	“Avalanche BVI” means Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands.
●	“Avalanche Cayman” means Avalanche Cayman, a Cayman Islands exempted company.
●	“AVAX” means AVAX tokens, the native utility token of the Avalanche platform.
●	“Barclays” means Barclays Capital Inc.
●	“BENQI Protocol” means the decentralized liquid staking and validator infrastructure on the Avalanche C-Chain which enables users to stake AVAX in exchange for yield bearing sAVAX.
●	“BGP Hijacking” means boarder gateway protocol hijacking.
●	“BitGo” means BitGo Trust Company, Inc.
●	“BitGo Custodial Services Agreement” means the custodial services agreement dated as of September 25, 2025, by and among BitGo Trust Company, Inc. and the Company.
●	“BSA” means the United States Bank Secrecy Act of 1970.
●	“BTIG” means BTIG, LLC.
●	“Business Combination” means the Mergers, Foundation Transaction, Dragonfly Contribution and the Company Unit Subscription collectively.
●	“Business Combination Agreement” means the Business Combination Agreement, dated as of October 1, 2025, by and among MLAC, Dragonfly, Avalanche Treasury Corporation, the Company and the Company Merger Subsidiaries as amended on January 13, 2026 and on March 17, 2026.
●	“Business Day(s)” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business.
●	“CAMT” means corporate alternative minimum tax.
●	“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.
●	“CBIZ” means CBIZ CPAs P.C.
●	“CEA” means the Commodities Exchange Act of 1936.
●	“CFIUS” means the Committee on Foreign Investment in the United States.
●	“CFTC” means the Commodity Futures Trading Commission.

●	“Change in Control” means (a) a purchase, sale, exchange, business combination or other transaction(including a merger or consolidation of the Company or any of its subsidiaries with or into any other corporation or other entity) in which equity securities of the Company, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (b) a sale, lease, exchange, or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of the Company’s assets to a third party or (c) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of Affiliated persons or entities (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of Affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than fifty percent (50%) of the outstanding voting securities of the Company; provided, however, that any transfer by Dragonfly or any of its Affiliates to another Affiliate of Dragonfly shall not constitute a transfer or acquisition for purposes of clause (c).
●	“Chapter 11” means 11 U.S.C. §§ 1101 to 1174 in the United States Bankruptcy Code.
●	“Chorus One” means Chorus One AG.
●	“CLARITY Act” means the Digital Asset Market Clarity Act passed by the U.S. House of Representatives on July 17, 2025 that is now awaiting Senate action.
●	“Class A Common Stock” means the class A common stock, par value $0.01 per share, of the Company.
●	“Class B Common Stock” means the class B common stock, par value $0.01 per share, of the Company.
●	“Closing” means the closing of the business combination.
●	“Closing Date” means the date of the Closing, June 11, 2026.
●	“CME” means CME Group Benchmark Administration Limited.
●	“CME CF ADRR” means with respect to any given day the New York Variant of the CME CF Avalanche-Dollar Reference Rate for such day.
●	“Code” means the Internal Revenue Code of 1986, as amended.
●	“Coinbase” means Coinbase, Inc.
●	“Coinbase Prime Broker Agreement” means the prime broker agreement dated September 26, 2025 entered into between Coinbase on behalf of Coinbase Custody Trust Company, LLC and the Company.
●	“Commodity Exchange Act” means the Commodity Exchange Act of 1936.
●	“Company Board” means the board of directors of the Company.
●	“Company Members” means a Person who holds membership interests in the Company immediately prior to the Company Merger and, collectively, all Persons who hold membership interests in the Company immediately prior to the Company Merger.
●	“Company Merger” means the merger of the Company with and into the Company Merger Sub in accordance with the applicable provisions of the DLLCA, with the Company Merger Sub as the Company Surviving Subsidiary.
●	“Company Merger Sub” means Avalanche Company Merger Sub LLC, a Delaware corporation and wholly owned subsidiary of MLAC Subsidiary B.

●	“Company Merger Subsidiaries” means collectively Company Merger Sub and MLAC Merger Sub.
●	“Company Stock” means, collectively, the Class A Common Stock and the Class B Common Stock of the Company.
●	“Company Surviving Subsidiary” means Avalanche Treasury Company, LLC as the surviving company after the Company Merger.
●	“Company Unit” means class A common membership units of Avalanche Treasury Company, LLC prior to the Closing.
●	“Company Unit Investors” means the investors who entered into the Company Unit Subscription Agreements with Avalanche Treasury Company, LLC, the Company and MLAC for approximately $216 million worth of Company Units at a price of $10.00 per Company Unit.
●	“Company Unit Subscription” means the purchase by Company Unit Investors of approximately $216 million worth of Company Units at a price of $10.00 per Company Unit pursuant to the Company Unit Subscription Agreements entered into by the Company, Avalanche Treasury Corporation, MLAC and the Company Unit Investors on October 1, 2025.
●	“Company Unit Subscription Agreements” means the agreements entered into on October 1, 2025 by the Company, Avalanche Treasury Corporation and MLAC with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX, and the Company agreed to issue and sell, approximately $216 million worth of Company Units at a price of $10.00 per Company Unit, in the Company Unit Subscription, upon the terms and subject to the conditions set forth therein.
●	“Contribution Agreement” means the Contribution Agreement, dated October 1, 2025, by and between the Foundation, the Sponsor, the Company and Avalanche Treasury Corporation, and pursuant to which the Funds are the “Contributors.”
●	“CST” means Continental Stock Transfer & Trust Company, transfer agent of the Company and trustee of the Trust Account.
●	“DAO” means decentralized autonomous organization.
●	“DApps” means decentralized applications.
●	“DAT” means digital asset treasury.
●	“DCIA” means the Digital Commodity Intermediaries Act.
●	“DeFi” means decentralized finance.
●	“DEX” means decentralized exchange.
●	“DGCL” means the General Corporation Law of the State of Delaware.
●	“Directed Acyclic Graph” means a graph in which nodes are linked by one-way connections that do not form any closed loops.
●	“Directors” means the directors of the Company from time to time, and each a Director.
●	“DLLCA” means the Limited Liability Company Act of the State of Delaware.
●	“Domestication”means the domestication of MLAC under Section 388 of the DGCL and Section 206 of the Cayman Act, pursuant to which MLAC transferred by way of continuation to and became a Delaware corporation.

●	“DoS” means denial-of-service.
●	“Dragonfly” means Dragonfly Digital Management, LLC, a Delaware limited liability company, Astral and the Funds.
●	“Dragonfly Contribution” means the contribution, by Dragonfly, directly and/or indirectly through the Funds and other Dragonfly controlled vehicles, of 1,960,040 AVAX to the Company, all upon the terms and subject to the conditions set forth in the Contribution Agreement, for approximately $58 million worth of Company Units.
●	“DTC” means The Depository Trust Company.
●	“Electing Shareholder” means a U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election or an MTM election.
●	“ETF(s)” means exchange-traded funds.
●	“ETP(s)” means exchange-traded products.
●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
●	“FalconX” means FalconX Charlie, Inc.
●	“FalconX Master Lender Agreement” means the lender agreement signed between the Company and FalconX on March 20, 2026 to facilitate the potential future execution of collateralized loans in which FalconX may lend to the Company certain digital currency or cash and the Company would pay a loan fee as well as pledge collateral on or prior to the date of any drawdown pursuant to such future loan term, as applicable.
●	“FASB” means the Financial Accounting Standards Board.
●	“FATCA” means the United States Foreign Account Tax Compliance Act.
●	“FCA” means the United Kingdom’s Financial Conduct Authority.
●	“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
●	“FDIC” means Federal Deposit Insurance Corporation.
●	“Financial Advisor Engagement Letter” means the letter agreement, dated as of September 12, 2025, by and between the Company and PJT Partners LP for PJT Partners LP to provide financial advisory services to AVAT in connection with the Business Combination.
●	“FINRA” means the Financial Industry Regulatory Authority.
●	“Foundation” means, collectively, Avalanche BVI and Avalanche Cayman.
●	“Foundation Transaction” means the sale of 7,317,965.61 AVAX tokens by the Foundation to the Company upon the terms and subject to the conditions set forth in the Token Sale Agreement and the Contribution Agreement.
●	“FSMA 2023” means the Financial Services and Markets Act 2023 adopted and implemented by the United Kingdom in June 2023.
●	“Funds”means, collectively, Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership and Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership.
●	“Galaxy Digital” means Galaxy Digital LLC.

●	“Galaxy Digital Master Digital Currency Loan Agreement” means the master digital currency loan agreement signed by AVAT and Galaxy Digital on July 2, 2026.
●	“GENIUS Act” means the Guiding and Establishing National Innovation for U.S. Stablecoins Act passed by the U.S. Congress on July 17, 2025, which was signed into law by President Donald Trump on July 18, 2025.
●	“GoGoPool or GGP” is the former name for the Hypha Protocol.
●	“Hypha Protocol” means the decentralized liquid staking and validator infrastructure on the Avalanche C-Chain which enables users to stake AVAX in exchange for stAVAX.
●	“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.
●	“Incentive Plan” means the Company 2026 Omnibus Incentive Plan adopted upon Closing, as amended from time to time.
●	“Incidental Rights” means ownership rights over non-AVAX digital assets or other assets or rights, or an entitlement to acquire the foregoing, incidental to the Company’s ownership of AVAX that may arise without any action of the Company.
●	“Investment Company Act” means the United States Investment Company Act of 1940, as amended.
●	“IRA” means the United States Inflation Reduction Act of 2022, as amended.
●	“IRS” means the United States Internal Revenue Service.
●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
●	“July 2026 Collateralized Term Loan” means the loan pursuant to which AVAT agreed to borrow from Galaxy Digital, and Galaxy Digital agreed to lend to AVAT, a loan of $10 million pursuant to a term loan with a maturity date of January 10, 2027.
●	“KYC” means know-your-customer.
●	“L1 activation” means the creation of new sovereign networks within the Avalanche Network that can define their own operating rules, validator sets, economics and membership, while leveraging the Avalanche ecosystem’s speed and security.
●	“Lock-Up Agreements” means collectively Seller Lock-Up Agreements and the Sponsor Lock-Up Agreement.
●	“Lock-Up Period” means the period during which the Restricted Securities are subject to transfer restrictions, the earlier of 180 days following the date of Closing provided that if the VWAP of Class A Common Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day, and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Company shareholders having the right to exchange their shares of Company Stock for cash, securities or other property.
●	“LoI” means letter of intent.
●	“Long Restricted Signing AVAX Price” means $22.22, the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five- day period ending at 8:00 p.m. New York City time on September 29, 2025 with a 25% discount.
●	“LP” means liquidity provision.

●	“May 2026 Collateralized Open Loan” means the loan pursuant to which on May 29, 2026, the Company agreed to borrow from FalconX, and FalconX agreed to lend to the Company, $25 million pursuant to an open loan.
●	“mempool” means the publicly visible memory pool.
●	“Mergers” means collectively the Company Merger and the MLAC Merger.
●	“MEV” means maximal extractable value.
●	“MiCA” means the European Union’s Markets in Crypto Assets Regulation.
●	“MLAC” means Mountain Lake Acquisition Corp., formerly a Cayman Islands exempted company with limited liability.
●	“MLAC Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of MLAC.
●	“MLAC Insiders” means the other holders who are signatories to the Amended & Restated Registration Rights Agreement — Paul Grinberg, Douglas Horlick, Jeffrey T. Lager, Michael Marquez, Jaime W. Vieser, John Norton, Asad Hussaini and BTIG, LLC.
●	“MLAC IPO” means the initial public offering of Mountain Lake Acquisition Corp.
●	“MLAC Merger” means the merger of MLAC Merger Sub with and into MLAC in accordance with the applicable provisions of the DGCL and the DLLCA, with MLAC continuing as the MLAC Surviving Subsidiary.
●	“MLAC Merger Sub” means Avalanche SPAC Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.
●	“MLAC Right” means one right that was included as part of each MLAC Unit entitling the holder thereof to receive one-tenth (1/10th) of an MLAC Class A Ordinary Share upon the consummation by MLAC of its Business Combination.
●	“MLAC Surviving Subsidiary” means MLAC, as the surviving company in the MLAC Merger.
●	“MLAC Units” means the MLAC Public Units and the MLAC Private Units.
●	“MLRs” means the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017.
●	“mNAV” means multiple of enterprise value to the market value of AVAX holdings.
●	“MTM” means marked-to-market.
●	“Nasdaq” means The Nasdaq Stock Market LLC.
●	“Nasdaq Rule(s)” means The Nasdaq Stock Market Listing Rule(s).
●	“Non-U.S. Holder” means a beneficial owner of Class A Common Stock that is not, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust if it is subject to the primary supervision of a U.S. court and one or more U.S. persons have authority to control all substantial decisions of the trust or if it has otherwise validly elected to be treated as a U.S. person.
●	“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

●	“Offered Securities” means the shares of Class A Common Stock that may be sold by the Selling Holders and the shares of Class A Common Stock that may be issued by us.
●	“Organizational Documents” means, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company.
●	“OTC” means over the counter.
●	“ParaFi” means ParaFi Technologies LLC.
●	“PCAOB” means the Public Company Accounting Oversight Board.
●	“Per Unit Price” means $10.00.
●	“PFIC(s)” means a passive foreign investment company.
●	“PJT” means PJT Partners LP.
●	“Plan Administrator” means those members of the compensation committee of the Company Board responsible for determining the number of shares of Class A Common Stock reserved and available for issuance under the Incentive Plan.
●	“Private Placement Engagement Letter” means the letter agreement, dated September 12, 2025, by and among Barclays Capital Inc., PJT Partners LP and Avalanche Treasury Company LLC pursuant to which Barclays Capital Inc. and PJT Partners LP were engaged to act as placement agents in connection with the Company Unit Subscription.
●	“prospectus” means this prospectus included in the Registration Statement.
●	“PSUs” means performance-based restricted stock units with respect to shares of Class A Common Stock.
●	“QI” means QI governance tokens, the tokens held by the governing members of the BENQI Protocol.
●	“Redeeming U.S. Holder” means a U.S. Holder that converts its Public Shares into cash.
●	“Registration Statement” means this registration statement on Form S-1 filed by the Company with the SEC to register the resale of shares of Class A Common Stock of which this prospectus forms a part.
●	“Regulation S-K” means Regulation S-K of the Securities Act.
●	“Republic Crypto” means Republic Crypto LLC.
●	“Restricted AVAX” means Long Restricted AVAX or Short Restricted AVAX.
●	“Restricted Securities” means the shares of Class A Common Stock received by Dragonfly.
●	“RSUs” means restricted stock units with respect to shares of Class A Common Stock.
●	“RWA” means real world assets.
●	“SARs” means stock appreciation rights.
●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.
●	“SEC” means the United States Securities and Exchange Commission.

●	“Securities Act” means the United States Securities Act of 1933, as amended.
●	“Seller Lock-Up Agreement” means the lock-up entered into at Closing by the Funds, Astral and certain other holders of shares of Company Stock with the Company.
●	“Selling Holders” means the shareholders that may sell any or all of the Class A Common Stock as set out in the table in the section “Selling Holders.”
●	“Senior Management” refers to those persons named as officers of the Company.
●	“Short Restricted AVAX” means Restricted AVAX that became Unrestricted AVAX on or prior to October 1, 2026.
●	“Short Restricted Signing AVAX Price” means $25.18, the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five- day period ending at 8:00 p.m. New York City time on September 29, 2025 with a 15% discount.
●	“Skadden” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP.
●	“SPAC” means special purpose acquisition company.
●	“Sponsor” means Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company.
●	“Sponsor Lock-Up Agreement” means the lock-up agreement entered into at Closing by MLAC and the MLAC Insiders with the Company.
●	“Stated AVAX Amount” means, with respect to any Company Unit Investor, the amount of AVAX contributed as set forth on the signature page of the Company Unit Subscription Agreement.
●	“Stated Dollar Amount” means, with respect to any Company Unit Investor, the U.S. dollar amount contributed as set forth on the signature page of the Company Unit Subscription Agreement.
●	“Stated USDC Amount” means, with respect to any Company Unit Investor, the USDC amount contributed as set forth on the signature page of the Company Unit Subscription Agreement.
●	“Tarmac Labs” means Tarmac Labs Inc.
●	“Token Sale Agreement” means the token sale and purchase agreement governing the Foundation Transaction, dated October 1, 2025, entered into by and between the Foundation, the Company, and Avalanche Treasury Corporation (as may be amended and/or amended and restated).
●	“Transactions” means the Mergers together with the other transactions contemplated by the Business Combination Agreement, including the Foundation Transaction, the Dragonfly Contribution and the Company Unit Subscription.
●	“Treasury Regulations” means the final, temporary and proposed treasury regulations promulgated under the Code and its legislative history.
●	“U.S.” means the United States of America.
●	“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.
●	“U.S. Holder” means a beneficial owner of Company Stock that is for U.S. federal income tax purposes:
●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
●	“Unrestricted AVAX” means AVAX that is neither Long Restricted AVAX nor Short Restricted AVAX.
●	“Unrestricted Signing AVAX Price” means $29.62, the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on September 29, 2025.
●	“USDC” means USD coin, a stablecoin pegged to the United States dollar.
●	“Virtual Machine” means virtual computer that defines a blockchain’s complete application logic by specifying the blockchain’s state, state transitions, transaction rules and API interface.
●	“VWAP” means volume weighted average price.
●	“Withum” means WithumSmith+Brown, PC.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of the estimates of the Company’s management presented herein are based upon review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information by the Company’s management. Third-party industry publications and forecasts state that the information contained therein has been obtained from sources generally believed to be reliable, yet not independently verified. The industry data, market data and estimates used in this prospectus involve assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although we have no reason to believe that the information from industry publications and surveys included in this prospectus is unreliable, we have not verified this information and cannot guarantee its accuracy or completeness. We believe that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties.

Examples of forward-looking statements include, but are not limited to, statements with respect to the expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding the Company, statements regarding the plans and use of proceeds, future financial condition of the Company and performance and financial impacts of the Business Combination on the Company’s business, and the Company’s expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, but are not limited to:

●	the failure to realize the anticipated benefits of the Business Combination and any transactions contemplated thereby;
●	the outcome of any potential legal proceedings that may be instituted against the Company or others following the announcement of the Closing;
●	the failure of the Company to maintain the listing of its securities on Nasdaq;
●	ongoing costs related to the Business Combination and as a result of the Company becoming a public company;
●	changes in business, market, financial, political and regulatory conditions;
●	the ability of the Company to grow and manage growth profitably;
●	risks relating to the Company’s anticipated operations and business, including the success of any future acquisitions;
●	the Company’s ability to retain its management and key employees;
●	the risk that issuances of equity or debt securities, including issuances of equity securities in connection with the Company’s acquisition strategy, may adversely affect the value of the Company’s common stock and dilute its stockholders;
●	the risk that the Company experiences difficulties managing its growth and expanding operations;
●	the price and volatility of AVAX;
●	AVAX’s prominence as a digital asset and Avalanche’s ability to serve as part of a new financial system;

●	the ability to develop and maintain effective internal controls and procedures or correct the previously identified material weaknesses;
●	the macro and political conditions surrounding AVAX, Avalanche and digital assets generally;
●	the planned business strategy, including the Company’s ability to raise capital to continue to acquire additional AVAX, to secure participation and contribution from AVAX holders through in-kind investments, to successfully deploy and apply financial trading strategies or risk-management techniques in its active management of its AVAX holdings;
●	generation of AVAX yield through the delegation or staking of AVAX to validators and the deployment of AVAX, digital assets or fiat to traders, market makers, asset managers and other crypto market participants with the goal of adopting conservative approaches focused on preservation and consistent returns;
●	potential growth avenues organically through (i) expanding the talent base, potential product offering and partnerships, and (ii) inorganically through selective minority investments, joint ventures and acquisitions where the Company believes such transactions have the potential to accelerate the expansion of Avalanche-related capabilities and AVAX accumulation;
●	the Company’s ability to provide its shareholders with differentiated AVAX exposure, including plans and use of proceeds as well as any potential future capital raises; and
●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

There may be other risks not presently known to the Company or that the Company presently believes are not material that could also cause actual results to differ materially. Analysis and opinions contained in this prospectus may be based on assumptions that, if altered, can change the analysis or opinions expressed. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by the Company that the objectives and plans set forth in this prospectus will be achieved, and you are cautioned not to place substantial weight or undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date they are made and the Company disclaims any obligation, except as required by law, to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.” Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” and other similar terms refer to Avalanche Treasury Company, LLC prior to the Business Combination and Avalanche Treasury Corporation and its subsidiaries after giving effect to the Business Combination, as the context requires.

About Avalanche Treasury Corporation

Avalanche Treasury Corporation was incorporated as a corporation organized under the laws of Delaware on September 22, 2025, solely for the purpose of effectuating the Business Combination described herein. As of the Closing, the Company is an operating company engaged in a number of businesses focused on AVAX. The Company engages in the following principal activities: (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) further ecosystem integration, including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, to expand exposure to Avalanche. The Company’s Class A Common Stock has been listed on Nasdaq under the ticker “AVAT” since June 11, 2026. For descriptions of the Company’s securities, see “Description of Securities.”

Background

The Business Combination and Related Transactions

On the Closing Date, the Company consummated its previously announced business combination pursuant to the Business Combination Agreement, following approval thereof at an extraordinary general meeting of MLAC’s shareholders on June 4, 2026.

Pursuant to the terms of the Business Combination Agreement, on the Closing Date but prior to the Closing, MLAC effected the Domestication, pursuant to which MLAC transferred by way of continuation to and became a Delaware corporation.

On the Closing Date, two hours after the Domestication, MLAC effected the MLAC Merger with MLAC shareholders receiving one share of Class A Common Stock for each MLAC Class A Ordinary Share held by such shareholder, and with each holder of MLAC Rights receiving one share of Class A Common Stock in exchange for every ten (10) MLAC Rights held by such holder.

Also on the Closing Date, the Company effected the Company Merger with (i) each Company Member other than Dragonfly receiving one share of Class A Common Stock for each Company Unit held immediately prior to the effective time of the Company Merger and (ii) Dragonfly receiving one share of Class A Common Stock and one share of Class B Common Stock for each Company Unit it held.

The Company Unit Subscription

Concurrently with the execution of the Business Combination Agreement, the Company, Avalanche Treasury Corporation and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX (or a combination of cash, USDC and/or AVAX), and AVAT agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable) divided by $10.00 (the “Per Unit Price”).

Corporate Information

Avalanche Treasury Corporation is a Delaware Corporation. The mailing address of the Company’s registered office is 251, Little Falls Drive, Wilmington, County of New Castle, 19808, State of Delaware. The Company’s mailing address is 413 W 14th Street, Floor 2, PMB 4633, New York, State of New York, 10014. Our website is located at https://www.avat.com/. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Emerging Growth Company and Smaller Reporting Company

As of the date of this prospectus, the Company is an “emerging growth company” as defined in the JOBS Act. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which AVAT has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of shares of Company Stock held by non-affiliates exceeds $700 million as of the last business day of AVAT’s prior second fiscal quarter, and (ii) the date on which the Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. The Company intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,”including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes- Oxley Act requiring that AVAT’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. AVAT has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, AVAT, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of AVAT’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Emerging Growth Company Status.” See “Risk Factors — Risks Related to Being a Public Company — The Company is an “emerging growth company” under the JOBS Act. The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.”

We are a smaller reporting company, as defined in the Exchange Act, which allows us to take advantage of certain exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Controlled Company

As of the date of this prospectus, we are a “controlled company” under the Nasdaq Rules. Under the Nasdaq Rules, a controlled company may elect to utilize exemptions from certain of Nasdaq’s corporate governance requirements, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (d) that the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. See “Risk Factor — Risks Related to Ownership of Company — We are a “controlled company” within the meaning of the Nasdaq Rules, and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.”

The Offering

Offering and Resale of Class A Common Stock

Class A Common Stock offered by the Selling Holders	Up to an aggregate of 15,690,755 shares of Class A Common Stock, par value $0.01 per share.

Shares of Class A Common Stock outstanding	As of July 21, 2026, 39,514,805 shares of Class A Common Stock are outstanding.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Holders.

Lock-up restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution — Lock-up Agreements” for further discussion.

Market for Class A Common Stock	The Class A Common Stock is listed on Nasdaq under the symbol “AVAT.”

Summary Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 25 before making a decision to invest in Company Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks associated with the Company:

Risks Related to the Business and Strategy of the Company

●	We have limited operating history and have had limited revenues, which make it difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.
●	We may not be able to successfully execute its business strategies.
●	We may seek to grow our business through minority investments, joint ventures and acquisitions, which could divert management’s attention and otherwise disrupt operations and harm our operating results. We may fail to acquire or invest in companies whose market power or technology could be important to the future success of the business.
●	Our operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future, an adverse effect on the market price of Class A Common Stock.
●	Our AVAX acquisition strategy exposes us to various risks associated with AVAX.
●	A significant decrease in the market value of our AVAX holdings could adversely affect our ability to satisfy our financial obligations.
●	We operate in a highly competitive environment and compete against companies and other entities with similar strategies, including companies with significant AVAX holdings and ETFs and ETPs for AVAX and other digital assets, and our business, operating results and financial condition may be adversely affected if we are unable to compete effectively.
●	We may suffer losses due to abrupt and erratic market movements.
●	The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of AVAX and adversely affect our business.
●	Our AVAX holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for us.
●	The Avalanche Network and its native digital asset, AVAX, is a relatively new technological innovation with a limited operating history.
●	AVAX is created and transmitted through the operations of the peer-to-peer Avalanche Network, a decentralized network of computers running software following the Avalanche protocol. If the Avalanche Network is disrupted or encounters any unanticipated difficulties, the value of AVAX could be negatively impacted.
●	Internet disruption or a border gateway protocol hijacking event may affect Avalanche Network operations, which may adversely affect the value of AVAX and an investment in the Company.
●	We face risks associated with AVAX delegation, staking, liquid staking and associated lock-ups.
●	We may face risks if we hold significant amounts of stAVAX and sAVAX.

●	We face risks relating to the custody of our AVAX, including the loss or destruction of private keys required to access our AVAX and cyberattacks or other data loss relating to our AVAX. If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our AVAX, if our private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, we may lose some or all of our AVAX and our financial condition and results of operations could be materially adversely affected.
●	Our limited insurance protection exposes us and our shareholders to the risk of loss of our AVAX for which no person is liable.
●	The accounting treatment of our AVAX holdings are likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.
●	AVAX and other digital assets are novel assets, which exposes us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects.
●	The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, we may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect our business, financial condition and operations.
●	AVAX’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Avalanche-related products, and services in general, is subject to uncertainty, and if we are unable to properly characterize such product or service offering, the Company may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition.
●	Regulatory changes classifying AVAX as a “security”could lead to our classification as an “investment company” under the Investment Company Act and could adversely affect the market price of AVAX and the market price of shares of Class A Common Stock.
●	We are not subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.
●	We are subject to laws, regulations and executive orders regarding economic and trade sanctions, anti-bribery, AML, and counter-terrorism financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize its international activities, its obligations to comply with the laws, rules, regulations and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.
●	Due to the unregulated nature and lack of transparency surrounding the operations of many AVAX trading venues, AVAX trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in AVAX trading venues and adversely affect the value of our AVAX holdings.
●	Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results and financial condition.
●	We may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in the Company.
●	In the ordinary course of business managing our AVAX holding as an AVAX treasury company, we may purchase AVAX through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Class A Common Stock.

●	If the digital asset award or transaction fees for recording transactions on the Avalanche Network are not sufficiently high to incentivize validators, such validators may demand high transaction fees,which could negatively impact the value of AVAX and the value of the Class A Common Stock.
●	Although we have relevant due diligence procedures regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject us to criminal and civil liabilities and impact the value of the shares of Class A Common Stock.
●	Our independent registered public accounting firm’s report for the year ended December 31, 2025, contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

Risks Related to Being a Public Company

●	The market price of Class A Common Stock may be volatile and decline materially as a result of volatility in AVAX or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.
●	A substantial part of our assets are our AVAX holdings and cash and cash equivalents from the proceeds of the Business Combination and the Company Unit Subscription not invested in AVAX. Although hawse have certain other operations, we depend on such retained cash and cash equivalents to pay our ongoing obligations.
●	Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition.
●	The issuance of additional shares or convertible securities by the Company could make it difficult for another company to acquire us, may dilute the ownership of Company shareholders and could adversely affect the price of Class A Common Stock.
●	Future resales of Class A Common Stock may cause the market price of the Company’s securities to drop significantly, even if our business is doing well.
●	We incur significant costs as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.
●	Our management team has limited experience managing and operating a U.S. public company.
●	If we are unable to maintain an effective system of internal controls and compliances, our business and reputation could be adversely affected.
●	We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.
●	Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.
●	We are an “emerging growth company” under the JOBS Act. The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.
●	If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of Class A Common Stock could decline.
●	We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, financial condition and operating results.

●	Since members of the Advisory Board have interests that are different from, or in addition to (and which may conflict with) our interests, a conflict of interest may arise in connection with their Advisory Board services.

Risks Related to Ownership of Company Stock

●	Dragonfly whose interests may conflict with yours, can individually exercise significant influence over the Company. You have no voting rights of Class A Common Stock except as required by the DGCL and the concentrated ownership of Company Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the DGCL will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Company Stock, and that may adversely affect the trading price of Class A Common Stock.
●	Dragonfly, through its voting control of the Company, is in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.
●	Volatility in the Company’s share price could subject us to securities class action litigation.
●	Shareholders of the Company cannot be sure about whether the shares of Class A Common Stock will develop an active trading market or whether we are able to maintain the listing of Class A Common Stock in the future, which could limit investors’ ability to make transactions in shares of Class A Common Stock and subject us to additional trading restrictions.
●	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of Company Stock.
●	We may or may not pay cash dividends in the foreseeable future.
●	We are a “controlled company” within the meaning of the Nasdaq Rules, and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.
●	The Amended and Restated Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.
●	Because Class A Common Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of Class A Common Stock.

Risks Related to Taxation

●	Unrealized fair value gains on our AVAX holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

RISK FACTORS

The following risk factors may have a material adverse effect on the business, financial condition and results of operations of the Company. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of the Company’s business, prospects, financial condition and operating results. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-looking Statements,” before deciding to invest in our securities. Please see the section entitled “Where You Can Find More Information” in this prospectus. The Company may face additional risks and uncertainties that are not presently known to them or that they currently deem immaterial, which may also impair the Company’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of the Company and notes thereto included elsewhere in this prospectus. Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” and other similar terms refer to Avalanche Treasury Company, LLC prior to the Business Combination and Avalanche Treasury Corporation and its subsidiaries after giving effect to the Business Combination, as the context requires.

Risks Related to the Business and Strategy of the Company

We have limited operating history and have had limited revenues, which make it difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

The Company was formed as a Delaware corporation on September 22, 2025. The Company has limited operating history and the volatile nature of the price of AVAX, which constitutes a substantial part of our assets, make it difficult to evaluate our future prospects. Our limited operating history will also make it difficult to accurately forecast the future results of operations, which is subject to a number of uncertainties including our ability to grow the value of our AVAX holdings, develop and implement our Avalanche- focused infrastructure and the market size and growth opportunities in each of our anticipated lines of business.

Our initial business strategy depends on, among other factors, our ability to raise capital to continue to acquire additional AVAX, to secure participation and contribution from AVAX holders through in-kind investments and to successfully apply financial trading strategies and risk-management techniques in our active management of our AVAX holdings. We cannot guarantee our ability to raise additional capital, or to raise additional capital on favorable terms, which may adversely impact our business. See “Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition.”

Our ability to generate cash flow initially largely depends on the above-mentioned factors, among others. Our business strategy may not be realized as quickly as hoped, or even at all. Further, even if we achieves growth, in future periods that growth could slow or decline for a number of reasons, including, but not limited to, AVAX volatility, increased competition, digital coins that compete with and may result in a decline in utilization of AVAX or replace AVAX, government regulation or our failure, for any reason, to continue to take advantage of growth opportunities, our inability to develop, improve or effectively scale AVAX acquisition, or our inability to develop or enter into partnerships for Avalanche-related infrastructure or effectively provide related services and attract and retain relevant clientele.

Avalanche market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. There is no assurance that any estimates driving AVAX acquisition strategies will accurately reflect any particular level of revenue or growth prospects for the Company.

We encounter risks and difficulties as described in this section. If we do not manage these risks successfully, our business may be adversely impacted. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change adversely, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. If our revenue growth rate, when is the Company is at a revenue generation stage, were to decline significantly or become negative, it could adversely affect our operating results and financial condition. If we are not able to achieve or maintain positive cash flow from operations, or if the price of AVAX declines significantly, our business may be adversely impacted and we may require additional financing, which may not be available on favorable terms or at all, may restrict the distribution of dividends or other payments to shareholders, or may be dilutive to our shareholders.

We may not be able to successfully execute our business strategies.

A significant part of our strategy is AVAX acquisition and securing in-kind AVAX investments, however:

●	Our treasury strategy is susceptible to various risks associated with AVAX, including volatility;
●	We may compete with others to acquire AVAX or secure in-kind AVAX investments, and as competition increases, decreased availability or increased prices for acquisition could result;
●	We may experience difficulty in anticipating the timing and availability of AVAX acquisition;
●	We may experience difficulty in securing participation and contribution from AVAX holders through in-kind investments;
●	We may not be able to obtain further financing to fund any of our potential AVAX acquisitions or secure further AVAX contributions, on favorable terms or at all; and
●	We may not be able to generate the cash necessary to execute our AVAX acquisition strategy.

The occurrence of any of these factors could adversely affect our AVAX acquisition strategy.

We also intend to develop and enter into partnerships for end-to-end Avalanche-related financial and technology infrastructure, which is subject to significant risks. See “We intend to develop or enter into partnerships for end-to-end financial and technology infrastructure. We have not previously engaged in this business line, and growing these operations could be difficult, including, without limitation, due to operational challenges and significant competition.”

We may seek to grow our business through minority investments, joint ventures and acquisitions, which could divert management’s attention and otherwise disrupt operations and harm operating results. We may fail to acquire or invest in companies whose market power or technology could be important to the future success of our business.

In the future, we may seek to grow our business through minority investments, joint ventures and acquisitions where we believe such transactions have the potential to accelerate the expansion of our capabilities and AVAX accumulation. Pursuit of future potential acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not they are consummated. In addition, we have limited experience acquiring and integrating other businesses. We may be unsuccessful in integrating our acquired businesses or any additional business we may acquire in the future, and we may fail to acquire companies whose market power or technology could be important to the future success of our business.

Although we plan that any such initiatives be undertaken prudently within our governance and risk frameworks and remain subject to customary conditions, including market conditions, availability of financing and liquidity, valuation, counterparty and regulatory due diligence and required approvals, we may not achieve the anticipated benefits from any acquisition or investment due to a number of factors, including but not limited to:

●	unanticipated costs or liabilities associated with the acquisition or investment;
●	inability to effectively integrate the assets or operations related to such acquisitions;
●	inability to achieve anticipated synergies from joint ventures;
●	diversion of management’s attention from other business concerns;
●	regulatory uncertainties;
●	harm to our existing business relationships with business partners and advertisers as a result of joint ventures;
●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition, investment or joint venture.

In addition, although we have no current acquisition target or planned investment or joint venture opportunity, if appropriate opportunities arise, we may acquire or invest in additional assets, products, technologies, or businesses or enter into joint ventures with such businesses that are complementary to our existing operations. Such initiatives could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if a business we acquire, invests in or enters into a joint venture which fails to meet expectations, our business, operating results, and financial condition may suffer.

Our operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Class A Common Stock.

Our operating results are dependent on the broader Avalanche ecosystem. Due to the rapidly evolving nature of digital assets and the volatile price of AVAX, which has experienced and continues to experience significant volatility, our operating results fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Avalanche ecosystem. Our operating results fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of its control, including:

●	fluctuations in the price of AVAX, of which we have significant holdings, and in which we may continue to make significant purchases and announcements about its transactions in AVAX;
●	regulatory, commercial and technical developments related to AVAX or Avalanche;
●	investor perception of the Company, including as compared to investment vehicles that are or will be designed to track the price of AVAX, such as spot AVAX ETPs;
●	changes in the legislative or regulatory environment or actions by U.S. or non-U.S. governments or regulators, including fines, orders or consent decrees;
●	regulatory changes or scrutiny that impact our ability to offer certain products or services;
●	pricing for or temporary suspensions of products and services we expect to offer in the future in accordance with our strategy;
●	investments we may make in the development of products and services, and sales and marketing;
●	market conditions of, and overall sentiment towards, Avalanche and AVAX, including negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Avalanche or the broader digital assets industry, for example: (i) public perception that AVAX can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) previous, pending, or expected civil, criminal, regulatory enforcement or other high profile actions against major participants in the digital assets industry, including the SEC’s dismissed enforcement actions against Coinbase, Inc., Payward Ventures, and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading Ltd. and its affiliates;
●	the fact that AVAX holdings may come to be concentrated among AVAX treasuries; the possibility that other persons or entities control multiple wallets that collectively hold a significant number of AVAX, even if they individually only hold a small amount; concentrated AVAX holdings may permit large holders of AVAX, alone or in coordination, to manipulate the price of AVAX by restricting or expanding the supply of AVAX; or the market price of AVAX may be susceptible to large sales or distribution by such holders, whether purposeful or forced as a result of such holders becoming illiquid; and the concentration of AVAX holdings, and susceptibility to such holders, may also erode investor confidence in AVAX and investment strategies of AVAX treasuries;
●	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, validators and investors; (ii) actual or expected significant dispositions of AVAX by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection, such as FTX Trading Ltd., which in late 2023 and early 2024 sold several billion dollars worth of digital assets, and the transfer and sale of AVAX associated with significant hacks, seizures or forfeitures, such as the DeltaPrime hack in November 2024 when an attacker exploited a smart contract flaw, draining approximately $4.8 million worth of digital assets including AVAX and (iii) actual or perceived manipulation of the spot or derivative markets for AVAX or AVAX ETPs;
●	macroeconomic conditions, including interest rates, inflation and central banking policies;
●	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership,transferability, trading volumes, legality or public perception of Avalanche, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;
●	the development and introduction of existing and new products and services by our competitors;
●	competition from other digital assets that exhibit better speed, security, scalability or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;
●	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for AVAX purchase and sale transactions, such as the temporary or total loss of value of the stablecoins Terra USD, USDT and USDC in recent years, including to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of AVAX or adversely affect investor confidence in digital assets generally;
●	disruptions, failures, unavailability or interruptions in service of trading venues for AVAX, such as, for example, the announcement by the digital asset exchange FTX Trading Ltd. that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance Holdings Ltd. discontinuing all fiat deposits and withdrawals in the U.S.;
●	the development and introduction of new products and services by us;
●	our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive;
●	system failure, outages or interruptions, including with respect to our AVAX custodian and our platforms, including those due to third-party actions;
●	our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyberattacks, critical failures, errors, bugs, corrupted files, data losses or other similar software failures, outages, breaches and losses;
●	breaches of security or privacy;
●	decreases in AVAX staking reward percentage, due to an increase in the AVAX staking ratio;
●	transaction congestion and gas fees associated with processing transactions on the AVAX network;
●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing or new applications of current knowledge in these fields, that could result in the cryptography used by the Avalanche blockchain becoming insecure or ineffective;

●	legal, commercial and regulatory uncertainty regarding AVAX and other digital assets due to their novelty, see “AVAX and other digital assets are novel assets, which exposes us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects”;
●	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict and the broadening of the Israel-Hamas conflict in the Gaza Strip, and the ongoing conflicts in Syria and Lebanon, to other countries in the Middle East; our ability to establish and maintain any future partnerships, collaborations, joint ventures or strategic alliances with third parties; and
●	our ability to attract and retain talent.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term.

Further, we cannot predict what further action may be taken with respect to tariffs or trade relations between the U.S. and other governments. Any such changes could fundamentally alter the competitive and regulatory landscape in which we operate, and political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets, all of which could potentially having a material adverse effect on our business, financial condition and results of operation.

In addition, the stock market and the markets for both digital asset influenced and technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies in those markets. In particular, future trading prices in Class A Common Stock may reflect market dynamics that are not connected to valuation methods commonly associated with operating companies in similar industries or with companies engaged predominantly in passive investments in AVAX or other commodities, such as ETFs. Equity market capitalizations of other such companies are often in excess of stockholders’ equity calculated in accordance with U.S. GAAP, and in excess of valuations that might traditionally be expected based on their operating performances, cash flows and net assets. Investors may therefore be unable to assess the value of the shares of Class A Common Stock or evaluate the risks of an investment in us using traditional or commonly used enterprise valuation methods. We cannot predict how these dynamics may evolve over time, or whether or how long they may last. These market and industry factors may significantly harm the market price of Class A Common Stock, regardless of our actual operating performance.

Our AVAX acquisition strategy exposes us to various risks associated with AVAX.

Our AVAX acquisition strategy exposes us to various risks associated with AVAX, including the following:

AVAX is a highly volatile asset. For example, based on the New York variant of the CME CF Avalanche- Dollar Reference Rate (“CME CF ADRR”), AVAX has traded below $6 per AVAX and above $34 per AVAX in the 12 months preceding July 21, 2026. See “— Our operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Class A Common Stock.” See also “— We may suffer losses due to abrupt and erratic market movements.”

Our AVAX holdings may significantly impact our financial results and in turn may impact the market price of Class A Common Stock. If we continue to increase our overall holdings of AVAX relative to the other parts of our business in the future, our AVAX holdings will have an even greater impact on our financial results and the market price of Class A Common Stock. We intend to purchase additional AVAX and increase our overall holdings of AVAX in the future.

The concentration of our AVAX holdings limits the risk mitigation that we could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our AVAX acquisition strategy. See “— Our operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Class A Common Stock.” See also “— We may suffer losses due to abrupt and erratic market movements.”

Our AVAX acquisition strategy has not been tested by us to date. While certain issuers have operating histories that involve digital asset acquisition strategies that may be comparable to the AVAX acquisition strategy we intend to execute, these have not been tested over an extended period of time or under different market conditions. We continuously examine the risks and rewards of our AVAX acquisition strategy. For example, although we believe AVAX, due to its immutable supply cap, is a quantifiable scarce assets that could protect against monetary debasement, if the short-term price of AVAX declines, our financial condition, results of operations and the market price of Class A Common Stock may be materially adversely impacted. See also “— A significant decrease in the market value of our AVAX holdings could adversely affect our ability to satisfy our financial obligations.”

Our AVAX acquisition strategy will expose us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes the inability or refusal of a counterparty to perform for any reason, including because of a deterioration in the counterparty’s financial condition and liquidity. Custodians, or other counterparties might fail to perform in accordance with the terms of future agreements with them, which could result in a loss of AVAX, a loss of the opportunity to generate funds, or other losses. Although we implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the AVAX in custody accounts at U.S.-based, custodians that service institutions and negotiating contractual arrangements intended to establish that our property interest in custodially held AVAX is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. While all of our custodians are expected to be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially held AVAX will not become part of the custodian’s insolvency estate if one or more of our custodians enter bankruptcy, receivership or similar insolvency proceedings. If our custodially held AVAX were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such AVAX and this may ultimately result in the loss of the value related to some or all of such AVAX. Even if we are able to prevent our AVAX from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our AVAX held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of Class A Common Stock.

Our primary counterparty risk with respect to our AVAX is custodian performance obligations under the custody arrangements we enter into. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our AVAX holdings, other than staking to create rewards, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we grant custody of substantially all of our AVAX, could have a material adverse effect on our business, prospects, financial condition and operating results. See “We face risks relating to the custody of our AVAX, including the loss or destruction of private keys required to access its AVAX and cyberattacks or other data loss relating to our AVAX. If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our AVAX, or if our private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, we may lose some or all of our AVAX and our financial condition and results of operations could be materially adversely affected.”

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price and use of AVAX. For example, a series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, BlockFi Lending, Core Scientific, FTX Trading, Alameda Research and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Silicon Valley Bank, Signature Bank and Silvergate Bank, the potential of SEC enforcement actions, the placement of Prime Trust, LLC into receivership following a cease-and- desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlements of lawsuits by the New York Attorney General against Galaxy Digital Holdings, Genesis Global Capital, Genesis’ parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, had highlighted the counterparty risks applicable to owning and transacting in digital assets. Bankruptcies, closures, liquidations and other events may impact our access to AVAX and could negatively impact the adoption rate and use of Avalanche and AVAX. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price and use of AVAX, limit the availability to us of financing collateralized by AVAX or create or expose additional counterparty risks.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. See “— AVAX and other digital assets are novel assets, which exposes us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects.”

A significant decrease in the market value of our AVAX holdings could adversely affect our ability to satisfy our financial obligations.

As of March 31, 2026, our total liabilities were $2,509,220. As part of our AVAX strategy, we may incur or continue to incur additional indebtedness and other fixed charges. If our businesses do not generate cash flow in future periods sufficient to satisfy our financial obligations, including our debt and other financial obligations, we intend to fund our obligations using cash flow generated by equity or debt financings. Our ability to obtain equity or debt financing may in turn depend on, among other factors, the value of our AVAX holdings, investor sentiment and the general public perception of AVAX, our strategy and our value proposition. Accordingly, a significant decline in the market value of our AVAX holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact our ability to secure sufficient equity or debt financing to satisfy our financial obligations, including our debt and other financial obligations. These risks could materialize at times when AVAX is trading below its carrying value on its most recent balance sheet or below its cost basis. Any such sale of AVAX may have a material adverse effect on our operating results and financial condition, and could impair our ability to secure additional equity or debt financing in the future. Our inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell our AVAX in amounts and at prices sufficient to satisfy our financial obligations, including our debt service obligations, could cause us to default under such obligations. Any default on our indebtedness may have a material adverse effect on its financial condition.

We operate in a highly competitive environment and compete against companies and other entities with similar strategies, including companies with significant AVAX holdings and ETFs and ETPs for AVAX. Our business, operating results and financial condition may be adversely affected if we are unable to compete effectively.

The digital assets industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Avalanche-based services. Our main competition falls into the following categories:

●	traditional financial firms that have entered the Avalanche ecosystem in recent years and offer overlapping features targeted at our future customers;
●	financial technology providers that do not focus on Avalanche and may attempt to position themselves as a safer alternative to our future products and services;
●	companies with significant AVAX holdings or companies that pursue an AVAX treasury strategy;and
●	companies focused on the Avalanche ecosystem, some of whom choose to operate outside of local rules and regulations or in jurisdictions with less stringent local rules and regulations and are potentially able to more quickly adapt to trends and to develop new Avalanche-based products and services due to a different standard of regulatory scrutiny.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.

The range of options to gain exposure to AVAX may expand in the future. If investors choose to gain such exposure through ETPs, companies with significant AVAX holdings or other similar strategies, rather than shares of Class A Common Stock, the Company’s business, operating results and financial condition may be adversely affected.

Investors may view Class A Common Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot AVAX ETP instead of Class A Common Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to AVAX that is generally not subject to federal income tax at the entity level as the Company may be, or the other risks that may affect other parts of its business. Additionally, unlike spot AVAX ETPs, the Company (i) does not seek for its shares of Class A Common Stock to passively track the value of the underlying AVAX it holds, (ii) does not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) is a Delaware corporation rather than a statutory trust, and does not operate pursuant to a trust agreement that would require the Company to pursue one or more stated investment objectives and (iv) is not required to provide daily transparency as to its AVAX holdings or daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Class A Common Stock. Based on how the Company is viewed in the market relative to ETPs, and other vehicles which offer economic exposure to AVAX, such as potential AVAX futures ETFs, leveraged AVAX futures ETFs and similar vehicles offered on international exchanges, any premium or discount in Class A Common Stock relative to the value of its AVAX holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for AVAX and other digital assets could have a material adverse effect on the market price of Class A Common Stock.

We may suffer losses due to abrupt and erratic market movements.

The AVAX market has been characterized by significant volatility and unexpected price movements. AVAX may become more volatile and less liquid in a very short period of time. As previously discussed in this section, a series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. See “Our operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Class A Common Stock.”

These bankruptcies, closures, liquidations and other events have created significant volatility in the markets for cryptocurrency generally. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future could result in market prices being subject to erratic and abrupt market movement, which could harm our business. Further, because there is no centralized authority which determines the price of AVAX, pricing often differs between exchanges. When some exchanges are viewed as higher risk, that price differential can widen as traders attempt to exploit these differences. Volatility in the price of AVAX, as well as the lack of a standard price, could lead consumers to see AVAX as an unsafe asset. In addition, if we were to attempt to monetize the AVAX we hold on our balance sheet, such price volatility could lead to trading losses, impacting our financial position.

For example, based on the CME CF ADRR index, on July 21, 2025, the price of AVAX was $25.325. On July 20, 2026, the price of AVAX was $6.556.

The trading volume of AVAX typically increases during periods of extreme volatility. For example, in the days following the U.S. federal elections in November 2024, the price of AVAX rose sharply from $24.0084 on November 2, 2024, to $55.6974 on December 4, 2024. Such volume increases can lead to extreme pressures on trading platforms and infrastructure that can lead to inadvertent suspension of services across parts of the platforms or the entire platforms, and we may experience outages. Outages can lead to increased service expense, can cause reputational damage, result in inquiries and actions by regulators, and can lead to other damages for which we may be responsible, any of which could harm our business.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of AVAX and adversely affect our business.

As a result of our AVAX acquisition strategy, a substantial part of our assets are concentrated in our AVAX holdings. Accordingly, the emergence or growth of digital assets other than AVAX may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network or utilize a “proof-of-stake” mechanism similar to Avalanche.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency project was made available to consumers in January 2022, and governments including the United States, the European Union, and Israel have been discussing the potential creation of new central bank digital currencies. Whether or not they incorporate blockchain or similar technology, central bank digital currencies, as legal tender in the issuing jurisdiction, could also compete with, or replace, digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of AVAX to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Our AVAX holdings are less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for us.

A substantial part of our assets are AVAX. Further, historically, the digital asset markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our AVAX at favorable prices or at all. For example, a number of digital asset trading venues temporarily halted deposits and withdrawals of Bitcoin in 2022, although the Coinbase, Inc. exchange has, to date, not done so. As a result, our AVAX holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, AVAX held by custodians, including our custodians, does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans, bonds or other capital raising transactions collateralized by our unencumbered AVAX or otherwise generate funds using our AVAX holdings, including, in particular, during times of market instability or when the price of AVAX has declined significantly. If we are unable to sell our AVAX, enter into additional capital raising transactions using unencumbered AVAX as collateral, or otherwise generate fiat funds using our AVAX holdings, or if we are forced to sell our AVAX at a significant loss, in order to meet our debt obligations, or our working capital requirements, our business and financial condition could be negatively impacted.

The Avalanche Network and its native digital asset, AVAX is a relatively new technological innovation with a limited operating history.

AVAX has a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of AVAX and, in turn, a limited basis for evaluating an investment in AVAX. Although past performance is not necessarily indicative of future result, if AVAX had a more established history, such history might (or might not) provide investors with more information on which to evaluate an investment in the trust.

AVAX is created and transmitted through the operations of the peer-to-peer Avalanche Network, a decentralized network of computers running software following the Avalanche protocol. If the Avalanche Network is disrupted or encounters any unanticipated difficulties, the value of AVAX could be negatively impacted.

If the Avalanche Network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Avalanche platform may be disrupted, which in turn may prevent us from depositing or withdrawing AVAX from our accounts with our custodians or otherwise effecting AVAX transactions. Such disruptions could include, for example: the price volatility of AVAX; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of AVAX trading platforms due to fraud, failures, security breaches, or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Avalanche network. On February 23, 2024, Avalanche’s C-Chain experienced “an excessive amount of gossip,” or more information passing between validator nodes than necessary, which caused the Avalanche Network to go offline for almost five hours before a software patch corrected the issue. Any future disruptions to the Avalanche Network due to software malfunctions causing the Avalanche Network to go offline or otherwise preventing the creation of new blocks could have a material adverse effect on the price of AVAX and on the value of an investment in shares of Company Stock.

Internet disruption or a border gateway protocol hijacking event may affect Avalanche network operations, which may adversely affect the value of AVAX and an investment in the Company.

The Avalanche Network relies on the Internet. A significant disruption of Internet connectivity could disrupt the Avalanche Network’s functionality and operations until the disruption in the Internet is resolved. A disruption in the Internet could adversely affect an investment in the Company or our ability to operate. In particular, some variants of digital assets have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and digital asset transfers. Moreover, it is possible that as AVAX increases in value, it may become a bigger target for hackers and may be subject to more frequent hacking and denial-of-service attacks.

Digital assets are also susceptible to border gateway protocol hijacking (“BGP Hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP Hijacking impacts the way different nodes are connected to one another to isolate portions from the remainder of the network. A successful attack could lead the network to allow double-spending or create other security issues. If BGP Hijacking occurs on the Avalanche Network, participants may lose faith in the security of AVAX, which could affect the value of AVAX and consequently the value of shares of Company Stock.

Any future attacks that impact the ability to transfer AVAX could have a material adverse effect on the price of AVAX and the value of an investment in shares of Company Stock.

We face risks associated with AVAX delegation, staking, liquid staking and associated lock-ups.

AVAX held by the Company may be staked to validators to maximize staking rewards. However, staking and liquid staking involves a number of risks that could materially affect the liquidity, value, and utility of the AVAX. When AVAX is staked it is locked by a validator node and used to secure the Avalanche Network, in turn creating staking rewards. Staked AVAX is illiquid and cannot be transferred or sold until the specified lock-up period ends. During the lock-up period, we cannot use that AVAX to respond to market conditions, price volatility, or for liquidity purposes, except in the case of liquid staking, wherein we can receive liquid staking tokens in return for the deposit of AVAX into a locked protocol (preserving partial asset liquidity). Market conditions for AVAX are rapidly changing, and longer staking durations can amount to less liquidity in periods where greater liquidity is desired. Furthermore, staking and liquid staking rewards are not guaranteed and reward rates are subject to fluctuation. The staking mechanism itself may be subject to technical failures, changes in network parameters or vulnerabilities in the protocol which could negatively impact our staked as well as liquid staked tokens. In the event of a network attack, governance failure, or significant market downturn, staked and liquid staked tokens, particularly tokens which care locked for an extended period, may be at heightened risk of devaluation or loss.

In relation to liquid staking in particular, both stAVAX and sAVAX rely on smart contracts deployed on the Avalanche C-Chain. Although the Hypha protocol, the decentralized liquid staking and validator infrastructure protocol on the Avalanche C-Chain which issues stAVAX (“Hypha Protocol”), and the BENQI protocol, the decentralized liquid staking and validator infrastructure protocol on the Avalanche C-Chain which issues interest-bearing sAVAX (“BENQI Protocol”), each disclosed that they have undergone third-party security audits, smart contracts may contain undiscovered bugs or vulnerabilities that could be exploited, potentially resulting in a partial or total loss of the underlying staked AVAX. Smart contract risk is inherent to all DeFi protocols and cannot be fully eliminated through auditing.

The Hypha Protocol and BENQI Protocol are each managed by relatively small teams and governed by their respective token-holder decentralized autonomous organizations (“DAOs”). Governance token holders could vote to implement changes that adversely affect the terms of liquid staking, including changes to fee structures, redemption processes or validator selection criteria. The Company does not hold governance tokens in either protocol and therefore has no ability to influence governance decisions. Changes to protocol parameters, fee structures or operational decisions made through governance processes could adversely affect the value or redeemability of the Company’s liquid staking tokens. Additionally, either protocol could cease operations, experience a governance failure or become subject to an attack that compromises its functionality.

Both sAVAX and stAVAX are less liquid than the underlying AVAX token. In the case of both sAVAX and stAVAX, holders may alternatively sell on decentralized exchanges, but doing so may result in receiving less than the theoretical exchange rate, particularly in periods of market stress or low liquidity. Neither token is widely listed on centralized exchanges, which concentrates trading in on-chain pools and may amplify price dislocations during periods of high sell pressure. The values of stAVAX and sAVAX are directly correlated to the value of the underlying AVAX token, which is subject to significant price volatility. In addition, while both tokens are designed to maintain a predictable and increasing exchange rate relative to AVAX, they may trade at a discount to their theoretical value on secondary markets due to liquidity constraints, market sentiment or concerns about the underlying protocols. There can be no assurance that the Company would be able to redeem or sell its liquid staking tokens at or near their theoretical exchange rate.

We may face risks associated with the concentration of holdings of stAVAX and sAVAX.

As of July 20, 2026, the Company held approximately 0% of the outstanding supply of stAVAX and approximately 0% of the outstanding supply of sAVAX. Although, the Company does not currently have a significant concentration of ownership in liquid staking tokens, the Company has had such significant holdings in the past, and it may again acquire significant holdings of liquid staking tokens in the future. Should the Company in the future accumulate a significant concentration of ownership in liquid staking tokens, such concentration could adversely affect the liquidity, market price stability and overall functioning of the stAVAX and sAVAX ecosystems. Depending on the size of such positions, the Company may be unable to liquidate or redeem its holdings of stAVAX or sAVAX without materially and adversely affecting prevailing market prices. Moreover, any actual or perceived sales or redemptions by the Company could result in heightened volatility, reduced liquidity, widening discounts relative to the underlying value of AVAX and diminished market confidence in these tokens, any of which could in turn adversely affect the value of the Company’s remaining holdings.

In addition, such concentration of ownership may amplify risks associated with validator performance, redemption queue delays, smart contract vulnerabilities, governance influence and broader market disruptions affecting the Avalanche Network or liquid staking protocols generally. To the extent the Company’s holdings in the future come to represent a disproportionate share of the circulating supply of stAVAX or sAVAX, the foregoing risks may be magnified, and the Company’s ability to manage or mitigate such risks may be limited. Although the Company does not currently intend to hold more than 30% of its total assets in liquid staking tokens, there can be no assurance that this threshold will not be exceeded from time to time as a result of market movements, changes in outstanding token supply or other factors beyond the Company’s control, or that this threshold will be sufficient in mitigating any of the foregoing risks. Any future increase in the concentration of the Company’s holdings in liquid staking tokens could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of the Class A Common Stock.

We face risks relating to the custody of our AVAX, including the loss or destruction of private keys required to access our AVAX and cyberattacks or other data loss relating to our AVAX. If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our AVAX, if our private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, we may lose some or all of our AVAX and our financial condition and results of operations could be materially adversely affected.

We hold our AVAX with a regulated custodian that has duties to safeguard our private keys. Generally, custodial services contracts do not restrict the ability to reallocate AVAX among custodians. However, all of the AVAX that we own is initially held in custody accounts at Coinbase, BitGo and Anchorage. In light of the significant amount of AVAX we hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our AVAX as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our AVAX, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable or take other measures to custody our AVAX, and our ability to seek a greater degree of diversification in the use of custodial services could be materially adversely affected. Coinbase, our initial custodian, maintains an insurance policy, however, such insurance may not be available or sufficient to protect us from any or all possible losses or sources of losses.

Insurance to cover losses of our AVAX holdings only cover a small fraction of the value of the entirety of the AVAX holdings, and there can be no guarantee that such insurance may be obtained or maintained as part of the custodial services we have or that such coverage covers losses with respect to our AVAX. Moreover, our use of custodians exposes us to the risk that the AVAX our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such AVAX. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our AVAX.

AVAX is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the AVAX is held. While the AVAX blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the AVAX held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the AVAX held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Avalanche blockchain, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

Security breaches and cyberattacks are of particular concern with respect to our AVAX. AVAX and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Avalanche ecosystem have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase, Inc. exchange, although the flaw was subsequently fixed and Coinbase, Inc. reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading Ltd. digital asset exchange and reportedly stole over $400 million in digital assets from customers. In 2024, hackers stole an estimated total of $2.2 billion in digital assets from cryptocurrency platforms. In February 2025, $1.5 billion of digital assets was stolen from a single cryptocurrency exchange, Bybit, operated by Bybit Fintech Limited. A successful security breach or cyberattack could result in:

●	a partial or total loss of our AVAX in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our AVAX;
●	harm to our reputation and brand;
●	improper disclosure of data and violations of applicable data privacy and other laws; or
●	significant regulatory scrutiny, investigations, fines, penalties and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Avalanche ecosystem or in the use of the Avalanche Network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Avalanche, are increasing in frequency, persistence and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties may attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time or until launched against a target and we may not be able to implement adequate preventative measures. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Avalanche industry, including third-party services on which we rely, could materially and adversely affect our business.

Our limited insurance protection exposes us and our shareholders to the risk of loss of our AVAX for which no person is liable.

We do not expect to maintain insurance coverage for our AVAX holdings, which are held in custody by our custodians. Our future custodians may maintain a certain insurance coverage of such types and amounts as they assert to be commercially reasonable for their custodial services provided under our custody agreements with them, including certain commercial crime insurance of limited aggregate principal amount which covers losses stemming from fraud, security breach, hack and asset theft. However, as insurance coverage is generally shared among all customers of each given custodian, such insurance coverage may be insufficient to protect us against all losses of our AVAX holdings held in custody with our custodians, whether or not stemming from security breaches, cyberattacks or other types of unlawful activity. Therefore, a loss may be suffered with respect to our AVAX that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us.

The accounting treatment of our AVAX holdings are likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.

In December 2023, the FASB issued ASU 2023-08, effective for fiscal years beginning after December 15, 2024. The Company will be required to adopt ASU 2023-08, which will require us to measure in-scope crypto assets (including our AVAX holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our AVAX in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our AVAX holdings. The Company’s stAVAX are intangible assets that do not meet the criteria in ASC 350-60-15-1 and are accounted for as indefinite-lived intangible assets. Therefore, the Company tests the digital intangible assets for impairment when events or changes in circumstances indicate that fair value is below carrying amount. Due in particular to the volatility in the price of AVAX, and impact on stAVAX should value drop below carrying amount, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, including the volatility of our financial results, and affect the carrying value of our AVAX on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of Class A Common Stock.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and our business, operating results and financial condition.

AVAX and other digital assets are novel assets, which exposes us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects.

AVAX and other forms of digital assets are relatively novel and have been the source of significant regulatory uncertainty. Although recent SEC and CFTC guidance has provided additional clarity regarding the treatment of certain crypto assets and transactions involving crypto assets, including guidance identifying AVAX as an example of a digital commodity, the regulatory treatment of digital assets continues to evolve across jurisdictions and remains subject to legislative, regulatory, enforcement, judicial and policy developments that could adversely impact the price of AVAX.

AVAX and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. Certain governments have prohibited certain digital asset activities or have severely curtailed the use of digital assets by prohibiting the acceptance of payment in AVAX and other digital assets for consumer transactions and barring banking institutions from accepting deposits of digital assets. Other nations, however, allow digital assets to be used and traded without restriction. In some jurisdictions, such as in the United States, digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. There is a risk that relevant authorities in any jurisdiction may impose more onerous regulation on AVAX, for example banning its use, regulating its operation, or otherwise changing its regulatory treatment. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that may introduce a cost of compliance, make our current business model no longer viable, or have a material impact on our business model, and therefore our financial performance and shareholder returns, and/or adversely affect the price of AVAX. The U.S. federal government, states, regulatory agencies and foreign countries have recently enacted and may also enact additional new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of AVAX, the ability of individuals or institutions such as us to own or transfer AVAX, and/or the competitive landscape for our products and services. For example:

●	On January 23, 2025, President Trump signed an Executive Order to promote the growth and use of digital assets, blockchain technology and related technologies across all sectors of the economy. Among other things, the Executive Order established a working group comprised of representatives from key federal agencies, tasked with developing a federal regulatory framework for digital assets and evaluating measures that can be taken to provide regulatory clarity and certainty built on technology- neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries. On July 30, 2025, such working group published a report on strengthening American leadership in digital financial technology, which recommended several regulatory and legislative proposals to advance President Trump’s January 2025 Executive Order. The Executive Order also instructed the U.S. Department of Treasury, the SEC, and other relevant agencies to identify regulations, guidance, documents, orders and other items affecting the digital asset sector and submit recommendations for what should be rescinded, modified or, to the extent applicable, adopted into regulations. Additionally, it revoked President Biden’s prior Executive Order from March 9, 2022, relating to cryptocurrencies, and all policies, directives and guidance issued pursuant to that Executive Order, including the Department of the Treasury’s framework for international engagement on digital assets issued on July 7, 2022 and the White House framework for digital asset development released on September 16, 2022. The establishment of a new working group within the National Economic Council to propose a federal regulatory framework for digital assets could lead to significant changes in market structure, oversight, consumer protection and risk management. The evolving regulatory environment may pose challenges to our operations, particularly if new regulations introduce additional compliance costs or restrict certain activities.
●	There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets, including certain legislation to establish a federal supervisory framework for payment stablecoins. With respect to stablecoins, on July 17, 2025, the U.S. Congress passed the GENIUS Act (“GENIUS Act”), which was signed into law by President Donald Trump on July 18, 2025. The GENIUS Act introduces the first federal regulatory framework for payment stablecoins, addressing consumer protection, financial stability, national security and anti-money laundering compliance, and establishes prudential requirements for the issuance, reserve backing and supervision of U.S. dollar-pegged stablecoins. However, it is not yet in effect and certain provisions depend on final implementing regulations, which are to be issued by the primary federal stablecoin regulators. As a result, we may be subject to certain regulatory requirements and restrictions. This may implicate new costs for us and our management may have to devote increased time and attention to regulatory matters or change aspects of our business. Additionally, the regulatory treatment of fiat-backed stablecoins across other jurisdictions remains uncertain.
●	Increased regulation may also result in limitations on the use cases of AVAX. In addition, regulatory developments may require us to comply with certain existing and new regulatory regimes, such as if any of our activities cause us to be deemed a “money service business” under the regulations promulgated by the Financial Crimes Enforcement Network of the United States under the authority of the U.S. Bank Secrecy Act, including those that would require us to implement certain anti-money laundering programs, submit certain reports to Financial Crimes Enforcement Network of the United States and maintain certain records.
●	In addition to the stablecoin legislation, the U.S. Congress has continued to take steps towards enacting legislation regarding the digital assets market structure. For instance, on July 17, 2025, the U.S. House of Representatives passed the CLARITY Act, which — if ultimately enacted — would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market- structure framework for digital commodities; the bill also seeks to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” using a classification system under which more decentralized digital assets, and secondary trading in digital assets, would be regulated by the CFTC and initial offerings of more centralized digital assets would be regulated by the SEC. On May 12, 2026, Senate Banking Committee leadership released updated market-structure bill text to serve as the basis for the Committee’s markup of the CLARITY Act, and on May 14, 2026, the Senate Banking Committee advanced H.R. 3633, the Digital Asset Market Clarity Act of 2025, out of committee. In addition, the U.S. Senate Committee on Agriculture, Nutrition, and Forestry has advanced the Digital Commodity Intermediaries Act (“DCIA”), which like the CLARITY Act, would subject spot trading of digital assets that are commodities to regulation by the CFTC. It is an open question as to how the Senate will proceed.
●	The U.S. federal banking agencies have enhanced the supervision of activities conducted by banking organizations. While recent regulatory developments suggest a more measured approach to crypto- related banking services and shifts on risk management practices signaling that debanking of digital asset industry participants without individualized risk assessments would not be supported, there is no guarantee that similar measures will not be reintroduced in the future. If banking restrictions tighten due to a shift in U.S. regulatory priorities, the digital asset ecosystem could face challenges in securing banking relationships, which could impact digital asset liquidity, market stability, operational security and institutional adoption, all of which could negatively affect the digital assets market and therefore the value of digital assets.
●	On April 14, 2023, the SEC re-opened the comment period for its proposal to amend the definition of “exchange” under Exchange Act Rule 3b-16 to encompass trading and communication protocol systems for digital asset securities and trading systems that use distributed ledger or blockchain technology, including both so-called “centralized” and “decentralized” trading systems. On June 12, 2025 the SEC issued a notice to withdraw this proposal. If the SEC seeks to adopt a similar proposal in the future, the new definition would have a sweeping impact on digital asset trading venues and other digital asset industry participants.
●	On January 21, 2025, the SEC announced that then-Acting SEC Chairman Mark Uyeda “launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for crypto assets.” The task force is focused on helping the SEC to “draw clear regulatory lines, provide realistic paths to registration, craft sensible disclosure frameworks and deploy enforcement resources judiciously.” The task force and the SEC staff have since continued to issue statements, sponsor public engagement and develop policy positions relating to crypto assets. Additional SEC guidance, exemptive relief or rulemaking could provide further clarity, but could also impose conditions or compliance burdens relevant to our business. Additionally, on April 4, 2025, the SEC issued a statement concluding that “covered stablecoins” do not involve the offer or sale of securities within the meaning of the Securities Act or Exchange Act. While it provided a definition of what is a “covered stablecoin,” it is still unclear how this determination would affect non-covered stablecoins, and how it would interact with other proposed bills and regulations proposed by other agencies.
●	On March 17, 2026, the SEC issued an interpretive release clarifying how the federal securities laws apply to certain crypto assets and transactions involving crypto assets, and the CFTC joined the interpretation to provide that it and its staff will administer the Commodity Exchange Act consistent with the SEC’s interpretation. The interpretation provides a taxonomy for digital commodities, digital collectibles, digital tools, stablecoins and digital securities; addresses how a non- security crypto asset may become subject to, and cease to be subject to, an investment contract; and addresses protocol staking, protocol mining, airdrops and wrapping. The SEC identified AVAX as an example of a digital commodity based on its understanding of AVAX’s characteristics, terms and functions as of the date of the release. The interpretation does not supersede the Howey test, does not itself create new legal obligations, and remains subject to potential refinement, revision, or expansion. Accordingly, although the interpretation provides favorable regulatory clarity for AVAX, it does not eliminate the possibility that particular transactions, products, or services involving AVAX could be subject to the federal securities laws depending on the facts and circumstances.
●	On April 8, 2025, CFTC Acting Chairman Caroline Pham directed CFTC Staff, pursuant to Executive Order 14219, to deprioritize actions involving violations of registration requirements under the Commodity Exchange Act unless there is evidence that the non-registrant knew of the registration requirement and violated it willfully. The CFTC’s deprioritization of such enforcement actions, including against unregistered intermediaries who offer derivatives trading on crypto-assets, could add risk to the digital asset ecosystem. On December 16, 2025, the CFTC withdrew its prior interpretive guidance on Retail Commodity Transactions Involving Certain Digital Assets, creating uncertainty regarding when “actual delivery” occurs in the context of virtual currency transactions involving leverage and margin, which are subject to CFTC regulation as retail commodity transactions.

●	In July 2025, the SEC unveiled “Project Crypto”, an SEC initiative to develop a flexible regulatory framework to accommodate cryptocurrencies and blockchain-based trading. In January 2026, SEC and CFTC leadership announced that Project Crypto would proceed as a joint SEC-CFTC effort to harmonize federal oversight of crypto asset markets, and in March 2026 the SEC and CFTC announced a memorandum of understanding and Joint Harmonization Initiative to coordinate on matters such as product definitions, clearing, margin, collateral, exchange and intermediary regulation, reporting, examinations, surveillance and enforcement. These initiatives could result in additional guidance, interpretive positions, exemptive relief, rulemaking or legislation relevant to AVAX, our treasury strategy, staking activities, custody arrangements, future infrastructure activities, trading venues, market intermediaries and other digital asset activities.
●	In August 2025, the Division of Corporation Finance of the SEC issued a statement providing interpretative clarity on the application of federal securities laws to certain liquid staking activities involving crypto assets. Liquid staking refers to a process in which holders of crypto assets deposit their assets with a third-party protocol staking service provider and receive newly minted crypto assets in return. In this statement, the SEC’s view is that liquid staking activities do not involve the offer and sale of securities within the meaning of Section 2(a)(1) of the Securities Act or Section 3(a)(10) of the Exchange Act. Accordingly, it is the SEC’s view that participants in liquid staking activities do not need to register with the SEC transactions under the Securities Act, or fall within one of the Securities Act’s exemptions from registration in connection with these liquid staking activities. The SEC also stated that it does not consider “staking receipt tokens” as securities, as they function as receipts evidencing ownership of the deposited crypto assets, which themselves are not securities.
●	In August 2025, the CFTC launched its Listed Spot Crypto Trading Initiative, which aims to establish a framework for retail trading of leveraged, margined, or financed spot crypto asset contracts on CFTC-registered designated contract markets. The initiative would utilize existing authority under the CEA, which requires that retail trading of commodities with leverage, margin, or financing must be conducted on designated contract markets. The CFTC is exploring how to implement such a framework using current regulatory powers. While not final, the initiative may contribute to wider adoption of digital assets by clarifying how existing regulated venues could be used for retail trading of leveraged, margined, or financed spot crypto asset contracts. On September 2, 2025, the staffs of the SEC and CFTC issued a joint statement regarding trading of certain spot crypto asset products on regulated exchanges. In this statement, the SEC’s Division of Trading and Markets and the CFTC’s Divisions of Market Oversight and Clearing & Risk clarify their view that current law does not prohibit SEC-registered national securities exchanges or CFTC-registered exchanges from facilitating trading in these spot crypto commodity products. This cross-agency initiative-part of the SEC’s “Project Crypto” and the CFTC’s “Crypto Sprint” — is intended to promote trading venue choice for digital assets and encourage crypto market innovation within the U.S. regulatory framework.
●	The European Union’s Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and provision of services in relation to digital assets, like AVAX, became effective in June 2023, with various requirements phasing into effect through 2024. MiCA regulates the authorization requirement for and supervision of crypto-asset service providers, as well as crypto-asset issuers, offerors and persons seeking admission to trading of crypto-assets in the European Union. In addition, MiCA also requires the European Commission (i) to provide a report on the environmental impact of crypto-assets and (ii) based upon such report, introduce measures that might be warranted to mitigate the adverse impacts on the environment of technologies employed in markets in crypto-assets like the consensus mechanisms such as mandatory minimum sustainability standards for consensus mechanisms, including the proof-of-stake consensus mechanisms on which the Avalanche blockchain is based.
●	Firms engaging in crypto-asset activities in the UK must currently be registered with the Financial Conduct Authority (the “FCA”) under the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (“MLRs”), and are subject to various requirements and obligations as a result. The marketing of crypto-assets is also restricted and the marketing and sale of derivatives and exchange-traded notes that reference certain types of crypto-assets to retail customers in the UK is prohibited, although the FCA now plans to remove the ban on the marketing and sale of exchange-traded notes. The UK regulatory framework for crypto-assets continues to evolve rapidly, and firms operating in this space face an increasingly complex and restrictive compliance landscape. The FSMA 2023 established a framework to bring certain crypto-asset activities, including issuance and trading, within the UK’s financial regulatory perimeter. Detailed rules relating to the regime are still under consultation by His Majesty’s Treasury and the FCA. In April 2025, His Majesty’s Treasury published draft legislation to bring a wide range of crypto-asset activities within the scope of the UK’s regulatory perimeter, including operating a crypto-asset trading venue, providing custody services and dealing in crypto-assets. The FCA is also consulting on various elements of its forthcoming crypto-asset regime, including in respect of the issuance of stablecoins, the custody of crypto-assets and prudential requirements for crypto-asset businesses. The final rules are expected to come into force in phases from late 2025 into 2026; and
●	In China, the People’s Bank of China and the National Development and Reform Commission have declared all cryptocurrency transactions illegal within the country. Other jurisdictions, including Egypt, Morocco and the Dominican Republic have also made the use of digital assets illegal. If the use of digital assets is made illegal in other jurisdictions, the available market for AVAX may contract. Additionally, if another government with considerable economic power were to ban digital assets or related activities, this could have further impact on the price of AVAX. As a result, the markets and opportunities discussed herein may not reflect the markets and opportunities available to us in the future.

While the current administration has expressed support regarding the development and use of digital assets, the U.S. enacted the GENIUS Act in July 2025, and the SEC and CFTC have provided additional guidance and coordination in 2026, the specific regulatory frameworks applicable to digital assets remain subject to further development, including the potential adoption of the CLARITY Act, DCIA and/or any other digital asset market structure bill, implementing regulations under the GENIUS Act, and additional SEC, CFTC, banking agency, Treasury, FinCEN, OFAC, state and foreign regulatory actions. Although in December 2025, the FDIC published a notice of proposed rulemaking that seeks to establish the procedures for institutions under its supervision to obtain an approval to issue payment stablecoins through a subsidiary, this is only the beginning of the first of many rulemakings under the GENIUS Act. The exact timeline and impact of these efforts on our business is uncertain, and there is uncertainty regarding enforcement actions by several U.S. agencies involving digital asset issuers and trading platforms. Additionally, it is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or the impact of any such additional authorities, including the authority that Congress has already granted to the banking agencies under the GENIUS Act. It is also not possible to predict how additional legislation, regulation or other form of regulatory or supervisory oversight — such as the implementing regulations under the GENIUS Act or any Senate amendments to the CLARITY Act or DCIA — might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and AVAX specifically.

We cannot be certain as to how future regulatory developments will impact the treatment of AVAX under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of AVAX and materially and adversely impact our business. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of AVAX and any other digital assets we may hold or expect to hold at such time and in turn adversely affect the market price of Class A Common Stock.

Moreover, the risks of engaging in a AVAX acquisition strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The novelty of AVAX may increase the risk of employee or service provider misconduct or error, which may adversely impact our business. Employee or service provider misconduct or error could subject us to legal liability, financial losses and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity. Employee or service provider errors could expose us to the risk of material losses even if the errors are detected. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel Avalanche-based products and services which we may offer in the future. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, or any contractors and agents we may contract with, could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

The growth of the digital assets industry in general, and the use and acceptance of AVAX in particular, are subject to a high degree of uncertainty and may also impact the price of AVAX. The pace of worldwide growth in the adoption and use of AVAX may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to AVAX, institutional demand for AVAX as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for AVAX as a means of payment and the availability and popularity of alternatives to AVAX. Even if growth in AVAX adoption occurs in the near or medium-term, there is no assurance that AVAX usage will continue to grow over the long-term. In addition, private actors that are wary of digital assets and blockchains like Avalanche or the regulatory concerns associated with Avalanche and AVAX have in the past taken, and may in the future take, further actions that may have an adverse effect on our business or the market price of Class A Common Stock.

Because AVAX has no physical existence beyond the record of transactions on the Avalanche blockchain, a variety of technical factors related to the Avalanche blockchain could also impact the price of AVAX. For example, malicious attacks by validators, inadequate staking fees to incentivize validating of Avalanche transactions, hard “forks” of the Avalanche blockchain into multiple blockchains, and advances in digital computing, algebraic geometry and quantum computing could undercut the integrity of the Avalanche blockchain and negatively affect the price of AVAX. The liquidity of AVAX may also be reduced and damage to the public perception of AVAX may occur, if financial institutions were to deny or limit banking services to businesses that hold AVAX, provide Avalanche-related services or accept AVAX as payment, which could also decrease the price of AVAX. Liquidity of AVAX may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for AVAX and other digital assets.

The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, we may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect our business, financial condition and operations.

As crypto assets have grown in both popularity and market size, various U.S. federal, state and local and foreign governmental organizations, as well as consumer agencies and public advocacy groups, have increasingly scrutinized the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities and fund criminal or terrorist enterprises. In addition, the safety and soundness of platforms and other service providers that hold crypto assets for users have drawn regulatory and public attention. These concerns have led to calls for heightened regulatory oversight, and new laws and regulations.

Unlike traditional financial institutions, which have cultivated long-standing relationships with policymakers and regulators, participants in the crypto-economy are relatively new to the U.S. legislative and regulatory landscape. While engagement with policymakers and regulators has begun, it is still at a relatively nascent stage and may be insufficient to influence future legislation and regulation. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that adversely affect the crypto-economy or crypto asset platforms. Consequently, we may be disproportionately impacted by such developments, potentially restricting our ability to operate or innovate. Additionally, any future political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.

As also noted above, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illicit activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to ongoing war between Russia and Ukraine. If we are found to have purchased any of our AVAX from bad actors that have used AVAX to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in AVAX by us may be restricted or prohibited.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the bankruptcy of FTX Trading Ltd., one of the world’s largest cryptocurrency exchanges, in November 2022, which has been widely cited as a catalyst for increased regulatory and enforcement focus on the digital assets industry and certain market participants and practices. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting AVAX, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant compliance and other costs on us, significantly limit our ability to hold and transact in AVAX or materially reduce the value of our AVAX holdings.

AVAX’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Avalanche-related products, and services in general, is subject to uncertainty, and if we are unable to properly characterize such product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition.

The SEC and its staff have taken the position that a range of crypto assets, products and services fall within the definition of an investment contract that is offered or sold as a “security” under the U.S. federal securities laws. The legal test for determining whether any given crypto asset, product or service that is offered and sold is an investment contract was set forth in the 1946 U.S. Supreme Court case SEC v. W.J. Howey Co. and requires a fact-intensive analysis. Accordingly, whether any given crypto asset, product or service that would be ultimately deemed to be offered and sold is a “security” is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed to be offered or sold as a “security” or “securities offering” under applicable laws.

The SEC has not stated or alleged that it believes that AVAX is an investment contract and, therefore, a securities. Even if it is concluded that a crypto asset, in itself, is not a security, the SEC and courts have taken the position that a crypto asset can be offered and sold in securities transactions, which carries many of the same regulatory risks and consequences summarized above. For example, the SEC has taken the position that yield, lending products, services or protocols can constitute the offer and sale of security even if the underlying crypto asset is not a security.

Any enforcement action by the SEC or any international or state securities regulator asserting that AVAX should be offered and sold as a “security” or a court decision to that effect, or any international or state securities regulator asserting that AVAX itself is a “security”, would be expected to have an immediate material adverse impact on the trading value of AVAX, as well as our business.

Several foreign jurisdictions have taken a broad-based approach to classifying crypto assets, products and services that are being offered or sold as “securities,” while other foreign jurisdictions have adopted a narrower approach. As a result, certain crypto assets, products or services, including those relating to Avalanche, may be deemed to be offered and sold as a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations or directives that affect the characterization of crypto assets, products or services that are offered or sold as “securities.”

The classification of a crypto asset, product or service that is offered and sold as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale,trading and clearing, as applicable, of such assets, products or services. For example, a crypto asset, product or service that is offered and sold as a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets, products or services that are offered or sold as securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are offered or sold as securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”) in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration and qualification requirements.

In our business activities, which initially constitute (i) the targeted accumulation of AVAX, (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) further ecosystem integration including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, we do not plan to offer or sell AVAX as “investment contracts” or otherwise as a “security”. The Company is not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange or ATS (or foreign equivalents), and we believe that AVAX in itself or as a result of the manner in which we intend to purchase or sell AVAX in our initial business activities, is not a security (including based on prior statements by a number of SEC senior officials). However, statements, settlements and enforcement actions are not rules or regulations of the SEC and are not binding on the SEC. Regardless of public statements made by senior officials at the SEC and our conclusions, we could in the future be subject to legal or regulatory action in the event the SEC or a state or a foreign regulatory authority were to assert, or a court were to determine, that either AVAX itself or a product or service that we may offer or sell in the future related to Avalanche could be viewed a “security” under applicable laws. There can be no assurance that we will properly characterize over time any given Avalanche product or service that is offered and sold as a security or non-security, or that the SEC, foreign regulatory authority or a court having final determinative authority on the topic, if the question was presented to it, would agree with our assessment. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, legislative developments, facts and developments in technology.

If an applicable regulatory authority or a court, in either case having final determinative authority on the topic, were to determine that a product or service that is offered or sold by us in the future is a security, we would not be able to offer such product or service until we are able to do so in a legally compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that a product or service that is offered or sold constitutes a security may result in us ceasing to offer that product or service, and may also result in us determining that it is advisable to cease offering products and services entirely, that have similar characteristics to the product or service that was alleged or determined to be a security. Alternatively, we may determine to continue to offer certain future products or services even if the SEC or another regulator alleges that the product or service is offered or sold as a security, pending a final judicial determination as to that product or service’s proper characterization, and the fact that we waited for a final judicial determination would generally not preclude penalties or sanctions against us for our having previously made that product or service available without registering that product or service with the SEC. As such, we could be subject to judicial or administrative sanctions for failing to offer or sell the product or service in compliance with the registration requirements, or for acting as a broker, dealer or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines and disgorgement, criminal liability, and reputational harm. Additionally, the SEC has brought and may in the future bring enforcement actions against other crypto-economy participants and their product offerings and services that may cause us to modify or discontinue a product offering or service. If we were to modify or discontinue any future product offering or service for any reason, our decision may be unpopular with users, may reduce our ability to attract and retain customers (especially if similar products or services continue to be offered by our competitors), and may adversely affect our business, operating results and financial condition. Additionally, if AVAX were to be categorized as a security it may have adverse consequences for the market for AVAX, including an adverse impact on liquidity.

Regulatory changes classifying AVAX as a “security” could lead to our classification as an “investment company” under the Investment Company Act and could adversely affect the market price of AVAX and the market price of shares of Class A Common Stock.

While the SEC has not called AVAX a “security” for purposes of the U.S. federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to substantially change the manner in which we conduct our business.

In addition, if AVAX is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of AVAX as well as the ability to buy and sell it and in turn adversely affect the market price of shares of Class A Common Stock.

We are not subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors.

We believe we are currently not subject to, and therefore do not otherwise voluntarily comply with, these laws and regulations. Consequently, shareholders of the Company do not have the regulatory protections provided to shareholders in registered and regulated investment companies, which, for example, require investment companies to have a certain percentage of disinterested directors and regulate the relationship between the investment company and certain of its affiliates. Further, we may hold or trade in commodity futures contracts in order to hedge our AVAX holdings. A futures contract, which is a type of derivative, is subject to the risk of loss caused by unanticipated market movements, which are potentially unlimited. In addition, there may at times be an imperfect correlation between the movement in the prices of futures contracts and the value of their underlying instruments or indexes, and there may at times not be a liquid secondary market for certain futures contracts leading to the possible inability to sell or close out a futures contract at the desired time or price. Commodity futures are regulated by the Commodity Exchange Act, as administered by the CFTC. We do not believe that we are a commodity pool for purposes of the Commodity Exchange Act. Consequently, shareholders will not have the regulatory protections provided to shareholders in Commodity Exchange Act-regulated instruments or commodity pools. However, the CLARITY Act would amend the CEA to add spot digital commodities to the definition of commodity interests, which could cause the company to be deemed a commodity pool or commodity pool operator and subject the company to additional regulatory requirements and compliance burdens.

This means, among other things, that the execution of or changes to our AVAX acquisition and management strategy, our use of leverage, the manner in which our AVAX is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our AVAX acquisition strategy would require the approval of the Company Board, no shareholder or regulatory approval would be necessary. Consequently, the Company Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our AVAX holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding AVAX.

We are subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti-bribery, AML, and counter-terrorism financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.

As we expand, hawse have and will become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. Laws regulating financial services, the internet, mobile technologies, digital assets, and related technologies outside the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.

We are required to comply with applicable U.S. economic and trade sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), as well as similar requirements in other jurisdictions. The OFAC regulations and requirements generally restrict dealings by persons subject to U.S. jurisdiction with certain countries, or subnational territories that are the target of comprehensive sanctions, which currently are Cuba, Iran, and North Korea, as well as Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine. In addition, OFAC restricts dealings by persons subject to U.S. jurisdiction with specific individuals and entities that are the subject of targeted sanctions, including persons identified on blocked persons lists.

We are also subject to various AML and counter-terrorism financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. In the United States, many of our activities are subject to AML laws and regulations, including the Bank Secrecy Act of 1970 (the “BSA”) and other similar laws and regulations. The BSA, among other things, requires money transmitters to develop and implement risk-based AML programs; to report large cash transactions and suspicious activity; and, in some cases, to collect and maintain information about customers who use their services and maintain other transaction records. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor transactions on our system, which would include payments to persons outside the United States. Regulators regularly reexamine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers. Any change in such thresholds could result in greater costs for compliance. We also could be subject to potentially significant fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability if regulators or third-party auditors identify gaps in our AML program that are not sufficiently remediated, or if our AML program is found to violate the BSA.

Despite our efforts to comply with applicable laws and regulations, there can be no guarantee that regulators and/or law enforcement will view these measures as compliant with the BSA or U.S. sanctions laws and regulations. If regulators and/or law enforcement find that we have violated the BSA or U.S. sanctions laws and regulations, or we are otherwise the subject of government investigations for alleged violations of the BSA or U.S. sanctions laws and regulations, such investigations and alleged violations could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to these matters could be substantial. Although we have implemented controls and screening tools designed to prevent violative activity, there is no guarantee that we will not inadvertently provide our products and services to individuals, entities, or governments in violation of the BSA or U.S. sanctions laws and regulations.

Regulators worldwide frequently study each other’s approaches to the regulation of the blockchain technology and digital assets. Consequently, developments in any jurisdiction may influence other jurisdictions. Further, new developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated in another jurisdiction, which in turn would affect our business across multiple jurisdictions and/or across our services and products. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.

We may operate our business in foreign countries where companies often engage in business practices that are prohibited by the U.S. and other jurisdictions’ regulations applicable to us. We are subject to anti- corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including anti-bribery provisions enforced by the U.S. Department of Justice and the SEC. The FCPA, for example, prohibits U.S. persons and entities from making improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations. However, there can be no assurance that all of our employees, consultants, and agents — including those that may be based in or from countries where practices that violate U.S. or other laws may be customary — will not take actions in violation of our policies, for which we may be ultimately responsible.

The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and proceedings by multiple government authorities in different jurisdictions. Furthermore, due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated or fit within a particular category of regulatory activities, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, and regulatory and legal scrutiny, which could lead to sanctions, cease-and- desist orders, or other penalties and censures. Any of the foregoing could, individually or in the aggregate, have a material adverse effect on our business, results of operations, financial condition, and prospects.

Investment vehicles that pool money for the purpose of trading in commodity interests, which include futures, swaps, options and leveraged transactions, may be required under the Commodity Exchange Act to register as commodity pool operators. We do not intend to engage in such transactions and, accordingly, we do not believe that we are a commodity pool or commodity pool operator for the purposes of the Commodity Exchange Act. The CLARITY Act and DCIA would both amend the CEA to add spot digital commodities to the definition of commodity interests, which could cause the company to be deemed a commodity pool or commodity pool operator and subject the company to additional regulatory requirements and compliance burdens.

Due to the unregulated nature and lack of transparency surrounding the operations of many AVAX trading venues, AVAX trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in AVAX trading venues and adversely affect the value of our AVAX holdings.

AVAX trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many AVAX trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, in the event one or more AVAX trading venues cease or pause for a prolonged period the trading of AVAX or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems, the marketplace may lose confidence in AVAX trading venues, including prominent exchanges that handle a significant volume of AVAX trading and/or are subject to regulatory oversight.

The SEC has also brought actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the digital assets markets are significantly smaller than expected and that the United States makes up a significantly larger percentage of the digital assets markets than is commonly understood. Any actual or perceived false trading in the digital asset markets, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our AVAX. Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of AVAX trading venues, lending institutions, institutional investors, institutional validators, custodians or other major participants in the Avalanche ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in AVAX and the broader AVAX ecosystem and greater volatility in the price of AVAX. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading Ltd., and BlockFi filed for bankruptcy, following which the market prices of certain digital assets significantly declined. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of certain digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the current U.S. administration has dismissed these enforcement actions, it is uncertain when or whether new enforcement actions may be brought. The price of Class A Common Stock may be affected by the value of our AVAX holdings and the failure of a major participant in the Avalanche ecosystem could have a material adverse effect on the market price of Company Stock.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations and rules is largely dependent on the establishment, maintenance and scaling of our compliance, internal audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that our policies and procedures will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures are expected to rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Accordingly, in the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Any potential regulators who may have jurisdiction over us, including in the future, may periodically review our compliance program, including our policies and procedures, and compliance with applicable law. We may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring us to enhance certain practices with respect to our practices or compliance program, including due diligence, training, monitoring, reporting and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders that may prohibit us from engaging in some of our business activities, or revoke any licenses we may obtain in the future. We face significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and potential future financial institution partners in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to us or our financial institution partner(s). Any of these outcomes would adversely affect our reputation and brand and our business, operating results and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

In the future, we may engage in other Avalanche-related activities and services that are subject to regulation. This could include Avalanche-related debt and equity structured products and Avalanche-related lending activities or the deployment of non-AVAX offering proceeds to acquire additional AVAX in the market. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation. We could also incur indebtedness or enter into other financial instruments in the future that may be collateralized by our AVAX holdings or pursue other strategies to create income streams or otherwise generate funds using our AVAX holdings. These offerings are expected to be highly regulated, and any failure to obtain or maintain necessary money transmission, banking services and/or virtual currency business activity registrations and licenses, or comply with any applicable laws, rules and regulations could adversely affect our ability to offer these services. See “— AVAX’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Avalanche-related products and services in general, is subject to a high degree of uncertainty, and if we are unable to properly characterize such product or service offering, the Company may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition.”

Regulators and payment processors have historically taken actions relating to access to banking services. Heightened scrutiny by regulators could be detrimental to our long-term strategy and failure to comply with regulators during and after our engagement in such activities could damage our brand, reputation, business, operating results and financial condition.

Further, we have not previously engaged in such Avalanche-related products or services, and may be unable to implement a business strategy to successfully deliver these additional services. We cannot guarantee our success to deliver these services. However, if we fail to keep pace with rapid industry changes to provide new and innovative products and services, and are unable to offer such financial services to generate revenue, this could adversely impact our business, operating results and financial condition. The further development and acceptance of cryptocurrency networks and other cryptocurrency financial services, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. Conversely, the slowing or stopping of the development or acceptance of digital asset systems may also adversely affect our ability to implement this business strategy.

Even if we are able to expand our future operations, we cannot guarantee that we will convince future customers to use these products or services. If our future customers decrease their level of engagement with our products, services and platform, our business, operating results and financial condition may be significantly harmed.

We may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in the Company.

From time to time, we may come into possession of, acquire, or otherwise establish dominion and control over, digital assets or other assets or rights, or be entitled to acquire any of the foregoing, incidental to our ownership of AVAX and which arise without any action of the Company (“Incidental Rights”). Incidental Rights can arise in a number of ways, including a fork in the Avalanche blockchain, or an airdrop to holders of AVAX (each described below). Although we intend to recognize forked and airdropped assets in close cooperation with the approach taken by our partner custodians at the time, we may elect not to take advantage of such Incidental Rights, or may be unable to do so, or may irrevocably abandon the Incidental Rights or other assets, even if this may be economically detrimental to us.

Network Forks.

Avalanche, along with many other blockchain networks, are open-source projects. As a result, any individual can propose modifications or improvements through one or more software upgrades that could alter the protocol layer. In most cases, when a modification is proposed, a substantial majority of validators adopt it, especially if the new version would be incompatible with the then-current version. However, when a substantial majority of validators do not adopt the modified version, the result is a “hard fork” with two incompatible networks and two incompatible digital assets.

Forks can occur for other reasons as well. For example, after a significant security breach, stakeholders on the network could elect to “fork” the network to its state before the hack, effectively reversing the hack. A fork could also be introduced unintentionally through a software bug or network activity.

Significant forks are typically announced several months in advance. The circumstances of each fork are unique, and their relative significance varies. It is possible that a particular fork may result in a significant disruption to Avalanche and, potentially, may result in broader market disruption should pricing become difficult following the fork. It is not possible to predict with accuracy the impact that any anticipated fork could have or for how long any resulting disruption may exist.

Forks may have a detrimental effect on the value of AVAX, including by negatively affecting cryptocurrency allocations or by failing to capture of the full value of the newly forked Avalanche if it is excluded from the CME CF ADRR index. Forks can also introduce new security risks. For example, forks may result in “replay attacks,” or attacks in which transactions from one network were rebroadcast to nefarious effect on the other network. After a hard fork, it may become easier for an individual validator or node’s validation power to exceed 50% of the processing power of the digital asset network, thereby making digital assets that rely on proof-of-stake more susceptible to attack. For example, when the Ethereum and Ethereum Classic networks, two other digital asset networks, split in July 2016, replay attacks, in which transactions from one network were rebroadcast to nefarious effect on the other network, plagued Ethereum exchanges through at least October 2016. An Ethereum exchange announced in July 2016 that it had lost 40,000 Ethereum Classic, worth about $100,000 at that time, as a result of replay attacks.

A hard fork may adversely affect the price of AVAX at the time of announcement or adoption. For example, in anticipation that ownership of the pre fork digital asset would entitle holders to a new digital asset following the fork, the announcement of a hard fork could lead to increased demand for the pre-fork digital asset. The increased demand for the pre fork digital asset may cause the price of the digital asset to rise. After the hard fork, it is possible the aggregate price of the two versions of the digital asset running in parallel would be less than the price of the digital asset immediately prior to the fork. While we will determine which network is generally accepted as the Avalanche Network and should therefore be considered the appropriate network for our purposes, there is no guarantee that we will choose the network and the associated digital asset that is ultimately the most valuable fork.

In principle, a hard fork could change the source code for the Avalanche Network, including the source code which limits the supply of AVAX to 720 million. Although many observers believe this is unlikely at present, there is no guarantee that the current 720 million supply cap for outstanding AVAX will not be changed. If a hard fork changing the 720 million supply cap is widely adopted, the limit on the supply of AVAX could be lifted, which could have an adverse impact on the value of AVAX and the value of the shares of Class A Common Stock.

Unlike other proof-of-stake blockchain networks like Ethereum, where consensus is reached after differences are identified, the Avalanche consensus mechanism is designed such that validators repeatedly sample each other’s opinions pre-emptively, meaning that validators converge on consensus before divergence and ambiguity develop. This difference in consensus mechanic means that unintentional forks are rare on the Avalanche Network as compared to other proof-of-stake networks like Ethereum.

Custodians of our AVAX may retain the right to determine whether or not to support (or cease supporting) a forked network. The outcome of such decisions by custodians of our AVAX may impact the price of Class A Common Stock.

Airdrops.

Owners of AVAX may also become subject to “airdrops.” In an airdrop, the promotors of a different digital asset, typically one that is newly launched, will send that digital asset to the wallet of holders of an existing digital asset for no charge. Airdrops are not always announced and while in some cases the wallet owner needs to take a step to “claim” the new digital asset, in other cases, the wallet owner possesses the new digital asset without taking any actions. For example, in March 2017, the promoters of Stellar Lumens announced that anyone that owned Bitcoin as of June 26, 2017, could claim, until August 27, 2017, a certain amount of Stellar Lumens. We may or may not participate in airdrops.

If we notify a custodian of our AVAX holdings in writing of an upcoming airdrop, such custodian may, among other actions, elect to: (i) custody the airdropped digital asset for an additional fee or (ii) not pursue obtaining the airdropped digital assets. The outcome of such decisions by custodians may impact the price of Class A Common Stock.

In the ordinary course of business managing our AVAX holding as an AVAX treasury company, we may purchase AVAX through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Class A Common Stock.

The blockchain infrastructure could be used by certain market participants to exploit arbitrage opportunities through schemes such as front-running, spoofing, pump-and-dump and fraud across different systems, platforms or geographic locations. As a result of reduced oversight, these schemes may be more prevalent in digital asset markets than in the general market for financial products.

The SEC has identified possible sources of fraud and manipulation in the digital asset market generally, including, among others (1) “wash trading”; (2) persons with a dominant position in a digital asset like AVAX manipulating AVAX pricing; (3) hacking of the digital asset network and trading platforms; (4) malicious control of the digital asset network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in the specified digital asset, new sources of demand for the specified digital asset, etc.) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,”; and (7) fraud and manipulation at digital asset trading platforms.

In the ordinary course of business managing our AVAX holding as an AVAX treasury company, we may purchase AVAX through spot markets. Over the past several years, a number of digital asset spot markets have been closed or faced issues due to fraud. In many of these instances, the customers of such digital asset spot markets were not compensated or made whole for the partial or complete losses of their account balances in such exchanges.

Academics and market observers have put forth evidence to support claims that manipulative trading activity has occurred on certain digital asset exchanges. For example, in a 2017 paper entitled “Price Manipulation in the Bitcoin Ecosystem” sponsored by the Interdisciplinary Cyber Research Center at Tel Aviv University, a group of researchers used publicly available trading data, as well as leaked transaction data from a 2014 Mt. Gox security breach, to identify and analyze the impact of “suspicious trading activity” on Mt. Gox between February and November 2013, which, according to the authors, caused the price of Bitcoin to increase from around $150 to more than $1,000 over a two-month period. In August 2017, it was reported that a trader or group of traders nicknamed “Spoofy” was placing large orders on Bitfinex without actually executing them, presumably in order to influence other investors into buying or selling by creating a false appearance that greater demand existed in the market. In December 2017, an anonymous blogger (publishing under the pseudonym Bitfinex’d) cited publicly available trading data to support his or her claim that a trading bot nicknamed “Picasso” was pursuing a paint-the-tape-style manipulation strategy by buying and selling Bitcoin and Bitcoin Cash between affiliated accounts in order to create the appearance of substantial trading activity and thereby influencing the price of such assets.

The potential consequences of a spot market’s failure or failure to prevent market manipulation could adversely affect the value of the shares of Class A Common Stock. Any market abuse, and a loss of investor confidence in AVAX, may adversely impact pricing trends in digital asset markets broadly, as well as an investment in shares of Class A Common Stock.

The price of AVAX on available spot markets may be exposed to wash trading.

Spot markets on which AVAX trades, through which we may purchase AVAX, may be susceptible to wash trading. Wash trading occurs when offsetting trades are entered into for other than bona fide reasons, such as the desire to inflate reported trading volumes. Wash trading may be motivated by non-economic reasons, such as a desire for increased visibility on popular websites that monitor markets for digital assets so as to improve their attractiveness to investors who look for maximum liquidity, or it may be motivated by the ability to attract listing fees from token issuers who seek the most liquid and high-volume exchanges on which to list their coins. Results of wash trading may include unexpected obstacles to trade and erroneous investment decisions based on false information.

Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the digital asset exchange market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of AVAX and/or negatively affect the market perception of AVAX.

To the extent that wash trading either occurs or appears to occur in spot markets on which AVAX trades, investors may develop negative perceptions about AVAX and the digital assets industry more broadly, which could adversely impact the price of AVAX and, therefore, the price of shares of Class A Common Stock. Wash trading also may place more legitimate digital asset exchanges at a relative competitive disadvantage.

The price of AVAX on available spot markets may be exposed to front-running.

Spot markets on which AVAX trades, through which we may purchase AVAX, may be susceptible to “front-running,” which refers to the process when someone uses technology or market advantage to get prior knowledge of upcoming transactions. Front-running is a frequent activity on centralized as well as decentralized exchanges. By using bots functioning on a millisecond-scale timeframe, bad actors are able to take advantage of the forthcoming price movement and make economic gains at the cost of those who had introduced these transactions. The objective of a front runner is to buy a chunk of tokens at a low price and later sell them at a higher price while simultaneously exiting the position. Front-running happens via manipulations of gas prices or timestamps, also known as slow matching. To the extent that front-running occurs, it may result in investor frustrations and concerns as to the price integrity of digital asset exchanges and digital assets more generally.

If the digital asset award or transaction fees for recording transactions on the Avalanche Network are not sufficiently high to incentivize validators, such validators may demand high transaction fees, which could negatively impact the value of AVAX and the value of the Class A Common Stock.

During the course of the block validation processes, validators exercise the discretion to select which transactions to include within a block and in what order to include these transactions. Beyond the standard block reward and transaction fees, validators have the ability to extract what is known as maximal extractable value (“MEV”) by strategically choosing, reordering or excluding certain transactions during block production in return for increased transaction fees or other forms of revenue for such validators. In blockchain networks that facilitate DeFi protocols in particular, such as the Avalanche Network, users may attempt to gain an advantage over other users by offering additional fees to validators for effecting the order or inclusions of transactions within a block.

Certain software solutions, such as MEV Boost by Flashbots, have been developed which facilitate validators and other parties in the ecosystem in capturing MEV. The presence of MEV may incentivize associated practices such as sandwich attacks or front running that can have negative repercussions on DeFi users. A “sandwich attack” is executed by placing two transactions around a large, detected transaction to capitalize on the expected price impact. For instance, a market participant might identify a sizable transaction within the publicly visible memory pool (“mempool”) that will significantly alter an asset’s price on a decentralized exchange. The participant could then, for example, orchestrate a transaction bundle: one transaction to acquire the asset prior to the detected transaction, followed by the large transaction itself, and a final transaction to sell the asset after the market price has increased due to the large transaction’s execution. Such transaction bundles can be submitted to validators through mechanisms like MEV Boost, with validators receiving a share of the profits as an incentive to include the specific transaction bundle in the block. In the context of MEV, “front running” is said to occur when a user spots a transaction in the mempool of pending but unexecuted transactions awaiting validation, and then pays a high transaction fee to a validator to have their transaction executed on a priority basis in a manner designed to profit from the pending but unexecuted transaction that is still in the mempool. MEV may also compromise the predictability of transaction execution, which may deter usage of the network as a whole. Although based on widely available information given that transactions in the mempool are publicly visible, any potential perception of MEV as unfair manipulation may also discourage users and other stakeholders from engaging with DeFi protocols or the Avalanche Network in general. In addition, it is possible regulators or legislators could enact rules that restrict practices associated with MEV, which could diminish the popularity of the Avalanche Network among users and validators.

With respect to the Company’s direct staking activities, the Company’s third-party node operators do not participate in MEV extraction strategies as directed by the Company. Furthermore, staking rewards on the Avalanche Network are determined at the inception of each staking period based on protocol-defined parameters, including the amount staked and the duration of the staking term. As the Company’s node operators do not currently engage in MEV practices, and rewards are locked at inception, the Company’s direct staking returns are not currently directly affected by MEV extraction or other validator-level transaction ordering practices.

With respect to the Company’s liquid staking activities, the Company participates in both the BENQI Protocol, which issues sAVAX, and the Hypha Protocol, which issues stAVAX. stAVAX, is a liquid staking token that represents a pooled claim on staked AVAX and accumulated rewards across a set of validators selected by the liquid staking protocol operator. Unlike the Company’s direct staking arrangements, where rewards are locked at inception and the node operators do not participate in MEV, the value of stAVAX accrues over time based on the ongoing performance of the underlying validator pool, exposing the Company to MEV-related risks that it cannot independently monitor or mitigate. sAVAX is also a liquid staking token that represents a pooled claim on staked AVAX and accumulated rewards across as set of validators selected by the liquid staking protocol operator. These sAVAX do not participate in MEV operations.

The liquid staking protocol operator determines which validators receive delegations from the pool, and the Company has no ability to influence validator selection, removal or MEV policies within the protocol. If validators in the underlying pool engage in MEV extraction, the Company’s exposure may be enhanced through the following risks:

●	Reward Variability. Validators that participate in MEV may generate outsized returns during periods of high network congestion or DeFi activity, but may underperform during periods of lower MEV opportunity. Because the stAVAX exchange rate reflects the blended performance of all validators in the pool, the Company’s effective yield may fluctuate based on the MEV activity of validators it did not select and cannot remove.
●	Penalty Risk. The Avalanche Network does not currently impose slashing penalties on validators. However, validators that fail to meet uptime or performance requirements may become ineligible to earn staking rewards during periods of non-compliance, which would reduce the total rewards accruing to the pool and impair the stAVAX exchange rate.
●	Protocol or Reputational Risk. MEV-related controversies involving validators in the underlying pool could erode market confidence in the liquid staking protocol itself, even if the protocol operator is not directly responsible for a validator’s MEV activity. A loss of confidence could cause the market price of stAVAX to trade at a sustained discount to its theoretical redemption value or reduce liquidity in secondary markets for stAVAX.
●	Lack of Transparency. The Company has limited visibility into the MEV practices of individual validators within the liquid staking pool. Validators are not required to disclose whether or to what extent they engage in MEV extraction, and the liquid staking protocol operator may not monitor or report on validator-level MEV activity. As a result, the Company may be unable to assess its exposure to MEV-related risks within its stAVAX holdings until after an adverse event has occurred.

Any of these or other outcomes related to MEV may adversely affect the value of AVAX and the value of the shares of Class A Common Stock.

Although we have relevant due diligence procedures regarding anti-money laundering (“AML”) and know-your- customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject us to criminal and civil liabilities and impact the value of the shares of Class A Common Stock.

Although transaction details of peer-to-peer transactions are recorded on the Avalanche blockchain, a buyer or seller of digital assets on a peer-to-peer basis directly on the Avalanche Network may never know to whom the public key belongs or the true identity of the party with whom it is transacting. Public key addresses are randomized sequences of alphanumeric characters that, standing alone, do not provide sufficient information to identify users. In addition, certain technologies may obscure the origin or chain of custody of digital assets. The opaque nature of the market poses asset verification challenges for market participants, regulators and auditors and gives rise to an increased risk of manipulation and fraud, including the potential for Ponzi schemes, bucket shops and pump and dump schemes. Digital assets have in the past been used to facilitate illicit activities. If a digital asset was used to facilitate illicit activities, businesses that facilitate transactions in such digital assets could be at increased risk of potential criminal or civil lawsuits, or of having banking or other services cut off, and such digital asset could be removed from digital asset exchanges. Any of the aforementioned occurrences could adversely affect the price of the relevant digital asset, the attractiveness of the respective blockchain network and an investment in shares of Class A Common Stock. If we were to transact with a sanctioned entity, we would be at risk of potential criminal or civil lawsuits or liability.

We aim to take measures with the objective of reducing illicit financing risks in connection with our activities. However, illicit financing risks are present in the digital asset markets, including markets for AVAX. There can be no assurance that the measures employed by us will prove successful in reducing illicit financing risks, and we will be subject to the complex illicit financing risks and vulnerabilities present in the digital asset markets. If such risks eventuate, we could face civil or criminal liability, fines, penalties, or other punishments, be subject to investigation, have our assets frozen, lose access to banking services or services provided by other service providers, or suffer disruptions to their operations, any of which could negatively affect our ability to operate or cause losses in value of the shares of Class A Common Stock.

We have adopted and implemented policies and procedures that are designed to ensure that we do not violate applicable AML and sanctions laws and regulations and complies with any applicable KYC laws and regulations. We aim to only interact with known authorized third-party service providers with respect to whom we have engaged in a due diligence process to ensure a thorough KYC process.

There is no guarantee that such procedures will always be effective. If third parties have inadequate policies, procedures and controls for complying with applicable anti-money laundering and applicable sanctions laws or our diligence is ineffective, violations of such laws could result, which could result in regulatory liability for us under such laws, including governmental fines, penalties, and other punishments, as well as potential liability to or cessation of services by a custodian. Any of the foregoing could impact the value of the shares of Class A Common Stock or negatively affect our ability to operate.

Our independent registered public accounting firm’s report for the year ended December 31, 2025, contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

The Company’s financial statements have been prepared under the assumption that the Company will continue as a going concern. Our independent auditor has issued a report on the Company’s audited financial statement for the year ended December 31, 2025 that includes an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern for one year from the date of such report. Our ability to continue as a going concern, is dependent on our ability to obtain additional equity or debt financing or to generate cash flow from operations. The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain such debt or equity financing on reasonable terms or at all, or to execute our business strategies. Additionally, if we are unable to continue as a going concern, investors, including holders of Company Stock, may lose some or all of their investment.

Risks Related to Being a Public Company

The market price of Class A Common Stock may be volatile and decline materially as a result of volatility in AVAX or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.

The trading price of Class A Common Stock is volatile. The stock market has recently experienced and in the future may experience extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Class A Common Stock at an attractive price due to a number of factors such as the following:

●	The Company’s operating and financial performance and prospects;
●	risk of the Company’s credit rating being downgraded;
●	The Company’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;
●	conditions that impact demand for the Company’s future products and/or services;
●	future announcements concerning the Company’s business, its customers’ businesses or its competitors’ businesses;
●	the public’s reaction to the Company’s press releases or other public announcements and filings with the SEC;
●	the market’s reaction to the Company’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;
●	the size of the Company’s public float;
●	volatility in AVAX, the Company’s principal asset;
●	the control by Dragonfly over the Company, which results in the Company being expected to qualify as a “controlled company” under securities exchange rules, and may create conflicts of interest between the Company and Dragonfly;
●	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;
●	market and industry perception of the Company’s success, or lack thereof, in pursuing its strategy;
●	strategic actions by the Company or its competitors, such as acquisitions or restructurings;
●	changes in laws or regulations which adversely affect the Company’s industry or the Company;
●	privacy and data protection laws, privacy or data breaches, or the loss of data;
●	changes in the Company’s accounting standards, policies, guidance, interpretations or principles;
●	changes in the Company’s Senior Management or key personnel;
●	issuances, exchanges or sales, or expected issuances, exchanges or sales of Class A Common Stock;
●	changes in the Company’s dividend policy;
●	the lack of voting rights;

●	failure by the Company to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions or a change in regulations or enforcement policies that adversely affects our operations;
●	adverse resolution of any new or pending investigation, regulatory action or litigation against the Company; and
●	changes in general market, economic and political conditions in the United States and other global economies or financial markets, including those resulting from inflation and related monetary policy in response to inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

Broad market and industry factors may materially reduce the market price of Class A Common Stock, regardless of the Company’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Class A Common Stock is low. As a result, you may suffer a loss on your investment.

A substantial part of our assets are our AVAX holdings and cash and cash equivalents from the proceeds of the Transactions not invested in AVAX. Although we have certain other operations, we depend on such retained cash and cash equivalents to pay our debts and other obligations.

A substantial part of our assets are our AVAX holdings and AVAX and cash and cash equivalents from the proceeds of the Transactions not invested in AVAX. While we plan to generate revenue through active management of our AVAX holdings, and developing a dedicated platform of external AVAX investment managers, developing and entering into partnerships for Avalanche-related financial and technology infrastructure, these business strategies are subject to risks as described in this section. Our ability to pay taxes and operating expenses, as well as our debt service obligations in the future, if any, will be largely dependent upon the financial results and cash flows resulting from our business strategies. There can be no assurance that we will generate sufficient cash flow from our activities or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit the sale of AVAX that secures then-outstanding notes in order to fund working capital needs. We may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds, it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders. If we enter into additional financing or other agreements in the future, we cannot make assurances that these agreements will be on favorable terms or that they will not restrict the distribution of dividends or other payments to shareholders.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition.

We cannot be certain if we will generate sufficient cash through active management of our AVAX holdings. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. We may from time to time issue convertible notes or preferred stock in order to further our AVAX acquisition strategy. If we incur debt or issue preferred stock, the debt holders and holders of preferred stock could also have rights senior to holders of Company Stock to make claims on the Company’s assets. The terms of any debt could also restrict our operations, including our ability to pay dividends on Class A Common Stock. As a result, Company shareholders bear the risk of future issuances of debt or preferred securities reducing the value of the shares of Class A Common Stock.

The issuance of additional shares or convertible securities by the Company could make it difficult for another company to acquire us, may dilute the ownership of Company shareholders and could adversely affect the price of Class A Common Stock.

We may obtain additional financing and may, in addition to the Class A Common Stock, issue additional shares and/or offer debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or shares of preferred stock. Issuing additional shares of Company Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of the Company’s existing shareholders, reduce the market price of outstanding shares of Class A Common Stock, or both. Securities convertible into equity could be subject to adjustments in the conversion ratio, pursuant to which certain events may increase the number of equity securities issuable upon conversion. Shares of preferred stock could have a preference with respect to liquidating distributions or a preference with respect to dividend payments, including such preferences attached to the preferred stock, that could further limit our ability to pay dividends to the holders of Class A Common Stock. The potential issuance of additional securities may delay or prevent a change in control of the Company, discourage bids for our securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our securities, including Class A Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of Class A Common Stock bear the risk that the Company’s future offerings and exercise of any options under any stock option plans that we may implement may reduce the market price of Class A Common Stock and dilute their percentage ownership. See the section entitled “Description of Securities.”

Future resales of Class A Common Stock may cause the market price of the Company’s securities to drop significantly, even if our business is doing well.

The Lock-Up Agreement provides that, subject to certain exceptions, the Company Stock received by the MLAC Insiders and Dragonfly is locked-up and subject to transfer restrictions.

However, following the expiration of such lock-up, the MLAC Insiders and Dragonfly will not be restricted from selling Company Stock held by them, other than by applicable securities laws. Dragonfly and the MLAC Insiders collectively beneficially own 26.69% of the outstanding shares of Class A Common Stock as of July 21, 2026.

In addition, pursuant to the Amended and Restated Registration Rights Agreement, the Company has agreed to register for resale, pursuant to Rule 415 under the Securities Act, shares of Class A Common Stock that are held by the MLAC Insiders, Dragonfly and the Foundation. Pursuant to the Amended and Restated Registration Rights Agreement, such parties will have customary registration rights, including demand and piggyback rights. 15,605,639 shares of Class A Common Stock held by such holders is subject to registration rights.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Class A Common Stock and the market price of Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We incur significant costs as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

We incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. We incur significant costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules implemented by the SEC and Nasdaq, or any other national securities exchange on which we may list our securities in the future. These laws and regulations increase our legal and financial compliance costs and render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses. These laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the Company Board or board committees or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Our management team has limited experience managing and operating a U.S. public company.

Certain members of our management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Our transition to being a U.S. public company subjects us to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our Senior Management and could divert their attention away from the day-to-day management of its business. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected. To support our operations as a U.S. public company, we plan to recruit additional qualified employees or external consultants with relevant experience, which will increase our operating costs in future periods. Should any of these factors materialize, our business, financial condition and results of operations could be adversely affected.

If we are unable to maintain an effective system of internal controls and compliances, our business and reputation could be adversely affected.

We plan to manage regulatory compliance by monitoring and evaluating our internal controls to ensure that we are in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in our internal controls and compliances will not arise, or that we will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in our internal controls, in a timely manner or at all. We cannot assure that there will be no instances of inadvertent non-compliances with statutory requirements, which may subject us to regulatory action, including monetary penalties, which may adversely affect our business and reputation.

We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

Effective internal control over financial reporting and disclosure controls and procedures are critical to our success as a public company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting principles. Similarly, disclosure controls and procedures are designed to ensure that information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure.

In connection with the audit of our financial statements as of December 31, 2025, we identified a material weakness as defined under the Exchange Act, and by the PCAOB in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. We identified a material weakness in that we did not design and maintain effective controls over the financial reporting process, including segregation of duties related to journal entries and account reconciliations. We are working to remediate this material weakness and are taking steps to strengthen our internal control over financial reporting. We plan to hire qualified staff as well as develop and implement formal policies, processes and documentation procedures relating to financial reporting, including the oversight of third-party service providers.

The actions that we are taking are subject to ongoing executive management review. If we are unable to successfully remediate the material weakness, or if in the future, they identify further material weaknesses in internal controls over financial reporting, we may not detect errors on a timely basis, and financial statements may be materially misstated. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in reported financial information and cause the trading price of Company Stock to fall. In addition, as a public company, we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of shares from Nasdaq or other adverse consequences that could materially harm our business. In addition, we could become subject to investigations by Nasdaq, the SEC and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition, or divert financial and management resources from our core business.

We intend to remediate the material weakness through formalizing and enhancing policies and procedures regarding the financial reporting process to support the effective deployment of management’s directives and control activities. This includes our plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations.

While we will work to remediate the material weakness as quickly and efficiently as possible, we cannot at this time provide an expected timeline in connection with any remediation plan, and our initiatives may not prove to be successful in remediating the material weakness or preventing additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. These remediation measures may be time consuming and costly, and might place significant demands on our financial and operational resources. In the future, we may identify additional material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, our current internal control over financial reporting and disclosure controls and procedures, and any new internal control over financial reporting and disclosure controls and procedures that we develop, may become inadequate because of changes in our business, operations and other factors, some of which may be beyond our control.

As a private company, we were not required to assess and conclude on the effectiveness of our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a). Our management has not completed a comprehensive assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We will not be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. At that time, our management may conclude that our internal control over financial reporting remains not effective. In addition, once we cease to qualify as an “emerging growth company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment and may issue a report that contains an adverse opinion if, in their evaluation, there are deficiencies that, individually or in combination, result in one or more material weaknesses.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. Moreover, our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. During the course of implementing, documenting and testing our internal control over financial reporting, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting and disclosure controls and procedures. Further, despite our efforts to implement and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to detect or prevent all errors or instances of fraud and additional weaknesses in our internal control over financial reporting may be identified in the future.

A material weakness in our internal control over financial reporting, failure to maintain effective disclosure controls and procedures or any difficulties encountered in their implementation or improvement could lead to errors in our annual or interim financial statements or restatements of previously issued financial statements or could cause us to fail to meet our financial reporting obligations, any of which could adversely affect our business, results of operations, financial condition and future prospects. Such failures could also lead to a loss of investor confidence in the accuracy and completeness of our financial reports, which in turn could have a negative impact on the market price of our Company Stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under U.S. securities laws and subject us to potential delisting from Nasdaq to regulatory investigations and to civil or criminal sanctions. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Section 404 of the Sarbanes-Oxley Act requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of our internal control over financial reporting beginning with our first Annual Report on Form 10-K for the year in which the Business Combination was consummated. Additionally, once we cease to be an emerging growth company, our independent registered accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K to be filed with the SEC. We may in the future identify material weaknesses or significant deficiencies that we may be unable to remedy before the requisite deadline for those reports. Our ability to comply with the annual internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls across its company. We expect these systems and controls to involve significant expenditures and to become increasingly complex as its business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations or result in material misstatements in the Company’s financial statements, which could adversely affect our business and reduce the market price of Class A Common Stock.

We are an “emerging growth company” under the JOBS Act. The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we will be permitted to and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

We cannot predict whether investors will find Class A Common Stock less attractive if we rely on these exemptions. If some investors find Class A Common Stock less attractive as a result, there may be a less active trading market for Class A Common Stock. The market price of Class A Common Stock may be more volatile.

We expect to remain an emerging growth company until the earlier of (i) the last day of the fiscal year: (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which we have total annual gross revenue of at least $1.235 billion, or (3) in which we are deemed to be a large accelerated filer, which means the market value of Company Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which the Company has issued more than $1 billion in non-convertible debt securities during the prior three-year period.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of Class A Common Stock could decline.

The trading market for Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about the Company or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of the Company’s securities would likely be negatively impacted. If any of the analysts that may cover the Company change their recommendation regarding the Company’s securities adversely, or provide more favorable relative recommendations about our competitors, the price of the Company’s securities would likely decline. If any analyst that may cover the Company ceases covering us or fails to regularly publish reports on us, it could lose visibility in the financial markets, which could cause the price or trading volume of the Company’s securities to decline. If one or more of the analysts who cover us downgrades our Class A Common Stock or if our reporting results do not meet their expectations, the market price of Class A Common Stock could decline.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, financial condition and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, we may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

●	substantial payments to satisfy judgments, fines or penalties;

●	substantial outside counsel, advisor and consultant fees and costs;
●	substantial administrative costs, including arbitration fees;
●	additional compliance and licensure requirements;
●	loss or non-renewal of then-existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;
●	loss of productivity and high demands on employee time;
●	criminal sanctions or consent decrees;
●	termination of certain employees, including members of our executive team;
●	barring of certain employees from participating in our business in whole or in part;
●	orders that restrict our business or prevent us from offering certain products or services;
●	changes to our business model and practices;
●	an inability to deliver on our strategy;
●	delays to planned transactions, product launches or improvements; and
●	damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

Since members of the Advisory Board have interests that are different from, or in addition to (and which may conflict with) our interests, a conflict of interest may arise in connection with their Advisory Board services.

In addition to their roles on the Advisory Board of the Company, Emin Gun Sirer acts as Chief Executive Officer of Ava Labs, Haseeb Qureshi acts as a Managing Partner of Dragonfly Digital Management LLC, Jason Yanowitz acts as Chief Executive Officer of Blockworks Inc. and Stani Kulechov acts as Chief Executive Officer of Aave Labs. While the businesses affiliated with the Advisory Board members and the Company currently share a strong alignment of interests, in particular the promotion and support of the digital asset market generally and the Avalanche ecosystem in particular, we cannot guarantee that these interests will remain fully aligned in the future. As each entity associated with our Advisory Board members pursues its own strategic objectives, business priorities or operational mandates, circumstances may arise in which their interests diverge. For example, decisions regarding the allocation of resources, the prioritization of development initiatives or the structuring of partnerships and incentives may benefit one entity to the detriment of the other. Additionally, the existence of diverging personal or financial interests may lead to actual or perceived conflicts of interest for Advisory Board members when making decisions that impact both organizations. Any such conflicts, if not properly managed, could adversely affect the governance, operations or reputation of the Company and harm our business.

Risks Related to Ownership of Company Stock

Dragonfly, whose interests may conflict with yours, can individually exercise significant influence over us. You have no voting rights of Class A Common Stock except as required by the DGCL and the concentrated ownership of Company Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the DGCL will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Company Stock, and that may adversely affect the trading price of Class A Common Stock.

Dragonfly beneficially owns approximately 19.75% of the issued and outstanding shares of Class A Common Stock as of July 21, 2026. Further, only Class B Common Stock have voting rights and all shares of Class B Common Stock are owned by Dragonfly. For so long as Dragonfly holds a significant portion of the voting interests of the Company through its ownership of Class B Common Stock, it will have the ability to significantly influence decision-making with respect to the Company’s business direction and policies.

The shares of Class B Common Stock will not be transferable and will be canceled, pro rata, upon any transfer of shares of Class A Common Stock by Dragonfly to any third party (other than its affiliates). Transfers of shares of Class A Common Stock held by Dragonfly will be subject to the provision of the Seller Lock-Up Agreement and transfer of shares of Class A Common Stock held by the MLAC Insiders will be subject to the Sponsor Lock-Up Agreement, pursuant to which Dragonfly and the MLAC Insiders will agree not to, subject to certain exceptions, transfer their shares of Class A Common Stock until the earlier of (i) the one-year anniversary of the Closing and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of Company Stock for cash, securities or other property. The shares of Class A Common Stock shall acquire full voting rights upon cancellation of all shares of Class B Common Stock. The Company cannot predict when Class A Common Stock may gain voting rights, if at all.

Dragonfly is also entitled to board designation rights under the Organizational Documents. Matters over which Dragonfly may individually, directly or indirectly, exercise significant influence include (subject to any non-waivable voting rights afforded to the holders of Class A Common Stock under the DGCL): (i) the election of the directors on the Company Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in the Company’s shareholders receiving a premium price for their shares; (iii) amendments to the Amended and Restated Certificate of Incorporation, and (iv) increases or decreases in the size of the Company Board. Such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for Company Stock that you may feel are in your best interest as one of the Company’s shareholders. As a result, such concentrated control may adversely affect the market price of Class A Common Stock.

Dragonfly, through its voting control of the Company, is in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

Dragonfly owns all of the outstanding Class B Common Stock. As a result, Dragonfly has the ability to exercise control over certain decisions requiring shareholder approval, including the election of directors, amendments to the Amended and Restated Certificate of Incorporation and approval of significant corporate transactions, such as a merger or other sale of the Company or our assets. In addition, the Company Board will consist of one (1) or more members, each of whom shall be a natural person. Accordingly, Dragonfly will have significant influence over the Company and the Company’s decisions, including the appointment of management and any other action requiring a vote of the Company Board. In addition, this concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and may negatively affect the market price of Class A Common Stock.

Holders of Class A Common Stock have no voting rights. Other than as required by applicable law, the holders of shares of Class A Common Stock shall only acquire full voting rights upon cancellation of all shares of Class B Common Stock. The shares of Class B Common Stock will be canceled ‘upon any transfer of shares of Class A Common Stock by Dragonfly to any third party (other than its affiliates). Transfers of Class A Common Stock will be subject to the provision of the Seller Lock-Up Agreement, pursuant to which Dragonfly agreed not to, subject to certain exceptions, transfer its shares of Company Stock until the earlier of (i) the one-year anniversary of the Closing and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of Company Stock for cash, securities or other property. The Company cannot predict when holders of Class A Common Stock may gain voting rights, if at all.

Volatility in the Company’s share price could subject us to securities class action litigation.

The market price of the shares of Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation and investigations. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Shareholders of the Company cannot be sure about whether the shares of Class A Common Stock will develop an active trading market or whether we are able to maintain the listing of Class A Common Stock in the future, which could limit investors’ ability to make transactions in shares of Class A Common Stock and subject us to additional trading restrictions.

The Company is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. We may be unable to maintain the listing of Class A Common Stock in the future. A successful listing also does not ensure that a market for the shares of Class A Common Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the shares of Class A Common Stock in the future and the shares of Class A Common Stock.

Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable Company shareholders to sell their shares of Class A Common Stock. If a public market for the shares of Class A Common Stock does not develop, investors may not be able to resell their shares of Class A Common Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. We cannot predict the extent to which investor interest in the Company will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Class A Common Stock and the development and continued existence of a market and favorable price for the shares of Class A Common Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of the Company, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Class A Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Class A Common Stock. Many of these factors and conditions are beyond our control or the control of the shareholders of the Company.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of Company Stock.

Our management currently expects that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While our management expects research analyst coverage, if no analysts commence coverage of us, the trading price and volume for Company Stock could be adversely affected.

We may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the Company Board and will depend on, among other things, applicable law, regulations, restrictions, our results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of the Company and other factors that the Company Board may deem relevant. As a result, capital appreciation, if any, of Class A Common Stock will be an investor’s sole source of gain for the foreseeable future.

We are a “controlled company” within the meaning of the Nasdaq Rules, and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.

We qualify as a “controlled company” as defined under the Nasdaq Rules, since Dragonfly beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are also permitted to elect to rely on certain exemptions from corporate governance rules. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For example, controlled companies:

●	are not required to have a Board that is composed of a majority of “independent directors,” as defined under Nasdaq Rules;
●	are not required to have a compensation committee that is composed entirely of independent directors; and
●	are not required to have director nominations be made, or recommended to the full Board of Directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

These exemptions do not modify the requirement for a fully independent audit committee, which is permitted to be phased-in as follows: (1) one independent committee member at the time of consummation of the Transactions; (2) a majority of independent committee members within 90 days of consummation of the Transactions; and (3) all independent committee members within one year of consummation of the Transactions. Similarly, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the compensation committee and the nominating and corporate governance committee, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a “controlled company” as opposed to our initial public offering date. Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our board of directors.

Because we utilize the “controlled company” exemption, shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Rules. Our status as a controlled company could make our common stock less attractive to some investors or otherwise adversely affect its trading price.

The Amended and Restated Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, stockholders, or officers or other employees to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action or proceeding asserting a claim against us or any current or former director, stockholder, or officer or other employee of us arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL, the Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (4) any action or proceeding related to or involving us or any current or former director, stockholder, or officer or other employee of us that is governed by the internal affairs doctrine; provided that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

The exclusive forum provision in the Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended and

Restated Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing Amended and Restated Certificate of Incorporation provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law may rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the exclusive forum provisions contained in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such dispute, as well as resolving such action in other jurisdictions, all of which may adversely affect our business, financial condition, and results of operations.

Because Class A Common Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of Class A Common Stock.

Because Class A Common Stock is non-voting, significant holders of Class A Common Stock are exempt from the obligation to file reports under Sections 13(d), 13(g), and 16 of the Exchange Act. These provisions generally require periodic reporting of beneficial ownership by significant stockholders. Our directors and officers are required to file reports under Section 16 of the Exchange Act. Our significant stockholders, other than directors and officers and Dragonfly, are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. As such, stockholders will be unable to bring derivative claims for disgorgement of profits for trades by significant stockholders under Section 16(b) of the Exchange Act unless the significant stockholders are also directors or officers or Dragonfly.

Since Class A Common Stock will be our only class of stock registered under Section 12 of the Exchange Act and that class is non-voting, we will not be required to file proxy statements or information statements under Section 14 of the Exchange Act, unless a vote of Class A Common Stock is required by applicable law. Accordingly, legal causes of action and remedies under Section 14 of the Exchange Act for inadequate or misleading information in proxy statements may not be available to holders of Class A Common Stock. If we do not deliver any proxy statements, information statements, annual reports, and other information and reports to the holders of Class B Common Stock, then we will similarly not provide any of this information to holders of Class A Common Stock. Because we are not required to file proxy statements or information statements under Section 14 of the Exchange Act, any proxy statement, information statement or notice of our annual meeting may not include all information under Section 14 of the Exchange Act that a public company with voting securities registered under Section 12 of the Exchange Act would be required to provide to its stockholders. Most of that information, however, will be reported in other public filings. For example, disclosures required by Part III of Form 10-K as well as disclosures required by Nasdaq that are customarily included in a proxy statement will be included in our Form 10-K, rather than a proxy statement. But some information required in a proxy statement or information statement is not required in any other public filing. For example, we will not be required to comply with the proxy access rules under Section 14 of the Exchange Act. If we take any action in an extraordinary meeting of stockholders where the holders of Class A Common Stock are not entitled to vote, we will not be required to provide the information required under Section 14 of the Exchange Act. Nor will we be required to file a preliminary proxy statement under Section 14 of the Exchange Act. Since that information is also not required in a Form 10-K, holders of Class A Common Stock may not receive the information required under Section 14 of the Exchange Act with respect to extraordinary meetings of stockholders. In addition, we will not be subject to the “say-on-pay” and “say-on-frequency” provisions of the Dodd — Frank Act. As a result, our stockholders will not have an opportunity to provide a non-binding vote on the compensation of our executive officers. Moreover, holders of Class A Common Stock will be unable to bring matters before our annual meeting of stockholders or nominate directors at such meeting, nor can they submit stockholder proposals under Rule 14a-8 of the Exchange Act. For more information regarding our reporting obligations, see the section entitled “Additional Information.”

Risks Related to Taxation

Unrealized fair value gains on our AVAX holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the IRS issued proposed regulations with respect to the application of CAMT.

Additionally, we are required to adopt ASU 2023-08, under which AVAX holdings must be measured at fair value in our statement of financial position, with gains and losses from changes in the fair value of our AVAX recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include any unrealized gains or losses reported in the applicable tax year. On September 30, 2025, the IRS announced that it intends to revise the proposed regulations and provided interim guidance that, for purposes of determining whether CAMT applies, companies may exclude unrealized gains or losses with respect to certain assets such as Bitcoin assuming certain requirements are met. Taxpayers are generally allowed to rely on such interim guidance until such proposed regulations are issued.

If we do become subject to CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

USE OF PROCEEDS

All of the Offered Securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any brokerage fees or commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the Offered Securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock is listed on Nasdaq under the symbol “AVAT.” Our Class A Common Stock began public trading on June 11, 2026. As of July 21, 2026, there were 33 holders of record of our Class A Common Stock, which does not include holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions.

Dividend Policy

We have not declared or paid any dividends on our Class A Common Stock. We currently do not anticipate paying cash dividends on our Class A Common Stock for the foreseeable future. Any decision to declare and pay dividends on our Class A Common Stock in the future will be made at the sole discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, including those under any current or future debt instruments, and other factors that our Board may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

References to “AVAT,” the “Company,” “we,” “us” or “our,” prior to the Business Combination refer to Avalanche Treasury Company, LLC, and such references following the Business Combination refer to the Company in its current corporate form as a Delaware corporation called “Avalanche Treasury Corporation” or “AVAT.”

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of MLAC, the Company and Avalanche Treasury Company, LLC, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026 assumes that the Business Combination occurred March 31, 2026. The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, presents pro forma effect to the Business Combination as if it had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been if the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, has been derived from:

●	The historical unaudited financial statements of MLAC as of March 31, 2026, and the related notes thereto included elsewhere in this prospectus; and
●	The historical unaudited consolidated financial statements of the Company as of March 31, 2026, and the related notes thereto included elsewhere in this prospectus.
●	The historical unaudited financial statements of Avalanche Treasury Company, LLC as of March 31, 2026, and the related notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, has been derived from:

●	The historical unaudited financial statements of MLAC for the three months ended March 31, 2026, and the related notes thereto included elsewhere in this prospectus; and
●	The historical unaudited financial statements of the Company for the three months ended March 31, 2026, and the related notes thereto included elsewhere in this prospectus.
●	The historical unaudited financial statements of Avalanche Treasury Corporation, LLC for the three months ended March 31, 2026, and the related notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been derived from:

●	The historical audited financial statements of MLAC for the year ended December 31, 2025, and the related notes thereto included elsewhere in this prospectus; and
●	The historical audited financial statements of the Company for the period from September 22, 2025 (Inception) to December 31, 2025, and the related notes thereto included elsewhere in this prospectus.
●	The historical audited financial statements of the Company for the period from August 20, 2025 (Inception) to December 31,2025, and the related notes thereto included elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this prospectus which incorporates Transaction Accounting Adjustments. The Company, Avalanche Treasury Company, LLC and MLAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of the Company, Avalanche Treasury Company, LLC and MLAC included in this prospectus and the Company’s, Avalanche Treasury Company, LLC’s and MLAC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Transactions

Business Combination

On the Closing Date, the Company, consummated its previously announced business combination pursuant to the Business Combination Agreement, by and among the Company, MLAC, MLAC Merger Sub, Company Merger Sub, Avalanche Treasury Company, LLC and Dragonfly, following approval thereof at an extraordinary general meeting of MLAC’s shareholders on June 4, 2026.

Pursuant to the terms of the Business Combination Agreement, on the Closing Date but prior to the Closing, MLAC effected the “Domestication, pursuant to which MLAC transferred by way of continuation to and became a Delaware corporation.

On the Closing Date, two hours after the Domestication, MLAC Merger Sub merged with and into MLAC in accordance with the DGCL and the DLLCA, with MLAC continuing as the surviving company and a wholly-owned subsidiary of the Company, and with MLAC shareholders receiving one share of Class A Common Stock for each MLAC Class A Ordinary Share held by such shareholder, and with each holder of an MLAC Right receiving one share of Class A Common Stock in exchange for every ten (10) MLAC Rights held by such holder.

Also on the Closing Date, Company Merger Sub merged with and into Avalanche Treasury Company, LLC in accordance with the applicable provisions of the DLLCA, with Avalanche Treasury Company, LLC continuing as the surviving company, and with (i) each Company Member other than Dragonfly receiving one share of Class A Common Stock for each Company Unit held immediately prior to the effective time of the Company Merger and (ii) the Funds receiving one share of Class A Common Stock and one share of Class B Common Stock for each Company Unit it held.

The following table summarizes the pro forma number of shares of Class A Common Stock outstanding following the consummation of the Business Combination and the Domestication, discussed further in the sections below.

Equity Capitalization Summary	Shares	%
AVAT Class A members	21,855,658	57.6%
Public Shareholders	2,453,529	6.5%
MLAC Insiders	2,800,000	7.4%
Dragonfly (excluding Astral)	5,805,639	15.3%
Astral	2,000,000	5.3%
Foundation	3,000,000	7.9%
Total shares of Class A Common Stock outstanding	37,914,826	100.0%

	Shares	%
Dragonfly Class B members	5,805,639	100.0%
Total shares of Class B Common Stock outstanding	5,805,639	100.0%

The following table shows the per share value of Common Stock held by non-redeeming holders of Class A Common Stock:

Shares	37,914,826
Book equity per share	$2.44

Accounting for the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S GAAP with MLAC being treated as the acquired company for financial reporting purposes and Avalanche Treasury Company, LLC as the accounting “acquirer.” Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Avalanche Treasury Company, LLC with the business combination treated as the equivalent of Avalanche Treasury Company, LLC issuing stock for the net assets of MLAC, accompanied by a recapitalization. The net assets of MLAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Avalanche Treasury Company, LLC.

This determination was primarily based on the assumption that:

●	Avalanche Treasury Company, LLC’s members hold a majority of the voting power of the Company post Business Combination;
●	The Company Board consists of one (1) or more members, each of whom are a natural person;
●	Avalanche Treasury Company, LLC’s operations will substantially comprise the ongoing operations of the Company; and
●	Avalanche Treasury Company, LLC’s senior management will comprise the senior management of the Company.

Another determining factor was that MLAC does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination was accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of MLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2026(1)

			Token Sale		Avalanche
		Avalanche	Agreement		Treasury
		Treasury	Transaction		Company, LLC		Transaction
	Company	Company, LLC	Accounting		Pro Forma	MLAC	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Adjusted	(Historical)	Adjustments		Combined
ASSETS
Current assets
Cash	$—	$1,222,052	$—		$1,222,052	$66,568	$1,634,507	A	$10,012,166
							(14,910,961)	B
							(1,000,000)	F
							23,000,000	M
USDC		2,391,023			2,391,023	—	—		2,391,023
Prepaid expenses		96,998			96,998	85,092			182,090
Prepaid insurance	—	—	—		—	64,651			64,651
Deferred transaction costs	2,224,203	3,537,869	—		3,537,869	—	(5,762,072)	B	—
Due from related party		1,578,524	—		1,578,524	—	(1,578,524)	O	—
Total current assets	2,224,203	8,826,466	—		8,826,466	216,311	1,382,950		12,649,930
Non-current assets
Cash and marketable securities held in Trust Account	—	—	—		—	243,344,159	(1,634,507)	A	—
							1,517,806	J
							(243,227,458)	N
Digital assets – AVAX	—	122,758,140	—		122,758,140	—			122,758,140
Digital assets – stAVAX		10,187,157			10,187,157	—	—		10,187,157
Total non-current assets	—	132,945,297	—		132,945,297	243,344,159	(243,344,159)		132,945,297
Total assets	$2,224,203	$141,771,763	$—		$141,771,763	$243,560,470	$(241,961,209)		$145,595,227
LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$447,662	$1,353,029	—		1,353,029	$339,964	$(808,681)	B	$1,377,713
							45,739	B
Accrued legal fees	200,820	—	—		—	—	(200,820)	B	—
Due to Sponsor	—	—	—		—	688	—		688
Accrued transaction costs	282,214	1,327,121	—		1,327,121		(1,609,335)	B	—
Due to related party	1,578,524	—	—		—	—	(1,578,524)	O	—
Note payable	—	—	—		—	—	23,000,000	M	23,000,000
Token sale liability	—	15,203,085	(15,203,085)	K	—	—	—		—
Total current liabilities	2,509,220	17,883,235	(15,203,085)		2,680,150	340,652	18,848,379		24,378,401
Non-current liabilities
Deferred underwriting fee payable	—	—	—		—	1,000,000	(1,000,000)	F	—
Post-closing shares liability	—	—	—		—	—	11,380,000	L	11,380,000
Earnout liability	—	—	—		—	—	16,376,000	L	16,376,000
Total non-current liabilities	—	—	—		—	1,000,000	26,756,000		27,756,000
Total liabilities	2,509,220	17,883,235	(15,203,085)		2,680,150	1,340,652	45,604,379		52,134,401
Class A ordinary shares subject to possible redemption	—	—	—		—	243,344,159	(1,634,507)	E	—
							1,517,806	J
							(243,227,458)	N
EQUITY
AVAT Avalanche Treasury Company, LLC Members’ capital	—	215,389,322			215,389,322	—	(215,389,322)	C	—
Company Class A Common Stock	10	—	30,000	K	30,000	—	296,603	C	379,148
							23,000	G
							29,535	I
Company Class B Common Stock	—	—	—		—	—	58,056	C	58,056
MLAC preference shares	—	—	—		—	—	—		—
MLAC Class A Ordinary Shares	—	—	—		—	81	15	E	—
							280	H
							(376)	I
MLAC Class B Ordinary Shares	—	—	—		—	719	(719)	H	—
Subscription receivable	(10)	(5,125,002)	—		(5,125,002)	—	10	C	(5,125,002)
Additional paid-in capital	—	—	15,173,085	K	15,173,085	—	(17,080,048)	B	212,565,433
							215,034,653	C
							(2,145,029)	D
							1,634,492	E
							(23,000)	G
							439	H
							(29,159)	I
Accumulated deficit	(285,017)	(86,375,792)	—		(86,375,792)	(1,125,141)	(1,019,888)	B	(114,416,809)
							2,145,029	D
							1,517,806	J
							(1,517,806)	J
							(27,756,000)	L
Total equity	(285,017)	123,888,528	15,203,085		139,091,613	(1,124,341)	(44,221,429)		93,460,826
Total equity and liabilities	$2,224,203	$141,771,763	$—		$141,771,763	$243,560,470	$(241,961,209)		$145,595,227
(1)	The unaudited pro forma condensed combined balance sheet as of March 31, 2026, combines the historical unaudited balance sheet of Avalanche Treasury Company, LLC as of March 31, 2026, with the historical unaudited balance sheet of the Company as of March 31, 2026, and with the historical unaudited balance sheet of MLAC as of March 31, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026(2)

				Avalanche
				Treasury
				Company, LLC
			Contribution	Subscription	Avalanche
		Avalanche	Agreement	Agreements	Treasury
		Treasury	Transaction	Transaction	Company, LLC		Transaction
	Company	Company, LLC	Accounting	Accounting	Pro Forma	MLAC	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments	Adjustments	Adjusted	(Historical)	Adjustments		Combined
Staking revenue, net of fees	$—	$2,057,074	$—	$—	$2,057,074	$—	$—		$2,057,074
General and administrative expenses	(139,635)	(1,942,410)	—	—	(2,082,045)	(389,571)	60,000	BB	(2,411,616)
Change in fair value of digital assets	—	(46,192,584)	—	—	(46,192,584)	—	—		(46,192,584)
Realized loss on digital assets	—	(477,431)	—	—	(477,431)	—	—		(477,431)
Impairment of digital assets	—	(5,059,757)	—	—	(5,059,757)	—	—		(5,059,757)
Compensation expense	—	—	—	—	—	—	(1,157,813)	CC	(1,157,813)
Loss from operations	(139,635)	(51,615,108)	—	—	(51,754,743)	(389,571)	(1,097,813)		(53,242,127)
Other income (expense):
Interest income on cash and marketable securities held in the Trust Account	—	—	—	—	—	2,113,587	(2,113,587)	AA	—
Change in fair value of token sale liability	—	24,807,903	—	—	24,807,903	—	(24,807,903)	DD	—
Other income	—	21,059	—	—	21,059	—	—		21,059
Interest income	—	5,904	—	—	5,904	—	—		5,904
Interest expense	—	—	—	—	—	—	(402,500)	EE	(402,500)
Total other income (expense)	—	24,834,866	—	—	24,834,866	2,113,587	(27,323,990)		(375,537)
Net (loss) income	$(139,635)	$(26,780,242)	$—	$—	$(26,919,877)	$1,724,016	$(28,421,803)		$(53,617,664)
Basic and diluted net income (loss) per share	$(145.38)	$(0.98)				$0.06
Pro forma weighted average number of shares outstanding – basic and diluted									37,914,826	(1)
Pro forma loss per share – basic and diluted									$(1.41)
(1)	Please refer to Note 3 (“Net Loss per Share”) for details.
(2)	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, combines the historical unaudited statement of operations of the Company for the three months ended March 31, 2026, with the unaudited statement of operations of Avalanche Treasury Company, LLC for the three months ended March 31, 2026, with the historical unaudited statement of operations of MLAC for the three months ended March 31, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025(2)

			Token Sale		Avalanche
		Avalanche	Liability		Treasury
		Treasury	Transaction		Company, LLC		Transaction
	Company	Company, LLC	Accounting		Pro Forma	MLAC	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Adjusted	(Historical)	Adjustments		Combined
Staking revenue, net of fees	$—	$1,434,669	$—		$1,434,669	$—	$—		$1,434,669
General and administrative expenses	(145,382)	(1,205,832)	—		(1,205,832)	(1,304,773)	(1,019,888)	CC	(3,435,875)
							240,000	BB
Change in fair value of digital assets	—	(96,338,351)	—		(96,338,351)	—	—		(96,338,351)
Realized loss on digital assets	—	(2,142,985)	—		(2,142,985)	—	—		(2,142,985)
Impairment of digital assets	—	(13,566,758)	—		(13,566,758)	—	—		(13,566,758)
Compensation expense	—	—	—		—	—	(4,631,250)	EE	(4,631,250)
Loss from operations	(145,382)	(111,819,257)	—		(111,819,257)	(1,304,773)	(5,411,138)		(118,680,550)
Other income (expense):
Interest income on cash and marketable securities held in the Trust Account	—	—	—		—	9,586,719	(9,586,719)	AA	—
Change in fair value of token sale liability	—	52,150,216	(52,150,216)	FF	—	—	—		—
Other income	—	75,157	—		75,157	—	—		75,157
Interest expense	—	(1,666)	—		(1,666)	—	(1,610,000)	GG	(1,611,666)
Fair value of post-closing shares liability	—	—	—		—	—	(11,380,000)	DD	(11,380,000)
Fair value of earnout liability	—	—	—		—	—	(16,376,000)	DD	(16,376,000)
Other income (expense), net	—	52,223,707	(52,150,216)		73,491	9,586,719	(38,952,719)		(29,292,509)
Net (loss) income	$(145,382)	$(59,595,550)	$(52,150,216)		$(111,745,766)	$8,281,946	$(44,363,857)		$(147,973,059)
Basic and diluted net (loss) income per share	$(145.38)	$(3.55)				$0.27
Pro forma weighted average number of shares outstanding – basic and diluted									37,914,826	(1)
Pro forma loss per share – basic and diluted									$(3.90)

(1)Please refer to Note 3 — “Net Loss per Share” for details.

(2)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, combines the historical audited statement of operations of MLAC for the year ended December 31, 2025 with the historical audited statement of operations of the Company for the period from September 22, 2025 (Inception) through December 31, 2025, with the historical audited statement of operations of Avalanche Treasury Company, LLC for the period from August 20, 2025 (Inception) through December 31, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S GAAP with MLAC treated as the acquired company for financial reporting purposes and AVAT as the accounting “acquirer.” Under this method of accounting, although MLAC acquired all the outstanding equity interests of Avalanche Treasury Company, LLC in the Business Combination, MLAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Avalanche Treasury Company, LLC issuing stock for the net assets of MLAC, accompanied by a recapitalization. The net assets of MLAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Avalanche Treasury Company, LLC.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination and related transactions occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and the year ended December 31, 2025, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2025.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	MLAC’s unaudited balance sheet as of March 31, 2026 and the related notes thereto included in this prospectus; and
●	The Company’s unaudited consolidated balance sheet as of March 31, 2026, and the related notes thereto, included in this prospectus.
●	Avalanche Treasury Company, LLC’s unaudited balance sheet as of March 31, 2026, and the related notes thereto included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	MLAC’s unaudited statement of operations for the three months ended March 31, 2026, and the related notes thereto, included in this prospectus; and
●	The Company’s unaudited consolidated statement of operations for the three months ended March 31, 2026, and the related notes thereto, included in this prospectus.
●	Avalanche Treasury Company, LLC’s unaudited statement of operations for the three months ended March 31, 2026, and the related notes thereto, included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

●	MLAC’s audited statement of operations for the year ended December 31, 2025, and the related notes thereto, included in this prospectus; and
●	The Company’s audited consolidated statement of operations for the period from September 22, 2025 (Inception) to December 31, 2025, and the related notes thereto, included in this prospectus.
●	Avalanche Treasury Company, LLC’s audited statement of operations for the period from August 20, 2025 (Inception) to December 31, 2025, and the related notes thereto, included in this prospectus.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The historical financial statements of the Company and Avalanche Treasury Company, LLC have been prepared in accordance with U.S. GAAP. The historical financial statements of MLAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Avalanche Treasury Company, LLC.

Upon consummation of the Business Combination, management has performed a comprehensive review of the three entities’ accounting policies. As a result of the review, management has not identified differences between the accounting policies of the three entities which have a material impact on the financial statements of the Combined Company. Based on its analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under U.S. GAAP. The Company and Avalanche Treasury Company, LLC have had a historical relationship prior to the Business Combination, and a pro forma adjustment was required to eliminate activities between the companies. The Company and Avalanche Treasury Company, LLC have not had any historical relationship with MLAC prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2025.

Transaction Accounting Adjustments to Unaudited Pro Foma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2026, are as follows:

A.	Reflects the liquidation and reclassification of $1.6 million of funds held in the Trust Account to cash that became available following the Business Combination.
B.

Reflects the payment of $1.3 million of MLAC transaction costs at the Closing of which $0.3 million of these fees were accrued as of March 31, 2026. The remaining amount of $1.0 million is reflected as an adjustment to accumulated losses.

Reflects the payment of $13.6 million of Avalanche Treasury Company, LLC transaction costs at the Closing of which $2.3 million of these fees were accrued and $5.8 million were recorded as deferred transaction costs as of March 31, 2026. The remaining amount of $17.1 million has been recorded to additional paid-in capital. $0.05 million of transaction costs were deferred until after the Closing and reflected as an adjustment to accrued expenses and additional paid-in capital.

C.

Represents the exchange of 21,855,658 Company Units for 21,855,658 shares of Class A Common Stock and the exchange of 5,805,639 Company Units for 5,805,639 shares of Class A Common Stock and 5,805,639 shares of Class B Common Stock, par value $0.01, upon the Closing. Represents the issuance of the Additional Merger Consideration shares of 2,000,000 shares of Class A Common Stock, par value $0.01, to Astral upon the Closing. Reflects the reversal of the subscription receivable on the Company.

D.

Represents the elimination of MLAC’s historical accumulated losses after recording the transaction costs incurred by MLAC of $2.0 million as described in (B) above, the recording of interest earned in the Trust of $1.5 million as described in (J) below, and the accretion of ordinary shares subject to redemption of $1.5 million as described in (J) below.

E.	Reflects the reclassification of 153,530 shares of MLAC Class A ordinary shares subject to possible redemption to permanent equity.
F.	Reflects the settlement of the MLAC deferred underwriting commission for $1.0 million at the Closing.
G.	Reflects the conversion of Public Rights into 2,299,999 shares of Class A Common Stock upon the Closing.
H.

Reflects the forfeiture of 4,387,500 MLAC Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the conversion of 2,800,000 Class B Ordinary Shares into MLAC Class A Ordinary Shares upon the Closing.

I.

Reflects the forfeiture of 495,000 MLAC Private Units owned by the Sponsor pursuant to the Sponsor Support Agreement and the forfeiture of 310,000 MLAC Private Units owned by BTIG pursuant to the agreement with BTIG. Reflects the conversion of the remining MLAC Class A Ordinary Shares into Class A Common Stock, par value $0.01 upon the Closing.

J.	Reflects the interest earned in the Trust Account subsequent to March 31, 2026 of $1.5 million and the accretion of the Class A ordinary shares subject to redemption of $1.5 million.
K.

Reflects the issuance of 3,000,000 shares of Class A Common Stock, at $10.00 per share, par value $0.01 per share, pursuant to the Token Sale Agreement. Reflects the reversal of the token sale liability upon the issuance of the shares at Closing.

L.

Reflects the recognition of the liability classified contingent consideration under ASC 805-30-25-6 for the Astral earnout, the Sponsor earnout, and the 2,000,000 Astral shares to be issued 60 days after the Closing. The post-closing liability for the 2,000,000 Astral shares was valued at a fair value of $5.69 per share, or $11.4 million. The earnout contingent consideration value was calculated using a Monte Carlo simulation using a Geometric Brownian Motion in a risk-neutral framework. Significant assumptions used in the simulation model included the following:

	Astral	Sponsor
Assumption	Earnout	Earnout
Stock Price	$5.69	$5.69
Simulation Term	5 years	3 years
Volatility	100%	80%
Risk Free Rate	3.88%	3.77%

M.

Reflects the proceeds received from the collateralized loan in the amount of $23.0 million to meet the condition in the Business Combination Agreement that expenses incurred in connection with the transaction be paid at the Closing. The loan has an interest rate of 7% per annum.

N.	Reflects the redemption of 22,846,470 MLAC Class A Ordinary Shares at a redemption amount of $10.65 per share, or $243.2 million.
O.	Reflects the elimination of the intercompany balances between the Company and Avalanche Treasury Company, LLC.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, are as follows:

AA.	Reflects the elimination of the interest income earned on funds in the Trust Account of which such funds were released from the Trust Account upon the Closing.
BB.	Reflects the elimination of the administrative service fees that ceased to be paid upon the Closing.
CC.

Reflects the recognition of compensation expense for 118,750 AVAT restricted stock units that vest every six months over a two year period, at a fair value of $9.75, giving effect to the Closing as if it had occurred on January 1, 2025.

DD.	To reverse the change in fair value of the token sale liability giving effect to the Closing as if it had occurred on January 1, 2025.
EE.	Reflects the interest expense on the collateralized loan as described in Adjustment (M) above at an interest rate of 7% per annum.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

AA.	Reflects the elimination of the interest income earned on funds in the Trust Account of which such were released from the Trust Account upon the Closing.
BB.	Reflects the elimination of the administrative service fees that ceased to be paid upon the Closing.
CC.	Reflects the transaction costs of MLAC.
DD.

Reflects the recognition of the liability-classified contingent consideration under ASC 805-30- 25-6 for the Astral Earnout shares, the Sponsor Earnout shares, and the shares to be issued to Astral 60 days after the Closing as described in (L) above.

EE.	Reflects the recognition of compensation expense for 475,000 AVAT restricted stock units that vest every six months over a two year period, at a fair value of $9.75, upon the Closing.
FF.	To reverse the change in fair value of the token sale liability giving effect to the Closing as if it had occurred on January 1, 2025.
GG.	Reflects the interest expense on the collateralized loan as described in Adjustment (M) above at an interest rate of 7% per annum.

Note 3 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions of Public Shares by MLAC’s Public Shareholders for the three months ended March 31, 2026, and the year ended December 31, 2025:

Three Months
Ended March 31,
2026
Pro forma net loss	$(53,617,664)
Weighted average shares outstanding of Class A Common Stock – basic and diluted(1)	37,914,826
Net loss per share – basic and diluted	$(1.41)
Excluded securities:(1)
AVAT Restricted Stock Units	950,000
AVAT Performance Stock Units	1,150,000
Astral shares	2,000,000

Year Ended
December 31,
2025
Pro forma net loss	$(147,973,059)
Weighted average shares outstanding of Class A Common Stock – basic and diluted(1)	37,914,826
Net loss per share – basic and diluted	$(3.90)
Excluded securities:(1)
AVAT Restricted Stock Units	950,000
AVAT Performance Stock Units	1,150,000
Astral shares	2,000,000
(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On June 11, 2026, the Company completed its business combination with MLAC pursuant to a double- dummy merger structure. The business combination, consummated on June 11, 2026, was accounted for as a reverse recapitalization under ASC 805-40. As part of the transaction, both Avalanche Treasury Company, LLC and MLAC became wholly owned subsidiaries of Avalanche Treasury Corporation. Throughout this section, unless otherwise indicated or the context otherwise requires, references to “AVAT,” the “Company.” “we,” “us,” “our,” and other similar terms refer to Avalanche Treasury Company, LLC prior to the Business Combination and Avalanche Treasury Corporation and its subsidiaries after giving effect to the Business Combination, as the context requires.

Overview

The Company is a newly formed operating company focused exclusively on business lines relating to Avalanche and AVAX. Our strategy is to offer public-market investors a differentiated, capital-efficient way to gain exposure to Avalanche and AVAX through (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) the further ecosystem integration including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, that we believe will expand our exposure to Avalanche. In connection with the consummation of the Business Combination, Avalanche Treasury Company, LLC merged with and into Company Merger Sub, with Avalanche Treasury Company, LLC continuing as the surviving subsidiary and a wholly owned subsidiary of the Company.

Business Combination with MLAC

On October 1, 2025, MLAC, Avalanche Treasury Corporation, MLAC Merger Sub, Company Merger Sub, the Company and Dragonfly entered into the Business Combination Agreement. In connection with the closing of the Business Combination Agreement, on June 11, 2026, (i) MLAC domesticated by way of continuation out of its jurisdiction of incorporation from the Cayman Islands into the State of Delaware, (b) MLAC Merger Sub merged with and into MLAC, with MLAC surviving the MLAC Merger as a wholly owned subsidiary of Avalanche Treasury Corporation, and (c) Company Merger Sub merged with and into Avalanche Treasury Company, LLC, with Avalanche Treasury Company, LLC surviving as a wholly owned subsidiary of the Company.

Concurrently with the signing of the Business Combination Agreement, on October 1, 2025, Avalanche Treasury Corporation, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors purchased, payable in cash, USDC or AVAX, and Avalanche Treasury Company, LLC issued and sold, approximately $216 million worth of Company Units in the Company Unit Subscription. At Closing, each Company Unit held by Company Unit Investors converted automatically into one share of Class A Common Stock.

Concurrently with the execution of the Business Combination Agreement, Dragonfly, Avalanche Treasury Company, LLC, Avalanche Treasury Corporation and the Foundation entered into the Contribution Agreement, pursuant to which, (a) the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to Company and (b) Dragonfly contributed, directly and indirectly through the Funds, 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 Company Units.

Concurrently with the execution of the Business Combination Agreement and the Contribution Agreement, the Company, Avalanche Treasury Corporation and the Foundation entered into the Token Sale Agreement, pursuant to which, in October 2025, the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to Avalanche Treasury Company, LLC in exchange for, at a 60% discount, (i) $50 million in cash or USDC and (ii) $30 million in the form of up to 3,000,000 shares of Class A Common Stock.

Recent Developments

Loan Agreements

On March 20, 2026, the Company signed a Master Lender Agreement (the “FalconX Master Lender Agreement”) with FalconX Charlie, Inc. ( “FalconX”) to facilitate the potential future execution of collateralized loans in which FalconX may lend to the Company certain digital currency or cash (dependent on the loaned asset specified in the relevant executed loan term sheet) and the Company would pay a loan fee as well as pledge collateral on or prior to the date of any drawdown pursuant to such future loan term sheet, as applicable. The loans under the FalconX Master Lender Agreement may be open loans without a maturity date, whereby the Company may repay and FalconX may recall the loan at any time, or term loans with a predetermined maturity date.

On May 29, 2026, the Company and FalconX executed a loan term sheet, pursuant to which the Company agreed to borrow from FalconX, and FalconX agreed to lend to the Company, a loan of $25 million pursuant to an open loan (the “May 2026 Collateralized Open Loan”). The loan fee is 7% per annum.

At Closing, the Company pledged approximately 5.6 million AVAX pursuant to the May 2026 Collateralized Open Loan, which is based on an initial collateral ratio of 200%. The collateral will be held in a segregated custody account with Anchorage Digital Bank N.A. (“Anchorage”) pursuant to an Account Control Agreement among Anchorage, the Company and FalconX.

On July 2, 2026, AVAT signed a Master Digital Currency Loan Agreement (the “Galaxy Digital Master Digital Currency Loan Agreement”) with Galaxy Digital LLC (the “Galaxy Digital”) to facilitate the potential future execution of collateralized loans in which Galaxy Digital may lend to AVAT certain Digital Currency or cash (dependent on the loaned asset specified in the relevant executed loan term sheet) and AVAT would pay a borrow fee as well as pledge collateral on or prior to the date of any drawdown pursuant to such future loan term sheet, as applicable. The loans under the Master Digital Currency Loan Agreement may be open loans without a maturity date, whereby AVAT may repay and Galaxy Digital may recall the loan at any time, or term loans with a predetermined maturity date.

On July 10, 2026, AVAT and Galaxy Digital executed a loan term sheet, pursuant to which AVAT agreed to borrow from Galaxy Digital, and Galaxy Digital agreed to lend to AVAT, a loan of $10 million pursuant to a term loan with a maturity date of January 10, 2027 (the “July 2026 Collateralized Term Loan”). The borrow fee is 10.5% per annum.

AVAT will pledge approximately 2.9 million AVAX pursuant to the July 2026 Collateralized Term Loan, which is based on an initial collateral level of 180%. The collateral will be held in a segregated custody account with Anchorage pursuant to an Account Control Agreement among Anchorage, AVAT and Galaxy Digital.

Option Grant

On July 12, 2026, the Compensation Committee of the Board of Directors approved equity awards under the Company’s 2026 Omnibus Incentive Plan. The Compensation Committee granted stock options to purchase 2,700,000 shares of Class A Common Stock to the Chief Executive Officer and 1,100,000 shares of Class A Common Stock to the Chief Operating Officer, each with an exercise price of $0.54 per share. The options vest in equal annual installments over a three-year period, subject to the recipients’ continued employment and the terms and conditions of the applicable award agreements. In connection with these awards, the executives waived their rights to receive previously contemplated performance-based restricted stock unit awards under their respective employment offer letters. The Company recognizes stock-based compensation expense associated with these awards beginning on the grant date in accordance with ASC 718, Compensation — Stock Compensation.

Principal Factors Affecting Our Results of Operations and Material Trends

The Company’s future results are expected to be impacted by the highly volatile nature of AVAX’s valuation, as well as conditions and trends relating to demand for AVAX or other digital assets. We also expect the Company’s future results to be impacted by the successful execution of our business strategies, such as our AVAX acquisition strategy, our support of L1s and validator resources, our fostering of partnerships with respect to our AVAX financial and technological infrastructure solutions, regulatory and technical developments surrounding AVAX and cryptocurrencies, the rapid evolution of the AVAX technology infrastructure landscape and our ability to innovate in and add value to the AVAX ecosystem. The primary factors that are expected to impact our results and present significant opportunities, as well as pose risks and challenges, are described below. We believe that our performance and future success depend on the factors discussed below and those mentioned in the section titled “Risk Factors” and elsewhere in this prospectus.

The following macroeconomic factors and trends as they relate to AVAX may specifically impact our business:

●	Price of AVAX. Our business is expected to be heavily dependent on the price of AVAX, which has historically experienced significant volatility. We have acquired AVAX, and may in the future acquire additional AVAX, through at-market purchases to build our strategic reserve of AVAX. Under ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), AVAX is revalued at fair value at the end of each reporting period, with changes in fair value recognized in net loss. As a result, fluctuations in the price of AVAX may significantly impact our results of operations.
●	Awareness. We expect the perception of Avalanche as a legitimate and secure blockchain network, and in turn the perception of AVAX as a legitimate and secure asset class, by the general public will plays a crucial role in the success of our business. The pace and effectiveness of continued education and awareness is expected to impact adoption rates. Due to the rapidly evolving nature of digital assets and the volatile price of AVAX, which has experienced and continues to experience significant movements, we expect that our operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader AVAX economy.
●	Regulation. The global regulatory and political landscape for AVAX, including developments concerning legal status, accounting and tax treatment and other compliance-related programs surrounding digital assets will significantly impact the popularity and value of AVAX. Political support or favorable regulations may encourage adoption, while restrictive measures may hinder it, which, in each case, may have a significant impact on our business.
●	Institutional Adoption. Increased participation by institutional investors, including hedge funds, mutual funds, corporations and nation states can drive market confidence and liquidity, supporting continued growth and utility of AVAX and the Avalanche blockchain network.
●	Monetary Policy. Central bank monetary policies, especially those related to interest rates and monetary supply, may influence AVAX adoption. Low-interest rates and expansive monetary policies that lead to currency debasement may lead to a search for alternative investments like AVAX, which may have a positive impact on our business.
●	Technological Innovation. Advances in blockchain technology, improvements in scalability and enhanced security protocols may increase AVAX adoption and integration of AVAX and the Avalanche blockchain network into various financial systems. Conversely, as blockchain technology and digital asset become more widely accept, we expect competition to further intensify in the future. We will compete for capital, and the Avalanche blockchain network will compete for user adoption, with a number of companies and ecosystem participants within the United States and abroad, including those that focus on traditional financial services and those that focus on blockchain or AVAX- focused services and technology infrastructure.

Plan of Operations and Expected Revenue Sources

The Company anticipates revenue generation through the following key business lines in this initial period following the Business Combination:

●	AVAX Accumulation at Scale. The Company aims to broaden access to AVAX for a wide range of public-market investors with diverse objectives and risk profiles by opportunistically offering a range of capital raising instruments that present varying degrees of Avalanche and AVAX exposure. The Company intends to accumulate AVAX over time through a blended offering of equity and debt instruments, which may be subscribed with cash or AVAX, as well as the deployment of non-AVAX offering proceeds to acquire additional AVAX in the market. Such offerings and acquisitions will be strategically considered and paced based on market conditions and other factors, including (i) market price of AVAX and related trends, (ii) macroeconomic factors, (iii) market appetite and demand and (vi) the Class A Common Stock price, including such price relative to the net asset value of its AVAX holdings. The Company does not currently intend to hold any other cryptocurrencies as its main treasury asset, however it may, in the execution of its strategy, periodically hold other digital assets. The Company retains the flexibility to sell AVAX under certain circumstances, such as to meet operational needs, comply with legal or regulatory obligations, pursue certain investment strategies or for general corporate purposes. In addition, where the Class A Common Stock trades at a meaningful discount to our estimated mNAV relative to the prevailing AVAX price, we may sell a portion of our AVAX to fund opportunistic share repurchases. We believe this disciplined capital- allocation approach - dynamically arbitraging the relationship between our share price, implied premium/discount to mNAV and the AVAX price - can be accretive to mNAV per share and align with long-term shareholder value. Any such activity would be subject to applicable law, our liquidity and risk parameters, market conditions, internal board and relevant committee authorization, and there can be no assurance that any repurchases will be undertaken. The Company does not currently plan to engage in hedging its AVAX exposure. The Company retains the option to revisit its AVAX accumulation strategy or any related policies periodically as part of its ongoing strategic review and risk management.

●	Active AVAX Treasury Management. The Company’s active AVAX treasury management strategy will initially target (i) the staking of AVAX and (ii) the deployment of AVAX to traders, market makers, asset managers and other crypto market participants to with the goal of adopting conservative yield approaches focused on preservation and consistent returns, in each case subject to market conditions and other factors, intended to generate AVAX for treasury growth or the payment of operating expenses. To optimize staking returns while mitigating risks, we intend to carefully monitor our staking operations. This begins with the selection and oversight of trusted third-party staking providers, and extends to ongoing operational involvement. For example, we intend to conduct independent monitoring of validator performance alongside periodic reports provided by our staking service providers and to reinvest accrued staking rewards into the establishment of additional validators, where practicable. These practices are intended to support compounding yield, safeguard validator performance and promote transparency throughout our AVAX staking process. Determinations with respect to our AVAX management strategy, particularly with regards to the deployment of AVAX, other digital assets or fiat to traders, market makers, asset managers and other crypto market participants to execute any of our trading or yield strategies, will be made from time to time by assessing market factors including, but not limited to, (i) the current market price of AVAX, (ii) price trends and market level analysis, (iii) analysis of the broader macroeconomic environment and (iv) the Company’s relative stock performance. In pursuit of this strategy, we may utilize AVAX-specific key performance indicators including AVAX reserves per share to assess our performance and guide our operations. These KPIs are intended to efficiently communicate the Company’s mission of providing the best vehicle for secure, transparent and yield-generating exposure to AVAX at institutional scale. Management’s AVAX strategy does not include any fixed delegation or staking percentages or allocations, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX and adapting to rapidly changing, fluid market conditions. For example, longer staking durations can amount to less liquidity — in periods where greater liquidity is desired, management may elect to pursue exclusively shorter staking durations. This strategy also contemplates that AVAT may, from time to time, subject to market conditions and other factors, (i) sell AVAX for general corporate purposes or in furtherance of strategies that the Company believes are accretive to shareholders, (ii) enter into additional capital raising transactions and (iii) consider the pursuit of strategies that monetize or otherwise utilize its AVAX holdings to generate funds or income streams through the development and commercialization of new AVAX- based smart contracts and decentralized applications for services and products. The Company currently engages in staking via third-party node operators as part of its active treasury management strategy.
●	AVAX Technology and Ecosystem Partner. In addition to aiming to deliver secure, transparent and yield-generating exposure to AVAX at an institutional scale, the Company may pursue a range of additional Avalanche-related business activities. We intend to evaluate opportunities to operate our own validator nodes independent of third-party service providers to consolidate our staking efforts. We also plan to actively support and engage with Avalanche-native projects via potential ecosystem partnerships with enterprises, asset managers and other participants, and also via early participation in emergent protocols and L1s. We may provide turnkey infrastructure solutions for enterprises, decentralized autonomous organizations and Avalanche-native builders seeking access to Avalanche’s consensus and blockspace economy. We may also pursue on-chain opportunities that offer attractive risk adjusted returns, such as infrastructure solutions for Avalanche-native builders or other staking solutions for enterprises and funds seeking to generate AVAX-denominated revenue. The development and launch of any such activities would require significant organizational, operational and regulatory preparation. These initiatives are subject to various legal and compliance considerations, including oversight by the SEC, the CFTC, FinCEN and state-level regulators such as those in Delaware, as well as compliance with applicable anti-money laundering and other financial laws. Planning for these potential activities has begun, however, there can be no assurance as to the timing or outcome of any such efforts.

Results of Operations (Predecessor)

The following table sets forth our condensed statement of operations for the three months ended March 31, 2026:

Three Months
Ended
March 31, 2026
Staking revenue, net of fees	$2,057,074
Operating expenses:
General and administrative	1,942,410
Change in fair value of digital assets	46,192,584
Realized loss on digital assets	477,431
Impairment of digital assets	5,059,757
Loss from operations	(51,615,108)

Three Months
Ended
March 31, 2026
Other income:
Change in fair value of token sale liability	24,807,903
Other income	21,059
Interest income	5,904
Total other income, net	24,834,866
Net loss	$(26,780,242)

Staking Revenue, Net of Fees

Staking revenue, net of fees, for the three months ended March 31, 2026, was $2.1 million. The Company earns staking rewards in exchange for delegating digital assets to support network validation activities on the Avalanche blockchain protocol. Staking rewards consist of block rewards, transaction fees, and, where applicable, supplemental protocol incentives. Rewards are distributed directly by the Avalanche protocol to the Company’s designated wallet.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, professional fees, and other corporate overhead expenses. For the three months ended March 31, 2026, general and administrative expenses totaled $1.9 million. Personnel-related costs included $0.6 million of salary and bonus expense. Professional fees totaled $1.0 million and were primarily attributable to legal, accounting and auditing, advisory, and other professional services, incurred in part due to the Transaction and costs associated with being a public company. The remaining general and administrative expenses consisted of insurance, technology, facilities, and other corporate costs incurred during the period.

Changes in Fair Value of Digital Assets

An unrealized loss of $46.2 million was recognized during the three months ended March 31, 2026. The unrealized loss is driven by the unfavorable changes in digital asset fair value from December 31, 2025 to March 31, 2026.

Realized Loss on Digital Assets

A realized loss of $0.5 million was recognized during the three months ended March 31, 2026. The realized loss is primarily driven by sales of digital assets at price lower than the balance sheet fair value.

Impairment of Digital Assets

The Company recognized $5.1 million of digital asset impairment during the three months ended March 31, 2026 due to the change in fair value of stAVAX tokens held.

Other Income

Other income, net for the three months ended March 31, 2026, was $24.8 million, primarily driven by changes in fair value of token sale liability. We recognized an unrealized gain of $24.8 million related to changes in the token sale liability. Other income and interest income were less than $0.1 million.

Net Loss

Net loss for the three months ended March 31, 2026, was approximately $26.8 million, primarily driven by an unrealized loss of $46.2 million from changes in the fair value of digital assets, $5.1 million of digital asset impairment, and a $0.5 million realized loss on digital asset sales. These losses were partially offset by $24.8 million of other income from an unrealized gain on the token sale liability and $2.1 million of staking revenue, net of fees. General and administrative expenses of $1.9 million also contributed to the net loss.

Results of Operations (Successor)

From December 31, 2025 through March 31, 2026, Avalanche Treasury Corporation did not have any operating history and had not yet generated any revenue. For the three months ended March 31, 2026, Avalanche Treasury Corporation had a net loss of $139,635, which consists primarily of general and administrative expenses.

Risks and Uncertainties Associated with Future Results of Operations

We have a very limited operating history, which makes it difficult to accurately forecast our future results of operations, and which is subject to a number of uncertainties, including our ability to grow the value of our AVAX holdings, develop and implement our AVAX-focused infrastructure strategy and the market size and growth opportunities in each of our anticipated lines of business.

Our ability to generate cash flow initially will largely be dependent on our ability to raise capital to acquire additional AVAX, secure participation and contribution from AVAX holders through in-kind investments, successfully apply yield generation strategies, financial trading strategies and risk-management techniques in our active management of our AVAX holdings and develop or enter into partnerships for end- to-end AVAX-focused financial and technology infrastructure. Our business strategy may not be realized as quickly as planned, or even at all. Further, even if we achieve growth in the near term, in future periods that growth could slow or decline for a number of reasons, including, but not limited to, AVAX volatility, increased competition, digital assets that compete with and may result in a decline in utilization of AVAX or replace AVAX, our inability to develop, improve or effectively scale AVAX acquisition or to develop or enter into partnerships for AVAX-related infrastructure, government regulation or our failure, for any reason, to continue to take advantage of any growth opportunities. For additional information see the “Risk Factors” section.

Liquidity and Capital Resources

Overview

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

As of March 31, 2026, Avalanche Treasury Company, LLC had cash of approximately $1.2 million and a working capital deficit of $9.1 million.

As of March 31, 2026, Avalanche Treasury Corporation had a working capital deficit of $0.3 million.

For the three months ended March 31, 2026, Avalanche Treasury Company, LLC reported a net loss of approximately $26.8 million. This net loss was primarily driven by factors that are inherently volatile and subject to market conditions, including:

●	Unrealized losses related to digital asset holdings due to fluctuations in the market price;
●	General and administrative expenses associated with operating as a public company.

For the three months ended March 31, 2026, Avalanche Treasury Corporation reported a net loss of approximately $0.1 million, which was driven by general and administrative expenses.

Because digital assets and derivative instruments are measured at fair value, our results of operations may fluctuate significantly from period to period.

We do not maintain any committed external sources of liquidity, including credit facilities or other financing arrangements. Our liquidity is derived primarily from cash on hand.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the unaudited condensed financial statements are issued. Based on this assessment, management has determined that the Company’s liquidity condition, has materially improved as a result of (1) the successful completion of the Business Combination and (2) the receipt of net loan proceeds at Closing. These events directly address the conditions previously identified as raising substantial doubt including the Company’s liquidity condition, recurring losses since inception and lack of committed funding should the Business Combination not be consummated.

As a result of the closing of the Business Combination, the Company received access to the capital and resources associated with the transaction, which management believes will support the Company’s operations and liquidity needs for at least the next twelve months from the date of the filing of this registration statement.

Accordingly, management concluded that the Company’s primary plan to alleviate substantial doubt, completion of the Business Combination, has now occurred. The uncertainties previously identified, including the risk that the necessary shareholder approvals will be obtained and that the transaction might not be completed, have been resolved. Based on the improved liquidity profile and the removal of the previously identified uncertainties, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is alleviated for the twelve-month look-forward period from the date of the filing of this registration statement.

Cash Flows (Predecessor)

The following table summarizes Avalanche Treasury Company, LLC’s cash flows for the periods indicated:

For the Three
Months Ended
March 31, 2026
Cash used in operating activities	$(1,059,087)
Cash provided by investing activities	$1,000,000
Cash flows used in financing activities	$(477,663)

Cash Flows from Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026 was $1,059,087 and is primarily related to the net loss of $26.8 million, partially offset by a $24.8 million gain related to the change in fair value of the token sale liability, a $5.1 million impairment charge associated with stAVAX digital assets, a $46.2 million loss from changes in the fair value of AVAX digital assets, and a $0.5 million realized loss on the disposition of AVAX tokens.

Additional non-cash adjustments included digital assets received through staking rewards and USDC received and recognized as other income.

Cash Flows from Investing Activities

Net cash provided by investing activities for the three months ended March 31, 2026, was $1.0 million and was driven by proceeds from the disposal of USDC.

Cash Flows from Financing Activities

Net cash used in financing activities for the three months ended March 31, 2026 was $477,663 and is primarily related to deferred transaction costs incurred in connection with the planned business combination transaction and related capital markets activities.

Cash Flows (Successor)

The following table summarizes Company’s cash flows for the periods indicated:

For the Three
Months Ended
March 31, 2026
Cash used in operating activities	$—
Cash provided by investing activities	$—
Cash flows used in financing activities	$—

Cash Flows from Operating Activities

Net cash from operating activities for the three months ended March 31, 2026, was $0. Operating cash flows were primarily driven by a net loss of $0.1 million, which was fully offset by changes in working capital, including increases in accounts payable and accrued expenses, accrued legal fees, and amounts due to a related party, partially offset by deferred transaction costs.

Cash Flows from Investing Activities

There were no cash flows from investing activities for the three months ended March 31, 2026.

Cash Flows from Financing Activities

There were no cash flows from financing activities for the three months ended March 31, 2026.

Critical Accounting Estimates

Our financial statements and the accompanying notes thereto included in this prospectus are prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the SEC. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are items within our audited and unaudited condensed consolidated financial statements that require estimation but are not deemed critical, as defined above.

Off-Balance Sheet Arrangements

Other than as otherwise described in this prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of our unaudited condensed financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

As a privately held company (Avalanche Treasury Company, LLC), we were not required to assess and conclude on the effectiveness of our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act. However, during the preparation of our financial statements, we identified a material weakness in our internal control over financial reporting. The PCAOB defines a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.”

We did not design or maintain an effective control environment commensurate with the financial reporting requirements applicable to U.S. listed companies, including adequate business processes, systems, personnel and related internal controls. As a result, we identified the following material weakness:

●	We did not design and maintain effective controls over the financial reporting process, including segregation of duties related to journal entries and account reconciliations.

We recognize that the material weakness described above could result in misstatements to one or more account balances or disclosures, including substantially all financial statement accounts and disclosures, that would result in a material misstatement to our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis.

We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness:

●	We will continue to formalize and enhance policies and procedures regarding the financial reporting process to support the effective deployment of management’s directives and control activities, including that we plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations, including general controls over information systems. We will clearly define responsibility and accountability for the timely execution of such policies and procedures. In parallel, we will continue to design, implement and refine a comprehensive set of controls over the financial consolidation and reporting process to support the accuracy, completeness and timeliness of our financial statements.

We will not be able to fully remediate this material weakness until the remediation plan described above has been fully implemented, the applicable controls have been operating for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness in our internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. In addition, our current internal control over financial reporting and disclosure controls and procedures, and any new internal control over financial reporting and disclosure controls and procedures that we develop, may become inadequate because of changes in our business, operations and other factors, some of which may be beyond our control. While we will work to remediate the material weakness as quickly and efficiently as possible, we cannot at this time provide an expected timeline in connection with any remediation plan. These remediation measures may be time-consuming and costly and might place significant demands on our financial and operational resources.

As permitted under the U.S. securities laws, neither we nor our independent registered public accounting firm have performed or are required to perform a formal evaluation of the effectiveness of our internal control over financial reporting pursuant to Section 404. It is possible that, had such an evaluation been performed, additional material weaknesses or significant deficiencies may have been identified, and we may identify further material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain effective internal control over financial reporting could result in misstatements in our financial statements that could lead to a restatement of our financial statements, cause us to fail to meet our reporting obligations or adversely affect investor confidence in our reported financial and other information, which may result in a decline in the market price of our ordinary shares.

See “Risk Factors — We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report their financial condition or results of operations.”

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it

(i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

BUSINESS

Unless the context otherwise requires, all references in this section to “AVAT,” the “Company,” “we,” “us,” or “our” refer to the business of Avalanche Treasury Company, LLC prior to the Business Combination and Avalanche Treasury Corporation and its consolidated subsidiaries after giving effect to the Business Combination. For additional information, see the “Index to Financial Statements.” The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors. These risks may adversely affect our financial condition, results of operations or liquidity. These risks are not the only risks we face, and many are outside of our control. This prospectus is qualified in its entirety by all these risk factors. For additional information regarding these risk factors, see the section titled “Risk Factors.”

Overview

Avalanche Treasury Corporation is a newly formed operating company focused exclusively on business lines relating to Avalanche and AVAX and was incorporated in Delaware on September 22, 2025. Avalanche Treasury Company, LLC was formed in Delaware as a limited liability company on August 20, 2025.

Our Business Strategy

Our strategy is to offer public-market investors a differentiated, capital-efficient way to gain exposure to Avalanche and AVAX through (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) the further ecosystem integration including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, that we believe will expand our exposure to Avalanche.

AVAX Accumulation at Scale

As a publicly listed operating company, AVAT aims to broaden access to AVAX for a wide range of public-market investors with diverse objectives and risk profiles by opportunistically offering a range of capital raising instruments that present varying degrees of Avalanche and AVAX exposure.

AVAT intends to accumulate AVAX over time through a blended offering of equity and debt instruments, which may be subscribed with cash or AVAX, as well as the deployment of non-AVAX offering proceeds to acquire additional AVAX in the market. Such offerings and acquisitions will be strategically considered and paced based on market conditions and other factors, including (i) market price of AVAX and related trends, (ii) macroeconomic factors, (iii) market appetite and demand and (vi) the Class A Common Stock price, including such price relative to the net asset value of its AVAX holdings.

AVAT does not currently intend to hold any other cryptocurrencies as its main treasury asset, however it may, in the execution of its strategy, periodically hold other digital assets.

AVAT retains the flexibility to sell AVAX under certain circumstances, such as to meet operational needs, comply with legal or regulatory obligations, pursue certain investment strategies or for general corporate purposes.

In addition, where the Class A Common Stock trades at a meaningful discount to our estimated mNAV relative to the prevailing AVAX price (as reported by Coinbase or another leading digital asset trading platform), we may sell a portion of our AVAX to fund opportunistic share repurchases. We believe this disciplined capital-allocation approach — dynamically arbitraging the relationship between our share price, implied premium/discount to mNAV and the AVAX price — can be accretive to mNAV per share and align with long-term shareholder value. Any such activity would be subject to applicable law, our liquidity and risk parameters, market conditions, internal Board and relevant committee authorization, and there can be no assurance that any repurchases will be undertaken.

AVAT does not currently plan to engage in hedging its AVAX exposure. AVAT retains the option to revisit its AVAX accumulation strategy or any related policies periodically as part of its ongoing strategic review and risk management.

Active AVAX Treasury Management

AVAT’s active AVAX treasury management strategy targets (i) the staking of AVAX and (ii) the deployment of AVAX to traders, market makers, asset managers and other crypto market participants to with the goal of adopting conservative yield approaches, for example through spreading out of the validation process across multiple independent validator nodes, thereby lowering risk by reducing reliance on any single party, and the use of established and reliable DeFi platforms, which are blockchain-based financial services that do not depend on traditional intermediaries, to further reduce risk and improve liquidity, focused on preservation and consistent returns, in each case subject to market conditions and other factors, intended to generate AVAX for treasury growth or the payment of operating expenses. AVAT currently engages in staking via third-party node operators as part of its active treasury management strategy. For the period from August 20, 2025 (inception) through December 31, 2025, the Company staked to 13 validator nodes. As of July 20, 2026, the Company staked to 9 validator nodes.

To optimize staking returns while mitigating risks, we intend to carefully monitor our staking operations. This begins with the selection and oversight of trusted third-party staking providers, and extends to ongoing operational involvement. For example, we intend to conduct independent monitoring of validator performance alongside periodic reports provided by our staking service providers and to reinvest accrued staking rewards into the establishment of additional validators, where practicable. Management’s AVAX staking strategy does not include any fixed delegation or staking percentages or allocations, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX and adapting to rapidly changing, fluid market conditions. For example, business judgment may include the consideration that longer staking durations can amount to less liquidity — in periods where greater liquidity is desired, management may elect to pursue exclusively shorter staking durations.

In addition to traditional staking, the Company pursues and intends to continue pursuing liquid staking opportunities. We believe that liquid staking is value additive as it provides the opportunity to receive liquid staking tokens in return for the deposit of AVAX into a locked protocol (preserving partial asset liquidity).

The Avalanche liquid staking market consists of several protocols that issue liquid staking tokens in exchange for staked AVAX. As of July 21, 2026, liquid staking tokens relating to AVAX represented approximately 5.47% of the total outstanding supply of AVAX, which, with AVAX’s approximate market capitalization of $2.87 billion as of July 21, 2026, would amount to approximately $156.86 million of the total market capitalization of AVAX. The dominant protocol is BENQI Protocol, which issues sAVAX and accounts for approximately 95% of the Avalanche liquid staking market. The Hypha Protocol is the second- largest liquid staking protocol on the Avalanche, which issues stAVAX. The Avalanche liquid staking market remains relatively small compared to the broader global liquid staking market, which totals approximately $44 billion across all blockchain networks. Other Avalanche liquid staking tokens include ankrAVAX issued by Ankr and yyAVAX issued by Yield Yak, though these represent smaller portions of the market.

AVAT currently holds stAVAX and sAVAX as liquid staking tokens. The Company currently intends to continue holding these tokens primarily for yield generation, while also benefiting from their more flexible liquidity profiles relative to traditionally staked AVAX, which cannot be accessed or redeployed during the applicable staking period. Unlike traditionally staked AVAX, stAVAX and sAVAX remain transferable and can generally be used as acceptable collateral with lenders, which the Company believes enhances its optionality, liquidity management and operational flexibility. The Company does not currently intend to convert or dispose of its stAVAX or sAVAX holdings, though it may do so in the future if market conditions or strategic considerations warrant such action. From a liquidity perspective, the Company believes that holding liquid staking tokens rather than traditionally staked AVAX reduces the risk of illiquidity during periods of market volatility, as management can more readily react to changing conditions without being subject to fixed unstaking periods. With respect to valuation, the Company values its stAVAX and sAVAX holdings based on the prevailing market prices for such tokens, which generally reflect the value of the underlying staked AVAX plus any accrued staking rewards, subject to market-driven premiums or discounts. The Company monitors these valuations on an ongoing basis as part of its active AVAX treasury management strategy. The Company does not currently intend to otherwise deploy its stAVAX or sAVAX, though it may do so in the future in line with its active AVAX treasury management strategy.

stAVAX is a liquid staking token issued on the Avalanche C-Chain by the decentralized liquid staking and validator infrastructure protocol known as the Hypha Protocol (formerly known as GoGoPool). When users deposit AVAX into the Hypha Protocol, they receive stAVAX in return. The deposited AVAX is pooled to form Avalanche validator nodes, each requiring 2,000 AVAX. stAVAX is a reward-bearing token: its exchange rate relative to AVAX increases over time based on the ratio of total AVAX staked (including accrued rewards) to total stAVAX minted. stAVAX has an elastic mint-and-burn supply model; tokens are minted when users stake AVAX and burned when users unstake and redeem AVAX.

sAVAX is a liquid staking token issued on the Avalanche C-Chain by the BENQI Protocol. When users deposit AVAX into the BENQI protocol, they receive sAVAX in return. The deposited AVAX is then delegated to validator nodes on the Avalanche P-Chain. sAVAX is a reward-bearing token; its exchange rate relative to AVAX increases over time based on the ratio of total AVAX staked (including accrued rewards) to total sAVAX minted. sAVAX has an elastic, mint-and-burn supply model: tokens are minted when users stake AVAX and burned when users unstake and redeem AVAX.

Both stAVAX and sAVAX are ERC-20 compatible tokens on the Avalanche C-Chain. Both tokens can be freely transferred, traded on decentralized exchanges, or used as collateral and in other decentralized finance applications, such as lending and borrowing protocols, liquidity pools and yield farming strategies, providing holders with liquidity that would not be available through traditional, direct AVAX staking on the P-Chain. The Company currently does not utilize stAVAX or sAVAX in this capacity.

The Hypha Protocol does not charge delegation fees or hardware fees to liquid stakers, but charges a protocol fee equal to 10% of the total staking yields generated, which is deducted before rewards accrue to stAVAX holders. Reported yields for stAVAX have generally been in the range of approximately 5 – 7% annual percentage yield (“APY”), though yields fluctuate based on network conditions, validator performance and the proportion of AVAX actively deployed in minipools versus idle in the liquidity pool.

The BENQI Protocol does not charge fees for staking, depositing or withdrawing AVAX from its liquid staking protocol. The BENQI Protocol retains 10% of the total staking yields generated, which is deducted before rewards accrued to sAVAX holders, meaning it is reflected as a lower return rather than a fee charged later. The current staking APY for sAVAX is approximately 4.8 – 5.4%, though the rate fluctuates based on the overall amount of AVAX staked across the Avalanche network and validator performance. No lock-up period is required when initially staking AVAX.

The yields on both tokens are variable, not fixed, and are subject to change based on factors including the total amount of AVAX staked network-wide, validator uptime and performance, network inflation parameters and the protocols’ respective fee structures. Neither protocol guarantees any particular rate of return.

stAVAX holders may redeem their tokens for AVAX by unstaking directly through the Hypha Protocol, subject to the availability of AVAX liquidity in the deposit pool and in accordance with the protocol documents. The redemption process involves permanently removing or “burning” the stAVAX and returning the equivalent amount of AVAX (including accumulated rewards) to the user at the then-current exchange rate. If there is insufficient liquidity in the pool to fulfill the redemption, users may have to wait up to 15 days for the staked underlying AVAX to unstake and become available. Holders may alternatively swap stAVAX for AVAX on decentralized exchanges at prevailing market rates. There is no mandatory cooldown period for redemptions from the pool when liquidity is available, though underlying Avalanche validation cycles operate on approximately 15-day periods.

sAVAX holders may redeem their tokens for AVAX by unstaking directly through the BENQI Protocol, subject to a 15 day cooldown (unlock) period and in accordance with the protocol documents. The redemption process involves burning the sAVAX and returning the equivalent amount of AVAX (including accumulated rewards) to the user at the relevant exchange rate. Alternatively, holders seeking immediate liquidity may swap sAVAX for AVAX on decentralized exchanges at prevailing market rates.

stAVAX has an elastic supply, mint-and-burn supply model. As of July 21, 2026, the total minted and outstanding supply of stAVAX was approximately 715,532 tokens (though sources vary depending on whether circulating or total on-chain supply is measured) and the price of stAVAX was in the range of $7.57 to $7.92, as compared to an outstanding supply of approximately 435.105 million AVAX. As of July 20, 2026 the Company did not hold stAVAX.

sAVAX also has an elastic, mint-and-burn supply model. As of July 21, 2026, the circulating supply of sAVAX was approximately 17.878 million tokens and the price of sAVAX was in the range of $8.25 to $8.49, as compared to an outstanding supply of approximately 435.105 million AVAX. As of July 20, 2026 the Company did not hold sAVAX.

The valuations of stAVAX and sAVAX are each directly correlated to the price of the underlying AVAX token. Because each liquid staking token represents a claim on staked AVAX plus accrued rewards, their prices generally track the price of AVAX, with the exchange rate (i.e., the number of AVAX redeemable per liquid staking token) increasing over time as staking rewards accumulate. However, on secondary markets, sAVAX and stAVAX may trade at a slight discount to their theoretical exchange rate due to reduced liquidity relative to AVAX, additional smart contract risk, and the existence of cooldown or redemption periods.

The Hypha Protocol (formerly GoGoPool or GGP) is governed by holders of the GGP governance token through the GoGoPool protocol DAO. GGP governance token holders may propose and vote on governance matters, including the GGP token inflation schedule, reward distributions between minipool operators and the DAO, configuration of minimum and maximum staking amounts and smart contract upgrades. The protocol DAO maintains a treasury to fund security audits and community contributions. The Hypha Protocol also employs an oracle DAO that works alongside the protocol DAO to maintain decentralized protocol operations. Validator selection within the Hypha Protocol is facilitated through the “minipool” architecture: minipool operators stake their own AVAX and GGP collateral (at least 10% of the borrowed AVAX amount) and are matched with pooled AVAX from liquid stakers to form validator nodes.

The BENQI Protocol is governed by holders of the QI governance token (“QI”). QI holders may vote on BENQI Protocol improvement proposals, which direct changes to the protocol’s parameters, fee structures and supported assets. The BENQI Protocol founding team initially retained control over governance but has publicly stated plans for a full transition to DAO governance. The BENQI Protocol also operates a “Node Voting” system: holders of BENQI miles tokens (earned by staking QI) may vote to influence how AVAX from the BENQI liquid staking pool is delegated to specific Avalanche validators, thereby influencing validator selection and promoting network decentralization. The BENQI Protocol distributes staked AVAX across multiple validators to mitigate concentration risk.

sAVAX is primarily traded on decentralized exchanges on the Avalanche C-Chain, including Trader Joe (LFJ) and Pangolin. stAVAX is similarly traded primarily on decentralized exchanges, such as Pharaoh Exchange and Balancer V3.

As of December 31, 2025, the Company held 1,180,516 stAVAX tokens, which were valued at $15,246,914 as of such date, and did not hold any sAVAX. The Company deposited 1,352,876 AVAX tokens to receive the 1,180,516 stAVAX tokens.

As of July 20, 2026, the Company did not hold sAVAX or stAVAX, but may hold these tokens in the future. See “Risk Factors — Risks Related to the Business and Strategy of the Company — We will face risks associated with the concentration of our holdings of stAVAX and sAVAX.” The Company not currently plan to convert its AVAX into liquid staking tokens other than sAVAX and stAVAX. As of July 20, 2026, the Company held 7,229,345.60 staked AVAX and 8,087,833.58 unstaked AVAX that was not converted into liquid staking tokens. See “Risk Factors — Risks Related to the Business and Strategy of the Company — We will face risks associated with AVAX delegation, staking, liquid staking and associated lock-ups.”

Like our staking strategy, our liquid staking strategy does not include any fixed delegation or staking percentages or allocations, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX and adapting to rapidly changing, fluid market conditions. Like traditional staking methods, staking rewards earned from liquid staking are not guaranteed, reward rates are subject to fluctuation and liquid staked tokens face the same staking mechanism risks as traditionally staked tokens. These practices are intended to support compounding yield, safeguard validator performance and promote transparency throughout our AVAX staking process.

Determinations with respect to our AVAX management strategy, particularly with regards to the deployment of AVAX, other digital assets or fiat to traders, market makers, asset managers and other crypto market participants to execute any of our trading or yield strategies, will be made from time to time by assessing market factors including, but not limited to, (i) the current market price of AVAX, (ii) price trends and market level analysis, (iii) analysis of the broader macroeconomic environment and (iv) AVAT’s relative stock performance.

In pursuit of this strategy, we may utilize AVAX-specific key performance indicators including AVAX reserves per share to assess our performance and guide our operations. These KPIs are intended to efficiently communicate AVAT’s mission of providing the best vehicle for secure, transparent and yield-generating exposure to AVAX at institutional scale.

This strategy also contemplates that AVAT may, from time to time, subject to market conditions and other factors, (i) sell AVAX for general corporate purposes or in furtherance of strategies that AVAT believes are accretive to shareholders, (ii) enter into additional capital raising transactions and (iii) consider the pursuit of strategies that monetize or otherwise utilize its AVAX holdings to generate funds or income streams through the development and commercialization of new AVAX-based smart contracts and decentralized applications (“dApps”) for services and products.

Avalanche Technology and Ecosystem Partner

In addition to aiming to deliver secure, transparent and yield-generating exposure to AVAX at an institutional scale, AVAT may pursue a range of additional Avalanche-related business activities. We are evaluating opportunities to operate our own validator nodes independent of third-party providers to consolidate our staking efforts. We also plan to actively support and engage with Avalanche-native projects via potential ecosystem partnerships with enterprises, asset managers and other participants, and also via early participation in emergent protocols and L1s.

Validator node operations.    We are evaluating opportunities to operate our own validator nodes, independent of third-party service providers. This may allow us to consolidate our staking efforts and contribute towards the security and efficiency of the Avalanche Network. By running our own validator nodes independent of third-party service providers, we can directly participate in the Avalanche Network’s consensus mechanism, thereby enhancing our control over staking operations and optimizing yield generation.

Ecosystem partnerships and engagement.    We plan to actively support and engage with Avalanche- native projects through potential ecosystem partnerships. This includes collaborating with enterprises, asset managers and other participants in the Avalanche Network. By forming strategic alliances, we believe we can foster innovation and growth within the Avalanche ecosystem. Our engagement may involve early participation in emergent protocols and L1 solutions as they arise.

On-chain opportunities and infrastructure solutions.    We may pursue on-chain opportunities that offer attractive risk-adjusted returns. This may include developing and offering infrastructure solutions tailored to the needs of Avalanche-native builders, as well as providing staking solutions for enterprises and funds seeking to generate AVAX-denominated revenue. We may also provide infrastructure solutions for a variety of stakeholders, including enterprises, decentralized autonomous organizations and Avalanche- native builders. These solutions may facilitate seamless access to the Avalanche Network’s consensus and blockspace economy or include comprehensive support for deploying and managing blockchain infrastructure.

Community engagement and education.To further strengthen our position within the Avalanche ecosystem, we may engage in community-building activities and educational initiatives. We may organize and participate in events, workshops or webinars to share knowledge and foster collaboration among Avalanche Network stakeholders. By promoting awareness and understanding of the Avalanche Network’s capabilities and potential, we believe we can foster broader adoption and support for Avalanche.

We intend to leverage the expertise of our Advisory Board in pursuing the foregoing Avalanche- adjacent projects. Given the current volatility in AVAX and digital assets generally, however, the Company is currently unable to reliably estimate any prospective costs and sources of capital for such projects.

The development and launch of any such activities would also require significant organizational, operational and regulatory preparation. These initiatives are subject to various legal and compliance considerations, including oversight by the SEC, the CFTC, FinCEN and state-level regulators such as those in Delaware, as well as compliance with applicable anti-money laundering and other financial laws. Planning for these potential activities is underway, however, there can be no assurance as to the timing or outcome of any such efforts.

Potential Growth Avenues

We intend to pursue both organic and inorganic avenues of growth: (i) organically by expanding our talent base, potential product offering and partnerships, and (ii) inorganically through selective minority investments, joint ventures and acquisitions where we believe such transactions have the potential to accelerate the expansion of our Avalanche-related capabilities and AVAX accumulation. Our leadership team is deeply connected across traditional finance, the Avalanche ecosystem and broader technology networks — a combination we believe is distinctive — and we expect these relationships to provide access to sensible, appropriately structured opportunities over time. Any such initiatives will be undertaken prudently within our governance and risk frameworks and will remain subject to uncertainties and customary conditions, including market conditions, availability of financing and liquidity, valuation, counterparty and regulatory due diligence and required approvals. There can be no assurance that any particular opportunity will be available on acceptable terms or consummated at all. Please see “Risk Factors — Risks Related to the Business and Strategy of the Company — We may seek to grow our business through minority investments, joint ventures and acquisitions, which could divert management’s attention and otherwise disrupt operations and harm operating results. We may fail to acquire or invest in companies whose market power or technology could be important to the future success of its business.”

Our Competitive Strengths

AVAT believes it is well-positioned to become a leading public market vehicle for investors seeking exposure to AVAX and to compete effectively in the emerging market for AVAX-focused and other digital asset treasury companies.

Exclusive relationship with the Foundation, initial access to discounted supply.    AVAT launched with an initial purchase from the Foundation of $200 million worth of AVAX at a 60% discount, along with an 18- month exclusivity term on any Foundation AVAX sales to U.S. digital asset treasury companies and a right of first refusal on certain subsequent discounted sales. We believe this initial contribution and exclusive relationship with the Foundation has provided us with an attractive mNAV at launch and can in the future enhance sourcing flexibility and reduce frictions relating to subsequent acquisitions of AVAX.

Foundational scale and alignment through significant founder contribution.    At inception, our founding group, Dragonfly, agreed to contribute 1,960,040 AVAX, establishing a large, aligned balance-sheet position from day one. We believe this contribution also underscores our founding group’s long-term alignment and commitment to AVAT.

Experienced leadership at the intersection of AVAX and institutional capital and aligned with the Foundation.Our Advisory Board includes Ava Labs founder Emin Gün Sirer, managing partner of Dragonfly Digital Management LLC Haseeb Qureshi, Blockworks Inc. Chief Executive Officer Jason Yanowitz and Aave Labs Chief Executive Officer Stani Kulechov, which we believe helps differentiate AVAT from ETFs and passive wrappers by providing us with strategically aligned advice from key Avalanche ecosystem participants. Our broader senior team blends foundational cryptography and Avalanche protocol expertise with multi-decade institutional investing experience. For example, Gerald Bartholomew Smith, our Chief Executive Officer, anchors a management group with deep credibility across both technology and finance and provides over 20 years of experience across digital assets, proprietary trading, asset management, market making and institutional capital markets at Susquehanna, AllianceBernstein and UBS.

Public-company platform for institutional adoption, broadening investor access.    By operating as a listed company, we aim to offer investors multiple forms of exposure to AVAX through listed and potentially unlisted securities and structured instruments calibrated to different risk profiles, potentially expanding our addressable investor base beyond Avalanche-native channels.

A clear operating model built for disciplined AVAX accumulation, active treasury management and structured ecosystem integration.    We believe our clear operating model, which is designed to support long-term AVAX accumulation, disciplined treasury growth and further alignment with Avalanche-related infrastructure, and lean approach to operations will allow us to efficiently execute our strategy.

Capability to help shape Avalanche-native capital markets.    Beyond holding AVAX, we may participate in the development of Avalanche-native yield, credit and structured-product markets (e.g., AVAX- denominated financing solutions). We believe this broader integration with the Avalanche ecosystem, coupled with our unique relationship with the Foundation, can provide us with the capabilities to shape the Avalanche-native capital markets and entrench our positioning as the premier Avalanche treasury vehicle.

Overview of the Avalanche Industry and Market

AVAX is a digital asset that is issued by and transmitted through an open-source cryptographic computer- code based logic, or protocol, known as the Avalanche Consensus protocol, collectively maintained by a peer- to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the Avalanche blockchain, on which AVAX holdings and all validated transactions that have ever taken place on the Avalanche Network are recorded. Balances of AVAX are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of AVAX. The Avalanche blockchain can be updated without any single entity owning or operating the network.

Overview of the Avalanche Network and Market

Avalanche is an open-source platform for launching decentralized finance applications and enterprise blockchain deployments in one interoperable, highly scalable ecosystem. Avalanche uses proof-of-stake, which is designed to support tens of thousands of validators to have a first-hand say in the system while consuming minimal energy. As of July 20, 2026, the Avalanche Network disclosed that 624 validators were in operation on the Primary Network with the requisite minimum amount of staked AVAX.

Unlike legacy blockchain networks, which have only one blockchain and one validator set, Avalanche is a heterogeneous network of many blockchains and validator sets. Avalanche was the first blockchain network to use a new family of consensus protocols created by distributed systems researchers at Cornell University in 2018.

The Avalanche Network allows developers to build and run a variety of applications, all of which run on “smart contracts.” Smart contracts are general-purpose code that execute on every computer in the Avalanche Network, and can be programmed to transmit information and value based on a logical, modular and composable set of logical conditions.

Just as Ethereum allows users to launch a decentralized application defined by a smart contract, Avalanche allows users to launch a decentralized application defined by a Virtual Machine, a virtual computer that defines a blockchain’s complete application logic by specifying the blockchain’s state, state transitions, transaction rules and API interface. Unlike Ethereum, each dApp on Avalanche can choose to run on the Primary Network or on its own independent blockchain. Each such blockchain is validated by a dynamic, custom set of validators. This allows for the creation of custom blockchains, including public or private blockchains.

Avalanche is designed for high-throughput, low-latency smart contract execution, with AVAX as its native token powering core network functions. AVAX is used to pay transaction fees secure the network through staking by validators and delegators, support governance participation, and fund the creation and operation of custom blockchains known as L1s. The Avalanche Network supports a wide range of use cases, including decentralized finance, gaming and consumer applications benefiting from fast finality and low fees, tokenized real-world assets, NFTs and enterprise blockchain solutions.

Network activity includes hundreds of thousands of daily transactions and developer activity is substantial, with several hundred developers contributing annually across core protocol development and ecosystem projects.

As of July 21, 2026, the outstanding supply of AVAX was approximately 435.105 million with a market capitalization of approximately $2.874 billion and a trading volume over the prior 24-hour period of approximately $211.859 million. Also as of July 21, 2026, gas fees on Avalanche were $0.0000069 for a fast transaction, $0.0000069 for a standard transaction, or $0.0000069 for a slow transaction. These represent the “gas price” or amount a user must be willing to pay for each unit of gas. Gas is the unit of measurement for the computational effort required to execute a transaction on the Avalanche blockchain. Transactions on Avalanche are submitted with a gas limit, which denotes the maximum units of gas that a particular transaction is allowed to consume. The fast, average and slow gas prices are estimates of how much a user will need to pay to get a transaction processed quickly. The higher the gas price, the faster the transaction will be processed. However, higher gas prices also mean more in fees. If the total gas in the last few blocks of the window is more, less or the same than the target gas, then the base price will increase, decrease or remain the same, respectively.

Unlike other staked assets, such as Ethereum, AVAX doesn’t have a protocol-level unstaking or unbonding period. Instead, it has a minimum staking period ranging from two weeks to one year, meaning staked AVAX tokens can be “locked” for varying periods of time but do not have an unstaking period. Delegation allows AVAX token holders who do not wish to run their own validator node to still participate in staking by “delegating” their tokens to an existing validator node. Both validators and delegators can earn rewards, but validators have higher stakes and more direct involvement in the Avalanche network. Delegators are rewarded according to the same function as validators. However, as long as the validator is online for 90% (previously 80%) of the delegation period, the validator that a user delegates to keeps a portion of the reward specified by the validator’s delegation fee rate. Validators can select AVAX staking periods ranging from two weeks to one year, with the yield scaling linearly between these two bounds with higher annual percentage yield the longer the staking period (with AVAX staked for a year receiving the maximum). As of July 21, 2026, staking rewards for AVAX stood at approximately 6.7% annual percentage yield for AVAX staked for a year. Rewards are automatically distributed only after the chosen period ends.

Avalanche is not just a platform for creating custom dApps. It also has native support for creating and trading smart digital assets. This allows users to get the functionality they want and to comply with regulations.

Avalanche permanently finalizes transactions in a few seconds, making Avalanche suitable for real-time payments. Avalanche can be used to achieve consensus on not only linear blockchains but also on blockchains that are Directed Acyclic Graphs (“DAGs”), or graphs in which nodes are linked by one-way connections that do not form any closed loops.

Avalanche is powered by the Avalanche Consensus protocol. For specific use-cases on Avalanche, the platform is made to be totally-ordered and linear; this totally-ordered protocol is known as the Snowman Consensus protocol.

AVAX is a digital asset that is created and transmitted through the operations of the Avalanche peer-to- peer networks and associated blockchain ledgers and a network of computers that operate on the Avalanche Consensus protocol. AVAX allows Avalanche users to interact with smart contracts to send, receive or store value. The Avalanche blockchain is open source by design, meaning any user or developer can interact with, build on, or deploy to the network.

AVAX is capped at a supply of 720 million AVAX. A fixed amount of 360 million AVAX was minted at the outset, but a small amount of AVAX is constantly minted as a reward to validators at the end of their staking period, a process which in-turn offsets the AVAX burned by transaction fees. While AVAX is still far away from its 720 million supply cap, it will almost always remain an inflationary asset. Unlike Ethereum, Avalanche does not take away any portion of a validator’s already staked tokens (commonly known as “slashing”) for negligent or malicious staking periods, however this behavior is disincentivized as validators who attempt to do harm to the network would expend their node’s computing resources for no reward.

Avalanche was designed to be customizable, scalable and interoperable. Validators are required to be a member of the Primary Network. The Primary Network contains three blockchains:

●	Platform Chain (P-Chain): The Platform Chain is the metadata blockchain on Avalanche and coordinates validators, staking, keeps track of active L1s and enables the creation of new L1s.
●	Contract Chain (C-Chain): The Contract Chain is the blockchain specifically designed for running smart contracts that are compatible with the Ethereum Virtual Machine, which allows developers to migrate their existing dApps to the Avalanche platform. The Contract Chain is optimized for applications that require total ordering, which ensures that transactions are processed in a specific sequence, which can be important for applications like financial transactions or any other use case where the order of operations matters.
●	Exchange Chain (X-Chain): The X-Chain serves as the default asset blockchain on Avalanche and is designed for specific purposes, such as creating new assets (i.e., tokens), facilitating asset exchanges without the need for an intermediary and enabling cross-chain transfers between different L1s and within the Avalanche Network. The X-Chain is designed for applications that do not require total ordering of transactions.

History of Avalanche

In May 2018, Team Rocket — a pseudonymous group of software developers — published an article titled “Snowflake to Avalanche: A Novel Metastable Consensus Protocol Family for Cryptocurrencies” that detailed the basis for the Avalanche protocol. Specifically, the article proposed a new family of consensus protocols — Snowflake, Snowball, and Avalanche — that introduced metastability (a probabilistic way to achieve consensus through repeated random sampling), high throughput (thousands of TPS), low latency (1 – 2 second finality) and scalability without proof-of-work. This was novel because it avoided both the energy cost of proof-of-work (like Bitcoin) and the communication overhead of traditional Byzantine fault tolerance (like early proof-of-stake designs).

Soon afterwards, Emin Gün Sirer founded AVA Labs with the goal of creating and developing the protocol for the Avalanche blockchain. The Avalanche mainnet was launched in September 2020.

Smart Contracts and dApps

Smart contracts on the Avalanche Network are self-executing computer programs that run as written by the developer(s) who deploy them. Once deployed, a smart contract operates automatically according to its pre-defined code and cannot generally be modified or deleted. Users interact with smart contracts by submitting transactions that invoke specific functions encoded within the contract. These interactions are recorded on the Avalanche blockchain and are irreversible once confirmed. Execution of smart contract transactions typically requires the payment of a transaction, or “gas,” fee, which is denominated in AVAX. Smart contracts form the basis for most functionality on Avalanche, including the creation and transfer of digital assets, the establishment of decentralized marketplaces, and other on-chain applications.

dApps are applications built on a decentralized network such as Avalanche and typically combine one or more smart contracts with a user interface that allows individuals to interact with those contracts. Unlike traditional applications that rely on centralized servers, dApps execute logic through smart contracts recorded on-chain. As a result, their operation depends on the continued functionality and security of the Avalanche Network rather than a single centralized operator.

Avalanche L1s

On the Avalanche Network, a “Layer 1” or “L1” refers to a dynamic set of validators that collectively achieve consensus on the state of one or more blockchains. Any validator can, but is not required to, validate any L1. Validators may participate in multiple L1s simultaneously.

Each L1 manages its own validator membership and may specify requirements that must be satisfied for participation. For example, an L1 may require that validators be domiciled within a particular jurisdiction, satisfy KYC or AML checks, or hold specified regulatory licenses. This flexibility enables network participants to configure validation environments that support various regulatory or operational needs.

L1s can also be configured as permissioned or private networks, in which only pre-approved validators may participate and the underlying blockchain data may be accessible only to those validators. Such configurations may be used by institutions or organizations that wish to maintain privacy over their on- chain data.

Because Avalanche supports a heterogeneous network of blockchains, not all validators are required to validate all blockchains. The L1 model allows validators to participate only in those blockchains or applications of interest, thereby reducing computational and operational overhead. In addition, individual L1s may impose technical requirements on validators — such as minimum hardware specifications — to ensure adequate performance for resource-intensive applications.

Validation and Staking

When AVAX is staked, it is deposited into a smart contract on Avalanche and remains locked up, meaning it cannot be transferred. Validation in the context of staking refers to the act of running a node on the blockchain network to validate transactions and secure the network. In proof-of-stake systems like Avalanche, validators create rewards as long as they stake the network’s token (“AVAX”) and correctly participate in the network. This mechanism helps secure the network by imposing the need to lock up value in the network in order to participate in the consensus decisions.

●	Stake Requirement: To become a validator on the Avalanche Network, a user must stake a minimum amount of 2,000 AVAX tokens on the Mainnet (or 1 AVAX on the Fuji Testnet).
●	Process: Validators participate in achieving consensus by repeatedly sampling other validators. The probability of being sampled is proportional to the validator’s stake, meaning the more tokens a validator stakes, the more influential they are in the consensus process.
●	Rewards: Validators create rewards for their efforts in securing the network. To create rewards, a validator must be online and responsive for more than 90% (previously 80%) of their validation period.

Delegation allows token holders who do not wish to run their own validator node to still participate in staking by “delegating” their tokens to an existing validator node.

●	Stake Requirement: To delegate on the Avalanche Network, a minimum of 25 AVAX tokens is required on the Mainnet (or 1 AVAX on the Fuji Testnet).
●	Process:Delegators choose a specific validator node to delegate their tokens to, trusting that the validator will behave correctly and help secure the network on their behalf.
●	Rewards: Delegators are also eligible to create rewards for their stake. The validator they delegate to shares a portion of the reward with them, according to the validator’s delegation fee rate.

In summary, validation involves actively participating in securing the network by running a node, while delegation allows token holders to participate passively by trusting their stake to a chosen validator. Both validators and delegators can create rewards, but validators have higher stakes and more direct involvement in the Avalanche Network.

Creation of New AVAX

At network genesis, approximately 360 million AVAX were minted and distributed. Additional AVAX is created as staking rewards under Avalanche’s proof-of-stake consensus mechanism. Validators who participate in securing the network by validating transactions and producing blocks may create newly minted AVAX at the conclusion of their staking period as a reward for honest and continuous participation.

In Avalanche, transaction fees paid in AVAX are permanently removed from circulation (“burned”). This includes fees incurred on the X-Chain, C-Chain, P-Chain and any other L1 networks that utilize AVAX as their gas token. Burned fees are not re-issued or recycled by the protocol.

Avalanche does not employ a “slashing” mechanism that deducts previously staked tokens for validator misbehavior. However, validators that are offline, misconfigured, or act maliciously may fail to create rewards for a given staking period, effectively losing potential yield.

As of July 21, 2026, the estimated reward rate for staking AVAX was 6.7%, meaning that, on average, stakers of AVAX are creating approximately 6.7% if they stake it for 365 days. As of July 21, 2026, the staking ratio, or the percentage of eligible AVAX tokens currently being staked, was approximately 45.19% of total supply.

Limits on AVAX Supply

The maximum supply of AVAX is fixed at 720 million tokens, which is enforced at the protocol level. The rate at which new AVAX is minted varies according to network parameters, including staking participation, reward rate and lock-up durations. As total supply approaches the 720 million-token limit, the rate of new issuance declines.

Because transaction fees are burned independently of issuance, total circulating supply may remain below the 720 million-token cap.

The Avalanche Network operates in a decentralized manner and does not rely on governmental authorities or financial intermediaries to issue, transfer or determine the value of AVAX. The value of AVAX is determined by market supply and demand, including trading on digital asset exchanges and peer-to- peer transactions.

Decentralized Finance (“DeFi”)

DeFi is a collective term for blockchain-based financial products and services accessible to anyone with an internet connection. It provides exposure to global markets and delivers banking-style capabilities that put users in direct control, with full transparency over their assets and transactions. The term DeFi covers a wide range of decentralized applications and protocols, including staking, lending, borrowing, token swapping and decentralized exchange (“DEX”) trading, margin trading, perpetual futures and options, liquidity provision (“LP”) in automated market makers (“AMMs”), decentralized auctions, prediction markets, yield farming, stablecoin issuance, real world assets (“RWA”), synthetic assets, cross-chain bridges and more. Avalanche is one of the dominant blockchains for DeFi, stemming from its pioneering role in programmable blockchain infrastructure, smart contracts and dApps.

Modifications to the Avalanche Protocol

Avalanche is an open-source, decentralized network that does not have a central governing authority. Accordingly, no single person or entity can unilaterally implement changes to the software that supports the network. A core group of independent developers maintains the open-source code for the Avalanche protocol and may propose modifications, enhancements, or periodic software updates. However, because Avalanche operates as a peer-to-peer network, each network participant — referred to as a node or validator — independently determines whether to adopt any proposed software release.

As a practical matter, modifications to the Avalanche Network are typically proposed as Avalanche Community Proposals (“ACPs”). Once an overwhelming majority of the Avalanche Network has signaled their support for an ACP, it may be scheduled for activation on the Avalanche Network by Avalanche Network clients. The Avalanche Foundation meets periodically to recommend the ratification of specific ACPs, but it is ultimately up to members of the Avalanche Network to adopt ACPs they support.

If a sufficient portion of validators elect not to upgrade their software, the applicable blockchain could become divided, resulting in a “fork” in which two separate and incompatible versions of the blockchain continue to operate. For additional information, see the risk factor titled “We may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in the Company.”

Forms of Attack Against the Avalanche Network and Wallets

Blockchain technology incorporates security features intended to make it difficult for malicious actors to alter or corrupt the protocol or blockchain infrastructure. Nevertheless, as with any computer network, the Avalanche Network may be subject to various forms of attack. These include unauthorized access to digital wallets holding AVAX, and network-level attacks such as attempts to disrupt or manipulate the consensus process.

AVAX is controlled solely through possession of the private key associated with the digital wallet address in which the AVAX is held. Private keys are typically stored in hardware devices under the holder’s physical control, or through software applications that may be hosted locally or by a third-party custodian. Unauthorized access to a wallet can occur through phishing or other social-engineering attacks in which an attacker deceives a user into revealing private keys or recovery phrases. The loss or compromise of private keys may result in the permanent loss of access to, and effective loss of, the corresponding AVAX.

Because the Avalanche Network relies on a proof-of-stake consensus mechanism, a potential attack could occur if an entity or coordinated group of validators were to control a majority of the staked AVAX participating in consensus. Such a group could, in theory, attempt to delay or reorder transactions or otherwise compromise network integrity. The Avalanche protocol is designed to make such attacks economically unattractive, as acquiring and risking the amount of AVAX necessary to control consensus would likely exceed any potential short-term benefit and could undermine the value of the attacker’s own holdings.

The Avalanche Network may also be vulnerable to denial-of-service (“DoS”) attacks, in which an attacker seeks to disrupt normal network operation by overwhelming nodes with excessive traffic or transaction requests. A successful DoS attack could temporarily slow transaction processing or block creation. Although the Avalanche Network incorporates mechanisms to mitigate such risks, no blockchain network is entirely immune from them. The Avalanche Network has been, and can in the future be, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of AVAX.

Avalanche Industry Participants

The primary participants in the Avalanche ecosystem include validators, investors and traders, digital asset exchanges, and service providers such as custodians, brokers, payment processors, wallet providers and financial institutions.

Validators range from individual Avalanche participants to professional node operators that maintain validator infrastructure to secure the network and validate transactions. Validators stake AVAX tokens as collateral to participate in consensus and, in return, create staking rewards. In addition to validators, token holders may delegate their AVAX to validators in exchange for a portion of the staking rewards. See “Creation of New AVAX” above.

AVAX investors and traders include both individuals and institutions who directly or indirectly purchase, hold and sell AVAX or AVAX-based financial instruments. Institutional engagement with Avalanche has increased as adoption of the network and its applications has expanded.

Digital asset exchanges provide venues for the purchase and sale of AVAX in exchange for fiat currencies or other digital assets. Exchange rates are determined by supply and demand dynamics across various trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to spot trading, over-the-counter markets and derivatives referencing AVAX exist. The value of AVAX in the marketplace is influenced by factors such as network adoption, perceived utility as a store of value, transaction volume and market sentiment. See “Risk Factors — Risks Related to the Business and Strategy of the Company.”

Service providers offer a range of support services to network participants, including custody, trade execution, payment processing and lending secured by AVAX collateral. If adoption of the Avalanche Network continues to expand, it is expected that the range and sophistication of these services will also increase.

Our AVAX Holdings

At Closing, AVAT held approximately 14,759,965 AVAX. The initial AVAX holdings are the result of a combination of contributions made pursuant to the Contribution Agreement, the Token Sale Agreement, the Company Unit Subscription Agreements and the Business Combination Agreement.

Custody of our AVAX

We currently hold all of our AVAX in custody accounts with Coinbase, Bitgo Trust Company, Inc. (“BitGo”) and Anchorage. As a result, the primary counterparty risk we are exposed to with respect to our AVAX is performance obligations under the custody arrangements into which we have entered into with Coinbase, Bitgo and Anchorage. We aim to diversify our holdings between custodians, therefore our AVAX treasury management strategy does not include any fixed or preferred allocations between custodians, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX to different custodians and adapting to rapidly changing, fluid market conditions.

Our AVAX holdings from time to time may be concentrated with a single custodian. Our custodial services contracts do not restrict our ability to reallocate our AVAX among multiple custodians. In light of the significant amount of AVAX we hold, we may seek to engage further additional digital asset custodians to diversify the custody of our AVAX and our potential risk exposure to any one custodian. In addition to the other bespoke terms described below, each custodian agreement contains industry-standard fee terms.

In addition to custody arrangements with BitGo, Anchorage and Coinbase, we hold staking service agreements with staking service providers who provide validation services (as detailed below) concurrently while our AVAX remains custodied with BitGo, Anchorage and Coinbase. Our staking service providers charge fees typically in the range of approximately 2 – 3% of the USD value of earned staking rewards for each monthly period, meaning we typically retain 97 – 98% of the reward amount. Rewards are received at the end of each staking period, with current reward periods ranging from 15 days to 60 days. We currently do not have Company policies regarding lockup periods for staked AVAX or whether or not to automatically stake earned rewards, as we rely on the business judgment of our management on an ongoing basis. We believe this preservation of management’s flexibility and business judgment allows us to adapt to market conditions. As of July 20, 2026, approximately 99.96% of our AVAX was held in cold storage across our three current custody providers (each of which support cold-storage-based staking) and approximately 47.20% of our AVAX was staked.

Custody and Staking Agreements

BitGo Custodial Services Agreement

The Company has entered into a custodial services agreement with BitGo Trust Company, Inc. (the “BitGo Custodial Services Agreement”) to safeguard its digital assets. The BitGo Custodial Services Agreement has an initial term of one (1) year and automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term. The agreement may be terminated by either party for cause, including material breach not cured within thirty (30) days, or by BitGo in the event of legal, regulatory or risk concerns, or if the client fails to maintain required account balances or violates prohibited use policies. The Company may also initiate early termination by providing at least thirty (30) days prior written notice to Bitgo and by paying all outstanding amounts due under the custody agreement through termination as well as a one-time early termination fee. Under the BitGo Custodial Services Agreement, the Company’s digital assets are held in segregated custody accounts, separate from BitGo’s proprietary assets and from the assets of other clients, and are not reflected on BitGo’s balance sheet. Only designated and authorized personnel of the Company may initiate transactions, subject to security protocols and multi-factor authentication, with BitGo acting solely on verified instructions. BitGo maintains commercially reasonable insurance coverage for assets held in custody, which is shared among all BitGo clients and is intended to cover certain losses, subject to policy terms and conditions. Because such insurance coverage is shared among all BitGo clients and is not specific to us, it may be insufficient to protect against all losses of our AVAX held with BitGo. BitGo is not permitted to lend, pledge or otherwise encumber the Company’s assets, and the Company retains full ownership of all assets held in custody. BitGo is required to maintain accurate books and records of all transactions and to provide periodic account statements. In the event of termination, the Company must withdraw all assets within ninety (90) days, subject to applicable law. BitGo also provides staking services.

Coinbase Prime Broker Agreement

The Company has entered into a Prime Broker Agreement with Coinbase on behalf of Coinbase Custody Trust Company, LLC (the “Coinbase Prime Broker Agreement”) for the secure storage of its digital assets. The Coinbase Prime Broker Agreement is effective until terminated by either party, with either party able to terminate for any reason upon thirty (30) days’ prior written notice, or immediately for cause by Coinbase for an event of default including breach of agreement, insolvency, regulatory or legal concerns, or other specified events of default. Pursuant to the Coinbase Prime Broker Agreement, the Company’s digital assets are held in one or more segregated custody wallets in the Company’s name, separate from Coinbase’s proprietary assets and from the assets of other clients, and are not available to satisfy claims of Coinbase’s creditors. Only authorized representatives of the Company may provide instructions to Coinbase for the movement of assets, and all such instructions are subject to Coinbase’s security protocols, including multi-factor authentication and verification procedures. Coinbase is not permitted to lend, pledge, hypothecate, or otherwise encumber the Company’s assets without the Company’s written consent. Coinbase maintains insurance coverage intended to protect against certain losses, including theft or security breaches, subject to the terms and limits of the policy, which is shared among all Coinbase clients. Because such insurance coverage is shared among all Coinbase clients and is not specific to us, it may be insufficient to protect against all losses of our AVAX held with Coinbase. In addition, Coinbase provides monthly electronic account statements detailing balances and activity. Upon termination of the agreement, the Company is required to withdraw its assets within thirty (30) days, subject to applicable law and any outstanding obligations.

Under the Coinbase Prime Broker Agreement, the Company may choose to engage Coinbase to provide validator services pursuant to a separate agreement, or may choose to contract with other third-party staking facilitation services. Currently, the Company uses third-party staking services for all of the AVAX holdings custodied with Coinbase and does not engage with Coinbase under any separate agreement for the provision of validator services. The Coinbase Prime Broker Agreement is subject to modification by Coinbase with prior notice.

Anchorage Master Custody Service Agreement

The Company has entered into a Master Custody Service Agreement with Anchorage (the “Anchorage Master Custody Service Agreement”). The agreement has an initial term of one (1) year and will be automatically renewed for successive one (1) year periods unless either party sends written notice of termination no less than thirty (30) days prior to the expiration of the current term. The agreement may be terminated by the non-breaching party for a material breach not cured within thirty (30) days upon receipt of written notice, or by either party in the case that any part of the services agreed to are determined to be in violation of applicable laws or raise material regulatory, risk or reputational issues, among other specified conditions. Under the Anchorage Master Custody Service Agreement, the Company’s digital assets are held in segregated custody accounts, separate from Anchorage’s proprietary assets and from the assets of other clients. Only authorized personnel of the Company may initiate transactions, subject to Anchorage’s security protocols. Anchorage is not permitted to use, lend, or otherwise encumber the Company’s assets for its own benefit, and the Company retains full ownership of all assets held in custody. Anchorage, through its parent company, maintains a commercial crime insurance policy, which is intended to cover the loss of client assets held in cold storage, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer, subject to its terms and conditions. The insurance maintained by Anchorage is shared among all of its customers, is not specific to AVAT, and may not be available or sufficient to protect AVAT from any or all possible losses or sources of losses. Anchorage is required to maintain accurate records of all transactions and to provide monthly account statements. In the event of termination, the Company is required to withdraw all assets, subject to applicable law and the terms of the agreement.

Chorus One AG (“Chorus One”) Master Services Agreement

Under the master services agreement between Chorus One and the Company, Chorus One provides blockchain node infrastructure and validator hosting services for the Company’s AVAX. The master services agreement includes quarterly invoicing and a 99.5% infrastructure uptime commitment. Either party may terminate with 30 days’ notice.

Republic Crypto LLC (“Republic Crypto”) Infrastructure Services Agreement

Under the infrastructure services agreement between Republic Crypto and the Company, Republic Crypto hosts and maintains Avalanche validator nodes on behalf of the Company. The Company must maintain a minimum stake of 500,000 AVAX per validator. The infrastructure services agreement may be terminated for convenience by the Company with 30 days’ notice.

Tarmac Labs Inc. (“Tarmac Labs”)

Tarmac Labs provides non-custodial staking node services to the Company pursuant to terms of service which the Company is deemed to have agreed to by virtue of using the service. The terms include up to 25 validators, with a minimum stake of 250,000 AVAX. The terms of service also include a 99% monthly uptime service level agreement, and allows for termination by either party with 120 days’ notice or for breach.

Direct Staking Services Agreement with ParaFi Technologies LLC (“ParaFi”)

Through a direct staking services agreement between ParaFi and the Company, ParaFi operates private validator nodes to which the Company stakes certain tokens, with the Company retaining custody of rewards. The direct staking services agreement with ParaFi is non-custodial, with either party able to terminate on 15 days’ notice.

We have and will continue to carefully select our AVAX custodians after undertaking a due diligence process. As part of our custodian selection process, we have and will continue to evaluate and select custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep our AVAX. In addition, our custodial services agreements specify that the private keys that control our AVAX will be held in “cold” storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. We also negotiate liability provisions in our custodial contracts, pursuant to which our custodians are generally held liable for their failure to safekeep our AVAX, except in certain circumstances.

We also plan to conduct due diligence reviews during the custodial relationship to monitor the safekeeping of our AVAX. We expect to conduct supplemental due diligence in the future when we believe it is warranted by market circumstances or otherwise.

For a discussion of risks relating to the custody of our AVAX, see “Risk Factors — Risks Related to the Business and Strategy of the Company.”

Airdrops, Forks, and Incidental Rights

As a holder of AVAX, AVAT may from time to time become entitled to receive additional rights or assets arising from forks, airdrops or other incidental entitlements related to the Avalanche Network. We intend to determine whether and how to recognize such assets in coordination with our partner custodians at the time. We may not immediately, or ever, have the ability to access or withdraw digital assets received through forks or airdrops, particularly when AVAX is held with third-party custodians.

Future forks of the Avalanche protocol, while rare, may occur at any time and can result in operational disruptions, cybersecurity incidents, replay attacks or other network vulnerabilities, any of which could cause temporary or permanent loss of our or our counterparties’ assets. As significant forks of the Avalanche protocol are rare, AVAT does not have specific policies and procedures related to forks of the Avalanche protocol.

Any material value realized from incidental rights will be recognized and disclosed in accordance with applicable accounting standards and regulatory requirements.

Potential Advantages and Disadvantages of Holding AVAX

We believe that AVAX represents an attractive digital asset due to its potential role as a store of value supported by a robust, open-source and decentralized architecture that is not controlled by any central authority. Because the total supply of AVAX is capped, it is designed to be a scarce asset that could serve as a potential hedge against monetary debasement.

AVAX exists entirely in digital form as transaction records on the Avalanche blockchain. Transactions are verified not by a central authority but by a decentralized network of validators participating in a proof-of-stake consensus mechanism. This decentralization helps mitigate certain risks common to centralized systems, such as single points of failure, and reduces the dependency of the Avalanche Network on any one participant.

However, while the Avalanche Network as a whole is decentralized, the private keys required to access AVAX balances are controlled by individual holders or custodians and may be vulnerable to theft, loss or compromise through phishing or other cybersecurity attacks. Loss of private keys can result in the permanent loss of the associated AVAX.

In addition, holdings of AVAX are subject to risks inherent in any form of electronic data storage, including power failure, data corruption, security breaches and human error. As a result, AVAX may be more susceptible to theft, destruction or loss of value from technological vulnerabilities compared to conventional fiat currency or traditional financial assets. See “Risk Factors — Risks Related to the Business and Strategy of the Company.”

The Avalanche Network depends on open-source developers and validator communities to maintain and improve its protocol. Accordingly, the network may be subject to future protocol changes, governance disputes, forks or the emergence of competing protocols, any of which could adversely affect the operation or value of AVAX.

AVAX Markets and Exchanges

AVAX is widely traded on both centralized and decentralized cryptocurrency exchanges. Major centralized exchanges that list AVAX include Binance, Coinbase, Kraken, KuCoin, and Bitfinex. These platforms allow users to buy, sell and trade AVAX against various fiat currencies (such as USD, EUR) and other cryptocurrencies like Bitcoin or Ether.

AVAX is also available on decentralized exchanges like Trader Joe, Pangolin and SushiSwap, which operate directly on the Avalanche Network or support cross-chain trading. Decentralized exchanges allow users to trade AVAX in a peer-to-peer manner without the need for an intermediary, using smart contracts to facilitate transactions.

AVAX Futures Markets

Futures contracts are derivative products that allow traders to speculate on the future price of AVAX without owning the underlying asset. AVAX futures are available on several major cryptocurrency derivatives exchanges, including Binance, Bybit and Bitget. These platforms offer perpetual contracts and fixed-term futures, often with leverage, enabling traders to amplify their exposure to AVAX price movements.

Competition

Our AVAX strategy generally involves from time to time, subject to market conditions, issuing debt or equity securities which may be subscribed for in AVAX or cash or engaging in other capital raising transactions with the objective of using the proceeds to purchase AVAX. When we engage in such transactions, we compete with, among others, other companies that hold AVAX or other digital assets as treasury reserve assets, ETPs, digital assets exchanges, other digital assets service providers, private funds that invest in AVAX and other digital assets and similar vehicles. An increase in the competition for sources of AVAX and sources of capital could adversely affect the availability of AVAX and the cost of financing for our AVAX purchases, and thereby could adversely affect the market price of shares of Class A Common Stock.

The market for Avalanche financial and technology infrastructure is highly competitive and rapidly evolving and expanding across several segments, such as validating hardware, custody, wallets, trading platforms and analytics. Existing players include leading technology platforms and Avalanche analytics and data providers. These segments continue to grow rapidly to cater to increasing institutional needs. The market for related products and services face constant new entrants and price pressure, with players differentiating themselves through innovation, efficiency, regulatory alignment and value-add services.

The market for Avalanche financial and technology infrastructure is subject to material uncertainties, including volatility in public interest, changes in regulatory treatment of cryptocurrencies and reputational risks associated with the broader cryptocurrency sector. These and other factors may materially impact the business, financial condition and results of operations of companies operating in this sector.

Government Regulation

The laws and regulations applicable to AVAX and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets. Certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of AVAX, the markets for AVAX in general, and our activities in particular, our business and our AVAX strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our AVAX strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The SEC has issued interpretive guidance that it does not consider AVAX (as currently offered and sold) to be a security under the federal securities laws. However, such guidance is not binding and could be withdrawn by the SEC and in the future. The CFTC joined that guidance and stated that it considers non- security digital assets, such as AVAX, to fall within the definition of a “commodity”under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

As a commodity, AVAX trades on spot digital asset markets, which are subject to the CFTC’s enforcement authority to police market manipulation and fraud. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage or financing (i.e., retail commodity transactions). On September 2, 2025, the SEC and CFTC issued a joint statement clarifying that SEC- and CFTC-registered exchanges are permitted to facilitate the trading of certain spot commodity products. Futures, swaps and retail commodity transactions involving commodities are regulated by the CFTC. AVAX futures and retail commodity transactions involving AVAX involving U.S. persons must occur on a CFTC-registered exchange.

Congress has taken steps towards enacting legislation regarding digital assets market structure. For instance, on July 17, 2025, the U.S. House of Representatives passed the CLARITY Act, which, if enacted, would allocate jurisdiction between the SEC and CFTC with respect to digital assets and subject spot trading of digital assets that are commodities to regulation by the CFTC. Additionally, the U.S. Senate is considering legislation that would provide a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction between the SEC and CFTC. The U.S. Senate Committee on Banking, Housing, and Urban Affairs has passed its own version of the CLARITY Act and the U.S. Senate Committee on Agriculture, Nutrition, and Forestry has advanced the Digital Commodity Intermediaries Act, which like the CLARITY Act, would subject spot trading of digital assets that are commodities to CFTC regulation.

In addition, since transactions in AVAX provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of AVAX and the Avalanche platform, and there is a possibility that law enforcement agencies could close or blacklist AVAX platforms or other Avalanche-related infrastructure with little or no notice and prevent users from accessing or retrieving AVAX held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. In order to address these risks, as of Closing, we will have implemented and will maintain policies and procedures reasonably designed to promote compliance with applicable AML, KYC and sanctions laws and regulations. Our compliance framework is designed to primarily rely on transacting with regulated third-party entities, such as registered money services businesses or financial institutions, that are themselves subject to robust AML, KYC and related compliance rules in the United States, thereby mitigating these risks. For additional information, see the risk factor titled “Although we have relevant due diligence procedures regarding anti- money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject us to criminal and civil liabilities and impact the value of the shares of Class A Common Stock.”

As noted above, activities involving AVAX and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress, including the CLARITY Act, DCIA and the GENIUS Act that propose to establish additional regulation and oversight of the digital asset markets. For additional information, see the risk factor titled “AVAX and other digital assets are novel assets, which will expose us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects.”

AVAT has implemented an Anti-Money Laundering Policy that is designed to facilitate compliance with the Bank Secrecy Act and applicable U.S. sanctions laws and regulations via controls, screening tools and other appropriate measures that are customary in AVAT’s industry.

Intellectual Property

As of the date of this filing, AVAT maintains and uses trade names, unregistered trademarks, domain names and logos, which it considers material to its brand identity. AVAT may pursue registration of certain marks or content in additional jurisdictions as appropriate.

As of the date of this filing, other than as described above, AVAT does not otherwise own any intellectual property.

Human Capital

We have a total of five employees, of whom all are based in the United States. None of our employees are covered by a collective bargaining agreement. We may engage third-party contractors and consultants on an as-needed basis.

We are a remote-first company. We believe that allowing personnel to work in the location that best meets their needs and preferences presents an attractive opportunity for a larger pool of high-quality candidates and a competitive advantage in hiring and retaining talent in the United States and worldwide.

Personnel management is essential to the growth of our business. Our aim is to create a dynamic lean team of personnel where employees are motivated by our mission and routinely engaged in activities that are meaningful to their career progression and have opportunities for professional development.

Legal Proceedings

From time to time, AVAT or any of their respective subsidiaries may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business. None of AVAT or any of their respective subsidiaries is currently a party to any legal proceedings, the outcome of which, if determined adversely, is reasonably expected to individually or in the aggregate have a material adverse effect on their business or financial condition.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, references to “AVAT,” the “Company,” “we,” “us” or “our” prior to the Business Combination refer to Avalanche Treasury Company, LLC, and such references following the Business Combination refer to Avalanche Treasury Corporation and its consolidated subsidiaries.

Policies and Procedures for Related Persons Transactions

The Company Board adopted a written conflicts policy setting forth the following policies and procedures for the review and approval or ratification of related person transactions to which the Company is subject. A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or, for so long as the Company remains a “smaller reporting company” the lesser of (i) $120,000 and (ii) 1% of the Company’s average total assets of the two completed fiscal years), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or directors;
●	any person who is known by the Company to be the beneficial owner of more than 5% of Company voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal,or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in Company Stock.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Private Placement Engagement Letter

Pursuant to the private placement engagement letter (“Private Placement Engagement Letter”), AVAT engaged PJT and Barclays to provide certain capital markets advisory services and to act as exclusive placement agents for the Company Unit Subscription. Pursuant to the Private Placement Engagement Letter, for the services provided thereto, PJT and Barclays received a cash fee at the Closing equal to 5.5% of the aggregate gross cash proceeds from the sale of equity or equity-linked securities of AVAT to institutional accounts, with such placement fee split equally between PJT and Barclays. Additionally, if the Company sells any equity or equity-linked securities of AVAT (or securities of the same or a similar class) within twelve (12) months following any termination of the Private Placement Engagement Letter, then the Company will pay to PJT and Barclays a fee that is equal to the fee which would have been payable to PJT and Barclays if the closing occurred during the term of the appointment. PJT and Barclays are indemnified by AVAT pursuant to certain customary indemnity provisions under the Private Placement Engagement Letter.

Financial Advisor Engagement Letter

Pursuant to the financial advisor engagement letter (“Financial Advisor Engagement Letter”), AVAT engaged PJT to act as its exclusive financial advisor in connection with the Business Combination, and PJT agreed to perform customary financial advisory services. For its services under the Financial Advisor Engagement Letter, PJT received a customary advisory fee at the Closing. PJT is indemnified by AVAT pursuant to certain customary indemnity provisions under the Financial Advisor Engagement Letter.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MLAC, Sponsor and Avalanche Treasury Corporation entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed, subject to and effective as of the Closing, to irrevocably and unconditionally release and waive any and all claims it may have against MLAC or Avalanche Treasury Corporation or their respective Affiliates arising on or prior to the Closing, subject to customary carve-outs.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, the Company, MLAC, the Sponsor, Dragonfly, the Foundation and certain securityholders entered into an amended and restated registration rights agreement, which added the Company as a party (the “Amended and Restated Registration Rights Agreement”), and which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Company Stock named therein, including the MLAC Insiders, Dragonfly and the Foundation subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and became effective upon the Closing, superseding MLAC’s existing registration rights agreement in its entirety. Approximately 15,605,639 shares of Class A Common Stock are subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement as of immediately following the Closing, representing approximately 41% of the total issued and outstanding shares of Class A Common Stock following the Transactions.

Lock-Up Agreements

Concurrently with the Closing, (i) MLAC and the MLAC Insiders entered into with the Company the Sponsor Lock-Up Agreement and (ii) Dragonfly and certain other holders of shares of Company Stock entered into with the Company the Seller Lock-Up Agreements in substantially the same form as the Sponsor Lock-Up Agreement, pursuant to which such parties agreed that the shares of Class A Common Stock received by them in connection with the Business Combination, and any other securities such parties held that are convertible into or exercisable or exchangeable for Company Stock, (the “Restricted Securities”) are subject to transfer restrictions, as described below.

Under the Lock-Up Agreements, the Restricted Securities will be subject to transfer restrictions until the earlier of (i) 180 days following the date of the Closing (the “Anniversary Release”); provided, that if the VWAP of Class A Common Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day, and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Company shareholders having the right to exchange their shares of Company Stock for cash, securities or other property (the “Lock-Up Period”).

Employment Agreements

The Company has entered into amended offer letters with each of its named executive officers. The material terms of the offer letters, as amended, with the named executive officers are summarized below. The summaries are not a complete description of all provisions of the offer letters and are qualified in their entirety by reference to the written offer letters and the amendments to the offer letters, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each of the offer letters provides for an annual base salary, annual target bonus opportunity based upon achievement of Company performance goals, sign-on bonus and equity grants under the Incentive Plan. Mr. Smith will receive a cash salary at an annual rate of $750,000 and will be eligible to earn an annual target bonus equal to $500,000, subject to achievement of performance targets determined by the Company in its discretion. Mr. Smith received a one-time sign-on bonus of $156,250. Ms. Mihalchick Moljo will receive a cash salary at an annual rate of $500,000 and will be eligible to earn an annual target bonus equal to $100,000, subject to achievement of performance targets determined by the Company in its discretion. Ms. Mihalchick Moljo received a one-time sign-on bonus of $104,167. Mr. Ostrower will receive a cash salary at an annual rate of $400,000 and will be eligible to earn an annual target bonus equal to $100,000, subject to achievement of performance targets determined by the Company in its discretion.

Pursuant to the terms of their offer letters with the Company, if Mr. Smith’s or Ms. Mihalchick Moljo’s employment is terminated by the Company without cause or by Mr. Smith or Ms. Mihalchick Moljo for good reason (as each such term is defined in their respective offer letters, as amended), they will be entitled to receive (1) continued payment of base salary for six months following the termination date, (2) payment of any earned but unpaid bonus for the prior year and (3) a prorated portion of target annual bonus for the year of termination.

Concurrently with the execution of their offer letters with the Company, each named executive officer entered into a restrictive covenants agreement with the Company that includes non-competition, non- solicitation, confidentiality and invention assignment covenants.

Indemnification Agreements

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws limit the personal liability of directors for breach of fiduciary duty. In addition, the Company entered into indemnification agreements with each of its directors and executive officers upon Closing. Each indemnification agreement provides for indemnification for liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from wilful misconduct of the individual.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth information about our directors and executive officers as of July 21, 2026:

Name	Age	Position
Executive Officers
Gerald Bartholomew Smith	50	Chief Executive Officer, Director
Laine Mihalchick Moljo	41	Chief Operating Officer
Sean Ostrower	41	Chief Financial Officer

Directors
Gerald Bartholomew Smith	50	Chief Executive Officer, Director
Paul Grinberg	65	Director
Robert Hadick	37	Director

The biographies of the above-identified individuals are set forth below:

Executive Officers

Gerald Bartholomew Smith

Gerald Bartholomew Smith is the Chief Executive Officer of Avalanche Treasury Co., a position he has held since September 2025. He oversees the firm’s strategy and capital deployment, guiding its mission to integrate blockchain technology into institutional treasury management. Before joining Avalanche Treasury Co., Mr. Smith served as Chief Executive Officer of Susquehanna Crypto, one of the world’s largest crypto market makers, DeFi liquidity providers, and early-stage digital-asset investors. Under his leadership, the firm scaled global trading operations and deepened relationships across leading digital-asset venues. Earlier, Mr. Smith was Global Head of Digital Asset Strategy at Susquehanna International Group of Companies (“SIG”). In that role he directed all of SIG’s digital-asset initiatives — including proprietary trading, direct investments, market making, and counterparty development. He previously led SIG’s FICC, ETF, and Portfolio Trading Groups, overseeing ETF lead market making and exchange relationships, ETF issuer partnerships, institutional counterparty trading in ETFs and fixed income (through Susquehanna Financial Group, LLP), and global equity and fixed income portfolio trading. Prior to his tenure at SIG, Mr. Smith helped Emerging Global Advisors launch its pioneering EGShares family of emerging-market ETFs. He began his career in institutional sales and consulting with AllianceBernstein and UBS. Mr. Smith holds a degree from Vanderbilt University and is a graduate of The Haverford School.

Laine Mihalchick Moljo

Laine Mihalchick Moljo has served as the Chief Operating Officer of Avalanche Treasury Company since September 2025. From February 2022 through September 2025, Laine worked at Hidden Road Partners serving as President from February 2022 through February 2025 and then transitioned to Chief Administrative officer before her departure for Avalanche Treasury Company. Laine was responsible for building and running the firm during her tenure; building the firm from 30 employees to over 170 people globally and managing the teams across Product, Compliance, Operations, Legal, HR & People, Business Development, Client Success and Communications. She created structure, process, governance, control frameworks that led the firm to receiving 7 regulatory licenses. She led the team through launches such as OTC for Digital, CME/FCM, API Suite creation, Fixed Income Repo and entity set-ups such as Netherlands, United Kingdom and Abu Dhabi. Prior to Hidden Road, she was Head of FICC and Co-Head of Crypto at Virtu Financial where she built and managed those business lines as well as collaborated for additional initiatives and builds across the firm. Laine also had worked at UBS, Goldman Sachs and Bank of America/ Merrill Lynch in Global Futures Sales & Execution.

Laine earned a BS in Economics from the University of Pennsylvania with Concentrations from Wharton Undergraduate in Finance and Marketing.

Sean Ostrower

Sean Ostrower has served as Chief Financial Officer of Avalanche Treasury Company since March 2026. Prior to joining Avalanche Treasury Company, Mr. Ostrower served as Vice President, Global Head of Financial Planning & Analysis, Investor Relations, and Finance Operations at DriveWealth, a global fintech platform providing brokerage infrastructure and embedded investing solutions. In that role, he oversaw enterprise financial planning, investor communications, and finance operations and was responsible for financial performance management, governance processes, and the company’s financial planning and reporting framework.

Previously, Mr. Ostrower served as Director and Global Head of Technology and Shared Services Finance at Tradeweb Markets, a publicly traded electronic trading platform, where he oversaw financial planning and reporting for technology and corporate functions during the company’s transition to public markets and subsequent public-company operations. Mr. Ostrower has also held finance and capital markets roles at several leading investment and financial services firms. Mr. Ostrower received a B.B.A. in Finance from Hofstra University.

Directors

Paul Grinberg

Paul Grinberg was MLAC’s Chief Executive Officer and Chairman of the MLAC Board, with over 20 years of experience as a Director, Chairman, President or Chief Financial Officer of several Nasdaq and NYSE companies and more than 40 years of experience spanning mergers and acquisitions, capital raising and financial management. He currently serves as the Chairman of Axos Financial, Inc., a nationwide, digital- first bank that provides consumer and business banking products through its low-cost distribution channels and affinity partner. He has served as a director of Axos Financial, Inc. since April 2004 and as the Chairman of its board of directors since February 2017. He played an important role in taking the company public and growing earnings from $2 million to $450 million from 2004 to 2024. Since July 2020, Mr. Grinberg has served on the advisory council of DEVA Capital, an affiliate of Banco Santander, as an alternative investor, specializing in credit across Europe and Latin America. From August 2019 to April 2024, Mr. Grinberg has served as a senior advisor at Flexpoint Ford LLC, a private equity investment firm specializing in the financial services and healthcare industries. From November 2020 to February 2024, Mr. Grinberg served as Chairman of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses. From July 2018 to October 2022, Mr. Grinberg served as a senior advisor at Blenheim Chalcot, one of the UK’s largest venture builders. Mr. Grinberg provides advisory services to private equity, credit funds and venture capital firms and their related businesses with a focus on financial services and financial technology. He also serves as a director to several credit funds and private companies. Prior to Axos, Mr. Grinberg served as President, Executive Vice President and Chief Financial Officer of Encore Capital Group and Chief Financial Officer of Telespectrum Worldwide, Inc. Mr. Grinberg also served as partner and a senior member of the M&A services group at Deloitte, where he was employed for 14 years. During his tenure at Deloitte and in his capacity as an executive at various public and private companies, he worked on dozens of transactions including IPOs, acquisitions and debt offerings and in his capacity as an executive at various companies, was responsible for raising more than $10 billion across the capital markets. He graduated from Columbia Business School with a Master of Business Administration degree and from Yeshiva University with a Bachelor of Arts degree in accounting.

Robert Hadick

Rob Hadick is a General Partner at Dragonfly, a global crypto investment firm. At Dragonfly Rob leads early to growth-stage private investments into companies and protocols innovating across market structure, stablecoins, payments, financial technology, tokenized assets, and decentralized finance. Previously, he helped lead multi-stage investments into crypto companies and protocols at GoldenTree Asset Management (“GTAM”), a ~$50bn multi-strategy hedge fund. Prior to GTAM, Rob invested in and advised fintech, technology, and crypto companies while working at several leading investment firms. Rob is a member of the CFTC’s General Markets Advisory Committee’s Digital Asset Markets Subcommittee where he works to help shape digital asset regulation. He holds a MBA from Columbia Business School, and a Bachelors in Economics and Political Science from Washington University in St. Louis.

Corporate Governance

The Company has structured its corporate governance in a manner that it believes closely aligns its interests with those of its shareholders. Notable features of this corporate governance include:

●	The Company has independent director representation on its audit committee;
●	at least one of the Company’s directors qualifies as an “audit committee financial expert” as defined by the SEC; and
●	The Company intends to implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Company Board

The Company’s business and affairs will be managed under the direction of the Company Board.

All members of the Company Board shall be elected for a one-year term and may be re-elected for successive terms.

For further information regarding the structure of the Company Board, see the sections entitled “Description of Securities.”

Director Independence; Controlled Company Exception

Because Dragonfly holds all of the Class B Common Stock outstanding, the Company is a “controlled company” under Nasdaq Rules. As a controlled company, the Company is exempt from certain Nasdaq governance requirements that would otherwise apply to the composition and function of the Company Board, and it intends to avail itself of such exemptions, in whole or in part, for so long as Dragonfly continues to hold a majority of the outstanding shares of Class B Common Stock. For example, the Company is not required to comply with certain rules that would otherwise require, among other things, (i) the Company Board to have a majority of independent directors, (ii) the compensation of the Company’s executive officers to be determined by a majority of the independent directors or a committee of independent directors and (iii) director nominees to be selected or recommended either by a majority of the independent directors or a committee of independent directors.

The Company intends to continue utilizing all of the exemptions available to controlled companies. If at any time the Company ceases to be a controlled company, the Company will take all action necessary to comply with the Nasdaq Rules, including appointing a majority of independent directors to the Company Board and ensuring the Company’s audit committee, compensation committee and nominating and corporate governance committee are each composed entirely of independent directors, subject to any permitted “phase-in” periods.

If the Company ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, The Company will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, the Company may be required to add additional directors to the Company Board in order to achieve such compliance within the applicable transition periods.

Board Committees

The Company Board will direct the management of the Company’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Company Board and standing committees.

In addition, from time to time, special committees may be established under the direction of the Company Board when necessary to address specific issues.

Audit Committee

The Company’s audit committee is responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing its independent registered public accounting firm;
●	discussing with its independent registered public accounting firm their independence from management;
●	reviewing, with its independent registered public accounting firm, the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by its independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and its independent registered public accounting firm the quarterly and annual financial statements that its files with the SEC;
●	overseeing its financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing its policies on risk assessment and risk management;
●	reviewing related person transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The audit committee reviews and approves the declaration and issuance/payments of dividends or buybacks, capital expenditures exceeding an aggregate value of USD $120,000 and perquisites.

The members of the Company’s audit committee are Paul Grinberg, Gerald Bartholomew Smith and Robert Hadick, each of whom are “financially literate” as defined under Nasdaq listing rules and the rules and regulations of the SEC. Paul Grinberg is the chair of the audit committee. Paul Grinberg qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Rules. The Company Board has determined that Mr. Grinberg is an “independent director”as defined in the Nasdaq Rules and the rules and regulations of the SEC and that Gerald Bartholomew Smith and Robert Hadick are not considered independent directors under Nasdaq Rules. Under applicable Nasdaq Rules, the Company is permitted to “phase-in” compliance with the independence requirements for its audit committee. The phase-in periods with respect to director independence allow the Company to have (i) only one independent member on its audit committee upon the consummation of the Business Combination, (ii) a majority of independent members on its audit committee within 90 days of the consummation of the Business Combination and (iii) a fully independent audit committee within one year of the consummation of the Business Combination. The Company is taking advantage of these phase-in rules with respect to each of Gerald Bartholomew Smith’s and Robert Hadick’s service on the audit committee. The Company expects that by the first anniversary of its initial listing on Nasdaq, the audit committee will comply with the applicable independence requirements.

The information on any of AVAT’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

The Company’s compensation committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of its Chief Executive Officer and other executive officers;
●	administering any incentive compensation plans of the Company approved by the Company Board;

●	reviewing and approving all employment agreement and severance arrangements for the Company’s executive officers;
●	making recommendations to the Company Board regarding the compensation of the Company’s directors; and
●	retaining and overseeing any compensation consultants.

The members of the Company’s compensation committee are Robert Hadick and Paul Grinberg. Robert Hadick is the chair of the compensation committee. The Company Board has adopted a written charter for the compensation committee, which is available on AVAT’s corporate website at https://avat.com/. The information on any of AVAT’s websites is deemed not to be incorporated in this proxy statement/ prospectus or to be part of this proxy statement/prospectus.

Nominating & Governance Committee

The Company’s nominating and governance committee is responsible for, among other things:

●	developing the criteria and qualifications for membership on the Company Board;
●	recruiting, reviewing, nominating and recommending candidates for election to the Company Board or filling vacancies on the Company Board;
●	reviewing candidates proposed by shareholders and conducting appropriate inquiries into the background and qualifications of any such candidates; and
●	having such other powers and authority as the Board may provide by resolution.

The Company’s nominating and governance committee consists of Paul Grinberg and Robert Hadick with Robert Hadick serving as chair.

The Company Board has adopted a written charter for the nominating and governance committee, which is available on AVAT’s corporate website at https://avat.com/. The information on any of AVAT’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Advisory Board

In addition to the Company Board, the Company has an Advisory Board consisting initially of four members, including Ava Labs founder and co-creator of the Avalanche Network, Emin Gün Sirer, managing partner of Dragonfly Digital Management LLC, Haseeb Qureshi, Blockworks Inc. Chief Executive Officer, Jason Yanowitz and Aave Labs Chief Executive Officer, Stani Kulechov.

Our Advisory Board members support our long-term goals by offering strategic guidance based on their unique expertise, and provide insight to management on key strategic decisions. We believe our Advisory Board members, through their unique credentials as leaders in the crypto industry and, in the case of Emin Gun Sirer, as co-creator of the Avalanche Network, can also assist in the identification of digital asset market trends, regulatory developments, technological advancements on the Avalanche Network and in the broader digital asset space and corporate development opportunities. As such our Advisory Board members support us in anticipating changes in the digital asset landscape and adapting our strategy accordingly. Our Advisory Board members also leverage their professional networks and experience to facilitate opportunities with potential partners, investors and stakeholders.

As full compensation for their advisory services, Advisory Board members receive a number of restricted stock units equal to the number of Company Units that, immediately following the Closing, would convert into a number of shares of Class A Common Stock equal to 0.20% of the aggregate outstanding Company Stock on a fully diluted basis, as determined by the Company Board. The term of each Advisory Board member began at Closing and will continue until terminated by the Company or the respective advisor at any time and for any reason upon 60 days’ advance written notice.

Risk Oversight

One of the key functions of the Company Board is informed oversight of the Company’s risk management process. The Company Board does not have a standing risk management committee, but rather administers this oversight function directly through the Company Board as a whole, as well as through various standing committees of the Company Board that address risks inherent in their respective areas of oversight. In particular, the Company Board is responsible for monitoring and assessing strategic risk exposure, and the Company’s audit committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee also assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is be posted on AVAT’s corporate website at https://avat.com/. The nominating and corporate governance committee of the Company is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, the Company posts on AVAT’s website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Whistleblower Policy

The Company has adopted a whistleblower policy to provide employees with a confidential and anonymous method for reporting concerns about the conduct of the Company or employees free from retaliation.

Executive Compensation Clawback Policy

The Company has adopted an executive compensation clawback policy, which provides that in the event the Company is required to prepare an accounting restatement due to noncompliance with any financial reporting requirements under the securities laws or otherwise erroneous data or the Company determines there has been a significant misconduct that causes financial or reputational harm, the Company shall recover a portion or all of any executive compensation.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, references to “AVAT,” the “Company,” “we,” “us” or “our” prior to the Business Combination refer to Avalanche Treasury Company, LLC, and such references following the Business Combination refer to Avalanche Treasury Corporation and its consolidated subsidiaries.

The Company is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies.

No compensation was paid by the Company to its directors during the fiscal year ended December 31, 2025. There were no outstanding equity awards held by the Company’s executive officers or directors as of December 31, 2025.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for the fiscal year ended December 31, 2025.

				Stock	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and Position	Year	($)	($)(1)	($)	($)	($)
Gerald Bartholomew Smith,	2025	93,750	156,250	—	—	250,000
Chief Executive Officer
Laine Mihalchick Moljo,	2025	62,500	104,167	—	—	166,667
Chief Operating Officer
(1)	Represents one-time, cash sign-on bonus.

Employment Agreements

The Company has entered into amended offer letters with each of its named executive officers. The material terms of the offer letters, as amended, with the named executive officers are summarized below. The summaries are not a complete description of all provisions of the offer letters and are qualified in their entirety by reference to the written offer letters and the amendments to the offer letters, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each of the offer letters provides for an annual base salary, annual target bonus opportunity based upon achievement of Company performance goals, sign-on bonus and equity grants under the Incentive Plan, the terms of which are described under “— Anticipated Equity Awards” below. Mr. Smith will receive a cash salary at an annual rate of $750,000 and will be eligible to earn an annual target bonus equal to $500,000, subject to achievement of performance targets determined by the Company in its discretion. Mr. Smith received a one-time sign-on bonus of $156,250. Ms. Mihalchick Moljo will receive a cash salary at an annual rate of $500,000 and will be eligible to earn an annual target bonus equal to $100,000, subject to achievement of performance targets determined by the Company in its discretion. Ms. Mihalchick Moljo received a one- time sign-on bonus of $104,167.

Pursuant to the terms of their offer letters with the Company, if Mr. Smith’s or Ms. Mihalchick Moljo’s employment is terminated by the Company without cause or by Mr. Smith or Ms. Mihalchick Moljo for good reason (as each such term is defined in their respective offer letters, as amended), they will be entitled to receive (1) continued payment of base salary for six months following the termination date, (2) payment of any earned but unpaid bonus for the prior year and (3) a prorated portion of target annual bonus for the year of termination.

Concurrently with the execution of their offer letters with the Company, each named executive officer entered into a restrictive covenants agreement with the Company that includes non-competition, non- solicitation, confidentiality and invention assignment covenants.

Restricted Stock Units

The Company intends to grant to Mr. Smith and Ms. Mihalchick Moljo a number of RSUs with a grant date value equal to $7,500,000 and $2,000,000, respectively. Mr. Smith’s RSUs will time-vest over three years on each six-month anniversary of October

1, 2025, Ms. Mihalchick Moljo’s RSUs will time-vest over two years on each six-month anniversary of October 1, 2025, in each case, subject to continued employment with the Company or its subsidiaries on the applicable vesting date.

If Mr. Smith’s or Ms. Mihalchick Moljo’s employment terminates due to death or disability or is terminated by the Company without cause or due to Mr. Smith’s or Ms. Mihalchick Moljo’s resignation for Good Reason (as each such term is defined in their respective offer letters, as amended), all unvested RSUs that would have vested during the six-month period following the executive’s termination date will accelerate and vest as of the termination date.

Performance-Based RSUs

The Company intends to grant to Mr. Smith and Ms. Mihalchick Moljo a number of PSUs with a grant date value equal to $9,000,000 and $2,500,000, respectively. The PSUs will vest upon satisfaction of the time-vesting conditions applicable to the RSUs granted to each of Mr. Smith and Ms. Mihalchick Moljo and achievement of certain stock price-based performance goals prior to October 1, 2030, in the case of Mr. Smith, or October 1, 2028, in the case of Ms. Mihalchick Moljo, subject, in each case, to continued employment with the Company on the applicable vesting date.

If Mr. Smith’s or Ms. Mihalchick Moljo’s employment terminates due to death or disability or is terminated by the Company without cause or due to Mr. Smith’s or Ms. Mihalchick Moljo’s resignation for Good Reason (as each such term is defined in their respective offer letters, as amended), all then-unvested PSUs will remain outstanding and eligible to vest subject to the satisfaction of the performance-vesting conditions during the six-month period following the executive’s termination date.

Non-Employee Director Compensation

Each non-employee director of the Company will receive an annual cash retainer of $85,000 per annum for the entire duration of his/her office as director of the Company, commencing on the later of June 11, 2026 or the date such director begins service, with payment to be made in equal installments in arrears on a quarterly basis, prorated for any partial year of service as director.

The non-employee director of the Company acting as chairperson of the Company Board (if applicable) will receive an additional annual cash retainer of $100,000 per annum for the entire duration of his/her office as chairperson of the Company Board, commencing on the later of June 25, 2026 or the date such director begins service as chairperson of the Company Board, with payment to be made in equal installments in arrears on a quarterly basis, prorated for any partial year of service as chairperson of the Company Board. Each non-employee director of the Company acting as member of a board committee will receive the following additional annual cash retainer for the entire duration of his/her office within the relevant board committee, commencing on the later of June 25, 2026 or the date such director begins service within the relevant board committee, with payment to be made in equal installments in arrears on a quarterly basis, prorated for any partial year of service within the relevant board committee:

(a)Audit Committee: $10,000 per annum for a member and $25,000 per annum for the chairperson;

(b)Compensation Committee: $8,000 per annum for a member and $20,000 per annum for the chairperson; and

(c)Nominating and Corporate Governance Committee: $6,000 per annum for a member and $15,000 per annum for the chairperson.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding as of the date of this prospectus beneficial ownership of shares of Company Stock.

This ownership information is provided in respect of:

●	each person that is a beneficial owner of more than 5% of the issued and outstanding shares of Company Stock after the completion of the Business Combination;
●	each of AVAT’s current executive officers and directors;
●	all of AVAT’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Company Stock owned by such shareholders.

	Class A Common		Class B Common
	Stock, (non-voting)		Stock, (voting)
	Number of		Number of
	Shares	Approximate	Shares	Approximate
	Beneficially	Percentage of	Beneficially	Percentage of
Name and Address of Beneficial Owner(1)	Owned	Class	Owned	Class
Named Executive Officers and Directors
Gerald Bartholomew Smith	1	0	—	—
Paul Grinberg	478,010	1.2%	—	—
Robert Hadick(2)	4,000,000	9.6%	—	—
Laine Mihalchick Moljo	—		—	—
Sean Ostrower	—		—	—
All officers and directors as a group (5 individuals)	4,478,011	10.8%		0%
Other 5% Shareholders
Dragonfly (excluding Astral)(3)	5,805,639	14.0%	5,805,639	100%
Astral(4)	4,000,000	9.6%	—	—
Foundation(5)	3,000,000	7.2%	—	—
ParaFi Capital LP(6)	2,332,529	5.6%	—	—
Emin Gün Sirer(7)	2,609,176	6.3%	—	—
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 11 W. 42nd Street, 2nd Floor, New York, NY 10036.
(2)	Astral is managed by its general partner, Astral Horizon GP, LLC, which is governed by a board of managers consisting of four natural persons, including Mr. Hadick. The managers of Astral Horizon GP, LLC collectively have the authority to manage and control the affairs of Astral, including voting and investment decisions relating to its portfolio securities. Actions by the managers require approval of a majority of the managers, and no individual manager has authority to act unilaterally on behalf of the entity. Mr. Hadick disclaims beneficial ownership of the securities held by Astral, except to the extent of his pecuniary interest therein, if any.

(3)	Includes 2,547,252 shares of Class A Common Stock issued to Dragonfly Ventures L.P., 3,258,386 shares of Class A Common Stock issued to Dragonfly Ventures II, L.P., and one share of Class A Common Stock issued to Dragonfly Digital Management, LLC. Includes 2,547,252 shares of Class B Common Stock issued to Dragonfly Ventures L.P., 3,258,386 shares of Class B Common Stock issued to Dragonfly Ventures II, L.P., and one share of Class B Common Stock issued to Dragonfly Digital Management. The principal business address of the Funds is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. The principal business address of the Dragonfly Digital Management, LLC is 66 Franklin Street, Suite 300, Oakland, CA 94607.
(4)	The primary business address of Astral Horizon, L.P. is 66 Franklin Street, Suite 300, Oakland, California 94607.
(5)	In the event the Class A Common Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Class A Common Stock and will receive from the Company a number of pre-funded warrants convertible into Class A Common Stock prior to the time the Class A Common Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in the Company does not exceed the Maximum Percentage. The primary business address of the Foundation is Floor 4, Banco Popular Building, British Virgin Islands, VG1110. The Board of Directors of Avalanche (“BVI”) Investments, Inc. has voting and investment control over the Class A Common Stock. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regards to Avalanche (“BVI”) Investment Inc.
(6)	Ben Forman, the Founder and Managing Partner of ParaFi Capital LP, may be deemed to have beneficial ownership over the Class A Common Stock beneficially owned by ParaFi Capital. The primary business address of ParaFi Capital LP is 500 West Putnam Ave., Suite 400, Greenwich, CT 06830.
(7)	The primary address of Emin Gün Sirer is 511 W. Bay Street, Ste. 320, Tampa, FL 336606.

DESCRIPTION OF SECURITIES

The following description summarizes the terms of the Company’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Delaware law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. The Organizational Documents are filed as exhibits to this registration statement. Unless otherwise indicated, this description applies to Company Stock.

Authorized Capital Stock

The authorized capital stock of the Company consists of 700,000,000 shares of common stock, par value $0.01 per share, including 550,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 50,000,000 shares of preferred stock. All outstanding shares of Company Stock are fully paid and non-assessable.

Company Stock

Voting Rights. Holders of Class A Common Stock will not be entitled to vote on any matters voted on by shareholders, except as required by the DGCL, until all shares of Class B Common Stock are cancelled.

In particular, pursuant to Section 242 of the DGCL (as interpreted by case law), until all shares of Class B Common Stock are cancelled, holders of Class A Common Stock, (i) are entitled to vote, as a separate class, exclusively on any proposed amendment to the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws that would adversely affect the powers, preferences or rights of holders of Class A Common Stock that are unique to such class (such as their economic rights), and (ii) are not entitled to vote on any other matters (including, inter alia, the election of directors, the decision to bring suit against directors, etc). In respect of the matters under point (i) above that are voted on by holders of Class A Common Stock, each holder of Class A Common Stock would be entitled to one (1) vote for each share held of record as of the applicable record date relating to such matter, and the approval of a majority of the outstanding shares of Class A Common Stock is required, in each case, as set forth in the Amended and Restated Certificate of Incorporation, Amended and Restated Bylawsand the DGCL.

Once all shares of Class B Common Stock are canceled, holders of Class A Common Stock will acquire full voting rights.

Each holder of Class B Common Stock is entitled to one (1) vote for each share held of record as of the record date on all matters voted on by shareholders, including the election of directors.

The Company Board is elected annually, and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, except in the case of his or her death, resignation, removal or disqualification, and pursuant to the terms and conditions set forth in the Organizational Documents.

Dividend Rights. Holders of shares of Class A Common Stock are entitled to dividends when, as and if declared by the Company Board out of funds legally available therefor, subject to any preferential or other rights of any outstanding Company preferred stock. Holders of shares of Class B Common Stock are not entitled to dividends.

Transferability. Shares of Class A Common Stock are freely transferable, subject to any restrictions pursuant to the DGCL and applicable federal securities laws. Transfers of shares of Class A Common Stock held by Dragonfly and certain MLAC Insiders will be subject to the lock-up restrictions pursuant the Lock-Up Agreements. Shares of Class B Common Stock are not freely transferable, except to an Affiliate of a holder of shares of Class B Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. If a holder of shares of Class B Common Stock transfers any of its shares of Class A Common Stock to third parties other than their respective Affiliates, such that as a result of such transfer, said transferor would hold a number of shares of Class B Common Stock greater than the number of shares of Class A Common Stock it holds, then said excess shares of Class B Common Stock shall be automatically cancelled for no consideration concurrently with such transfer, so that immediately following such transfer, the number of shares of Class B Common Stock held by said transferor equals the number of shares of Class A Common Stock held by the same transferor.

Liquidation and Dissolution Rights. Subject to applicable law, upon liquidation, dissolution or winding up of the Company’s affairs, holders of shares of Class A Common Stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding convertible notes or preferred stock. Holders of shares of Class B Common Stock are not entitled to liquidating distributions.

Exclusive Jurisdiction. The Amended and Restated Certificate of Incorporation includes an exclusive forum clause designating a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and stockholders. The exclusive forum provision in the Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. See “Risk Factors — Risks Relating to Ownership of Company Stock — The Amended and Restated Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.”

Other. Company Stock has no preemptive, subscriptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. Because Class A Common Stock is non-voting, holders of Class A Common Stock may have access to more limited information than holders of Class B Common Stock. See “Risk Factors — Risks Relating to Ownership of Company Stock — Because Class A Common Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of Class A Common Stock.”

Delaware Anti-Takeover Statute

A number of provisions of Delaware law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws could have an anti-takeover effect and make more difficult the acquisition of the Company by means of a tender offer, a proxy contest, or otherwise, and the removal of its directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with its board of directors.

As a Delaware corporation, the Company is subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as each term is defined in Section 203 of the DGCL) for a period three years following the time the person became an interested shareholder. However, Section 203 does not apply in the following circumstances:

●	If prior to the date of the transaction, the Board of Directors of such a Delaware corporation approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;
●	If, upon completion of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding (but not the outstanding number of shares owned by the interested stockholders), (a) shares owned by persons who are directors and also officers of the corporation and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	If, on or subsequent to such time, the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally any person, and their associates and Affiliates, who owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Class A Common Stock held by our stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of Section 203. However, following this offering and subject to compliance with Delaware law, our organizational documents and any contractual restrictions, we could subsequently elect to “opt out”of Section 203 by such an amendment to our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

Limitation of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for certain breaches of fiduciary duties as directors or officers, subject to exceptions. The Amended and Restated Certificate of Incorporation includes such an exculpation provision.

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for certain costs and losses for actions taken as the Company’s director or officer, or for serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be, subject to exceptions and limitations. The Amended and Restated Bylaws also provide that the Company must advance reasonable expenses to Company directors and officers, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Amended and Restated Bylaws provide that the Company shall purchase and maintain directors’ and officers’ liability insurance to protect the Company and Company directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and Company stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non- monetary relief such as injunction or rescission in the event of a breach of a director’s or an officer’s fiduciary duty of care. The limitation of liability and indemnification provisions under the Amended and Restated Certificate of Incorporation does not alter the liability of directors under the federal securities laws.

Governance of the Company

Board Composition

All members of the Company Board are elected for a one (1) year term and may be re-elected for successive terms. The Company Board is composed of one (1) or more members as determined by the Company Board, each of whom shall be a natural person.

The Company Board selects the chair of the Company Board from the independent directors on the Company Board, who will not have any special voting rights or casting vote in the event of a tie.

Board Meetings and Quorum

A majority of members of the Company Board constitute a quorum for the transaction of any business.

If a quorum shall not be present at any meeting of the Company Board or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

The Company Board holds regular quarterly meetings which may be held either in person or by teleconference.

Board Decisions

All decisions of the Company Board must be adopted by a simple majority of directors in attendance and voting at a duly convened meeting of the Company Board.

Subject to prior consultation with the Company’s audit committee, the Company Board has the authority to approve the issuance of any equity securities of the Company, including shares, options, warrants or other equity-linked instruments.

Transfer Agent and Registrar

The transfer agent and registrar for Company Stock is Continental Stock Transfer & Trust Company.

Listing

The shares of Class A Common Stock are listed and traded on the Nasdaq under the symbol “AVAT”.

SELLING HOLDERS

This prospectus relates to the offer and sale from time to time, by the stockholders identified in the table below, who we refer to in this prospectus as the “Selling Holders” and their respective transferees, pledgees, donees, assignees or other successors (each also a Selling Holders for purposes of this prospectus), of up to 15,690,755 shares of our Class A Common Stock held by certain Selling Holders.

The percent of beneficial ownership for the Selling Holders is based on 39,514,805 shares of Class A Common Stock outstanding and 5,805,639 shares of Class B Common Stock outstanding as of July 21, 2026. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, each Selling Holder listed below has sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by it.

Information concerning the Selling Holders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. “Selling Holders” includes the holders set forth below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the Selling Holders as a gift, pledge, or other non-sale related transfer.

The Selling Holders are not obligated to sell any of the securities offered by this prospectus. Because each Selling Holder identified in the table below may sell some or all of the securities owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Holders.

In addition, subject to the A&R Registration Rights Agreement, each Selling Holder may sell, transfer or otherwise dispose of, at any time and from time to time, our securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the Selling Holders provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that each Selling Holder will sell all of the securities beneficially owned by it that are covered by this prospectus and will not acquire any additional securities of the Company.

			Number of Shares of Class A Common
	Maximum Number of Shares of Class A		Stock Beneficially Owned After the
	Common Stock Offered		Offered Shares Are Sold
	Number of		Number of
	Shares of	Percentage of	Shares of	Percentage of
	Class A	Class A	Class A	Class A
	Common Stock	Common Stock	Common Stock	Common Stock
	Beneficially	Beneficially	Beneficially	Beneficially
Name of Selling Holder	Owned (#)	Owned (%)(1)	Owned (#)(2)	Owned (%)
Dragonfly (excluding Astral)(3)	5,805,639	14.7%	—	—
Astral(4)	4,000,000	10.1%	—	—
Foundation(5)	3,000,000	7.6%	—	—
Paul Grinberg(6)	478,010	1.2%	—	—
Doug Horlick(7)	478,010	1.2%	—	—
Jeff Lager(8)	9,112	*	—	—
Michael Marquez(9)	9,112	*	—	—
Jaime Vieser(10)	478,010	1.2%	—	—
John Norton(11)	1,287,091	3.3%	—	—
SPAC Sponsor Capital Access(12)	60,655	*	—	—
Emin Gün Sirer(13)	85,116	*	—	—
Total Shares	15,690,755	39.7%	—	—

*Indicates less than one percent.

(1)	The percentage of beneficial ownership for the Selling Holders is based on 39,514,805 shares of Class A Common Stock outstanding and 5,805,639 shares of Class B Common Stock outstanding as of July 21, 2026.
(2)	We do not know when or in what amounts the Selling Holders will offer shares for sale, if at all. The Selling Holders may sell any or all of the shares covered by this prospectus. Because the Selling Holders may offer all or some of the shares from time to time pursuant to this prospectus, we cannot estimate the number of shares that will be held by the Selling Holders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Holders.
(3)	Consists of 2,547,252 shares of Class A Common Stock held by Dragonfly Ventures L.P., 3,258,386 125 shares of Class A Common Stock held by Dragonfly Ventures II, L.P., and one share of Class A Common Stock held by Dragonfly Digital Management, LLC. The principal business address of the Funds is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. The principal business address of the Dragonfly Digital Management, LLC is 66 Franklin Street, Suite 300, Oakland, CA 94607.
(4)	Consists of 2,000,000 shares of Class A Common Stock held in an escrow account by Continental Stock Transfer & Trust Company and 2,000,000 shares of Class A Common Stock to be issued 60 days after the Closing pursuant to the Business Combination Agreement. Astral is managed by its general partner, Astral Horizon GP, LLC, which is governed by a board of managers consisting of four natural persons. The managers of Astral Horizon GP, LLC collectively have the authority to manage and control the affairs of Astral, including voting and investment decisions relating to its portfolio securities. Actions by the managers require approval of a majority of the managers, and no individual manager has authority to act unilaterally on behalf of the entity. The primary business address of Astral Horizon, L.P. is 66 Franklin Street, Suite 300, Oakland, California 94607.
(5)	Consists of 3,000,000 shares of Class A Common Stock held by the Foundation. In the event the Class A Common Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Class A Common Stock and will receive from the Company a number of pre-funded warrants convertible into Class A Common Stock prior to the time the Class A Common Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in the Company does not exceed the Maximum Percentage. The primary business address of the Foundation is Floor 4, Banco Popular Building, British Virgin Islands, VG1110. The Board of Directors of Avalanche (“BVI”) Investments, Inc. has voting and investment control over the Class A Common Stock. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regards to Avalanche (“BVI”) Investment Inc.
(6)	Consists of 478,101 shares of Class A Common Stock held directly by Paul Grinberg. Mr. Grinberg is a member of our board of directors. The business address of the Selling Holder is 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451.
(7)	Consists of 478,101 shares of Class A Common Stock held directly by Doug Horlick. The primary address of the Selling Holder is 10111 E. Phantom Way, Scottsdale, AZ 85255.
(8)	Consists of 9,112 shares of Class A Common Stock held directly by Jeff Lager. The primary address of the Selling Holder is PO Box 5076, Incline Village, NV 89450.
(9)	Consists of 9,112 shares of Class A Common Stock held directly by Michael Marquez. The primary address of the Selling Holder is 2243 Carmelita Drive, San Carlos, CA 94070.
(10)	Consists of 478,010 shares of Class A Common Stock held directly by Jaime Vieser. The primary address of the Selling Holder is 134 Ballantine Rd., Bernardsville, NJ 07924-1602.
(11)	Consists of 1,287,091 shares of Class A Common Stock held directly by John Norton. The primary address of the Selling Holder is 2650 Manhattan Dr., Carson City, NV 89703.
(12)	Consists of 60,655 shares of Class A Common Stock held directly by SPAC Sponsor Capital Access. Lee Robinson is a director of SPAC Sponsor Capital Access and has share voting and investment control with respect to the shares of Class A Common Stock held by SPAC Sponsor Capital Access. The address for SPAC Sponsor Capital Access is 175 Oxford Street, London W1D 2JS, UK.
(13)	Consists of 85,116 shares of Class A Common Stock held directly by Emin Gün Sirer issued in connection with Emin Gün Sirer’s Advisory Board Agreement. The primary address of Emin Gün Sirer is 511 W. Bay Street, Ste. 320, Tampa, FL 336606.

Material Relationships with Selling Holders

See “Certain Relationships and Related Party Transactions.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of shares of Class A Common Stock sold pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly with retroactive effect.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;
●	brokers, dealers, or traders in securities;
●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
●	tax-exempt entities;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	regulated investment companies;
●	real estate investment trusts;
●	certain former citizens or residents of the United States;
●	persons that acquired Class A Common Stock as compensation or otherwise in connection with the performance of services;
●	persons that hold Class A Common Stock as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;
●	persons whose functional currency is not the U.S. dollar;
●	controlled foreign corporations;
●	passive foreign investment companies;
●	persons who actually or constructively own 5% or more of the Company’s shares by vote or value (except as specifically provided below); or
●	partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) or partners in such partnerships or entities classified for U.S. federal income tax purposes as “disregarded entities”.

A “Non-U.S. Holder” means a beneficial owner of Class A Common Stock that is not, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust if it is subject to the primary supervision of a U.S. court and one or more U.S. persons have authority to control all substantial decisions of the trust or if it has otherwise validly elected to be treated as a U.S. person.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of Class A Common Stock. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold Class A Common Stock through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of Class A Common Stock, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity.

NON-U.S. HOLDERS OF CLASS A COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDERS, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Distributions on Class A Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Class A Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in Class A Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Class A Common Stock.”

Dividends paid to a Non-U.S. Holder of Class A Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, if the Non-U.S. Holder provides proper certification of its eligibility for such lower rate. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s shares of Class A Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Class A Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Class A Common Stock

Any gain realized by a Non-U.S. Holder on the taxable disposition of Class A Common Stock will generally not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, or is deemed to have owned, more than 5% of such shares, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the shares disposed of. There can be no assurance that shares of Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

The Company does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether the Company is or will become a “United States real property holding corporation”will not be made until a future tax year and there can be no assurance that the Company will not become such a corporation in the future.

Foreign Account Tax Compliance Act

Certain rules may require withholding at a rate of 30% on dividends in respect of our Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department.

Prospective investors should consult their tax advisors regarding the possible implications of FATCA tax on an investment in our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of up to 15,690,755 shares of our Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders”includes their permitted transferees who later come to hold any of the Selling Holders’ interest in our securities in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s securities, including donees, pledgees and other transferees or successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership, distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the securities for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the shares of our Class A Common Stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	through any combination of the foregoing; or
●	any other method permitted pursuant to applicable law.

A Selling Holder may also sell our securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

We will bear all costs, fees and expenses incident to our obligation to register the Offered Securities.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A Selling Holder may fix a price or prices of our securities at:

●	fixed prices;
●	market prices prevailing at the time of any sale under this registration statement;
●	prices related to market prices;
●	varying prices determined at the time of sale; or
●	negotiated prices.

A Selling Holder may change the price of the securities offered from time to time.

In addition, a Selling Holder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s securities, such Selling Holder may transfer securities to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Class A Common Stock or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. The Selling Holders may also pledge shares of Class A Common Stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Holder, or agents designated by it, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an “underwriter” as the term is defined in the Securities Act. Any agents involved in the offer or sale of the securities and any commissions payable by a Selling Holder to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any Selling Holder utilizes any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and the Selling Holder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may also be our or the Selling Holder’s customers or may engage in transactions with or perform services for us or any Selling Holder in the ordinary course of business.

If any Selling Holder utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, the Selling Holder will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the Selling Holder’s customers or may engage in transactions with, or perform services for, us or the Selling Holder in the ordinary course of business.

Offers to purchase securities may be solicited directly by any Selling Holder and the sale thereof may be made by the Selling Holder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.

We or any Selling Holder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

The Selling Holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, a Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the securities pledged by the Selling Holder or borrowed from the Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, a Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus or an applicable amendment to this prospectus or a prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities. The Selling Holders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

The underwriters, dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business for which they receive compensation.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the securities.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Holders pursuant to the A&R Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Holders cease to hold any securities eligible for registration under the A&R Registration Rights Agreement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

There can be no assurance that the Selling Holders will sell any or all of the Offered Securities.

Lock-Up Agreements

Concurrently with the Closing, (i) MLAC and the MLAC Insiders entered into with the Company the Sponsor Lock-Up Agreement and (ii) Dragonfly and certain other holders of shares of Company Stock entered into with the Company the Seller Lock-Up Agreements in substantially the same form as the Sponsor Lock-Up Agreement, pursuant to which such parties agreed that the Restricted Securities are subject to transfer restrictions, as described below.

Under the Lock-Up Agreements, the Restricted Securities will be subject to transfer restrictions until the end of the Lock-Up Period.

During the Lock-up Period, holders may not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Restricted Securities, enter into any swap or similar arrangement that transfers the economic consequences of ownership of such securities, or publicly announce an intention to engage in any such transaction, subject to customary exceptions set forth in the applicable Lock-Up Agreements.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

EXPERTS

The financial statements of MLAC as of December 31, 2025 and December 31, 2024, for the year ended December 31, 2025, and for the period from June 14, 2024 (inception) to December 31, 2024 appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Avalanche Treasury Company, LLC as of December 31, 2025, and for the period from August 20, 2025 (inception), through December 31, 2025, appearing in this registration statement/ prospectus have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph related to substantial doubt about the ability of Avalanche Treasury Company, LLC to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Avalanche Treasury Corporation as of December 31, 2025, and for the period from September 22, 2025 (inception), through December 31, 2025, appearing in this registration statement/ prospectus have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph related to substantial doubt about the ability of Avalanche Treasury Corporation to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits.

In addition, we have or will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at ww.sec.gov.

We make available, free of charge, annual, quarterly and current reports, proxy statements and other information. All information contained in this document relating to Avalanche Treasury Corporation has been supplied by the Company.

If you would like copies of our annual, quarterly and current reports, proxy statements and other information, you should contact via phone or in writing:

Avalanche Treasury Corporation

11 W. 42nd Street 2nd Floor

New York, NY 10036

Attention: Laine Mihalchick Moljo

Tel. 332 240 1155

INDEX TO FINANCIAL STATEMENTS

MOUNTAIN LAKE ACQUISITION CORP.

Interim Financial Statements.

MOUNTAIN LAKE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash	$66,568	$452,680
Prepaid expenses	85,092	16,840
Prepaid insurance	64,651	87,776
Total Current Assets	216,311	557,296
Cash and investments held in Trust Account	243,344,159	241,230,572
TOTAL ASSETS	$243,560,470	$241,787,868
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$339,964	$291,378
Due to Sponsor	688	688
Total Current Liabilities	340,652	292,066
Deferred underwriting fee payable	1,000,000	1,000,000
Total Liabilities	1,340,652	1,292,066
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of approximately $10.58 and $10.49 per share as of March 31, 2026 and December 31, 2025, respectively	243,344,159	241,230,572
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; 0 shares issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 445,000,000 shares authorized; 805,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	81	81
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of March 31, 2026 and December 31, 2025	719	719
Additional paid-in capital	—	—
Accumulated deficit	(1,125,141)	(735,570)
Total Shareholders’ Deficit	(1,124,341)	(734,770)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$243,560,470	$241,787,868

The accompanying notes are an integral part of the unaudited condensed financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the	For the
	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025
General and administrative expenses	$389,571	$320,783
Loss from operations	(389,571)	(320,783)
Other income:
Interest earned on cash and investments held in Trust Account	2,113,587	2,339,304
Net income	$1,724,016	$2,018,521
Weighted average shares outstanding, Class A ordinary shares	23,805,000	23,805,000
Basic and diluted net income per share, Class A ordinary shares	$0.06	$0.07
Weighted average shares outstanding, Class B ordinary shares	7,187,500	7,187,500
Basic and diluted net income per share, Class B ordinary shares	$0.06	$0.07

The accompanying notes are an integral part of the unaudited condensed financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2026	805,000	$81	7,187,500	$719	$—	$(735,570)	$(734,770)
Accretion of Class A ordinary shares subject to redemption to redemption amount	—	—	—	—	—	(2,113,587)	(2,113,587)
Net income	—	—	—	—	—	1,724,016	1,724,016
Balance – March 31, 2026 (unaudited)	805,000	$81	7,187,500	$719	$—	$(1,125,141)	$(1,124,341)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2025	805,000	$81	7,187,500	$719	$—	$(6,480,797)	$(6,479,997)
Accretion of Class A ordinary shares subject to redemption to redemption amount	—	—	—	—	—	(2,339,304)	(2,339,304)
Net income	—	—	—	—	—	2,018,521	2,018,521
Balance – March 31, 2025 (unaudited)	805,000	$81	7,187,500	$719	$—	$(6,801,580)	$(6,800,780)

The accompanying notes are an integral part of the unaudited condensed financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the	For the
	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025
Cash Flows from Operating Activities:
Net income	$1,724,016	$2,018,521
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and investments held in Trust Account	(2,113,587)	(2,339,304)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(68,252)	9,619
Long-term prepaid insurance	—	23,125
Prepaid insurance	23,125	—
Accrued offering costs	—	(6,750)
Accounts payable and accrued expenses	48,586	132,504
Net cash used in operating activities	(386,112)	(162,285)
Net Change in Cash	(386,112)	(162,285)
Cash – Beginning of period	452,680	1,383,392
Cash – End of period	$66,568	$1,221,107

The accompanying notes are an integral part of the unaudited condensed financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Mountain Lake Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 14, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company may pursue an acquisition opportunity in any industry or geographic location.

As of March 31, 2026, the Company has not commenced any operations. All activity for the period from June 14, 2024 (inception) through March 31, 2026, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 12, 2024. On December 16, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over- allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 805,000 private placement units (each, a “Private Placement Unit”) at a price of $10.00 per Private Placement Unit in a private placement to Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and BTIG, representative of the underwriters (“BTIG”), generating gross proceeds of $8,050,000, which is described in Note 4.

Transaction costs amounted to $13,354,261, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $704,261 of other offering costs. On October 1, 2025, the Company amended the Underwriting Agreement. As a result of the amendment, the Company reversed $7,050,000 of the deferred underwriting fee payable, resulting in a $1,000,000 deferred underwriting fee which is included in deferred underwriting fee payable on the balance sheets.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.05 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities”within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Following the closing of the Initial Public Offering on December 16, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The funds will be held in cash, including in demand deposit accounts at a bank, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem, regardless of whether they abstain, vote for, or against, a Business Combination, all or a portion of their Public Shares upon either (i) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the consummation of the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the Combination Period (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). The Public Shares were recorded at redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor, executive officers, and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a Business Combination beyond 18 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “Combination Period”), the Company will, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, the rights will expire and be worthless.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the fund held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of March 31, 2026, the Company had $66,568 in cash and a working capital deficit of $124,341. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, as of March 31, 2026, the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. The Company cannot ensure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, Management has determined that if the Company is unable to complete an initial Business Combination within the Combination Period, then the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2025, as filed with the SEC on February 20, 2026. The interim results for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $66,568 and $452,680 in cash and no cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

Cash and Investments Held in Trust Account

As of March 31, 2026 and December 31, 2025, the assets held in the Trust Account, amounted to $243,344,159 and $241,230,572, respectively. The Company classifies its U.S. Treasury and equivalent securities as held to maturity in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts. When the Company’s investments held in the Trust Account are comprised of money market securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in the Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

As of March 31, 2026 and December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2024	$231,643,853
Plus:
Accretion of Class A ordinary shares subject to redemption to redemption amount	9,586,719
Class A ordinary shares subject to possible redemption, December 31, 2025	$241,230,572
Plus:
Accretion of Class A ordinary shares subject to redemption to redemption amount	2,113,587
Class A ordinary shares subject to possible redemption, March 31, 2026	$243,344,159

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the rights and then to the Class A ordinary shares. Offering costs allocated to Public Shares were charged to temporary equity, and offering costs allocated to share rights included in the Public and Private Placement Units were charged to shareholders’ equity (deficit) as the rights, after management’s evaluation, were accounted for under equity treatment.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. This presentation assumes a business combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income per ordinary share does not consider the effect of the rights issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 7,666,667 Class A ordinary shares in the calculation of diluted income per ordinary share, because their exercise is contingent upon future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the three months ended March 31, 2026 and 2025. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per ordinary share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per ordinary share for each class of ordinary shares:

	For the Three Months Ended		For the Three Months Ended
	March 31, 2026		March 31, 2025
	Class A	Class B	Class A	Class B
	Ordinary	Ordinary	Ordinary	Ordinary
	Shares	Shares	Shares	Shares
Basic and diluted net income per share:
Numerator:
Allocation of net income	$1,324,198	$399,818	$1,550,404	$468,117
Denominator:
Weighted-average shares outstanding	23,805,000	7,187,500	23,805,000	7,187,500
Basic and diluted net income per common stock	$0.06	$0.06	$0.07	$0.07

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Share Rights

The Company accounts for the Public and Private Placement Rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights under equity treatment at their assigned values.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on December 16, 2024, the Company sold 23,000,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial Business Combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and BTIG purchased an aggregate of 805,000 Private Placement Units (495,000 Private Placement Units purchased by the Sponsor and 310,000 Private Placement Units purchased by BTIG), at a price of $10.00 per Private Placement Units from the Company in a private placement, generating gross proceeds of $8,050,000. A portion of the proceeds from the sale of the Private Placement Units was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Units are identical to the units sold in the Initial Public Offering.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 27, 2024, the Sponsor made a capital contribution of $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). Subsequently, on December 12, 2024, the Company, through a share capitalization, issued an additional 359,375 Founder Shares to the Sponsor, resulting in an aggregate of 7,546,875 Founder Shares issued and outstanding. The holders of the Founder Shares agreed to forfeit and cancel up to an aggregate of 984,375 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional Units is not exercised in full by the underwriters so that the Founder Shares will represent approximately 23.2% of all of the Company’s issued and outstanding shares after the Initial Public Offering. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described herein. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock- up.

Due to Sponsor

As of March 31, 2026 and December 31, 2025, the Company owed the Sponsor $688 in connection with the overfunding of the private placement, offset by the payments made on behalf of the Sponsor.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Related Party Loans

On June 27, 2024, the Sponsor agreed to loan the Company up to $200,000 (as amended to $300,000 on September 23, 2024) pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2024, the closing of the Proposed Public Offering, or the date the Company determines not to proceed with the Proposed Public Offering. On December 31, 2024, the Company repaid the total outstanding balance of the note amounting to $275,193. Borrowings under the note are no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to,loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per Unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2026 and December 31, 2025, the Company had no borrowings under the Working Capital Loans.

Services Agreement

The Company agreed, commencing on the closing of Initial Public Offering through the earlier of consummation of the initial Business Combination and the liquidation, to pay the Chairman and Chief Executive Officer and the President and Chief Financial Officer, a total of up to $20,000 per month for their services as executive officers and directors of the Company. For the three months ended March 31, 2026, the Company incurred and paid $60,000 of fees for these services. For the three months ended March 31, 2025, the Company incurred $60,000 of fees for these services.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Units (and underlying securities) and any Units (and underlying securities) that may be issued on conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,150,000 units to cover over-allotments, if any. On December 16, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to partially exercise the over-allotment option to purchase an additional 2,000,000 Units at a price of $10.00 per Unit and forfeited their right to exercise the remaining over-allotment option.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On October 1, 2025, the Company and representative of the underwriters thereunder (the “Representative”) amended the Underwriting Agreement, effective and conditioned upon consummation of the Business Combination, by deleting Section 1.3 of the Underwriting Agreement and replacing it with the following: “1.3 Deferred Underwriting Commission. The Representative agrees that an aggregate amount equal to one million dollars ($1,000,000) (the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account and payable in cash directly from the Trust Account, without accrued interest, to the Representative for its own account upon consummation of the Company’s initial merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). In the event that the Company is unable to consummate a Business Combination and Continental, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agrees that: (i) the Representative shall forfeit any rights or claims to the Deferred Underwriting Commission, including any accrued interest thereon; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders. Any Deferred Underwriting Commissions shall be deemed fully earned by each Underwriter upon the payment of the purchase price for the Units purchased by such underwriter on the closing of the Offering (including payment of the purchase price of any Option Units) and will be paid only if and when the Company consummates its Business Combination.” The Company and the Representative agree that any reference in the Underwriting Agreement to the amount owed for the Deferred Underwriting Commission that is inconsistent with the provisions of Section 1.3, as amended by this Paragraph 1, shall be deemed amended to be consistent with the provisions of Section 1.3, as amended by this Paragraph 1.

The amendment of the Underwriting Agreement shall apply only in connection with the Business Combination and shall not apply in connection with any Business Combination that may be contemplated or consummated between the Company and any party other than Avalanche Treasury Company, LLC or its affiliates. The parties agree that if the Business Combination is terminated for any reason, this Letter Agreement shall be void and of no effect for all purposes. As a result of the amendment, the Company reversed $7,050,000 of the deferred underwriting fee payable, resulting in a $1,000,000 deferred underwriting fee which is included in deferred underwriting fee payable on the balance sheets.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act which was enacted in 2017, including international tax provisions and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

years. The Company is evaluating the provisions of OBBBA, but it is not expected to have a material impact on the Company’s financial statements.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict, enactment of OBBBA and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Business Combination Agreement

On October 1, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company, Avalanche Company Merger Sub LLC, a Delaware limited liability company, Avalanche Treasury Company LLC, a Delaware limited liability company (the “AT Company”), and Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”). The transactions contemplated by the Business Combination Agreement are referred to as the “Proposed Business Combination.” Concurrently with the execution of the Business Combination Agreement, the Company entered into a Sponsor Support Agreement with the Sponsor and Pubco (the “Sponsor Support Agreement”). In addition, the Sponsor agreed pursuant to the Sponsor Support Agreement to effect certain security cancellations and to deposit certain Pubco Class A Stock issued to it at the closing of the Proposed Business Combination (the “Closing”) into escrow in connection with the Closing.

Concurrently with the execution of the Business Combination Agreement, Pubco, the AT Company and the Company entered into subscription agreements (collectively, the “Company Unit Subscription Agreements”) with certain investors (the “Company Unit Investors”), pursuant to which the Company Unit Investors agreed to purchase, payable in cash or USD Coin (“USDC”), unlocked AVAX or locked AVAX, and the AT Company agreed to issue and sell, approximately $274 million worth of AT Company Class A units (the “Subscribed Units”) at a price of $10.00 per Subscribed Unit, in a private placement (the “Company Unit Subscription”), upon the terms and subject to the conditions set forth therein. At the Closing, each Subscribed Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock. Pursuant to the Company Unit Subscription Agreement, Pubco agreed to use commercially reasonable efforts to cause the Pubco Class A Stock into which the Subscribed Units will be converted upon Closing to be registered with the SEC.

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined below), the Seller, the AT Company, Pubco, Avalanche BVI and Avalanche Cayman (together with Avalanche BVI, the “Foundation”), entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the AT Company on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between the Company and the Foundation, and (b) the Seller agreed to contribute, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to the AT Company in exchange for 5,805,638 Company units.

On January 13, 2026, the Company entered into Amendment No. 1 to the Business Combination Agreement (the “Business Combination Agreement Amendment”), effective as of October 1, 2025, which, among other things, added Astral Horizon, L.P. and certain Seller affiliates as parties to the agreement,modified the allocation and form of merger consideration, revised the parties making seller representations and warranties, and replaced Exhibit E to the Business Combination Agreement.

On March 17, 2026, the Company entered into Amendment No. 2 to the Business Combination Agreement, effective as of October 1, 2025, pursuant to which the parties thereto agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Astral Post-Closing Shares by thirty (30) calendar days, so that such issuance will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Time (as defined therein).

For further details on the Proposed Business Combination, refer to the Current Reports on Form 8-K filed by the Company with the SEC on October 7, 2025, January 13, 2026 and March 17, 2026.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 445,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2026 and December 31, 2025, there were 805,000 Class A ordinary shares issued or outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2026 and December 31, 2025, there were 7,187,500 Class B ordinary shares issued and outstanding.

Only holders of Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 23.2% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Class A ordinary shares underlying the Private Placement Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity- linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Rights

Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required time period and the Company will redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 8 — FAIR VALUE MEASUREMENTS

At March 31, 2026, assets held in the Trust Account were comprised of $346 in cash and $243,343,813 in U.S. Treasury securities. During the year ended March 31, 2026, the Company did not withdraw any interest income from the Trust Account.

			Gross
		Amortized	Holding
	Held To Maturity	Cost	Gain	Fair Value
March 31, 2026	U.S. Treasury Securities (Matured on April 9, 2026)	$243,343,813	$14,776	$243,358,589

At December 31, 2025, assets held in the Trust Account were comprised of $1,121 in cash and $241,229,451 in U.S. Treasury securities. During the year ended December 31, 2025, the Company did not withdraw any interest income from the Trust Account.

			Gross
		Amortized	Holding
	Held To Maturity	Cost	Gain	Fair Value
December 31, 2025	U.S. Treasury Securities (Matured on January 8, 2026)	$241,229,451	$58,588	$241,288,039

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating officer decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the condensed statements of operations as net income. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	March 31,	December 31,
	2026	2025
Cash	$66,568	$452,680
Cash and investments held in Trust Account	$243,344,159	$241,230,572

	For the	For the
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2026	2025
General and administrative expenses	$389,571	$320,783
Interest earned on cash and investments held in Trust Account	$2,113,587	$2,339,304

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

General and administrative expenses, as reported on the condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Mountain Lake Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mountain Lake Acquisition Corp. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from June 14, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period June 14, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 16, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

February 20, 2026

PCAOB Number 100

MOUNTAIN LAKE ACQUISITION CORP.

BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash	$452,680	$1,383,392
Prepaid expenses	16,840	23,669
Prepaid insurance	87,776	92,500
Total Current Assets	557,296	1,499,561
Long-term prepaid insurance	—	87,776
Cash and marketable securities held in Trust Account	241,230,572	231,643,853
TOTAL ASSETS	$241,787,868	$233,231,190
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$291,378	$7,401
Accrued offering costs	—	6,750
Due to Sponsor	688	3,183
Total Current Liabilities	292,066	17,334
Deferred underwriting fee payable	1,000,000	8,050,000
Total Liabilities	1,292,066	8,067,334
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of approximately $10.49 and $10.07 per share as of December 31, 2025 and 2024, respectively	241,230,572	231,643,853
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; 0 shares issued or outstanding as of December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 445,000,000 shares authorized; 805,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of December 31, 2025 and 2024	81	81
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2025 and 2024	719	719
Additional paid-in capital	—	—
Accumulated deficit	(735,570)	(6,480,797)
Total Shareholders’ Deficit	(734,770)	(6,479,997)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$241,787,868	$233,231,190

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the Period from
		June 14, 2024
	For Year Ended	(inception) through
	December 31, 2025	December 31, 2024
General and administrative expenses	$1,304,773	$50,736
Loss from operations	(1,304,773)	(50,736)

Other income:
Interest earned on cash and marketable securities held in Trust Account	9,586,719	493,853

Net income	$8,281,946	$443,117

Weighted average shares outstanding, Class A ordinary shares	23,805,000	1,785,375
Basic net income per share, Class A ordinary shares	$0.27	$0.06
Weighted average shares outstanding, Class A ordinary shares	23,805,000	1,785,375
Diluted net income per share, Class A ordinary shares	$0.27	$0.05
Weighted average shares outstanding, Class B ordinary shares(1)	7,187,500	6,182,813
Basic net income per share, Class B ordinary shares	$0.27	$0.06
Weighted average shares outstanding, Class B ordinary shares(1)	7,187,500	6,720,313
Diluted net income per share, Class B ordinary shares	$0.27	$0.05
(1)

Excluded up to 984,375 shares subject to forfeiture for the period from June 14, 2024 (inception) through December 31, 2024, if the over-allotment option was not exercised in full or in part by the underwriters. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited (Note 5).

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — June 14, 2024 (inception)	—	$—	—	$—	―	$—	$—
Issuance of Founder shares to the Sponsor (1)	—	—	7,546,875	755	24,245	—	25,000
Sale of Private Placement Units	805,000	81	—	—	8,049,919	—	8,050,000
Fair value of rights included in Public units	—	—	—	—	2,070,000	—	2,070,000
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(143,790)	—	(143,790)
Forfeiture of Founder Shares	—	—	(359,375)	(36)	36	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(10,000,410)	(6,923,914)	(16,924,324)
Net income	—	—	—	—	—	443,117	443,117
Balance — December 31, 2024	805,000	$81	7,187,500	$719	$—	$(6,480,797)	$(6,479,997)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(9,586,719)	(9,586,719)
Reversal of deferred underwriting fee payable	—	—	—	—	—	7,050,000	7,050,000
Net income	—	—	—	—	—	8,281,946	8,281,946
Balance — December 31, 2025	805,000	$81	7,187,500	$719	$—	$(735,570)	$(734,770)
(1)

Included up to 984,375 shares subject to forfeiture as of September 30, 2024, if the over-allotment option was not exercised in full or in part by the underwriters. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited (Note 5).

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the Period from
		June 14, 2024
	For the Year Ended	(inception) through
	December 31, 2025	December 31, 2024
Cash Flows from Operating Activities:
Net income	$8,281,946	$443,117
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	8,533
Payment of operation costs through promissory note	—	70,488
Interest earned on cash and marketable securities held in Trust Account	(9,586,719)	(493,853)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	6,829	(18,440)
Long-term prepaid insurance	87,776	(87,776)
Prepaid insurance	4,724	(92,500)
Due to Sponsor	(2,495)	3,183
Accrued offering costs	(6,750)	—
Accounts payable and accrued expenses	283,977	7,401
Net cash used in operating activities	(930,712)	(159,847)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(231,150,000)
Net cash used in investing activities	—	(231,150,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Units	—	8,050,000
Repayment of promissory note - related party	—	(249,828)
Payment of offering costs	—	(506,933)
Net cash provided by financing activities	—	232,693,239
Net Change in Cash	(930,712)	1,383,392
Cash – Beginning of period	1,383,392	—
Cash – End of period	$452,680	$1,383,392
Non-cash financing activities:
Reversal of deferred underwriting fee payable	$7,050,000	$—
Offering costs included in accrued offering costs	$—	$6,750
Prepaid expenses paid by Sponsor for issuance of Class B ordinary shares	$—	$25,000
Offering costs paid through promissory note – related party	$—	$174,111
Prepaid services contributed by Sponsor through promissory note - related party	$—	$5,229
Offering costs paid through prepaid expenses	$—	$16,467
Deferred underwriting fee payable	$—	$8,050,000
Forfeiture of Founder Shares	$—	$36

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Mountain Lake Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 14, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company (“Business Combination”). The Company may pursue an acquisition opportunity in any industry or geographic location.

As of December 31, 2025, the Company has not commenced any operations. All activity for the period from June 14, 2024 (inception) through December 31, 2025, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 12, 2024. On December 16, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over- allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 805,000 private placement units (each, a “Private Placement Unit”) at a price of $10.00 per Private Placement Unit in a private placement to Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and BTIG, representative of the underwriters (“BTIG”), generating gross proceeds of $8,050,000, which is described in Note 4.

Transaction costs amounted to $13,354,261, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $704,261 of other offering costs. On October 1, 2025, the Company amended the Underwriting Agreement. As a result on the amendment, the Company reversed $7,050,000 deferred underwriting fee payable, resulting in a $1,000,000 outstanding balance on deferred underwriting fee payable reported on balance sheets.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.05 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities”within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Following the closing of the Initial Public Offering on December 16, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The funds will be held in cash, including in demand deposit accounts at a bank, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem, regardless of whether they abstain, vote for, or against, a Business Combination, all or a portion of their Public Shares upon either (i) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the consummation of the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the Combination Period (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). The Public Shares were recorded at redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor, executive officers, and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a Business Combination beyond 18 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “Combination Period”), the Company will, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, the rights will expire and be worthless.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the fund held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had $452,680 in cash and a working capital surplus of $265,230. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, as of December 31, 2025, the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. The Company cannot ensure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, Management has determined that if the Company is unable to complete an initial Business Combination within the Combination Period, then the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 16, 2026.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $452,680 and $1,383,392 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Cash and Marketable Securities Held in Trust Account

As of December 31, 2025 and 2024, the assets held in the Trust Account, amounted to $241,230,572 and $231,643,853, respectively. The Company classifies its U.S. Treasury and equivalent securities as held to maturity in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

sheets and adjusted for the amortization or accretion of premiums or discounts. When the Company’s investments held in the Trust Account are comprised of money market securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities are included in interest earned on marketable securities held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025 and 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

As of December 31, 2025 and 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Share Rights	(2,070,000)
Class A ordinary shares issuance costs	(13,210,471)
Plus:
Accretion for Class A ordinary shares to redemption amount	16,924,324
Class A ordinary shares subject to possible redemption, December 31, 2024	$231,643,853
Plus:
Accretion for Class A ordinary shares to redemption amount	9,586,719
Class A ordinary shares subject to possible redemption, December 31, 2025	$241,230,572

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the rights and then to the Class A ordinary shares. Offering costs allocated to Public Shares were charged to temporary equity, and offering costs allocated to share rights included in the Public and Private Placement Units were charged to shareholders’ equity (deficit) as the rights, after management’s evaluation, were accounted for under equity treatment.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. This presentation assumes a business combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income per ordinary share does not consider the effect of the rights issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 7,666,667 Class A ordinary shares in the calculation of diluted income per ordinary share, because their exercise is contingent upon future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the year ended December 31, 2025 and for the period from June 14, 2024 (inception) through December 31, 2024. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per ordinary share as the redemption value approximates fair value.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income ordinary share for each class of ordinary shares:

			For the Period from
			June 14, 2024
	For the Year Ended		(inception) through
	December 31,		December 31,
	2025		2024
	Class A	Class B	Class A	Class B
	Ordinary	Ordinary	Ordinary	Ordinary
	Shares	Shares	Shares	Shares
Basic net income per share:
Numerator:
Allocation of net income	$6,361,272	$1,920,674	$99,286	$343,831
Denominator:
Weighted-average shares outstanding	23,805,000	7,187,500	1,785,375	6,182,813
Basic net income per common stock	$0.27	$0.27	$0.06	$0.06

			For the Period from
			June 14, 2024
	For the Year Ended		(inception) through
	December 31,		December 31,
	2025		2024
	Class A	Class B	Class A	Class B
	Ordinary	Ordinary	Ordinary	Ordinary
	Shares	Shares	Shares	Shares
Diluted net income per share:
Numerator:
Allocation of net income	$6,361,272	$1,920,674	$93,012	$350,105
Denominator:
Weighted-average shares outstanding	23,805,000	7,187,500	1,785,375	6,720,313
Diluted net income per common stock	$0.27	$0.27	$0.05	$0.05

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Share Rights

The Company accounts for the Public and Private Placement Rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights under equity treatment at their assigned values.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on December 16, 2024, the Company sold 23,000,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial Business Combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and BTIG purchased an aggregate of 805,000 Private Placement Units (495,000 Private Placement Units purchased by the Sponsor and 310,000 Private Placement Units purchased by BTIG), at a price of $10.00 per Private Placement Units from the Company in a private placement, generating gross proceeds of $8,050,000. A portion of the proceeds from the sale of the Private Placement Units was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Units are identical to the units sold in the Initial Public Offering.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 27, 2024, the Sponsor made a capital contribution of $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). Subsequently, on December 12, 2024, the Company, through a share capitalization, issued an additional 359,375 Founder Shares to the Sponsor, resulting in an aggregate of 7,546,875 Founder Shares issued and outstanding. The holders of the Founder Shares agreed to forfeit and cancel up to an aggregate of 984,375 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional Units is not exercised in full by the underwriters so that the Founder Shares will represent approximately 23.2% of all of the Company’s issued and outstanding shares after the Initial Public Offering. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described herein. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock- up.

Due to Sponsor

As of December 31, 2025 and 2024, the Company owed the Sponsor $688 and $3,183 in connection with the overfunding of the private placement, respectively, offset by the payments made on behalf of the Sponsor.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Related Party Loans

On June 27, 2024, the Sponsor agreed to loan the Company up to $200,000 (as amended to $300,000 on September 23, 2024) pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2024, the closing of the Proposed Public Offering, or the date the Company determines not to proceed with the Proposed Public Offering. On December 31, 2024, the Company repaid the total outstanding balance of the note amounting to $275,193. Borrowings under the note are no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to,loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per Unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025 and 2024, the Company had no borrowings under the Working Capital Loans.

Services Agreement

The Company agreed, commencing on the closing of Initial Public Offering through the earlier of consummation of the initial Business Combination and the liquidation, to pay the Chairman and Chief Executive Officer and the President and Chief Financial Officer, a total of up to $20,000 per month for their services as executive officers and directors of the Company. For the year ended December 31, 2025, the Company incurred and paid an expense of $240,000 of fees for these services. For the period from June 14, 2024 (inception) through December 31, 2024, no fees were incurred for these services.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Units (and underlying securities) and any Units (and underlying securities) that may be issued on conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,150,000 units to cover over-allotments, if any. On December 16, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to partially exercise the over-allotment option to purchase an additional 2,000,000 Units at a price of $10.00 per Unit and forfeited their right to exercise the remaining over-allotment option.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On October 1, 2025, the Company and representative of the underwriters thereunder (the “Representative”) amended the Underwriting Agreement, effective and conditioned upon consummation of the Business Combination, by deleting Section 1.3 of the Underwriting Agreement and replacing it with the following: “1.3 Deferred Underwriting Commission. The Representative agrees that an aggregate amount equal to one million dollars ($1,000,000) (the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account and payable in cash directly from the Trust Account, without accrued interest, to the Representative for its own account upon consummation of the Company’s initial merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). In the event that the Company is unable to consummate a Business Combination and Continental, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agrees that: (i) the Representative shall forfeit any rights or claims to the Deferred Underwriting Commission, including any accrued interest thereon; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders. Any Deferred Underwriting Commissions shall be deemed fully earned by each Underwriter upon the payment of the purchase price for the Units purchased by such underwriter on the closing of the Offering (including payment of the purchase price of any Option Units) and will be paid only if and when the Company consummates its Business Combination.” The Company and the Representative agree that any reference in the Underwriting Agreement to the amount owed for the Deferred Underwriting Commission that is inconsistent with the provisions of Section 1.3, as amended by this Paragraph 1, shall be deemed amended to be consistent with the provisions of Section 1.3, as amended by this Paragraph 1.

The amendment of the Underwriting Agreement shall apply only in connection with the Business Combination and shall not apply in connection with any Business Combination that may be contemplated or consummated between the Company and any party other than Avalanche Treasury Company, LLC or its affiliates. The parties agree that if the Business Combination is terminated for any reason, this Letter Agreement shall be void and of no effect for all purposes. As a result on the amendment above, the Company reversed $7,050,000 deferred underwriting fee payable, resulting to $1,000,000 outstanding balance on deferred underwriting fee payable reported on balance sheets.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act which was enacted in 2017, including international tax provisions and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later years. The Company is evaluating the provisions of OBBBA, but it is not expected to have a material impact on the Company’s financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict, enactment of OBBBA and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Business Combination Agreement

On October 1, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company, Avalanche Company Merger Sub LLC, a Delaware limited liability company, Avalanche Treasury Company LLC, a Delaware limited liability company (the “AT Company”), and Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”). The transactions contemplated by the Business Combination Agreement are referred to as the “Proposed Business Combination.” Concurrently with the execution of the Business Combination Agreement, the Company entered into a Sponsor Support Agreement with the Sponsor and Pubco (the “Sponsor Support Agreement”). In addition, the Sponsor agreed pursuant to the Sponsor Support Agreement to effect certain security cancellations and to deposit certain Pubco Class A Stock issued to it at the closing of the Proposed Business Combination (the “Closing”) into escrow in connection with the Closing.

Concurrently with the execution of the Business Combination Agreement, Pubco, the AT Company and the Company entered into subscription agreements (collectively, the “Company Unit Subscription Agreements”) with certain investors (the “Company Unit Investors”), pursuant to which the Company Unit Investors agreed to purchase, payable in cash or USD Coin (“USDC”), unlocked AVAX or locked AVAX, and the AT Company agreed to issue and sell, approximately $274 million worth of Company Class A units (the “Subscribed Units”) at a price of $10.00 per Subscribed Unit, in a private placement (the “Company Unit Subscription”), upon the terms and subject to the conditions set forth therein. At the Closing, each Subscribed Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock. Pursuant to the Company Unit Subscription Agreement, Pubco agreed to use commercially reasonable efforts to cause the Pubco Class A Stock into which the Subscribed Units will be converted upon Closing to be registered with the SEC.

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined below), the Seller, the AT Company, Pubco, Avalanche BVI and Avalanche Cayman (together with Avalanche BVI, the “Foundation”), entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the AT Company on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between the Company and the Foundation, and (b) the Seller agreed to contribute, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to the AT Company in exchange for 5,805,638 Company units.

For further details on the Proposed Business Combination, refer to the Current Reports on Form 8-K filed by the Company with the SEC on October 7, 2025 and January 13, 2026.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 445,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2025 and 2024, there were 805,000 Class A ordinary shares issued or outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2025 and 2024, there were 7,187,500 Class B ordinary shares issued and outstanding.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Only holders of Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 23.2% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Class A ordinary shares underlying the Private Placement Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity- linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Rights

Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required time period and the Company will redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

NOTE 8 — FAIR VALUE MEASUREMENTS

At December 31, 2025, assets held in the Trust Account were comprised of $1,121 in cash and $241,229,451 in U.S. Treasury securities. During the year ended December 31, 2025, the Company did not withdraw any interest income from the Trust Account.

			Gross
		Amortized	Holding
	Held To Maturity	Cost	Gain	Fair Value
December 31, 2025	U.S. Treasury Securities (Matured on January 8, 2026)	$241,229,451	$58,588	$241,288,039

At December 31, 2024, assets held in the Trust Account were comprised of $593 in cash and $231,643,260 in U.S. Treasury securities. During the period from June 14, 2014 (inception) through December 31, 2024, the Company did not withdraw any interest income from the Trust Account.

			Gross
		Amortized	Holding
	Held To Maturity	Cost	Loss	Fair Value
December 31, 2024	U.S. Treasury Securities (Matured on June 12, 2025)	$231,643,260	$(128,995)	$231,514,265

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

The Public Share Rights have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Share Rights:

December 16,
2024
(Initial
Public
Offering)
Trade price of Unit	$10.94
Risk-free rate	4.17%
Market adjustment(1)	9.2%
Fair value per share right	$0.09
(1)

Market adjustment reflects additional factors not fully captured by low volatility selection, which may include likelihood of Business Combination occurring, market perception of lack of available or suitable targets, or possible post-acquisition decline of stock price prior to beginning of the exercise period. The adjustment is determined by comparing traded warrant prices to simulated model outputs.

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating officer decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the statements of operations as net income. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	December 31,	December 31,
	2025	2024
Cash	$452,680	$1,383,392
Cash and marketable securities held in Trust Account	$241,230,572	$231,643,853

		For the
		Period from
		June 14, 2024
	For the	(inception)
	Year Ended	through
	December 31,	December 31,
	2025	2024
General and administrative expenses	$1,304,773	$50,736
Interest earned on cash and marketable securities held in Trust Account	$9,586,719	$493,853

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

The CODM reviews interest earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

General and administrative expenses, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 13, 2026, Mountain Lake Acquisition Corp. entered into Amendment No. 1 to the Business Combination Agreement (the “Business Combination Agreement Amendment”), effective as of October 1, 2025, which, among other things, added Astral Horizon, L.P. and certain Seller affiliates as parties to the agreement, modified the allocation and form of merger consideration, revised the parties making seller representations and warranties, and replaced Exhibit E to the Business Combination Agreement.

AVALANCHE TREASURY COMPANY LLC

AVALANCHE TREASURY COMPANY LLC

BALANCE SHEET

AS OF MARCH 31, 2026 AND DECEMBER 31, 2025

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current Assets
Cash	$1,222,052	$1,758,802
USDC	2,391,023	3,373,564
Prepaid expenses	96,998	114,167
Deferred transaction costs	3,537,869	1,845,131
Due from related party	1,578,524	1,423,849
Total Current Assets	8,826,466	8,515,513
Digital assets - AVAX	122,758,140	167,093,560
Digital assets - stAVAX	10,187,157	15,246,914
TOTAL ASSETS	$141,771,763	$190,855,987
LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$1,353,029	$334,210
Accrued transaction costs	1,327,121	112,046
Token sale liability	15,203,085	40,010,988
Total current liabilities	17,883,235	40,457,244
TOTAL LIABILITIES	17,883,235	40,457,244
COMMITMENTS AND CONTINGENCIES (SEE NOTE 9)
MEMBERS’ EQUITY
Class A member interests, 27,368,672 units issued and outstanding as of March 31, 2026 and December 31, 2025	215,389,322	215,917,042
Subscription receivable	(5,125,002)	(5,922,749)
Accumulated deficit	(86,375,792)	(59,595,550)
Total members’ equity	123,888,528	150,398,743
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$141,771,763	$190,855,987

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY COMPANY LLC

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(UNAUDITED)

Three Months Ended
March 31, 2026
Staking revenue, net of fees	$2,057,074
Operating expenses:
General and administrative	1,942,410
Change in fair value of digital assets	46,192,584
Realized loss on digital assets	477,431
Impairment of digital assets	5,059,757
Loss from operations	(51,615,108)
Other income:
Change in fair value of token sale liability	24,807,903
Other income	21,059
Interest income	5,904
Total other income, net	24,834,866
Net loss	$(26,780,242)
Weighted average number of Class A Member units, basic and diluted	27,368,672
Basic and diluted net loss per unit of Class A Member units	$(0.98)

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY COMPANY LLC

CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(UNAUDITED)

	Class A	Class A			Total
	Member	Member	Subscription	Members’	Members’
	Units	Interests	Receivable	Deficit	Equity
Balance, December 31, 2025	27,368,672	$215,917,042	$(5,922,749)	$(59,595,550)	$150,398,743
Partial subscription received	—	—	270,027	—	270,027
Change in fair value related to subscription receivable collected	—	(527,720)	527,720	—	—
Net loss	—	—	—	(26,780,242)	(26,780,242)
Balance, March 31, 2026	27,368,672	$215,389,322	$(5,125,002)	$(86,375,792)	$123,888,528

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY COMPANY LLC

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(UNAUDITED)

For the Three Months Ended
March 31, 2026
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(26,780,242)
Adjustments to reconcile net loss to net cash used in operations:
Digital assets received from staking rewards	(2,093,347)
USDC received recorded as other income	(21,059)
Digital assets disposed of through staking fees	28,779
Non-cash payments of USDC	3,600
Change in fair value of digital assets - AVAX	46,192,584
Change in fair value of token sale liability	(24,807,903)
Realized loss on digital assets - AVAX	477,431
Impairment of digital assets - stAVAX	5,059,757
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	1,018,819
Prepaid expense	17,169
Due from related party	(154,675)
CASH USED IN OPERATING ACTIVITIES	(1,059,087)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of USDC	1,000,000
CASH PROVIDED BY INVESTING ACTIVITIES	1,000,000
CASH FLOWS FROM FINANCING ACTIVITIES
Deferred transaction costs	(477,663)
CASH FLOWS USED IN FINANCING ACTIVITIES	(477,663)
NET CHANGE IN CASH	(536,750)
Cash, beginning of period	1,758,802
Cash, end of period	$1,222,052
Supplemental disclosure of non-cash investing and financing activities:
Deferred transaction costs	$1,215,075
Subscription receivable, change in fair value related to subscription receivable collected	$527,720
Subscription receivable, digital assets received at fair value	$270,027

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY COMPANY LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(UNAUDITED)

Note 1. Organization

Description of Business

Avalanche Treasury Company LLC (the “Company”) was formed in Delaware on August 20, 2025. The Company operates pursuant to the terms of its limited liability company agreement (the “Operating Agreement”). The Company’s Class A membership units are held by its members whose rights and obligations are governed by the Operating Agreement. The business and affairs of the Company are managed by Dragonfly Digital Management, LLC, the sole managing member, and no vote is required by the members, except for the specific provisions as described in the Operating Agreement. Any action requiring members to act as a class will require the approval of the majority of the outstanding units. Profits and losses are allocated to the members pro rata in accordance with their units. Distributions to the members are made at the discretion of the members, subject to the terms of the Operating Agreement. The debts, obligations, and liabilities of the Company are solely debts, obligations, and liabilities and none of the members are obligated personally. The Company will dissolve upon the first to occur (i) the written consent of the managing member and members, (ii) an event that makes it unlawful for the business of the Company to be carried on, or (iii) the termination of the Business Combination Agreement, as disclosed in Note 9.

The Company was formed in connection with the Business Combination Agreement and will be a subsidiary of Avalanche Treasury Corporation which operates in the blockchain industry. The Company accumulates tokens and stakes the assets to earn rewards.

On October 1, 2025, the Company entered into a Business Combination Agreement (the “Agreement”) with Mountain Lake Acquisition Corp. (“SPAC”), Avalanche Treasury Corporation (“Pubco”), Avalanche SPAC Merger Sub LLC (“SPAC Merger Sub”), Avalanche Company Merger Sub LLC (“Company Merger Sub,” and together with SPAC Merger Sub, the “Pubco Subsidiaries”), and Dragonfly Digital Management, LLC (the “Seller”), pursuant to which the transactions contemplated therein (collectively, the “Closing”) will be consummated (See Note 9). Concurrently with the signing of the Agreement, Pubco, the Company and the SPAC entered into the subscription agreements (“the Company Unit Subscription Agreements”) with certain investors (the “Company Unit Investors”) pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USD Coin (“USDC”) or AVAX (or a combination of cash, USDC and/or AVAX), and the Company issued 21,563,032 membership units (the “Company Units”) at a contractual price of $10.00 per Company Unit, resulting in an aggregate contractual value of approximately $216.0 million. The aggregate fair value of the Company Units issued was $180.4 million as of the date the contributions were received (see Note 9).

Concurrently with the execution of the Agreement, the Company, the Seller, Pubco, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company “(Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which (a) the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company on the terms and subject to the conditions set forth in a token sale agreement (the “TSA”) by and between the Company and the Foundation (the “Foundation Transaction”) and (b) the Seller contributed, directly and indirectly through Dragonfly Ventures L.P and Dragonfly Ventures II, L.P (the “Funds”) and together with the other Seller controlled vehicles (the “Seller Related Parties”), 1,960,040 AVAX in exchange for 5,805,638 Company membership units at the per unit price, with an approximate contractual value of approximately $58 million and a fair value of $29.6 million as of the date the contribution was received (the “Dragonfly Contribution”) (See Note 9).

Pursuant to the TSA, the Foundation sold a minimum of $200 million AVAX tokens on a pre-discount basis to the Company in exchange for, at a 60% discount (i) $50 million in cash and USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco Class A stock to be issued at the Closing (the “Foundation Shares”) (See Note 9). The Company received 7,317,966 AVAX tokens with a fair value of $142.2 million as of the date of purchase. As of March 31, 2026 and December 31, 2025, the fair value of the token sale liability was $15,203,085 and $40,010,988 respectively, as presented on the accompanying balance sheet.

Note 2. Liquidity and Going Concern

For the three months ended March 31, 2026, the Company has generated revenue from staking rewards, net of fees of $2,057,074 and reported a net loss of $26,780,242. As of March 31, 2026, the Company had aggregate cash of $1,222,052 and a net working capital deficit of $9,056,769.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short- and long-term basis are for working capital requirements, business acquisitions, and other liquidity needs. The Company’s future capital requirements will depend on many factors, including the consummation of the Agreement.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the unaudited condensed financial statements are issued. Based on this assessment, management has determined that the Company’s liquidity condition, recurring losses since inception and lack of committed funding should the business combination not be consummated raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of these unaudited condensed financial statements.

Management’s plan to alleviate this substantial doubt is to complete the Business Combination Agreement. However, the completion of the Business Combination Agreement is subject to the approval of the SPAC’s shareholders among other closing conditions that are not within the parties’ control. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, or that the transactions contemplated by the Business Combination Agreement will be completed. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is not alleviated.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the accounting rules and regulations of the Securities and Exchange Commission (the “SEC”). References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the unaudited condensed financial statements are to the FASB Accounting Standards Codification (“ASC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Registration Statement on Form S-4, as filed with the SEC.

In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position as of March 31, 2026, and the results of its operations and its cash flows for the three months ended March 31, 2026. The results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2026 or any future interim period.

Use of Estimates

The preparation of the accompanying unaudited condensed financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM reviews profit and loss information as an overall basis, as presented in the accompanying unaudited condensed statement of operations. The CODM does not review segment assets at a level other than that presented in the Company’s balance sheet. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the unaudited condensed statement of operations.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) which may, at times exceed federally insured limits. As of March 31, 2026 and December 31, 2025, the Company had approximately $1,222,052 and $1,758,802 in cash respectively and did not hold any cash equivalents.

Concentration of Credit Risk

Cash

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000 per depositor, per insured bank. As of March 31, 2026, the Company had $954,051 in cash balances in excess of the FDIC insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

USD Coin

The Company holds USDC, a fiat-backed stablecoin issued on public blockchain networks. USDC is accounted for as a financial asset. Based on the terms governing USDC, the Company has a contractual right to redeem USDC for U.S. dollars on demand. Because this right represents a contractual claim to cash, USDC meets the definition of a financial asset under ASC 825-10, Financial Instruments — Overall. USDC is recognized as a financial asset upon acquisition.

The Company classifies its USDC as current assets on the balance sheet. The Company safeguards its USDC through third-party custodians. As of March 31, 2026 and December 31, 2025, the Company held USDC balances of $2,391,023 and $3,373,564, respectively, with third-party custodian Coinbase Custody Trust Company, LLC. The Company’s USDC holdings are subject to the creditworthiness and reserve practices of the issuer. Although USDC is designed to maintain a stable value, de-pegging events, regulatory actions, or issuer level risks could impair the Company’s ability to redeem USDC at par.

For the three months ended March 31, 2026 the Company earned yield of $21,059 USDC on USDC balances through participation in a third-party wallet and recorded $21,059 related to these USDC as other income in the accompanying unaudited condensed statement of operations. The Company’s purchases, sales, and dispositions of USDC are reflected within investing activities in the statement of cash flows. Contributions of USDC received in connection with private placement member interest agreements are presented as non-cash financing activities in the accompanying statement of cash flows.

Digital Assets

The Company holds Digital Assets, which include Avalanche (“AVAX”) and staked Avalanche (“stAVAX”) which expose it to concentrations of market, credit and custodial risk. As of March 31, 2026 and December 31, 2025, digital assets represented a significant portion of the Company’s total assets. The Company’s holdings of AVAX and stAVAX are not insured or guaranteed by any government or third-party institution. Changes in market prices, protocol performance, or blockchain network conditions could materially affect the fair value of these assets.

The Company safeguards its digital assets through third-party custodians. As of March 31, 2026 and December 31, 2025, the Company held approximately 8,462,227 and 8,329,871 AVAX, respectively, at Coinbase Custody Trust Company, LLC. In addition, as of March 31, 2026 and December 31, 2025, the Company held approximately 5,323,608 and 5,249,578 AVAX, respectively, and approximately 1,180,516 and 1,180,516 stAVAX, respectively, at BitGo Trust Company, Inc.

The Company’s AVAX and stAVAX holdings are dependent on the performance and security of the underlying Avalanche blockchain and the specific staking protocol that issues AVAX and stAVAX. Smart contract vulnerabilities, validator performance issues, or protocol governance actions could adversely affect the value or liquidity of AVAX and stAVAX.

Digital asset markets may experience periods of reduced liquidity. The Company may be unable to convert AVAX or stAVAX into fiat currency or other digital assets on a timely basis or at expected prices.

Concentration and Current Vulnerability

The Company’s activities consisted principally of investing, staking and evaluating digital token technologies that run on the Avalanche public blockchain network. Due to the current nature of the Company’s operations and the scale of business transacted on the Avalanche Network, a concentration could potentially result in vulnerability as of the reporting date. The concentration and potential associated vulnerabilities are listed below:

●	A decline in, or loss of, staking rewards earned from the staking of AVAX and stAVAX delegated to one or more validator nodes on the network;
●	A decline in, or loss of, the Company’s AVAX or stAVAX holdings and its utility to the Avalanche network and a source of liquidity for its business; and
●	Disruption to the nature and extent of the business plan should the Avalanche public blockchain fail or become redundant due to technological obsolescence or regulatory action.

The AVAX and stAVAX tokens perform various functions within the Avalanche Ecosystem, including incentivizing network security and functionality and acting as the payment currency on the primary network. Therefore this concentration may result in vulnerability to a near-term severe impact, and at least a possibility that there could be events outside of the Company’s control that may result in a severe impact in the near future.

Based on the above concentrations, as of the date of these unaudited condensed financial statements, and in the event of a dissolution of Avalanche Foundation or an inability of the Avalanche public blockchain and/or AVAX or stAVAX to function as expected, these could result in near-term severe impacts to the Company’s business.

Management monitors these concentrations on an ongoing basis and may adjust its USDC and digital asset exposure in response to market, regulatory, or operational developments.

The Company relies on third-party service providers to perform certain functions essential to its operations. Any disruptions to the Company’s service providers’ business operations resulting from business failures, financial instability, security failures, government mandated regulation or operational problems could have an adverse impact on the Company’s ability to access critical services and be disruptive to the operations of the Company.

If the Company were to liquidate a significant block of AVAX in a single transaction, this may adversely impact the price per AVAX in the market. Although substantial portions of the AVAX are subject to lock-up restrictions, there could be liquidity risk if the Company were to sell a significant block of AVAX.

Digital Assets

The Company’s digital assets include holdings of AVAX, the native token of the Avalanche blockchain network, which are measured at fair value in accordance with ASU 2023-08, Intangibles — Goodwill and Other — Crypto Assets, codified in ASC Subtopic 350-60 and stAVAX, a liquid staking token on the Avalanche blockchain network, which fall within the scope of ASC 350-30. The digital assets are included in non- current assets in the accompanying balance sheet.

The Company’s AVAX are measured at fair value as of each reporting period using Level 1 inputs in accordance with ASC 820, Fair Value Measurement. Level 1 inputs are based on quoted prices in active markets for identical assets that the Company has the ability to access. The Company has determined its principal market to be Coinbase, which serves as its primary digital asset exchange for purchases and sales and the market in which it conducts the majority of its trading activity and due to the most volume of all accessible markets. Fair value is determined using the closing price as of 12:00 AM UTC on Coinbase on the Company’s financial statement measurement date. Changes in fair value are recognized within change in fair value of digital assets within operating expense in the Company’s accompanying unaudited condensed statement of operations. Realized gains and losses on disposition are recognized using specific identification.

The Company’s stAVAX are intangible assets that do not meet the criteria in ASC 350-60-15-1 and are accounted for as indefinite-lived intangible assets. The Company exchanges AVAX for a receipt token, stAVAX, in connection with its liquid staking activities, which entitles the holder to redeem the digital intangible assets for which it was exchanged. Holders of stAVAX have a claim on the underlying staked AVAX and the associated yield, therefore it is not just a standalone intangible asset but a wrapped token that conveys rights to another asset. ASU 2023-08 excludes digital assets that provide enforceable rights to underlying goods, services, or other assets. Therefore, the Company tests the digital intangible assets for impairment (i) with annual impairment testing and (ii) more frequent impairment testing when events or changes in circumstances indicate that fair value is below carrying amount. If fair value exceeds carrying value, no upward adjustment is recorded. The Company monitors the value of AVAX, subsequent to the initial recognition of the AVAX, on an intraday basis for changes in circumstances that may indicate that the carrying amount of the stAVAX may not be recoverable. This ongoing assessment considers significant declines in the market value of AVAX. While impairment assessments are performed daily, any identified impairment losses are formally recorded on a quarterly basis in the Company’s financial statements. The Company recognizes impairment on the stAVAX at the lowest intraday value of AVAX identified during the period from January 1, 2026 through March 31, 2026, which was below the carrying value of the stAVAX. For the three months ended March 31, 2026, the Company recorded an impairment loss on the stAVAX of $5,059,757 which is presented in operating expenses in the accompanying unaudited condensed statement of operations.

The Company’s current treasury strategy is to retain digital assets as held for investment. The Company does not engage in regular trading of these assets but may stake them. Digital assets held for investment that are staked remain recorded within digital assets in the balance sheet. Staking rewards earned by the Company through staking of these assets are recognized as an addition to digital assets held for investment and in staking rewards in the accompanying unaudited condensed statement of operations in the period received. Based on this strategy, the Company classifies its digital assets as non-current assets on the balance sheet.

Purchases of digital assets are reflected as cash flows used in investing activities in the accompanying statement of cash flows. Contributions of digital assets received in connection with private placement member interest agreements are presented as non-cash financing activities in the accompanying statement of cash flows.

Staking Rewards

The Company recognizes revenue from its staking activities in accordance with ASC 606, Revenue from Contracts with Customers, applied by analogy. To determine the appropriate amount of revenue to be recognized the Company performs the following steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including the constraint on variable consideration, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company participates in direct staking in proof-of-stake blockchain networks by staking or delegating digital assets held for investment. The Company utilizes third-party node operators to operate validator infrastructure on the Company’s behalf, provide staking facilitation services, and support staking- related reporting and monitoring. The Company is entitled to receive protocol-defined staking rewards only when the validator to which it has staked tokens successfully maintains protocol defined uptime. The Company’s performance obligation is the delegation of its AVAX tokens to a third-party node operator for a defined staking period. This obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price, measured at inception, is recognized ratably over the staking period. The staking terms are contractually fixed at inception and the Company does not have the practical ability to withdraw its tokens prior to the expiration of the staking period. Staked digital assets remain under the Company’s ownership and continue to be measured at fair value.

The Company delegates to third-party node operators to facilitate its staking operations, including the setup, operation, and maintenance of their validator nodes. While the Company determines the amount of AVAX staked and the timing of staking and unstaking, the third-party service providers control the underlying infrastructure critical to the staking process, including node availability and the ability to meet the network’s uptime requirements necessary to earn staking rewards. Because the Company is dependent on the third-party vendors’ infrastructure to meet the performance obligation of the node and to generate rewards, and because the vendors bear primary responsibility for ensuring the nodes remain operational and eligible for rewards, the Company has determined that it acts as the agent in these arrangements. Although the Company retains ownership of the underlying digital assets and directs certain aspects of the staking process, the nature and extent of the vendors’ involvement in delivering the staking service is the predominant factor in this assessment. Accordingly, the Company recognizes staking rewards on a net basis as revenue, net of fees paid to the third-party service providers.

The transaction price consists entirely of variable consideration in the form of staking rewards, which is contingent upon successful uptime requirements by the node operator. The Company constrains variable consideration until it is probable that a significant reversal of cumulative revenue recognized will not occur. Validators are required to maintain a minimum uptime of 90% (previously 80%) throughout the staking period. Failure to meet this threshold results in the forfeiture of all staking rewards for the validator and its delegators, including the Company. As such, the consideration the Company expects to receive is contingent upon the node operator’s performance and is accounted for as variable consideration under ASC 606, by analogy. The transaction price is measured at inception using either the most likely amount or expected value method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty is subsequently resolved. The performance obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price is recognized ratably over the staking period, subject to the variable consideration constraint. Revenue is not recognized until the uncertainty associated with the variable consideration is resolved, which is typically at the end of the validation period. As of the March 31, 2026 and December 31, 2025 there were no active validation periods in progress.

The fair value of reward tokens is determined using quoted prices on the principal market for the related digital asset at contract inception, which corresponds to the date the staking arrangement is initiated and the transaction price is established. The performance obligation is satisfied over time throughout the staking period as the node operator maintains the required uptime.

The Company participates in liquid staking by staking AVAX in a liquid staking protocol rather than operating its own validator. The Company receives stAVAX tokens, a receipt token representing a claim on the underlying AVAX plus accumulated staking rewards, which are custodied in Bitgo. Unlike direct staking, rewards are not paid separately. Instead, the AVAX-to-stAVAX exchange rate increases over time. The Company may later redeem stAVAX assets for AVAX through the protocol. The Company recognizes the income through liquid staking when the Company earns the reward tokens and the rewards are measurable and realizable. As of March 31, 2026 and December 31, 2025, the Company had 1,180,516 and 1,180,516 stAVAX tokens with a carrying value of $10,187,157 and $15,246,914 respectively after recording a loss on impairment of $5,059,757. The Company did not recognize any reward tokens related to the liquid staking during the three months ended March 31, 2026.

Restrictions on AVAX

On or about October 1, 2025 (the Effective Date), the Company acquired a total of 8,658,685 restricted AVAX tokens from six counterparties, with a fair value of $106.5 million, pursuant to a combination of the Contribution Agreement, the TSA, and separate subscription or contribution agreements with each investor.

All AVAX tokens received by the Company are subject to contractual transfer restrictions that prevent the Company from selling, transferring, or otherwise disposing of the tokens during the applicable lockup periods. These restrictions are implemented through a combination of paper-lock provisions (contractual restrictions enforced through the terms of the applicable agreements) and P-chain lock provisions (protocol- enforced restrictions embedded at the Avalanche blockchain level). The lockup schedules vary by investor, with restriction periods ranging from approximately 7 months to approximately 56 months. Each tranche is subject to a staged unlock schedule under which tokens become freely transferable in periodic monthly increments over the restriction period.

The Company is permitted to engage in certain activities with respect to the restricted tokens during the lockup period, including protocol staking, liquid staking, yield generation, and limited liquidity provision, subject to the terms and conditions specified in the applicable agreements. The restrictions limit the Company’s ability to access the liquidity for these AVAX until the lock-up periods expire. The Company may be exposed to increased price volatility to restricted AVAX because it cannot sell these positions during the lock-up period. Changes in protocol governance, network performance or market conditions could affect the timing or value of future unlocks.

The Company considered the restrictions noted above in accordance with ASU 2022-03, Fair Value Measurement (Topic 820) — Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and determined that all of the restrictions would be considered entity-specific or sales restrictions rather than restrictions on the underlying token (i.e. the restrictions don’t follow the underlying token), therefore the Company will not consider these restrictions in determining the fair value of the digital assets.

The following summarizes the restrictions on the locked AVAX as of March 31, 2026 and December 31, 2025:

	Fair value as of
AVAX tokens	March 31, 2026	Restriction period
7,317,966	$65,198,024	Tokens unlock over 48 equal monthly increments beginning September 2026 and concluding August 2030.
541,326	$4,822,842

Tokens unlock over a period spanning September 2025 through June 2027 at a rate of approximately 6-7% per month through October 2026, after which the schedule tapers off periodically through the conclusion of the unlock period in June 2027.

98,718	$879,508	Tokens unlock over a period spanning October 2025 through July 2026 with equal monthly increments of approximately 11.1%
143,573	$1,279,134	Tokens unlock over a period spanning March 2026 through August 2026, with equal monthly increments of approximately 16.7% per month.
13,233	$117,897	Tokens unlock over 24 equal monthly increments beginning October 2025 and concluding September 2027.
42,664	$380,106	Tokens unlock over 32 equal monthly increments beginning February 2025 and concluding September 2027.
8,157,480	$72,677,511

	Fair value as of
AVAX tokens	December 31, 2025	Restriction period
7,317,966	$90,010,982	Tokens unlock over 48 equal monthly increments beginning September 2026 and concluding August 2030.
833,003	10,245,937

Tokens unlock over a period spanning September 2025 through June 2027 at a rate of approximately 6-7% per month through October 2026, after which the schedule tapers off periodically through the conclusion of the unlock period in June 2027.

275,000	3,382,500	Tokens unlock over a period spanning October 2025 through July 2026 with equal monthly increments of approximately 11.1%
167,502	2,060,275	Tokens unlock over a period beginning March 2026 through August 2026, with equal monthly increments of approximately 16.7% per month.
15,439	189,900	Tokens unlock over 24 equal monthly increments beginning October 2025 and concluding September 2027.
49,775	612,233	Tokens unlock over 24 equal monthly increments beginning February 2025 and concluding September 2027.
8,658,685	$106,501,827

Token Sale Liability

The TSA represents an asset acquisition funded through a combination of cash, USDC and equity-based consideration. The token sale liability represents the fair value of the obligation to issue Pubco Class A stock to settle the remaining contractual consideration of $30.0 million. The token sale liability meets the criteria in ASC 480-10-25-14(a) for liability classification and the liability is subsequently remeasured at fair value each reporting period until settlement through issuance of shares.

Subscription Receivable

The Company records subscription receivables when Class A member units are issued pursuant to executed subscription agreements for which consideration, including cash, USDC, or digital assets, has not yet been received. Subscription receivables are presented as a contra-equity balance within members’ equity in the accompanying condensed balance sheets.

The subscription receivable is initially measured based on the fair value of the AVAX tokens to be received on the issuance date of the related Class A member units. Subsequent changes in the fair value of the AVAX tokens underlying the subscription receivable are recognized through equity as an adjustment to member interests and do not impact the unaudited condensed statements of operations.

As of March 31, 2026 and December 31, 2025, the subscription receivable represented 166,179 and 192,923 AVAX tokens to be received under executed subscription agreements, with carrying amounts of $5,125,002 and $5,922,749, respectively.

Fair Value Measurement

The Company measures certain assets and liabilities at fair value in accordance with ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs that are both significant to the fair value measurement and unobservable.

The estimated fair value of certain financial instruments, including cash, accounts payable, accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Net Loss Per Class A Member Units

Basic net loss per unit is computed by dividing net loss by the weighted average number of Class A member units outstanding during the period. Income and losses are shared prorate based on percentage of ownership of Class A member units. Diluted net loss per Class A Member Unit is computed by giving effect to all potential Class A member units to the extent dilutive. There were no potentially diluted Class A member units equivalents for the three months ended March 31, 2026.

For the three months ended
March 31, 2026
Numerator:
Net loss	$(26,780,242)
Denominator:
Weighted average number of Class A Member units, basic and diluted	27,368,672
Basic and diluted net loss per unit of Class A Member unit	$(0.98)

Deferred Transaction Costs

The Company capitalizes transaction costs, in accordance with ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers, which primarily consist of direct, incremental legal, professional, accounting and other third-party fees relating to the Company’s closing of the Transactions. The deferred costs will be offset against proceeds upon the consummation of an offering resulting from the closing of the Transactions. Should the planned Transactions prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. At March 31, 2026 and December 31, 2025, the Company recorded $3,537,869 and $1,845,131 in deferred transaction costs on the accompanying balance sheet.

Income taxes

The Company is a Limited Liability Company taxed as a partnership for federal and state income tax purposes and is therefore not directly subject to income taxes; however, the Company’s members are individually responsible for paying income taxes based on their share of the Company’s taxable income. Accordingly, no income tax expense has been recorded in the accompanying unaudited condensed financial statements, and no income tax payments were made during this period. As of March 31, 2026 and December 31, 2025, the Company has not filed any tax returns in the United States, as applicable. All results from operations were domestic in nature.

Recent accounting pronouncements

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, Disaggregation of Income Statement Expenses (“DISE”) (“ASU 2024-03”), requires disclosures about specific types of expenses included in the expense captions presented on the face of the statement of operations, as well as disclosure about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 31, 2026 and interim reporting periods within annual reporting periods beginning after December 31, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its unaudited condensed financial statements and disclosures.

Recent Accounting Pronouncements adopted

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The ASU requires that certain crypto assets meeting defined criteria be measured at fair value at each reporting date, with changes in fair value reported in net income, and introduces enhanced disclosure requirements related to significant holdings, fair value measurement, restrictions on transfer, and a roll forward of activity. This ASU is effective for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-08 on August 20, 2025, the date of inception. Because the Company did not exist in prior periods and therefore had no previously recognized crypto assets or related carrying amounts, adoption of the standard did not result in a cumulative-effect adjustment to opening retained earnings. The Company’s accounting and disclosures for crypto assets in the current period reflect the requirements of ASU 2023-08.

Note 4. Digital Assets

Digital assets — AVAX

The following table summarizes the Company’s total digital assets — AVAX holdings, as shown on the accompanying balance sheet as of March 31, 2026 and December 31, 2025:

The cost basis for the AVAX represents the cost at the time the Company received or purchased the AVAX.

	March 31, 2026
Asset	Tokens	Cost basis	Fair value
AVAX	13,785,835	$265,289,075	$122,758,140

	December 31, 2025
Asset	Tokens	Cost basis	Fair value
AVAX	13,579,449	$263,431,911	$167,093,560

The following table presents a roll forward of the Company’s AVAX as of March 31, 2026:

Amount
AVAX at fair value as of December 31, 2025	$167,093,560
Contribution of AVAX via subscription receivable	270,027
AVAX received from staking rewards	2,093,347
AVAX used to pay staking fees	(28,779)
Realized loss on digital assets	(477,431)
Change in fair value of AVAX	(46,192,584)
AVAX at fair value as of March 31, 2026	$122,758,140

For the three months ended March 31, 2026, the Company received 179,636AVAX tokens through staking activities and recorded $2,057,074 of staking activities, which was recorded net of fees of $36,273, related to these tokens in the accompanying unaudited condensed statement of operations.

Digital assets — stAVAX

The following table summarizes the Company’s total digital assets — stAVAX holdings, as shown on the accompanying balance sheet as of March 31, 2026 and December 31, 2025:

	March 31, 2026
Asset	Tokens	Cost basis	Carrying value
stAVAX	1,180,516	$15,246,914	$10,187,157

	December 31, 2025
Asset	Tokens	Cost basis	Carrying value
stAVAX	1,180,516	$28,813,672	$15,246,914

The following table presents a roll forward of the Company’s stAVAX as of March 31, 2026:

	Tokens	Amount
Balance at December 31, 2025	1,180,516	$15,246,914
Impairment loss on stAVAX tokens	—	(5,059,757)
Balance at March 31, 2026	1,180,516	$10,187,157

Note 5. Members’ Equity

Class A Member Units

For the three months ended March 31, 2026, the Company did not issue any membership units in exchange for cash, USDC, and digital assets in connection with the Company Unit Subscription Agreements and the Contribution Agreement. The business and affairs of the Company are managed by the Members, acting by a majority vote. Profits and losses of the Company are allocated to the Members in proportion to their respective percentage units. Distributions to Members, if any, are made at such times and in such amounts as determined in the sole discretion of the Members, subject to applicable law.

In October 2025, the Company entered Company Unit Subscription Agreements (See Note 9) with certain investors who agreed to contribute AVAX in exchange for Class A member units in the Company.

As a result of staking restrictions in the wallets of certain investors, there were approximately 166,179 AVAX which could not be transferred to the Company until the staking restrictions expire. The Company has recorded a subscription receivable at the value of the AVAX as of March 31, 2026 of the Class A member units of $5,125,002. Subsequent changes in the fair value of the AVAX underlying the subscription receivable of $797,747, resulted in a loss of $527,720 which is recognized in the accompanying unaudited condensed statement of changes in members equity for the three months ended March 31, 2026.

Note 6. Related Party Transactions

Loan agreements

On October 10, 2025, certain members of the Company (the “Contributing Members”), considered related parties, entered into loan contribution agreements with the Company and Avalanche Treasury Corporation, an affiliate and related party, to fund formation and general and administrative expenses prior to the Business Combination (as defined in Note 9). The loans are unsecured, bear interest at 4.35% per annum compounded annually, and are repayable from the proceeds of the Business Combination or other available funds thereafter. Interest is computed on a 365-day basis and limited to the maximum rate permitted by law. As of December 31, 2025 the Company drew $91,500 on these notes and paid $91,500 on these notes. As of March 31, 2026 and December 31, 2025, there were no outstanding balances on these loans.

Due From Related Party

As of March 31, 2026 and December 31, 2025, the Company made certain payments on behalf of Pubco for shared costs, totaling $1,578,524 and $1,423,849 respectively. The amounts paid on behalf of Pubco are recorded as a due from related party on the accompanying balance sheet and are due on demand.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of March 31, 2026 and December 31, 2025:

	Fair value measured at March 31, 2026
	Total carrying	Quoted prices in	Significant other	Significant
	value at	active markets	observable inputs	unobservable
	March 31, 2026	(Level 1)	(Level 2)	inputs (Level 3)
Assets:
Digital assets - AVAX	$122,758,140	$122,758,140	$—	$—
USDC	2,391,023	2,391,023	—	—
Total assets	$125,149,163	$125,149,163	$—	$—
Liabilities:
Token sale liability	$15,203,085	$—	$15,203,085	$—

	Fair value measured at December 31, 2025
	Total carrying	Quoted prices in	Significant other	Significant
	value at	active markets	observable inputs	unobservable
	December 31, 2025	(Level 1)	(Level 2)	inputs (Level 3)
Assets:
Digital assets - AVAX	$167,093,560	$167,093,560	$—	$—
USDC	3,373,564	3,373,564	—	—
Total assets	$170,467,124	$170,467,124	$—	$—
Liabilities:
Token sale liability	$40,010,988	$—	$40,010,988	$—

AVAX and USDC

In determining the value of its AVAX and USDC investments, the Company uses quoted prices as determined by utilizing Coinbase closing prices at 12:00 AM UTC.

Token Sale Liability

In determining the fair value of the token sale liability, the Company used quoted prices as determined by utilizing Coinbase closing prices at 12:00 AM UTC, net of cash received.

stAVAX

Certain assets are measured at fair value on a nonrecurring basis when events or changes in circumstances indicate that the carrying amount may not be recoverable. As of March 31, 2026 and December 31, 2025 the Company recognized impairment charges related to its stAVAX, which are accounted for as indefinite-lived intangible assets.

For the three months ended March 31, 2026 and for the period from August 20, 2025 (inception) through December 31, 2025, the Company recognized a $5.06 million and $13.6 million impairment loss related to its stAVAX due to declining market values of AVAX. Fair value was determined using the quoted price of AVAX because stAVAX does not have a directly observable quoted price in an active market. As such, the stAVAX was determined to be a Level 2 asset.

Note 8. Staking Revenue

The Company participates in staking activities on the Avalanche network through validator arrangements with Chorus One AG, Tarmac Labs Inc., and ParaFi Technologies LLC. Under these arrangements, the service providers operate and maintain validator node infrastructure, including monitoring and reporting services, under the direction of the Company. The Company sets the contractual staking terms, which could range from 14 to 365 days. The Company retains ownership and control of its staked AVAX tokens at all times through the staking process.

The Company earns staking rewards in exchange for delegating digital assets to support network validation activities on the Avalanche blockchain protocol. Staking rewards consist of block rewards, transaction fees, and, where applicable, supplemental protocol incentives. Rewards are distributed directly by the Avalanche protocol to the Company’s designated wallet.

Performance Obligation

The Company’s performance obligation is the delegation of its AVAX tokens to a third-party node operator for a defined staking period. This obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price, measured at inception, is recognized ratably over the staking period. The staking terms are contractually fixed at inception and the Company does not have the practical ability to withdraw its tokens prior to the expiration of the staking period. Revenue is measured as the net amount of staking rewards earned by the Company less fees paid to node operators.

Transaction Price and Variable Consideration

The transaction price consists of variable consideration in the form of staking rewards net of fees paid to third-party node operators as disclosed in “Service Fees” below. The amount of rewards is determined by protocol-defined formulas and is affected by factors such as network activity, validator performance, and total staked amounts.

Because staking rewards are variable and contingent upon successful validation by the node operator, the Company constrains variable consideration until it is probable that a significant reversal of cumulative revenue recognized will not occur. Validators are required to maintain a minimum uptime of 90% (previously 80%) throughout the staking period. Failure to meet this threshold results in the forfeiture of all staking rewards for the validator and its delegators, including the Company. As such, the consideration the Company expects to receive is contingent upon the node operator’s performance and is accounted for as variable consideration under ASC 606, by analogy. The transaction price is measured at inception using either the most likely amount or expected value method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty is subsequently resolved. The performance obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price is recognized ratably over the staking period, subject to the variable consideration constraint. Revenue is not recognized until the uncertainty associated with the variable consideration is resolved, which is typically at the end of the validation period. As of March 31, 2026 and December 31, 2025, there were no active validation periods in progress.

The fair value of reward tokens is determined using quoted prices on the principal market for the related digital asset at contract inception, which corresponds to the date the staking arrangement is initiated and the transaction price is established. The performance obligation is satisfied over time throughout the staking period as the node operator maintains the required uptime. The duration of staking periods ranges from 14 to 365 days as determined by the Company at the time of delegation.

Agent Considerations

The Company engages third-party service providers to facilitate staking activities on its blockchain nodes. While the Company determines the amount of AVAX staked and the timing of staking and unstaking, the third-party service providers control the underlying infrastructure critical to the staking process, including node availability and the ability to meet the network’s uptime requirements necessary to earn staking rewards. Accordingly, the Company has determined that it is the agent in these arrangements and recognizes staking rewards on a net basis as revenue. For the three months ended March 31, 2026, the Company recognized revenue from staking rewards of $2,057,074, net of fees paid to third parties of $36,273 in the accompanying unaudited condensed statement of operations.

Service Fees

Validator node operators are compensated based on a percentage of staking rewards earned, generally ranging from 2.5% to 3.0%. Fees under the Chorus One and Tarmac arrangements are settled in AVAX and measured at fair value at contract inception. Fees under the ParaFi arrangement are invoiced monthly and settled in fiat currency. Fees paid to third-party node operators are netted against gross staking rewards, with the resulting net amount recognized as revenue in the period the staking rewards are earned.

Note 9. Commitments and Contingencies

Business Combination Agreement

On October 1, 2025, the Company entered into the Agreement with SPAC, Pubco, SPAC Merger Sub, the Pubco Subsidiaries, and the Seller, pursuant to which the Closing will be consummated.

Under the terms of the Agreement, immediately prior to the closing merger, each outstanding unit of the Company will be exchanged for shares of Pubco common stock. As part of the transaction, the Seller will receive shares of Pubco Class A common stock and Pubco Class B common stock in exchange for its ownership interests. Following the Closing, Pubco Class A common stock will carry economic rights and is expected to be listed on Nasdaq.

In addition to the base merger consideration, Pubco agreed to issue additional shares to the Seller and the SPAC’s sponsor (the “Sponsor”) that are subject to vesting based on the future trading price of Pubco’s Class A common stock. As additional merger consideration, Pubco will issue 1,600,000 shares to the Sponsor (the “Sponsor Earnout Shares”) and 4,000,000 shares to the Seller (the “Seller Earnout Shares”) and deposit the shares in an escrow account. The Sponsor Earnout Shares and the Seller Earnout Shares will be released in tranches if specified volume-weighted average price targets are met within five years of the closing. Any shares that do not vest by the end of the earnout period will be forfeited.

First Amendment to the Business Combination Agreement

On January 13, 2026, SPAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon, L.P (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)	Astral and Dragonfly Ventures, L.P, a Cayman Islands exempted limited partnership (“DV”) and Dragonfly Ventures, II L.P, a Cayman Islands exempted limited partnership (“DV II”, and together with DV, “DVs” and together with the Seller “Seller Related Parties”) were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the Agreement, in the same manner as if they were original signatories thereto;
(ii)	the Company Units held by the DVs are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs;
(iii)	the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(iv)	the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;
(v)	certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;
(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, the SPAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No.2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

Sponsor Support and Lock-Up Agreements

In connection with the Agreement, the SPAC entered into a Sponsor Support Agreement with the Sponsor. Under the agreement, the Sponsor agreed to vote its SPAC securities in favor of the Business Combination Agreement and to waive certain rights, including anti-dilution and redemption rights. The Sponsor also agreed to customary restrictions on its founder shares and private placement warrants. The Sponsor Support Agreement also includes covenants restricting transfers prior to Closing and customary representations and warranties of the parties.

At the same time, lock-up agreements were entered with the Sponsor, the Seller, and certain other equity holders. These agreements restrict the sale or transfer of Company common stock received in the Business Combination for specified periods following Closing, subject to customary early-release conditions, including specified trading-price thresholds and underwriter consent in connection with future registered offerings. The Lock-Up Agreements include standard exceptions for permitted transfers and establish procedures for legends, notice, and release timing consistent with market practice for de-SPAC transactions.

Amended and Restated Registration Rights Agreement

In connection with the Closing, Pubco, SPAC, the Sponsor, the Seller, the Foundation, which are entities affiliated with the Avalanche blockchain ecosystem that hold and manage AVAX tokens in connection with ecosystem development and strategic transaction, and certain other securityholders are expected to enter into an amended and restated registration rights agreement. This agreement will provide the holders of Pubco common stock with customary demand, piggyback and shelf registration rights to register their shares for resale, subject to standard limitations and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede SPAC’s existing registration rights agreement in its entirety.

Contribution, Asset Purchase, and Token Sale Agreements

At the same time, the Company, Pubco the Seller, and the Foundation, entered into the Contribution Agreement. Under this agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company for, at a 60% discount, (i) $50 million or USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco. In addition, the Seller agreed to contribute 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 membership units (the “Seller Units”) (the “Dragonfly Contribution”) (Collectively the “Transactions”).

During October and November 2025, the Company received 7,317,965 AVAX tokens from the Foundation under the TSA in exchange for 34.5 million USDC and $15.5 million in cash and recorded a token sale liability of $15.2 million and $40.0 million related to equity to be issued at the Closing as of March 31, 2026 and December 31, 2025, respectively.

The Contribution Agreement includes certain restrictions and rights related to future sales of AVAX tokens. These provisions include an exclusivity period during which the Foundation agreed not to sell AVAX in competing transactions, as well as rights of first refusal that give the Company priority to purchase AVAX offered for sale during specified periods. The agreements also provide the Foundation with certain governance rights, including the right to designate a board member of the Company for a defined period following the Closing.

AVAX tokens delivered under the TSA are subject to contractual transfer restrictions that limit the Company’s ability to sell or otherwise transfer the tokens for up to five years. In addition, if following the Closing the Foundation’s ownership of Pubco Class A common stock were to exceed specified thresholds, the Foundation may request to exchange shares for pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis. These restrictions and exchange features are intended to limit voting concentration and manage the orderly sale of tokens and equity interests.

Contingent Transaction Fees

The Company signed agreements during September 2025 with certain third-party service providers and deal advisors for fees payable upon the closing of the Business Combination. One agreement provides for an advisory fee of 5.5% of the aggregate cash proceeds from the sale of securities to be payable at closing. Another agreement provides for an M&A advisory fee of $2,750,000, also payable at closing. These fees relate to services provided by external vendors and transaction brokers in connection with the Closing. No amounts were incurred or payable as of March 31, 2026 and December 31, 2025.

Subscription Agreements

Pursuant to the terms of the subscription agreements, the AVAX tokens contributed by investors are subject to the consummation of the Company’s proposed business combination transaction. If the business combination does not close, the Company is obligated to return the AVAX tokens to the investors in accordance with the terms of the subscription agreements. Accordingly, the related subscription receivable and corresponding member interest issuance remain subject to the completion of the business combination.

First Amendment to the Business Combination Agreement

On January 13, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon L.P., a Delaware limited partnership (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)	Astral and the Funds were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the BCA, in the same manner as if they were original signatories thereto;
(ii)	the Company Units held by the Funds are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the Funds will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the Funds;
(iii)	the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;
(iv)	the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;
(v)	certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;
(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No. 2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

Note 10. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through May 29, 2026, the date these unaudited condensed financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements, other than those discussed below.

Collateralized Loan Facility

Subsequent to March 31, 2026, the Company entered into a loan agreement pursuant to which it may borrow up to $25.0 million, collateralized by certain of the Company’s Avalanche (AVAX) digital asset holdings. As of May 29,2026, the Company has not drawn amounts under the facility. The loan is open-term with no stated maturity date and bears interest at 7.0% per annum on any outstanding borrowings.

Under the terms of the agreement, upon any draw on the facility, the Company would be required to pledge AVAX tokens as collateral, the fair value of which must meet or exceed specified collateral coverage ratios at the time of borrowing and on an ongoing basis. In the event that the fair value of the pledged AVAX declines below certain maintenance thresholds, the Company may be required to post additional collateral or repay a portion of the outstanding balance to restore the required coverage ratio. A further decline below a liquidation threshold could result in the lender liquidating a portion or all of the pledged collateral to satisfy the outstanding obligation. Either party may terminate the agreement in accordance with its terms, and any outstanding principal and accrued interest would become due upon termination.

Report of Independent Registered Public Accounting Firm

To the Members of

Avalanche Treasury Company LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Avalanche Treasury Company LLC (the “Company”) as of December 31, 2025, the related statements of operations, changes in members’ equity, and cash flows for the period from August 20, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from August 20, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred a significant loss since inception and needs to complete the business combination transaction described in Note 1. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter – Uncertainties Related to Digital Assets

In forming our opinion, we have considered the adequacy of the disclosures included in Note 4 to the financial statements concerning the risks and uncertainties related to the Company’s involvement in digital assets and the underlying technology. In addition, because of the risks posed by blockchain activities, it is possible that regulators may interpret laws in a manner that adversely affects the Company, the value of the digital assets held or the revenue generated from blockchain activities.

The digital asset industry is rapidly evolving, as are the laws, regulations, and accounting standards surrounding the industry. The Company has been, and will be, subject to an extensive and uncertain regulatory landscape. The Company’s failure to adhere to any laws, regulations, and accounting standards, including taxation, could have a negative impact on the Company’s reputation, business, and operating results. The Company may be subject to litigation as well as investigations and enforcement actions by regulators and government authorities. The risks and rewards to be recognized by the Company associated with its digital asset activities will be dependent on many factors outside of the Company’s control. The uncertain and immature nature of digital assets including clearing, settlement, custody, trading mechanisms and the dependency on information technology to sustain the continuity of digital assets are subject to unique risks of theft, loss, or other misappropriation.

/s/ CBIZ CPAS P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Marlton, New Jersey

March 27, 2026, except for Note 3 to the financial statements, as to which the date is May 8, 2026.

AVALANCHE TREASURY COMPANY LLC

BALANCE SHEET

AS OF DECEMBER 31, 2025

December 31, 2025
ASSETS
Current Assets
Cash	$1,758,802
USDC	3,373,564
Prepaid expenses	114,167
Deferred transaction costs	1,845,131
Due from related party	1,423,849
Total Current Assets	8,515,513
Digital assets – AVAX	167,093,560
Digital assets – stAVAX	15,246,914
TOTAL ASSETS	$190,855,987
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$334,210
Accrued transaction costs	112,046
Token sale liability	40,010,988
Total Current Liabilities	40,457,244
TOTAL LIABILITIES	40,457,244
COMMITMENTS AND CONTINGENCIES (SEE NOTE 10)
MEMBERS’ EQUITY
Class A member interests, 27,368,672 units issued and outstanding as of December 31, 2025	215,917,042
Subscription receivable	(5,922,749)
Members’ deficit	(59,595,550)
Total Members’ Equity	150,398,743
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$190,855,987

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Staking revenue, net of fees	$1,434,669
Operating expenses:
General and administrative	1,205,832
Change in fair value of digital assets	96,338,351
Realized loss on digital assets	2,142,985
Impairment of digital assets	13,566,758
Loss from operations	(111,819,257)
Other income (expense):
Change in fair value of token sale liability	52,150,216
Other income	75,157
Interest expense	(1,666)
Total other income, net	52,223,707
Net loss	$(59,595,550)
Weighted average number of Class A member units, basic and diluted	16,805,272
Basic and diluted net loss per unit of Class A member units	$(3.55)

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Member		Subscription	Members’	Total Members’
	Units	Interests	Receivable	Deficit	Equity
Balance, August 20, 2025 (inception)	—	$—	$—	$—	$—
Issuance of member units	27,368,672	215,917,042	(5,922,749)	—	209,994,293
Net loss	—	—	—	(59,595,550)	(59,595,550)
Balance, December 31, 2025	27,368,672	$215,917,042	$(5,922,749)	$(59,595,550)	$150,398,743

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(59,595,550)
Adjustments to reconcile net loss to net cash used in operations:
Digital assets received from staking rewards, net of fees	(1,434,669)
USDC received recorded as other income	(75,157)
Change in fair value of digital assets - AVAX	96,338,351
Change in fair value of Token sale liability	(52,150,216)
Realized loss on digital assets - AVAX	2,142,985
Impairment of digital assets - stAVAX	13,566,758
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	154,919
Prepaid expenses	(114,167)
CASH USED IN OPERATING ACTIVITIES	(1,166,746)
CASH FLOWS FROM INVESTING ACTIVITIES
Advance to related party	(1,417,849)
Purchase of digital assets - AVAX	(15,075,933)
Purchase of digital assets - AVAX under Token Sale Agreement	(15,499,989)
Purchase of USDC	(60,000,002)
CASH USED IN INVESTING ACTIVITIES	(91,993,773)
CASH FLOWS FROM FINANCING ACTIVITIES
Deferred transaction costs	(1,559,794)
Proceeds from sale of Class A member units	96,479,115
CASH PROVIDED BY FINANCING ACTIVITIES	94,919,321
NET CHANGE IN CASH	1,758,802
Cash, beginning of period	—
Cash, end of period	$1,758,802
Supplemental cash flow disclosure:
Cash paid for taxes	$—
Cash paid for interest	$1,666
Supplemental disclosure of non-cash investing and financing activities:
Legal fees allocated to affiliate	$285,337
Accounting fees allocated to affiliate	$6,000
Acquisition of digital assets in exchange for Pubco shares to be issued under Token Sale agreement	$92,161,204
Acquisition of digital assets in exchange for USDC under Token Sale Agreement	$34,500,000
Subscription receivable	$5,922,749
Issuance of Class A member units in exchange for AVAX	$91,214,974
Exchange of AVAX for stAVAX	$28,813,672
Issuance of Class A member units in exchange for USDC	$22,300,204
Acquisition of AVAX tokens in exchange for USDC	$44,500,000

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 1.     Organization

Description of Business

Avalanche Treasury Company LLC (the “Company”) was formed in Delaware on August 20, 2025. The Company operates pursuant to the terms of its limited liability company agreement (the “Operating Agreement”). The Company’s Class A membership units are held by its members whose rights and obligations are governed by the Operating Agreement. The business and affairs of the Company are managed by Dragonfly Digital Management, LLC, the sole managing member, and no vote is required by the members, except for the specific provisions as described in the Operating Agreement. Any action requiring members to act as a class will require the approval of the majority of the outstanding units. Profits and losses are allocated to the members pro rata in accordance with their units. Distributions to the members are made at the discretion of the members, subject to the terms of the Operating Agreement. The debts, obligations, and liabilities of the Company are solely debts, obligations, and liabilities and none of the members are obligated personally. The Company will dissolve upon the first to occur (i) the written consent of the managing member and members, (ii) an event that makes it unlawful for the business of the Company to be carried on, or (iii) the termination of the Business Combination Agreement, as disclosed in Note 10.

The Company was formed in connection with the Business Combination Agreement and will be a subsidiary of Avalanche Treasury Corporation which operates in the blockchain industry. The Company accumulates tokens and stakes the assets to earn rewards.

On October 1, 2025, the Company entered into a Business Combination Agreement (the “Agreement”) with Mountain Lake Acquisition Corp. (“SPAC”), Avalanche Treasury Corporation (“Pubco”), Avalanche SPAC Merger Sub LLC (“SPAC Merger Sub”), Avalanche Company Merger Sub LLC (“Company Merger Sub,” and together with SPAC Merger Sub, the “Pubco Subsidiaries”), and Dragonfly Digital Management, LLC (the “Seller”), pursuant to which the transactions contemplated therein (collectively, the “Closing”) will be consummated (See Note 10). Concurrently with the signing of the Agreement, Pubco, the Company and the SPAC entered into the subscription agreements (“the Company Unit Subscription Agreements”) with certain investors (the “Company Unit Investors”) pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USD Coin (“USDC”) or AVAX (or a combination of cash, USDC and/or AVAX), and the Company issued 21,563,032 membership units (the “Company Units”) at a contractual price of $10.00 per Company Unit, resulting in an aggregate contractual value of approximately $216.0 million. The aggregate fair value of the Company Units issued was $180.4 million as of the date the contributions were received (see Note 10).

Concurrently with the execution of the Agreement, the Company, the Seller, Pubco, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which (a) the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company on the terms and subject to the conditions set forth in a token sale agreement (the “TSA”) by and between the Company and the Foundation (the “Foundation Transaction”) and (b) the Seller contributed, directly and indirectly through Dragonfly Ventures L.P and Dragonfly Ventures II, L.P (the “Funds”) and together with the other Seller controlled vehicles (the “Seller Related Parties”), 1,960,040 AVAX in exchange for 5,805,638 Company membership units at the per unit price, with an approximate contractual value of approximately $58 million and a fair value of $29.6 million as of the date the contribution was received (the “Dragonfly Contribution”) (See Note 10).

Pursuant to the TSA, the Foundation sold a minimum of $200 million AVAX tokens on a pre-discount basis to the Company in exchange for, at a 60% discount (i) $50 million in cash and USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco Class A stock to be issued at the Closing (the “Foundation Shares”) (See Note 10). The Company received 7,317,966 AVAX tokens with a fair value of $142.2 million as of the date of purchase. As of December 31, 2025, the fair value of the token sale liability was $40.0 million as presented on the accompanying balance sheet.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 2.     Liquidity and Going Concern

For the period from August 20, 2025 (inception) through December 31, 2025, the Company has generated revenue from staking rewards, net of fees of $1,434,669 and reported a net loss of $59,595,550. As of December 31, 2025, the Company had aggregate cash of $1,758,802 and a net working capital deficit of $31,941,731.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short- and long-term basis are for working capital requirements, business acquisitions, and other liquidity needs. The Company’s future capital requirements will depend on many factors, including the consummation of the Agreement.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Based on this assessment, management had determined that the Company’s liquidity condition, recurring losses since inception and lack of committed funding should the business combination not be consummated raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of these financial statements.

Management’s plan to alleviate this substantial doubt is to complete the Business Combination Agreement. However, the completion of the Business Combination Agreement is subject to the approval of the SPAC’s shareholders among other closing conditions that are not within the parties’ control. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, or that the transactions contemplated by the Business Combination Agreement will be completed. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is not alleviated.

Note 3.     Voluntary Revision of Financial Statements

During the period from August 20, 2025 (inception) through December 31, 2025, the Company revised its revenue recognition policy for staking rewards under ASC 606, applied by analogy, to reflect an agent designation. The Company previously recognized staking revenue on a gross basis, reporting the full amount of staking rewards as revenue and the related service provider fees as general and administrative expenses. Upon further evaluation of the principal versus agent guidance within ASC 606, the Company determined that it acts as the agent in its staking arrangements and should recognize staking revenue on a net basis, after deducting fees paid to third-party service providers. Refer to Note 4, Summary of Significant Accounting Policies, and Note 9, Staking Revenue, for further discussion of the Company’s revenue recognition policy.

The Company has accounted for this change as a voluntary revision of its financial statements. While the revision was immaterial to the financial statements as a whole, the impact for the period from August 20, 2025 (inception) through December 31, 2025 was as follows:

●	Revenue decreased from $1,509,509 to $1,434,669, a reduction of $74,840
●	General and administrative expenses decreased from $1,280,672 to $1,205,832, a reduction of $74,840
●	There was no impact on net loss as the reductions to revenue and expenses were offsetting

The revision had no effect on the Company’s financial position, cash flows, or earnings per share.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 4.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM reviews profit and loss information as an overall basis, as presented in the statement of operations. The CODM does not review segment assets at a level other than that presented in the Company’s balance sheet. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the statement of operations.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) which may, at times exceed federally insured limits. As of December 31, 2025, the Company had approximately $1,758,802 in cash and did not hold any cash equivalents.

Concentration of Credit Risk

Cash

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000 per depositor, per insured bank. As of December 31, 2025, the Company had approximately $1.5 million in cash balances in excess of the FDIC insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

USD Coin

The Company holds USDC, a fiat-backed stablecoin issued on public blockchain networks. USDC is accounted for as a financial asset. Based on the terms governing USDC, the Company has a contractual right to redeem USDC for U.S. dollars on demand. Because this right represents a contractual claim to cash, USDC meets the definition of a financial asset under ASC 825-10, Financial Instruments - Overall. USDC is recognized as a financial asset upon acquisition.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The Company classifies its USDC as current assets on the balance sheet. The Company safeguards its USDC through third-party custodians. As of December 31, 2025, the Company held 3,373,564 USDC with third-party custodian Coinbase Custody Trust Company, LLC. The Company’s USDC holdings are subject to the creditworthiness and reserve practices of the issuer. Although USDC is designed to maintain a stable value, de-pegging events, regulatory actions, or issuer level risks could impair the Company’s ability to redeem USDC at par.

For the period from August 20, 2025 (inception), the Company earned yield of 75,157 USDC on USDC balances through participation in a third-party wallet and recorded $75,157 related to these USDC as other income in the accompanying statement of operations. Purchases of USDC are reflected as cash flows used in investing activities in the accompanying statement of cash flows. Contributions of USDC received in connection with private placement member interest agreements are presented as non-cash financing activities in the accompanying statement of cash flows.

Digital Assets

The Company holds Digital Assets, which include Avalanche (“AVAX”) and staked Avalanche (“stAVAX”) which expose it to concentrations of market, credit and custodial risk. As of December 31, 2025, digital assets represented a significant portion of the Company’s total assets. The Company’s holdings of AVAX and stAVAX are not insured or guaranteed by any government or third-party institution. Changes in market prices, protocol performance, or blockchain network conditions could materially affect the fair value of these assets.

The Company safeguards its digital assets through third-party custodians. As of December 31, 2025, the Company’s holdings with third-party custodians consisted of approximately 8,329,871 AVAX at Coinbase Custody Trust Company, LLC and approximately 5,249,578 AVAX and 1,180,516 stAVAX at Bitgo Trust Company, Inc.

The Company’s AVAX and stAVAX holdings are dependent on the performance and security of the underlying Avalanche blockchain and the specific staking protocol that issues AVAX and stAVAX. Smart contract vulnerabilities, validator performance issues, or protocol governance actions could adversely affect the value or liquidity of AVAX and stAVAX.

Digital asset markets may experience periods of reduced liquidity. The Company may be unable to convert AVAX or stAVAX into fiat currency or other digital assets on a timely basis or at expected prices.

Concentration and Current Vulnerability

The Company’s activities consisted principally of investing, staking and evaluating digital token technologies that run on the Avalanche public blockchain network. Due to the current nature of the Company’s operations and the scale of business transacted on the Avalanche Network, a concentration could potentially result in vulnerability as of the reporting date. The concentration and potential associated vulnerabilities are listed below:

●	A decline in, or loss of, staking rewards earned from the staking of AVAX and stAVAX staked to one or more validator nodes on the network;
●	A decline in, or loss of, the Company’s AVAX or stAVAX holdings and its utility to the Avalanche network and a source of liquidity for its business; and
●	Disruption to the nature and extent of the business plan should the Avalanche public blockchain fail or become redundant due to technological obsolescence or regulatory action.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The AVAX and stAVAX tokens perform various functions within the Avalanche Ecosystem, including incentivizing network security and functionality and acting as the payment currency on the primary network. Therefore this concentration may result in vulnerability to a near-term severe impact, and at least a possibility that there could be events outside of the Company’s control that may result in a severe impact in the near future.

Based on the above concentrations, as of the date of these financial statements, and in the event of a dissolution of Avalanche Foundation or an inability of the Avalanche public blockchain and/or AVAX or stAVAX to function as expected, these could result in near-term severe impacts to the Company’s business.

Management monitors these concentrations on an ongoing basis and may adjust its USDC and digital asset exposure in response to market, regulatory, or operational developments.

The Company relies on third-party service providers to perform certain functions essential to its operations. Any disruptions to the Company’s service providers’ business operations resulting from business failures, financial instability, security failures, government mandated regulation or operational problems could have an adverse impact on the Company’s ability to access critical services and be disruptive to the operations of the Company.

If the Company were to liquidate a significant block of AVAX in a single transaction, this may adversely impact the price per AVAX in the market. Although substantial portions of the AVAX are subject to lock-up restrictions, there could be liquidity risk if the Company were to sell a significant block of AVAX.

Digital Assets

The Company’s digital assets include holdings of AVAX, the native token of the Avalanche blockchain network, which are measured at fair value in accordance with ASU 2023-08, Intangibles — Goodwill and Other — Crypto Assets, codified in ASC Subtopic 350-60 and stAVAX, a liquid staking token on the Avalanche blockchain network, which fall within the scope of ASC 350-30. The digital assets are included in non-current assets in the accompanying balance sheet.

The Company’s AVAX are measured at fair value as of each reporting period using Level 1 inputs in accordance with ASC 820, Fair Value Measurement. Level 1 inputs are based on quoted prices in active markets for identical assets that the Company has the ability to access. The Company has determined its principal market to be Coinbase, which serves as its primary digital asset exchange for purchases and sales and the market in which it conducts the majority of its trading activity and due to the most volume of all accessible markets. Fair value is determined using the closing price as of 12:00 AM UTC on Coinbase on the Company’s financial statement measurement date. Changes in fair value are recognized within change in fair value of digital assets within operating expense in the Company’s statement of operations. Realized gains and losses on disposition are recognized using specific identification.

The Company’s stAVAX are intangible assets that do not meet the criteria in ASC 350-60-15-1 and are accounted for as indefinite-lived intangible assets. The Company exchanges AVAX for a receipt token, stAVAX, in connection with its liquid staking activities, which entitles the holder to redeem the digital intangible assets for which it was exchanged. Holders of stAVAX have a claim on the underlying staked AVAX and the associated yield, therefore it is not just a standalone intangible asset but a wrapped token that conveys rights to another asset. ASU 2023-08 excludes digital assets that provide enforceable rights to underlying goods, services, or other assets. Therefore, the Company tests the digital intangible assets for impairment (i) with annual impairment testing and (ii) more frequent impairment testing when events or changes in circumstances indicate that fair value is below carrying amount. If fair value exceeds carrying value, no upward adjustment is recorded. The Company monitors the value of AVAX, subsequent to the initial recognition of the AVAX, on an intraday basis for changes in circumstances that may indicate that the carrying amount of the stAVAX may not be recoverable. This ongoing assessment considers significant declines in the market value of AVAX. While impairment assessments are performed daily, any identified impairment losses are formally recorded on a quarterly basis in the Company’s financial statements. The Company recognizes impairment on the stAVAX at the lowest intraday value of AVAX identified during the period from October 1, 2025 through December 31, 2025, which was below the carrying value of the stAVAX. For the period from August 20, 2025 (inception) through December 31, 2025, the Company recorded an impairment loss on the stAVAX of $13.6 million which is presented in operating expenses in the accompanying statement of operations.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The Company’s current treasury strategy is to retain digital assets as held for investment. The Company does not engage in regular trading of these assets but may stake them. Digital assets held for investment that are staked remain recorded within digital assets in the balance sheet. Staking rewards earned by the Company through staking of these assets are recognized as an addition to digital assets held for investment and in staking rewards in the statement of operations in the period received. Based on this strategy, the Company classifies its digital assets as non-current assets on the balance sheet.

Purchases of digital assets are reflected as cash flows used in investing activities in the accompanying statement of cash flows. Contributions of digital assets received in connection with private placement member interest agreements are presented as non-cash financing activities in the accompanying statement of cash flows.

Staking Rewards

The Company recognizes revenue from its staking activities in accordance with ASC 606, Revenue from Contracts with Customers, applied by analogy. To determine the appropriate amount of revenue to be recognized the Company performs the following steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including the constraint on variable consideration, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company participates in direct staking in proof-of-stake blockchain networks by staking or delegating digital assets held for investment. The Company utilizes third-party node operators to operate validator infrastructure on the Company’s behalf, provide staking facilitation services, and support staking- related reporting and monitoring. The Company is entitled to receive protocol-defined staking rewards only when the validator to which it has staked tokens successfully maintains protocol defined uptime. The Company’s performance obligation is the delegation of its AVAX tokens to a third-party node operator for a defined staking period. This obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price, measured at inception, is recognized ratably over the staking period. The staking terms are contractually fixed at inception and the Company does not have the practical ability to withdraw its tokens prior to the expiration of the staking period. Staked digital assets remain under the Company’s ownership and continue to be measured at fair value.

The Company delegates to third-party node operators to facilitate its staking operations, including the setup, operation, and maintenance of their validator nodes. While the Company determines the amount of AVAX staked and the timing of staking and unstaking, the third-party service providers control the underlying infrastructure critical to the staking process, including node availability and the ability to meet the network’s uptime requirements necessary to earn staking rewards. Because the Company is dependent on the third-party vendors’ infrastructure to meet the performance obligation of the node and to generate rewards, and because the vendors bear primary responsibility for ensuring the nodes remain operational and eligible for rewards, the Company has determined that it acts as the agent in these arrangements. Although the Company retains ownership of the underlying digital assets and directs certain aspects of the staking process, the nature and extent of the vendors’ involvement in delivering the staking service is the predominant factor in this assessment. Accordingly, the Company recognizes staking rewards on a net basis as revenue, net of fees paid to the third-party service providers.

The transaction price consists entirely of variable consideration in the form of staking rewards, which is contingent upon successful uptime requirements by the node operator. The Company constrains variable consideration until it is probable that a significant reversal of cumulative revenue recognized will not occur. Validators are required to maintain a minimum uptime of 90% (previously 80%) throughout the staking period. Failure to meet this threshold results in the forfeiture of all staking rewards for the validator and its delegators, including the Company. As such, the consideration the Company expects to receive is contingent upon the node operator’s performance and is accounted for as variable consideration under ASC 606, by analogy. The transaction price is measured at inception using either the most likely amount or expected value method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty is subsequently resolved. The performance obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price is recognized ratably over the staking period, subject to the variable consideration constraint. Revenue is not recognized until the uncertainty associated with the variable consideration is resolved, which is typically at the end of the validation period. As of the reporting year-end, there were no active validation periods in progress. The fair value of reward tokens is

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

determined using quoted prices on the principal market for the related digital asset at contract inception, which corresponds to the date the staking arrangement is initiated and the transaction price is established. The performance obligation is satisfied over time throughout the staking period as the node operator maintains the required uptime.

The Company participates in liquid staking by staking AVAX in a liquid staking protocol rather than operating its own validator. The Company receives stAVAX tokens, a receipt token representing a claim on the underlying AVAX plus accumulated staking rewards, which are custodied in Bitgo. Unlike direct staking, rewards are not paid separately. Instead, the AVAX-to-stAVAX exchange rate increases over time. The Company may later redeem stAVAX assets for AVAX through the protocol. The Company recognizes the income through liquid staking when the Company earns the reward tokens and the rewards are measurable and realizable. As of December 31, 2025, the Company had 1,180,516 stAVAX tokens with a carrying value of approximately $15.2 million after recording a loss on impairment of $13.6 million. The Company did not recognize any reward tokens related to the liquid staking for the period from August 20, 2025 (inception) through December 31, 2025.

Restrictions on AVAX

On or about October 1, 2025 (the Effective Date), the Company acquired a total of approximately 8,658,685 restricted AVAX tokens from six counterparties, with a fair value of $106.5 million, pursuant to a combination of the Contribution Agreement, the TSA, and separate subscription or contribution agreements with each investor.

All AVAX tokens received by the Company are subject to contractual transfer restrictions that prevent the Company from selling, transferring, or otherwise disposing of the tokens during the applicable lockup periods. These restrictions are implemented through a combination of paper-lock provisions (contractual restrictions enforced through the terms of the applicable agreements) and P-chain lock provisions (protocol-enforced restrictions embedded at the Avalanche blockchain level). The lockup schedules vary by investor, with restriction periods ranging from approximately 7 months to approximately 56 months. Each tranche is subject to a staged unlock schedule under which tokens become freely transferable in periodic monthly increments over the restriction period.

The Company is permitted to engage in certain activities with respect to the restricted tokens during the lockup period, including protocol staking, liquid staking, yield generation, and limited liquidity provision, subject to the terms and conditions specified in the applicable agreements. The restrictions limit the Company’s ability to access the liquidity for these AVAX until the lock-up periods expire. The Company may be exposed to increased price volatility to restricted AVAX because it cannot sell these positions during the lock-up period. Changes in protocol governance, network performance or market conditions could affect the timing or value of future unlocks.

The Company considered the restrictions noted above in accordance with ASU 2022-03, Fair Value Measurement (Topic 820) - Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and determined that all of the restrictions would be considered entity-specific or sales restrictions rather than restrictions on the underlying token (i.e. the restrictions don’t follow the underlying token), therefore the Company will not consider these restrictions in determining the fair value of the digital assets.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The following summarizes the restrictions on the locked AVAX as of December 31, 2025:

AVAX
tokens	Fair value	Restriction period
7,317,966	$90,010,982	Tokens unlock over 48 equal monthly increments beginning September 2026 and concluding August 2030.
833,003	10,245,937

Tokens unlock over a period spanning September 2025 through June 2027 at a rate of approximately 6-7% per month through October 2026, after which the schedule tapers off periodically through the conclusion of the unlock period in June 2027.

275,000	3,382,500	Tokens unlock over a period beginning October 2025 through July 2026 with equal monthly increments of approximately 11.1%
167,502	2,060,275	Tokens unlock over a period beginning March 2026 through August 2026, with equal monthly increments of approximately 16.7% per month.
15,439	189,900	Tokens unlock over 24 equal monthly increments beginning October 2025 and concluding September 2027.
49,775	612,233	Tokens unlock over 24 equal monthly increments beginning February 2025 and concluding September 2027.
8,658,685	$106,501,827

Token Sale Liability

The TSA represents an asset acquisition funded through a combination of cash, USDC and equity-based consideration. The token sale liability represents the fair value of the obligation to issue Pubco Class A stock to settle the remaining contractual consideration of $30.0 million. The token sale liability meets the criteria in ASC 480-10-25-14(a) for liability classification and the liability is subsequently remeasured at fair value each reporting period until settlement through issuance of shares.

Subscription Receivable

The Company records subscription receivables when units in the Company are issued in exchange for executed subscription agreements for which cash, USDC, or digital assets have not yet been received. Subscription receivables are presented as a contra-equity balance within members’ equity. The subscription receivable is measured at the fair value of the AVAX tokens to be received on the date the Class A member units were issued. As of December 31, 2025, the subscription receivable represented 192,923 AVAX tokens to be received under executed subscription agreements with a carrying amount of $5,922,749 as of December 31, 2025.

Fair Value Measurement

The Company measures certain assets and liabilities at fair value in accordance with ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs that are both significant to the fair value measurement and unobservable.

The estimated fair value of certain financial instruments, including cash, accounts payable, accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Net Loss Per Class A Member Units

Basic net loss per unit is computed by dividing net loss by the weighted average number of Class A member units outstanding during the period. Income and losses are shared prorate based on percentage of ownership of Class A member units. Diluted net loss per Class A Member Unit is computed by giving effect to all potential Class A member units to the extent dilutive. There were no potentially diluted Class A member units equivalents for the period from August 20, 2025 (inception) through December 31, 2025.

For the period from August 20,
2025 (inception) through
December 31, 2025
Numerator:
Net loss	$(59,595,550)
Denominator:
Weighted average number of Class A member units, basic and diluted	16,805,272
Basic and diluted net loss per unit of Class A member unit	$(3.55)

Deferred Transaction Costs

The Company capitalizes transaction costs, in accordance with ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers. which primarily consist of direct, incremental legal, professional, accounting and other third-party fees relating to the Company’s closing of the Transactions. The deferred costs will be offset against proceeds upon the consummation of an offering resulting from the closing of the Transactions. Should the planned Transactions prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. At December 31, 2025, the Company recorded approximately $1.8 million in deferred transaction costs on the accompanying balance sheet.

Income taxes

The Company is a Limited Liability Company taxed as a partnership for federal and state income tax purposes and is therefore not directly subject to income taxes; however, the Company’s members are individually responsible for paying income taxes based on their share of the Company’s taxable income. Accordingly, no income tax expense has been recorded in the accompanying financial statements, and no income tax payments were made during this period. As of December 31, 2025, the Company has not filed any tax returns in the United States, as applicable. All results from operations were domestic in nature.

Recent accounting pronouncements

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, Disaggregation of Income Statement Expenses (“DISE”) (“ASU 2024-03”), requires disclosures about specific types of expenses included in the expense captions presented on the face of the statement of operations, as well as disclosure about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 31, 2026 and interim reporting periods within annual reporting periods beginning after December 31, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Recent Accounting Pronouncements adopted

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The guidance was issued in response to requests from investors for companies to disclose more information about their financial performance at the segment level. The ASU does not change how a public entity identifies its operating segments, aggregates them or applies the quantitative thresholds to determine its reportable segments. The standard requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis, and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures previously required under ASC 280. The Company adopted the standard on August 20, 2025, the date of inception. The adoption of the new guidance did not have a material impact on the Company’s financial statements.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-08, Intangibles—Goodwill and Other— Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The ASU requires that certain crypto assets meeting defined criteria be measured at fair value at each reporting date, with changes in fair value reported in net income, and introduces enhanced disclosure requirements related to significant holdings, fair value measurement, restrictions on transfer, and a roll forward of activity. This ASU is effective for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-08 on August 20, 2025, the date of inception. Because the Company did not exist in prior periods and therefore had no previously recognized crypto assets or related carrying amounts, adoption of the standard did not result in a cumulative-effect adjustment to opening retained earnings. The Company’s accounting and disclosures for crypto assets in the current period reflect the requirements of ASU 2023-08.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period beginning after December 15, 2025. The adoption of the new guidance did not have an impact on the Company’s financial statements.

Note 5.     Digital Assets

Digital assets - AVAX

The following table summarizes the Company’s total digital assets - AVAX holdings, as shown on the accompanying balance sheet as of December 31, 2025:

The cost basis for the AVAX represents the cost at the time the Company received or purchased the AVAX.

Asset	Tokens	Cost basis	Fair value
AVAX	13,579,449	$263,431,911	$167,093,560

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The following table presents a roll forward of the Company’s AVAX for the period from August 20, 2025 (inception) through December 31, 2025:

Amount
AVAX as of August 20, 2025 (inception)	$—
Contribution of AVAX	91,215,423
Purchase of AVAX	201,677,754
AVAX received from staking rewards	1,509,509
AVAX used to pay staking fees	(14,118)
AVAX exchanged for stAVAX	(28,813,672)
Realized loss on AVAX exchanged for stAVAX	(2,142,985)
Change in fair value of AVAX	(96,338,351)
AVAX at fair value as of December 31, 2025	$167,093,560

For the period from August 20, 2025 (inception) through December 31, 2025, the Company received 118,735 AVAX tokens through staking activities and recorded $1,434,669 of staking rewards, which was recorded net of fees of $74,840, related to these tokens in the accompanying statement of operations.

Digital assets - stAVAX

The following table summarizes the Company’s total digital assets - stAVAX holdings, as shown on the accompanying balance sheet as of December 31, 2025:

Asset	Tokens	Cost basis	Carrying value
stAVAX	1,180,516	$28,813,672	$15,246,914

The following table presents a roll forward of the Company’s stAVAX for the period from August 20, 2025 (inception) through December 31, 2025:

stAVAX
As of August 20, 2025 (inception)	$—
AVAX exchanged for stAVAX	28,813,672
Impairment loss	(13,566,758)
Balance at December 31, 2025	$15,246,914

Note 6.     Members’ Equity

Class A Member Units

During the period from August 20, 2025 (inception) through December 31, 2025, the Company issued an aggregate of 27,368,670 membership units in exchange for cash, USDC, and digital assets in connection with the Company Unit Subscription Agreements and the Contribution Agreement. The issuance of Class A member units during the period is reflected as an issuance of Class A member units in the statement of changes in members’ equity. The business and affairs of the Company are managed by the Members, acting by a majority vote. Profits and losses of the Company are allocated to the Members in proportion to their respective percentage units. Distributions to Members, if any, are made at such times and in such amounts as determined in the sole discretion of the Members, subject to applicable law.

In October 2025, the Company entered Company Unit Subscription Agreements (See Note 10) with certain investors who agreed to contribute AVAX in exchange for Class A member units in the Company. As a result of staking restrictions in the wallets of certain investors, there were approximately 192,923 AVAX which could not be transferred to the Company until the staking restrictions expire. The Company has recorded a subscription receivable at the value of the AVAX as the date of the issuance of the Class A member units of $5,922,749.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 7.     Related party transactions

Loan agreements

On October 10, 2025, certain members of the Company (the “Contributing Members”), considered related parties, entered into loan contribution agreements with the Company and Avalanche Treasury Corporation, an affiliate and related party, to fund formation and general and administrative expenses prior to the Business Combination (as defined in Note 10). The loans are unsecured, bear interest at 4.35% per annum compounded annually, and are repayable from the proceeds of the Business Combination or other available funds thereafter. Interest is computed on a 365-day basis and limited to the maximum rate permitted by law. For the period from August 20, 2025 (inception) the Company drew $91,500 on these notes and paid $91,500 on these notes. As of December 31, 2025, there were no outstanding balances on these loans.

Due From Related Party

During the period from August 20, 2025 (inception) through December 31, 2025, the Company made certain payments on behalf of Pubco for shared costs, totaling $1,423,849 for the period. The amounts paid on behalf of Pubco are recorded as a due from related party on the accompanying balance sheet and are due on demand.

Note 8.     Fair Value Measurements

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of December 31, 2025:

	Fair value measured at December 31, 2025
	Total carrying	Quoted prices	Significant	Significant
	value at	in active	other observable	unobservable
	December 31, 2025	markets (Level 1)	inputs (Level 2)	inputs (Level 3)
Assets:
Digital assets – AVAX	$167,093,560	$167,093,560	$—	$—
USDC	3,373,564	3,373,564	—	—
Total assets	$170,467,124	$170,467,124	$—	$—
Liabilities:
Token sale liability	$40,010,988	$—	$40,010,988	$—

AVAX and USDC

In determining the value of its AVAX and USDC investments, the Company uses quoted prices as determined by utilizing Coinbase closing prices at 12:00 AM UTC.

Token Sale Liability

In determining the fair value of the token sale liability, the Company used quoted prices as determined by utilizing Coinbase closing prices at 12:00 AM UTC, net of cash received.

stAVAX

Certain assets are measured at fair value on a nonrecurring basis when events or changes in circumstances indicate that the carrying amount may not be recoverable. During the period from August 20, 2025 (inception) through December 31, 2025, the Company recognized impairment charges related to its stAVAX, which are accounted for as indefinite-lived intangible assets.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The Company recognized a $13.6 million impairment loss related to its stAVAX due to declining market values of AVAX. Fair value was determined using the quoted price of AVAX because stAVAX does not have a directly observable quoted price in an active market. As such, the stAVAX was determined to be a Level 2 asset.

Note 9.     Staking Revenue

The Company participates in staking activities on the Avalanche network through validator arrangements with Chorus One AG, Tarmac Labs Inc., and ParaFi Technologies LLC. Under these arrangements, the service providers operate and maintain validator node infrastructure, including monitoring and reporting services, under the direction of the Company. The Company sets the contractual staking terms, which could range from 14 to 365 days. The Company retains ownership and control of its staked AVAX tokens at all times through the staking process.

The Company earns staking rewards in exchange for delegating digital assets to support network validation activities on the Avalanche blockchain protocol. Staking rewards consist of block rewards, transaction fees, and, where applicable, supplemental protocol incentives. Rewards are distributed directly by the Avalanche protocol to the Company’s designated wallet.

Performance Obligation

The Company’s performance obligation is the delegation of its AVAX tokens to a third-party node operator for a defined staking period. This obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price, measured at inception, is recognized ratably over the staking period. The staking terms are contractually fixed at inception and the Company does not have the practical ability to withdraw its tokens prior to the expiration of the staking period. Revenue is measured as the net amount of staking rewards earned by the Company less fees paid to node operators.

Transaction Price and Variable Consideration

The transaction price consists of variable consideration in the form of staking rewards net of fees paid to third-party node operators as disclosed in “Service Fees” below. The amount of rewards is determined by protocol-defined formulas and is affected by factors such as network activity, validator performance, and total staked amounts.

Because staking rewards are variable and contingent upon successful validation by the node operator, the Company constrains variable consideration until it is probable that a significant reversal of cumulative revenue recognized will not occur. Validators are required to maintain a minimum uptime of 90% (previously 80%) throughout the staking period. Failure to meet this threshold results in the forfeiture of all staking rewards for the validator and its delegators, including the Company. As such, the consideration the Company expects to receive is contingent upon the node operator’s performance and is accounted for as variable consideration under ASC 606, by analogy. The transaction price is measured at inception using either the most likely amount or expected value method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty is subsequently resolved. The performance obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price is recognized ratably over the staking period, subject to the variable consideration constraint. Revenue is not recognized until the uncertainty associated with the variable consideration is resolved, which is typically at the end of the validation period. As of the reporting year-end, there were no active validation periods in progress. The fair value of reward tokens is determined using quoted prices on the principal market for the related digital asset at contract inception, which corresponds to the date the staking arrangement is initiated and the transaction price is established. The performance obligation is satisfied over time throughout the staking period as the node operator maintains the required uptime. The duration of staking periods ranges from 14 to 365 days as determined by the Company at the time of delegation.

Agent Considerations

The Company engages third-party service providers to facilitate staking activities on its blockchain nodes. While the Company determines the amount of AVAX staked and the timing of staking and unstaking, the third-party service providers control the underlying infrastructure critical to the staking process, including node availability and the ability to meet the network’s uptime

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

requirements necessary to earn staking rewards. Accordingly, the Company has determined that it is the agent in these arrangements and recognizes staking rewards on a net basis as revenue. For the period from August 20,2025 (inception) through December 31, 2025, the Company recognized revenue from staking rewards of $1,434,669, which was recorded net of fees paid to third parties of $74,840 in the accompanying audited statement of operations.

Service Fees

Validator node operators are compensated based on a percentage of staking rewards earned, generally ranging from 2.5% to 3.0%. Fees under the Chorus One and Tarmac arrangements are settled in AVAX and measured at fair value at contract inception. Fees under the ParaFi arrangement are invoiced monthly and settled in fiat currency. Fees paid to third-party node operators are netted against gross staking rewards, with the resulting net amount recognized as revenue in the period the staking rewards are earned.

Note 10.      Commitments and Contingencies

Business Combination Agreement

On October 1, 2025, the Company entered into the Agreement with SPAC, Pubco, SPAC Merger Sub, the Pubco Subsidiaries, and the Seller, pursuant to which the Closing will be consummated.

Under the terms of the Agreement, immediately prior to the closing merger, each outstanding unit of the Company will be exchanged for shares of Pubco common stock. As part of the transaction, the Seller will receive shares of Pubco Class A common stock and Pubco Class B common stock in exchange for its ownership interests. Following the Closing, Pubco Class A common stock will carry economic rights and is expected to be listed on Nasdaq.

In addition to the base merger consideration, Pubco agreed to issue additional shares to the Seller and the SPAC’s sponsor (the “Sponsor”) that are subject to vesting based on the future trading price of Pubco’s Class A common stock. As additional merger consideration, Pubco will issue 1,600,000 shares to the Sponsor (the “Sponsor Earnout Shares”) and 4,000,000 shares to the Seller (the “Seller Earnout Shares”) and deposit the shares in an escrow account. The Sponsor Earnout Shares and the Seller Earnout Shares will be released in tranches if specified volume-weighted average price targets are met within five years of the closing. Any shares that do not vest by the end of the earnout period will be forfeited.

Sponsor Support and Lock-Up Agreements

In connection with the Agreement, the SPAC entered into a Sponsor Support Agreement with the Sponsor. Under the agreement, the Sponsor agreed to vote its SPAC securities in favor of the Business Combination Agreement and to waive certain rights, including anti-dilution and redemption rights. The Sponsor also agreed to customary restrictions on its founder shares and private placement warrants. The Sponsor Support Agreement also includes covenants restricting transfers prior to Closing and customary representations and warranties of the parties.

At the same time, lock-up agreements were entered with the Sponsor, the Seller, and certain other equity holders. These agreements restrict the sale or transfer of Company common stock received in the Business Combination for specified periods following Closing, subject to customary early-release conditions, including specified trading-price thresholds and underwriter consent in connection with future registered offerings. The Lock-Up Agreements include standard exceptions for permitted transfers and establish procedures for legends, notice, and release timing consistent with market practice for de-SPAC transactions.

Amended and Restated Registration Rights Agreement

In connection with the Closing, Pubco, SPAC, the Sponsor, the Seller, the Foundation, which are entities affiliated with the Avalanche blockchain ecosystem that hold and manage AVAX tokens in connection with ecosystem development and strategic transaction, and certain other securityholders are expected to enter into an amended and restated registration rights agreement. This agreement will provide the holders of Pubco common stock with customary demand, piggyback and shelf registration rights to register their shares for resale, subject to standard limitations and issuer suspension rights. The Amended and Restated Registration Rights

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede SPAC’s existing registration rights agreement in its entirety.

Contribution, Asset Purchase, and Token Sale Agreements

At the same time, the Company, Pubco the Seller, and the Foundation, entered into the Contribution Agreement. Under this agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company for, at a 60% discount, (i) $50 million or USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco. In addition, the Seller agreed to contribute 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 membership units (the “Seller Units”) (the “Dragonfly Contribution”) (Collectively the “Transactions”).

During October and November 2025, the Company received 7,317,965 AVAX tokens from the Foundation under the TSA in exchange for 34.5 million USDC and $15.5 million in cash and recorded a token sale liability of $40.0 million related to equity to be issued at the Closing as of December 31, 2025.

The Contribution Agreement includes certain restrictions and rights related to future sales of AVAX tokens. These provisions include an exclusivity period during which the Foundation agreed not to sell AVAX in competing transactions, as well as rights of first refusal that give the Company priority to purchase AVAX offered for sale during specified periods. The agreements also provide the Foundation with certain governance rights, including the right to designate a board member of the Company for a defined period following the Closing.

AVAX tokens delivered under the TSA are subject to contractual transfer restrictions that limit the Company’s ability to sell or otherwise transfer the tokens for up to five years. In addition, if following the Closing the Foundation’s ownership of Pubco Class A common stock were to exceed specified thresholds, the Foundation may request to exchange shares for pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis. These restrictions and exchange features are intended to limit voting concentration and manage the orderly sale of tokens and equity interests.

Contingent Transaction Fees

The Company signed agreements during September 2025 with certain third-party service providers and deal advisors for fees payable upon the closing of the Business Combination. One agreement provides for an advisory fee of 5.5% of the aggregate cash proceeds from the sale of securities to be payable at closing. Another agreement provides for an M&A advisory fee of $2,750,000, also payable at closing. These fees relate to services provided by external vendors and transaction brokers in connection with the Closing. No amounts were incurred or payable as of December 31, 2025.

Subscription Agreements

Pursuant to the terms of the subscription agreements, the AVAX tokens contributed by investors are subject to the consummation of the Company’s proposed business combination transaction. If the business combination does not close, the Company is obligated to return the AVAX tokens to the investors in accordance with the terms of the subscription agreements. Accordingly, the related subscription receivable and corresponding member interest issuance remain subject to the completion of the business combination.

Note 11.     Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 27, 2026, the date these financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than those discussed below.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

First Amendment to the Business Combination Agreement

On January 13, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon L.P., a Delaware limited partnership (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)

Astral and the Funds were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the BCA, in the same manner as if they were original signatories thereto;

(ii)

the Company Units held by the Funds are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the Funds will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the Funds;

(iii)

the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(iv)

the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;

(v)

certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;

(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No.2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

AVALANCHE TREASURY CORPORATION (SUCCESSOR)

AVALANCHE TREASURY CORPORATION

BALANCE SHEET

AS OF MARCH 31, 2026 AND DECEMBER 31, 2025

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current Assets
Deferred transaction costs	$2,224,203	$1,629,758
Total Current Assets	2,224,203	1,629,758
TOTAL ASSETS	$2,224,203	$1,629,758
COMMITMENTS AND CONTINGENCIES (NOTE 6)
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities
Accrued transaction costs	$282,214	$121,703
Accounts payable and accrued expenses	447,662	72,161
Accrued legal fees	200,820	157,427
Due to related party	1,578,524	1,423,849
Total Current Liabilities	2,509,220	1,775,140
TOTAL LIABILITIES	2,509,220	1,775,140
STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 issued and outstanding as of March 31, 2026 and December 31, 2025	10	10
Subscription receivable	(10)	(10)
Accumulated deficit	(285,017)	(145,382)
Total Stockholder’s Deficit	(285,017)	(145,382)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$2,224,203	$1,629,758

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(UNAUDITED)

For the three months ended
March 31, 2026
Operating expenses:
General and administrative	$139,635
Net loss	$(139,635)
Weighted average number of shares of common stock outstanding, basic and diluted	1,000
Basic and diluted net loss per share of common stock	(139.64)

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY CORPORATION

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

(UNAUDITED)

	Common Stock				Total
			Subscription	Accumulated	Stockholder’s
	Shares	Amount	receivable	Deficit	Deficit
Balance, December 31, 2025	1,000	$10	$(10)	$(145,382)	$(145,382)
Net loss	—	—	—	(139,635)	(139,635)
Balance, March 31, 2026	1,000	$10	$(10)	$(285,017)	$(285,017)

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

For the three months ended
March 31, 2026
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(139,635)
Adjustments to reconcile net loss to net cash used in operations:
Deferred transaction costs	(433,934)
Accounts payable and accrued expenses	375,501
Accrued legal fees	43,393
Due to related party	154,675
CASH USED IN OPERATING ACTIVITIES	—
Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—
Non-cash investing and financing activities:
Deferred transaction costs included in accrued transaction costs	$160,511

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALANCHE TREASURY CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

Note 1. Organization

Description of Business

Avalanche Treasury Corporation (the “Company” or “PubCo”) was incorporated in Delaware on September 22, 2025. The Company was formed to be the public registrant in connection with the Business Combination Agreement, as disclosed in Note 6.

Note 2. Liquidity and Going Concern

For the three months ended March 31, 2026, the Company has not generated revenue and has incurred net losses since inception. As of March 31, 2026, the Company had no cash on hand and a working capital deficit of $285,017.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short- and long-term basis are for working capital requirements, business acquisitions, and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination Agreement, as defined in Note 6. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations, and financial condition would be materially and adversely affected.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Based on this assessment, management has determined that the Company’s current liquidity condition, recurring losses since inception, and lack of committed financing raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

Management’s plans to alleviate this substantial doubt primarily consist of seeking additional capital through the issuance of equity securities and/or other financing arrangements and completing the Business Combination Agreement described in Note 6. However, the completion of the transactions contemplated thereby is subject to the approval of Mountain Lake Acquisition Corp.’s shareholders among other closing conditions that are not within the parties’ control. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, the Company will raise additional capital it needs to fund its operations, or that the transactions contemplated by the Business Combination Agreement will be completed. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is not alleviated.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the accounting rules and regulations of the Securities and Exchange Commission (the “SEC”). References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the unaudited condensed financial statements are to the FASB Accounting Standards Codification (“ASC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Registration Statement on Form S-4, as filed with the SEC.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the three months ended March 31, 2026.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at March 31, 2026 and December 31, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of March 31, 2026 and December 31, 2025.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock.

The computation of basic and dilutive net income per common stock for the three months ended March 31, 2026 is as follows:

For the three months ended
March 31, 2026
Numerator:
Net loss	$(139,635)
Denominator:
Weighted-average number of shares of common stock outstanding – basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(139.64)

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. Currently, the CODM currently reviews total expenses as the primary measure to manage the business and does not segment the business for internal reporting or decision making. The CODM does not review segment assets at a level other than that presented in the Company’s balance sheet. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the statement of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. There are no derivative financial instruments as of March 31, 2026 and December 31, 2025.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740 “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred Transaction Costs

The Company capitalizes transaction costs, which primarily consist of direct, incremental legal, professional, and other third-party fees relating to the Company’s closing of the Transactions and are presented as an asset in the balance sheet. The deferred costs will be offset against proceeds upon the consummation of an offering resulting from the closing of the Transactions. If the Transactions are not consummated, such deferred costs would be expensed in the period in which the Transactions are abandoned. As of March 31, 2026 and December 31, 2025, deferred transaction costs totaled $2,224,203 and $1,629,758, respectively.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 31, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The standard revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity (“VIE”) that meets the definition of a business. The amendments differ from current U.S. GAAP because, for certain transactions, they replace the requirement that the primary beneficiary of a VIE is always the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The ASU does not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The new guidance will become effective for interim and annual reporting periods beginning on January 1, 2027, will require a prospective transition method for business combinations that occur after the initial adoption date, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025, with early adoption permitted. The adoption of this guidance did not have an impact on the Company’s financial statements.

Note 4. Stockholder’s Deficit

Common stock — The Company is authorized to issue 1,000 shares of common stock with $0.01 par value. As of March 31, 2026 and December 31, 2025, there were 1,000 shares of common stock issued and outstanding which was issued as the initial contribution for a nominal amount. Each share of common stock entitles the holder to one vote.

On September 25, 2025, Seller (as defined below) subscribed for 1,000 shares of common stock of the Company for $0.01 per share or $10 in the aggregate. The Company has recorded a $10 subscription receivable for the shares issued which is included in stockholder’s deficit as of March 31, 2026 and December 31, 2025.

Note 5. Related Party Transactions

Due to related party

The amounts due to related party represent legal fees previously invoiced and paid on behalf of the Company by Avalanche Treasury Company LLC, an affiliate and related party. As of March 31, 2026 and December 31, 2025, $1,578,524 and $1,423,849, respectively, was recorded in due to related party on the balance sheet.

Note 6. Commitments and Contingencies

Business Combination Agreement

On October 1, 2025, Pubco entered into a Business Combination Agreement (the “Agreement”) with Mountain Lake Acquisition Corp. (“SPAC”), Avalanche Treasury Company LLC, a Delaware limited liability company (“OpCo”), Avalanche SPAC Merger Sub LLC (“SPAC Merger Sub”), Avalanche Company Merger Sub LLC (“Company Merger Sub,” and together with SPAC Merger Sub, the “Company Subsidiaries”), and Dragonfly Digital Management, LLC (the “Seller”), pursuant to which the transactions contemplated therein (collectively, the “Closing”) will be consummated.

Under the terms of the Agreement, and subject to its conditions, (i) SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), with SPAC continuing as the surviving entity and a wholly owned subsidiary of Pubco, and (ii) Company Merger Sub will merge with and into OpCo (the “Subsidiary Merger,” and together with the SPAC Merger, the “Mergers”).

In connection with the Subsidiary Merger, each member of OpCo other than the Seller will receive one share of the Pubco’s Class A common stock, par value $0.01 per share (“Class A Stock”), for each unit held immediately prior to the merger, and the Seller will receive one share of Class A Stock and one share of Class B common stock, par value $0.01 per share (“Class B Stock”), for each unit it holds. As a result of the Closing, Pubco will become a publicly traded entity, and OpCo will become its wholly owned subsidiary.

As additional merger consideration, Pubco will issue to the Seller 4,000,000 shares of Class A Stock and 4,000,000 shares of Class B Stock, of which 2,000,000 shares of each class (the “Seller Earnout Shares”) will be held in escrow and released in tranches if Pubco’s stock achieves VWAP thresholds of $13.00, $15.00, and $17.00 per share, or earlier upon a change in control as defined in the Agreement. Any Seller Earnout Shares not vested by the fifth anniversary of the Closing will be forfeited.

Following the Closing, Class A Stock will carry economic rights and be listed on Nasdaq, while Class B Stock will carry one vote per share but no economic rights and will be held solely by the Seller.

First Amendment to the Business Combination Agreement

On January 13, 2026, SPAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon, L.P (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)	Astral and Dragonfly Ventures, L.P, a Cayman Islands exempted limited partnership (“DV”) and Dragonfly Ventures, II L.P, a Cayman Islands exempted limited partnership (“DV II”, and together with DV, “DVs” and together with the Seller “Seller Related Parties”) were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the Agreement, in the same manner as if they were original signatories thereto;
(ii)	the Company Units held by the DVs are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs;
(iii)	the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;
(iv)	the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;
(v)	certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;
(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No.2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

Sponsor Support and Lock-Up Agreements

On October 1, 2025, the SPAC entered into a Sponsor Support Agreement with the SPAC’s sponsor (the “Sponsor”). Under the agreement, the Sponsor agreed to vote its SPAC securities in favor of the Business Combination Agreement and the transactions contemplated thereby, to waive certain anti-dilution and redemption rights, and to comply with customary transfer and lock-up restrictions on its founder shares and private placement warrants. The Sponsor Support Agreement also includes covenants restricting transfers prior to Closing and customary representations and warranties of the parties.

Concurrently, the SPAC entered into Lock-Up Agreements with the Sponsor, the Seller, and certain other equity holders (collectively, the “Lock-Up Parties”). The Lock-Up Agreements restrict the sale or transfer of Company common stock received in the Business Combination for specified periods following Closing, subject to customary early-release conditions, including specified trading-price thresholds and underwriter consent in connection with future registered offerings. The Lock-Up Agreements include standard exceptions for permitted transfers and establish procedures for legends, notice, and release timing consistent with market practice for de-SPAC transactions.

Each of the foregoing agreements was entered into concurrently with the Business Combination Agreement and forms an integral part of the overall transaction structure described therein.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, SPAC, the Sponsor, the Seller, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”), Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) and certain securityholders shall enter into an amended and restated registration rights agreement, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by the Sponsor, the Seller, the Foundation and such other securityholders (the “Amended and Restated Registration Rights Agreement”), which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede SPAC’s existing registration rights agreement in its entirety.

Subscription Agreement

On October 1, 2025, the OpCo, SPAC, and certain investors entered into Subscription Agreements providing for a private placement of Opco Units at $10.00 per unit, payable in cash or AVAX tokens, for an aggregate value of approximately $216 million. The proceeds from the sale of Opco Units are intended to provide capitalization for the Opco and the post-Closing combined entity. Upon Closing, each Opco Unit will automatically convert into one share of the Pubco’s Class A common stock. During October and November 2025, OpCo received proceeds with a fair value of approximately $178.2 million which consisted of $96.5 million, 22,300,205 USDC, valued at $22.3 million, and 3,340,696 AVAX, valued at $59.4 million pursuant to the Subscription Agreements and issued 21,235,349 membership interests.

Contribution, Asset Purchase, and Token Sale Agreements

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined below), the Seller, Pubco, Avalanche Treasury Company LLC (“Opco” or the “Vehicle”), Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”), Dragonfly Digital Management, LLC, a Delaware limited liability company, entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to Opco on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between Opco and the Foundation (the “Foundation Transaction”), and (b) the Seller agreed to contribute, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to Opco in exchange for 5,805,638 Opco units (the “Seller Units”) (the “Dragonfly Contribution”) for an aggregate contract value of approximately $58 million. During November 2025, Opco received 1,960,040 AVAX tokens from the Dragonfly Contribution and issued 5,805,638 membership interests.

The Contribution Agreement included certain covenants including (i) an 18-months exclusivity in favor of Opco on sale of AVAX by the Foundation in Competing Transactions (as defined in the Contribution Agreement), (ii) a right of first refusal in favor of Opco for AVAX sale other than in Competing Transactions during the Covered Period, (iii) a 5-year right of first refusal in favor of the Foundation for sales of AVAX sold by Opco in one or more transactions, each exceeding certain thresholds. The Foundation is also granted the right to designate a board member in Pubco for a period of 5 years from the Closing date (extendable in case of further sales on terms similar to the terms in the TSA before the expiration of the 5 years).

Concurrently with the execution of the Business Combination Agreement and the Contribution Agreement, Opco, Pubco, Avalanche BVI and Avalanche Cayman entered into the TSA, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to Opco in exchange for, at a 60% discount, (i) $50 million in cash or USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco Class A Stock (the “Foundation Shares”). If at any time following the Closing Date, the Pubco Class A Stock cease to be nonvoting securities and at such time the Foundation owns a number of Foundation Shares in excess of 4.7% of the then-outstanding Pubco Class A Stock (the “Maximum Percentage”), the Foundation may request to exchange the number of Foundation Shares in excess of the Maximum Percentage for an equal number of pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis. The AVAX tokens delivered pursuant to the TSA are subject to certain restrictions for 5 years following the date of the TSA. The TSA shall be terminated upon termination of the Contribution Agreement.

During October 2025, Opco purchased 7.3 million of AVAX tokens from the Foundation for $50 million in cash and USDC pursuant to the TSA. The 3,000,000 shares of Pubco Class A Stock will be issued upon the Closing of the Business Combination.

Contingent Transaction Fees

The Company, and related party, signed agreements during September 2025 with certain third-party service providers and deal advisors for fees payable upon the closing of the Business Combination. One agreement provides for an advisory fee of 5.5% of the aggregate cash proceeds from the sale of securities to be payable at closing. Another agreement provides for an M&A advisory fee of $2,750,000, also payable at closing. These fees relate to services provided by external vendors and transaction brokers in connection with the Closing. No amounts were incurred or payable as of March 31, 2026 and December 31, 2025.

Note 7. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who uses operating expenses as the primary measure to manage the business and does not segment the business for internal reporting or decision making. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (i.e. less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss.

For the three months ended
March 31, 2026
Operating expenses
General and administrative	$139,635
Net loss	$(139,635)

Note 8. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 29, 2026, the date the financial statements are issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholder of

Avalanche Treasury Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Avalanche Treasury Corporation (the “Company”) as of December 31, 2025, the related statements of operations, changes in stockholder’s deficit and cash flows for the period from September 22, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from September 22, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company will need to raise additional funds to meet its obligations and sustain its operations. The Company entered into a business combination agreement and related financing agreements with certain persons on October 1, 2025; however, the completion of the business combination and related transactions is subject to the approval of the shareholders of Mountain Lake Acquisition Corp., among other conditions, and receiving funds and assets under the related financing agreements is contingent upon completion of the business combination. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, the Company will raise the additional capital it needs to fund its operations, and the proposed transactions will be completed. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

New York, NY

March 27, 2026

AVALANCHE TREASURY CORPORATION

BALANCE SHEET

AS OF DECEMBER 31, 2025

December 31, 2025
ASSETS
Current Assets
Deferred transaction costs	$1,629,758
Total Current Assets	1,629,758
TOTAL ASSETS	$1,629,758
COMMITMENTS AND CONTINGENCIES (NOTE 6)
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities
Accrued transaction costs	$121,703
Accounts payable and accrued expenses	72,161
Accrued legal fees	157,427
Due to related party	1,423,849
Total Current Liabilities	1,775,140
TOTAL LIABILITIES	1,775,140
STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 issued and outstanding	10
Subscription receivable	(10)
Accumulated deficit	(145,382)
Total Stockholder’s Deficit	(145,382)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$1,629,758

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

For the Period from
September 22, 2025
(Inception) to
December 31, 2025
Operating expenses
General and administrative	145,382
Net loss	$(145,382)
Weighted average number of shares of common stock outstanding, basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(145.38)

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Common Stock				Total
			Subscription	Accumulated	Stockholder’s
	Shares	Amount	receivable	Deficit	Deficit
Balance, September 22, 2025 (inception)	—	$—	$—	$—	$—
Issuance of Common stock	1,000	10	(10)	—	—
Net loss	—	—	—	(145,382)	(145,382)
Balance, December 31, 2025	1,000	$10	$(10)	$(145,382)	$(145,382)

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

For the period
September 22, 2025
(inception) through
December 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(145,382)
Adjustments to reconcile net income to net cash used in operations:
Accrued transactions costs	(1,508,055)
Accounts payable and accrued expenses	72,161
Accrued legal fees	157,427
Due to related party	1,423,849
CASH USED IN OPERATING ACTIVITIES	—
Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—
Non-cash investing and financing activities:
Deferred transaction costs included in accrued transaction costs	$121,703

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 1.     Organization

Description of Business

Avalanche Treasury Corporation (the “Company” or “PubCo”) was incorporated in Delaware on September 22, 2025. The Company was formed to be the public registrant in connection with the Business Combination Agreement, as disclosed in Note 6.

Note 2.     Liquidity and Going Concern

For the period from September 22, 2025 (inception) through December 31, 2025, the Company has not generated revenue and reported a net loss of $145,382. As of December 31, 2025, the Company had no cash on hand and a working capital deficit of $145,382.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short- and long-term basis are for working capital requirements, business acquisitions, and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination Agreement, as defined in Note 6. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations, and financial condition would be materially and adversely affected.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Based on this assessment, management has determined that the Company’s current liquidity condition, recurring losses since inception, and lack of committed financing raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

Management’s plans to alleviate this substantial doubt primarily consist of seeking additional capital through the issuance of equity securities and/or other financing arrangements and completing the Business Combination Agreement described in Note 6. However, the completion of the transactions contemplated thereby is subject to the approval of Mountain Lake Acquisition Corp.’s shareholders among other closing conditions that are not within the parties’ control. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, the Company will raise additional capital it needs to fund its operations, or that the transactions contemplated by the Business Combination Agreement will be completed. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is not alleviated.

Note 3.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the period presented in accordance with GAAP. References to GAAP issued by FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern; however conditions described above raise substantial doubt about the ability to do so. The financial statements do not include adjustments to reflect possible future effects on the recoverability and classifications of assets should the Company not be able to continue as a going concern.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the period from September 22, 2025 (inception) through December 31, 2025.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at December 31, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of December 31, 2025.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock. There were no potential diluted common stock equivalents for the period from September 22, 2025 (inception) through December 31, 2025.

The computation of basic and dilutive net loss per common stock for the period from September 22, 2025 (inception) through December 31, 2025 is as follows:

For the period
September 22, 2025
(inception) through
December 31, 2025
Numerator:
Net loss	$(145,382)
Denominator:
Weighted-average number of shares of common stock outstanding – basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(145.38)

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. Currently, the CODM currently reviews total expenses as the primary measure to manage the business and does not segment the business for internal reporting or decision making. The CODM does not review segment assets at a level other than that presented in the Company’s balance sheet. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the statement of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. There are no derivative financial instruments as of December 31, 2025.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740 “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred Transaction Costs

The Company capitalizes transaction costs, which primarily consist of direct, incremental legal, professional, and other third-party fees relating to the Company’s closing of the Transactions and are presented as an asset in the consolidated balance sheet. The deferred costs will be offset against proceeds upon the consummation of an offering resulting from the closing of the Transactions. If the Transactions are not consummated, such deferred costs would be expensed in the period in which the Transactions are abandoned. As of December 31, 2025, deferred transaction costs totaled $1,629,758.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 31, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The standard revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity (“VIE”) that meets the definition of a business. The amendments differ from current U.S. GAAP because, for certain transactions, they replace the requirement that the primary beneficiary of a VIE is always the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The ASU does not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The new guidance will become effective for interim and annual reporting periods beginning on January 1, 2027, will require a prospective transition method for business combinations that occur after the initial adoption date, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025, with early adoption permitted. The adoption of this guidance did not have an impact on the Company’s financial statements.

Note 4.     Stockholder’s Deficit

Common stock — The Company is authorized to issue 1,000 shares of common stock with $0.01 par value. As of December 31, 2025, there were 1,000 shares of common stock issued and outstanding which was issued as the initial contribution for a nominal amount. Each share of common stock entitles the holder to one vote.

On September 25, 2025, Seller (as defined below) subscribed for 1,000 shares of common stock of the Company for $0.01 per share or $10 in the aggregate. The Company has recorded a $10 subscription receivable for the shares issued which is included in stockholder’s deficit as of December 31, 2025.

Note 5.     Related Party Transactions

Due to related party

The amounts due to related party represent legal fees previously invoiced and paid on behalf of the Company by Avalanche Treasury Company LLC, an affiliate and related party. As of December 31, 2025, $1,423,849 was recorded in due to related party on the balance sheet.

Note 6.     Commitments and Contingencies

Business Combination Agreement

On October 1, 2025, Pubco entered into a Business Combination Agreement (the “Agreement”) with Mountain Lake Acquisition Corp. (“SPAC”), Avalanche Treasury Company LLC, a Delaware limited liability company (“OpCo”), Avalanche SPAC Merger Sub LLC (“SPAC Merger Sub”), Avalanche Company Merger Sub LLC (“Company Merger Sub,” and together with SPAC Merger Sub, the “Company Subsidiaries”), and Dragonfly Digital Management, LLC (the “Seller”), pursuant to which the transactions contemplated therein (collectively, the “Closing”) will be consummated.

Under the terms of the Agreement, and subject to its conditions, (i) SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), with SPAC continuing as the surviving entity and a wholly owned subsidiary of Pubco, and (ii) Company Merger Sub will merge with and into Avalanche Treasury Company LLC (“Treasury LLC”) (the “Subsidiary Merger,” and together with the SPAC Merger, the “Mergers”).

In connection with the Subsidiary Merger, each member of Treasury LLC other than the Seller will receive one share of the Pubco’s Class A common stock, par value $0.01 per share (“Class A Stock”), for each unit held immediately prior to the merger, and the Seller will receive one share of Class A Stock and one share of Class B common stock, par value $0.01 per share (“Class B Stock”), for each unit it holds. As a result of the Closing, Pubco will become a publicly traded entity, and Treasury LLC will become its wholly owned subsidiary.

As additional merger consideration, Pubco will issue to the Seller 4,000,000 shares of Class A Stock and 4,000,000 shares of Class B Stock, of which 2,000,000 shares of each class (the “Seller Earnout Shares”) will be held in escrow and released in tranches if Pubco’s stock achieves VWAP thresholds of $13.00, $15.00, and $17.00 per share, or earlier upon a change in control as defined in the Agreement. Any Seller Earnout Shares not vested by the fifth anniversary of the Closing will be forfeited.

Following the Closing, Class A Stock will carry economic rights and be listed on Nasdaq, while Class B Stock will carry one vote per share but no economic rights and will be held solely by the Seller.

Sponsor Support and Lock-Up Agreements

On October 1, 2025, the SPAC entered into a Sponsor Support Agreement with the SPAC’s sponsor (the “Sponsor”). Under the agreement, the Sponsor agreed to vote its SPAC securities in favor of the Business Combination Agreement and the transactions contemplated thereby, to waive certain anti-dilution and redemption rights, and to comply with customary transfer and lock-up restrictions on its founder shares and private placement warrants. The Sponsor Support Agreement also includes covenants restricting transfers prior to Closing and customary representations and warranties of the parties.

Concurrently, the SPAC entered into Lock-Up Agreements with the Sponsor, the Seller, and certain other equity holders (collectively, the “Lock-Up Parties”). The Lock-Up Agreements restrict the sale or transfer of Company common stock received in the Business Combination for specified periods following Closing, subject to customary early-release conditions, including specified trading-price thresholds and underwriter consent in connection with future registered offerings. The Lock-Up Agreements include standard exceptions for permitted transfers and establish procedures for legends, notice, and release timing consistent with market practice for de-SPAC transactions.

Each of the foregoing agreements was entered into concurrently with the Business Combination Agreement and forms an integral part of the overall transaction structure described therein.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, SPAC, the Sponsor, the Seller, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”), Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) and certain securityholders shall enter into an amended and restated registration rights agreement, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by the Sponsor, the Seller, the Foundation and such other securityholders (the “Amended and Restated Registration Rights Agreement”), which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede SPAC’s existing registration rights agreement in its entirety.

Subscription Agreement

On October 1, 2025, the OpCo, SPAC, and certain investors entered into Subscription Agreements providing for a private placement of Opco Units at $10.00 per unit, payable in cash or AVAX tokens, for an aggregate value of approximately $216 million. The proceeds from the sale of Opco Units are intended to provide capitalization for the Opco and the post-Closing combined entity. Upon Closing, each Opco Unit will automatically convert into one share of the Pubco’s Class A common stock. During October and November 2025, OpCo received proceeds with a fair value of approximately $178.2 million which consisted of $96.5 million, 22,300,205 USDC, valued at $22.3 million, and 3,340,696 AVAX, valued at $59.4 million pursuant to the Subscription Agreements and issued 21,235,349 membership interests.

Contribution, Asset Purchase, and Token Sale Agreements

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined below), the Seller, Pubco, Avalanche Treasury Company LLC (“Opco” or the “Vehicle”), Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”), Dragonfly Digital Management, LLC, a Delaware limited liability company, entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to Opco on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between Opco and the Foundation (the “Foundation Transaction”), and (b) the Seller agreed to contribute, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to Opco in exchange for 5,805,638 Opco units (the “Seller Units”) (the “Dragonfly Contribution”) for an aggregate contract value of approximately $58 million. During November 2025, Opco received 1,960,040 AVAX tokens from the Dragonfly Contribution and issued 5,805,638 membership interests.

The Contribution Agreement included certain covenants including (i) an 18-months exclusivity in favor of Opco on sale of AVAX by the Foundation in Competing Transactions (as defined in the Contribution Agreement), (ii) a right of first refusal in favor of Opco for AVAX sale other than in Competing Transactions during the Covered Period, (iii) a 5-year right of first refusal in favor of the Foundation for sales of AVAX sold by Opco in one or more transactions, each exceeding certain thresholds. The Foundation is also granted the right to designate a board member in Pubco for a period of 5 years from the Closing date (extendable in case of further sales on terms similar to the terms in the TSA before the expiration of the 5 years).

Concurrently with the execution of the Business Combination Agreement and the Contribution Agreement, Opco, Pubco, Avalanche BVI and Avalanche Cayman entered into the TSA, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to Opco in exchange for, at a 60% discount, (i) $50 million in cash or USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco Class A Stock (the “Foundation Shares”). If at any time following the Closing Date, the Pubco Class A Stock cease to be nonvoting securities and at such time the Foundation owns a number of Foundation Shares in excess of 4.7% of the then-outstanding Pubco Class A Stock (the “Maximum Percentage”), the Foundation may request to exchange the number of Foundation Shares in excess of the Maximum Percentage for an equal number of pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis. The AVAX tokens delivered pursuant to the TSA are subject to certain restrictions for 5 years following the date of the TSA. The TSA shall be terminated upon termination of the Contribution Agreement.

During October 2025, Opco purchased 7.3 million of AVAX tokens from the Foundation for $50 million in cash and USDC pursuant to the TSA. The 3,000,000 shares of Pubco Class A Stock will be issued upon the Closing of the Business Combination.

Contingent Transaction Fees

The Company, and related party, signed agreements during September 2025 with certain third-party service providers and deal advisors for fees payable upon the closing of the Business Combination. One agreement provides for an advisory fee of 5.5% of the aggregate cash proceeds from the sale of securities to be payable at closing. Another agreement provides for an M&A advisory fee of $2,750,000, also payable at closing. These fees relate to services provided by external vendors and transaction brokers in connection with the Closing. No amounts were incurred or payable as of December 31, 2025.

Note 7.     Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who uses operating expenses as the primary measure to manage the business and does not segment the business for internal reporting or decision making. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (i.e. less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss, which include the following:

For the Period from
September 22, 2025
(Inception) to
December 31, 2025
Operating expenses
General and administrative	$145,382
Net loss	$(145,382)

Note 8.     Income Taxes

The Company files a consolidated federal income tax return in the United States and files income tax returns in various state jurisdictions. The provision for income taxes is determined using the asset and liability method in accordance with ASC 740. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.

Management evaluates the realizability of deferred tax assets on a jurisdictional basis and establishes a valuation allowance when it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considers available positive and negative evidence, including historical operating results, expectations of future taxable income, the reversal of deferred tax liabilities, and feasible tax planning strategies.

On July 4, 2025, the legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”) was enacted. The OBBBA amended and extended certain provisions of the 2017 Tax Cuts and Jobs Act. At this time, the Company does not believe the OBBBA will have a material impact on the Company’s income taxes but continues to monitor the issuance of additional guidance from the U.S. Treasury and the U.S. Internal Revenue Service.

For the year ended December 31, 2025, the Company recorded a full valuation allowance against its deferred tax assets due to cumulative losses and uncertainty regarding the generation of sufficient future taxable income to realize the tax benefits of its net operating loss carryforwards.

Income (Loss) Before Income Taxes

The components of income (loss) before income taxes by jurisdiction were as follows:

Year Ended December 31, 2025	Amount
United States	$(145,382)
Foreign	—
Total loss before income taxes	$(145,382)

Effective Tax Rate Reconciliation

The following table reconciles the U.S. federal statutory income tax rate to the Company’s effective income tax rate:

Year Ended December 31, 2025	Rate
U.S. federal statutory rate	21.0%
State income taxes, net of federal benefit	—
Change in valuation allowance	(21.0)%
Other	—
Effective income tax rate	0.0%

The Company’s effective tax rate differs from the U.S. federal statutory rate primarily due to the establishment of a full valuation allowance against its deferred tax assets.

Deferred Tax Assets and Liabilities

Significant components of deferred tax assets and liabilities were as follows:

As of December 31, 2025	Amount
Deferred tax assets:
Net operating loss carryforwards	$30,530
Total deferred tax assets	30,530
Valuation allowance	(30,530)
Net deferred tax asset (liability)	$—

As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $145,000, with a tax-effected value of $30,530, which may be carried forward indefinitely under current U.S. tax law. The utilization of these net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code in the event of certain ownership changes.

Income Taxes Paid

There was no cash paid for income taxes during the year ended December 31, 2025.

Uncertain Tax Positions

The Company accounts for uncertainty in income taxes in accordance with ASC 740. The Company recognizes the financial statement effects of a tax position when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position.

As of December 31, 2025, the Company had no unrecognized tax benefits, and therefore no amounts were recorded for uncertain tax positions. The Company does not expect any significant changes in unrecognized tax benefits within the next twelve months.

The Company recognizes interest and penalties relating to uncertain tax positions in income tax expense. No amounts were recorded in 2025.

Note 9.     Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than those discussed below.

First Amendment to the Business Combination Agreement

On January 13, 2026, SPAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon, L.P (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)

Astral and Dragonfly Ventures, L.P, a Cayman Islands exempted limited partnership (“DV”) and Dragonfly Ventures, II L.P, a Cayman Islands exempted limited partnership (“DV II”, and together with DV, “DVs” and together with the Seller “Seller Related Parties”) were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the Agreement, in the same manner as if they were original signatories thereto;

(ii)

the Company Units held by the DVs are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs;

(iii)

the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(iv)

the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;

(v)

certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;

(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No.2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount Paid
or to be Paid
SEC Registration Fee	$1,186.37
Printing	$10,000†
Legal fees and expenses	$250,000†
Accounting fees and expenses	$100,000†
Miscellaneous expenses	*
Total:	$361,186.37

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
†	Estimated solely for purposes of this section. Actual expenses may vary.

Item 14.     Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors and officers to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

●	for any breach of a director or officer’s duty of loyalty to the corporation or its stockholders;
●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	of a director in respect of certain unlawful dividend payments or stock redemptions or repurchases;
●	for any transaction from which a director or officer derives an improper personal benefit; and
●	of an officer in any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation provides that no director or officer shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or any other law of the State of Delaware. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director or officer’s duty of care.

If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then, in accordance with our Amended and Restated Certificate of Incorporation, the liability of our directors or officers to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL or any other law of the State of Delaware, as so amended. Any repeal or amendment of provisions of our Amended and Restated Certificate of Incorporation limiting or eliminating the liability of directors or officers, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors or officers on a retroactive basis.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Amended and Restated Certificate of Incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while serving as our directors or officers, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Amended and Restated Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our Amended and Restated Certificate of Incorporation is a contractual right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Amended and Restated Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses are not deemed to be exclusive of any other rights that any person covered by our Amended and Restated Certificate of Incorporation may have or hereafter acquire under law, our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Amended and Restated Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (to the extent permitted by applicable law) be prospective only, except to the extent that such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Amended and Restated Certificate of Incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Amended and Restated Certificate of Incorporation.

Our Amended and Restated Bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Amended and Restated Certificate of Incorporation. In addition, our Amended and Restated Bylaws provide for a right of an indemnitee to bring a suit in the event that a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Amended and Restated Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any of our directors, officers, employees or agents or any directors, officers, employees or agents of another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Amended and Restated Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.     Recent Sales of Unregistered Securities.

Foundation Transaction

Concurrently with the execution of the Business Combination Agreement, the Company, Avalanche Treasury Corporation, Avalanche BVI, and Avalanche Cayman entered into the Token Sale Agreement, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to perform the Foundation Transaction, by selling a minimum of $200 million of AVAX on a pre-discount basis to the Company in exchange for, at a 60% discount, $50 million in cash or USDC and $30 million in the form of 3,000,000 shares of Class A Common Stock issued in a private placement at Closing. The securities issued in connection with the Foundation Transaction were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Astral Share Issuances

On January 13, 2026, the parties to the Business Combination Agreement entered into a first amendment to the Business Combination Agreement, pursuant to which, inter alia, 4,000,000 Class A Common Stock were to be issued to Astral on the Closing Date; and (ii) on March 17, 2026, entered into a second amendment to the Business Combination Agreement, pursuant to which the issuance by the Company to Astral of 2,000,000 of the 4,000,000 total Class A Common Stock will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Closing Date. On July 10, 2026, the Company and Astral entered into a side letter pursuant to which the 2,000,000 shares to be issued to Astral on the thirtieth (30th) calendar day following the Closing Date were postponed to be issued on the sixtieth (60th) calendar day following the Closing Date. The 4,000,000 Class A Common Stock issued and to be issued to Astral, 2,000,000 of which are held in an escrow account by Continental Stock Transfer & Trust Company and 2,000,000 of which are to be issued 60 days after the Closing were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16.     Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.     Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (ii), (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Item 16.     Exhibits

Exhibit Number	Description of Exhibit
2.1(1)†**

Business Combination Agreement, dated as of October 1, 2025, by and among MLAC, Avalanche Treasury Corporation, MLAC Merger Sub, Company Merger Sub, the Company and Dragonfly (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

2.2(1)†**

Amendment No. 1 to the Business Combination Agreement, dated as of January 13, 2026, by and among MLAC, Avalanche Treasury Corporation, MLAC Merger Sub, Company Merger Sub, the Company and Dragonfly (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

2.3(1)†**

Amendment No. 2 to the Business Combination Agreement, dated as of March 17, 2026, by and among MLAC, Avalanche Treasury Corporation, MLAC Merger Sub, Company Merger Sub, the Company and Dragonfly (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form S-4/A filed with the SEC on April 14, 2026).

3.1**

Amended and Restated Certificate of Incorporation of Avalanche Treasury Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2026).

3.2**	Amended and Restated Bylaws of Avalanche Treasury Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2026).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP.
10.1**	AVAT 2026 Omnibus Incentive Plan.

10.2(1)**

Sponsor Support Agreement, dated October 1, 2025, by and among MLAC, Sponsor and the Company (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.3†**

Form of Sponsor Lock-Up Agreement, by and among the Company, MLAC Insiders and the undersigned holders thereto (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.4†**

Form of Seller Lock-Up Agreement, by and among the Company and the undersigned holders thereto (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.5**

Amended and Restated Registration Rights Agreement, dated June 11, 2026, by and among the Company, MLAC, Dragonfly, the Foundation and certain other undersigned holders thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2026).

10.6(1)†**

Form of LLC Subscription Agreement, dated as of October 1, 2025, by and among MLAC, Avalanche Treasury Corporation, the Company and certain undersigned subscribers thereto (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.7(1)†**

Asset Purchase and Contribution Agreement, dated as of October 1, 2025, by and among Dragonfly, Avalanche Treasury Corporation, the Company, Avalanche BVI and Avalanche Cayman (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.8(1)†**

AVAX Token Sale Agreement, dated as of October 1, 2025, by and among Avalanche Treasury Corporation, the Company, Avalanche BVI and Avalanche Cayman (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.9**

Employment Offer Letter, dated as of October 22, 2025, by and between the Company and Gerald Bartholomew Smith (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.10**

Addendum to Employment Offer Letter, dated as of March 17, 2026 by and between the Company and Gerald Bartholomew Smith (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.11**

Employment Offer Letter, dated as of October 22, 2025, by and between the Company and Laine Mihalchick Moljo (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.12**

Addendum to Employment Offer Letter, dated as of March 16, 2026 by and between the Company and Laine Mihalchick Moljo (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

Exhibit Number	Description of Exhibit
10.13**

Employment Offer Letter, dated as of February 24, 2026, by and between the Company and Sean Ostrower (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-4 filed with the SEC on March 27, 2026).

10.14**

Form of Indemnification Agreement by and between Avalanche Treasury Corporation and its Directors and Executive Officers (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-4/A filed with the SEC on April 14, 2026).

10.15**

Form of Advisory Agreement, by and among the Company and Members of the Advisory Board (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-4/A filed with the SEC on April 14, 2026).

10.16†**

Sponsor Escrow Agreement, dated as of June 11, 2026, by and between Sponsor, the Company, Dragonfly and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2026).

10.17†**

Astral Escrow Agreement, dated as of June 11, 2026, by and between Astral, the Company, Dragonfly and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed with the SEC on June 17, 2026).

10.18**

Master Lender Agreement, dated March 20, 2026, by and between the Company and FalconX Charlie, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 29, 2026).

10.19**	Loan Term Sheet, dated May 29, 2026, between the Company and FalconX Charlie, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 29, 2026).

10.20†*	Master Digital Currency Loan Agreement, dated July 2, 2026, by and between Avalanche Treasury Company, LLC and Galaxy Digital LLC.
10.21†*	Loan Term Sheet, dated July 10, 2026, by and between Avalanche Treasury Company, LLC and Galaxy Digital LLC.
23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table.

*	Filed herewith

**	Previously filed.

†	Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

(1)

Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrants agree to furnish a copy of any omitted schedules to the SEC upon request. Certain confidential information has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K. Such excluded information is not material and is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 22, 2026.

AVALANCHE TREASURY CORPORATION

By:	/s/ Gerald Bartholomew Smith
Name: Gerald Bartholomew Smith
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gerald Bartholomew Smith	Chief Executive Officer
Gerald Bartholomew Smith	(Principal Executive Officer)	July 22, 2026

*	Chief Financial Officer
Sean Ostrower	(Principal Financial and Accounting Officer)	July 22, 2026

*
Paul Grinberg	Director	July 22, 2026

*
Robert Hadick	Director	July 22, 2026

By:	/s/ Gerald Bartholomew Smith
Gerald Bartholomew Smith

Attorney-in-Fact